   As filed with the Securities and Exchange Commission on February 12, 2002
                                                     Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                              CORVIS CORPORATION
            (Exact name of registrant as specified in its Charter)

         Delaware                    3661                   52-2041343
      (State or other          (Primary Standard         ( I.R.S. Employer
      jurisdiction of             Industrial          Identification Number )
     Incorporation or         Classification Code
       organization)               Number )

   7015 Albert Einstein Drive, Columbia, Maryland 21046-9400, (443) 259-4000 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                David R. Huber
                     President and Chief Executive Officer
                              Corvis Corporation
   7015 Albert Einstein Drive, Columbia, Maryland 21046-9400, (443) 259-4000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

                 Wayne M. Zell, Esq.     Thomas F. Cooney, Esq.
                  Scott Meza, Esq.      Kirkpatrick & Lockhart LLP
                 Mintz, Levin, Cohn,       1800 Massachusetts
                 Ferris, Glovsky and          Avenue, N.W.
                     Popeo, P.C.         Washington, D.C. 20036
              One Fountain Square, 4th       (202) 778-9000
                        Floor
                 11911 Freedom Drive
                  Reston, VA 20190
                   (703) 464-4800

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                           Amount     Proposed Maximum  Proposed Maximum   Amount of
        Title of each Class of              to be      Offering Price  Aggregate Offering Registration
      Securities to be Registered       Registered(1)    Per Share          Price(2)         Fee(3)
------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value per share  41,000,000         N/A            $3,928.54         $0.36
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Based upon the estimated maximum number of shares of common stock of the Registrant that may be issued in connection with the merger described herein.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) thereunder. Dorsal is a privately held corporation and there is no market for its securities. In addition, Dorsal has an accumulated capital deficit. Therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is based upon one-third of the aggregate par value of Dorsal capital stock being acquired in the proposed merger, which is $3,928.54 (computed as of February 11, 2002, the latest practicable date prior to the date of filing this Registration Statement).
(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as .000092 of $3,928.54

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                              CORVIS CORPORATION
                          7015 Albert Einstein Drive
                         Columbia, Maryland 21046-9400
                                (443) 259-4000

                        ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

   You are cordially invited to attend the annual meeting of our stockholders, which we will hold at 10:00 a.m., local time, on Friday, May 10, 2002, at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland.

   Corvis Corporation has signed a merger agreement with Dorsal Networks, Inc. If the merger is completed, Dorsal will become a wholly-owned subsidiary of Corvis and the Dorsal stockholders will receive, in the aggregate, approximately 41 million shares of Corvis common stock, or approximately 11.3% of our outstanding shares. Additionally, the Dorsal employees will exchange all of their outstanding stock options and shares of Dorsal restricted stock for options to purchase shares of Corvis common stock and for restricted shares of Corvis common stock. The Corvis common stock is listed on The Nasdaq National Market under the trading symbol "CORV" and on February 11, 2002, Corvis common stock closed at $1.55 per share. At our annual meeting, we will ask you to approve the issuance of Corvis common stock in the merger.

   At our annual meeting, we will also ask you to elect a class II director to our board of directors and to ratify our selection of KPMG LLP as our independent auditors.

   Only stockholders of record who hold shares of Corvis common stock at the close of business on March 13, 2002, the record date for the annual meeting, will be entitled to vote at the annual meeting of Corvis stockholders. A list of stockholders entitled to vote will be kept at the offices of Corvis, 7015 Albert Einstein Drive, Columbia, Maryland 21046-9400, for the ten days prior to the annual meeting.

You should consider the matters discussed under "Risk Factors" commencing on page [ ] of the enclosed proxy statement-prospectus before voting. Please review carefully the entire proxy statement-prospectus.

   It is important that your shares are represented and voted at the annual meeting, whether or not you are able to attend personally. You are therefore urged to complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or to vote by telephone or over the internet. You are, of course, welcome to attend the meeting and vote in person, even if you have previously voted your proxy. Admission to the meeting will be by ticket only. Your admission ticket to the meeting is enclosed.

   Thank you for your cooperation.

                                           Sincerely,

                                           /s/  DAVID R. HUBER

                                           President and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement-prospectus is truthful or accurate. Any representation to the contrary is a criminal offense. The information in this proxy statement-prospectus is not complete and may be changed.

   This proxy statement-prospectus is dated       , 2002 and is first being
mailed to Corvis stockholders on or about       , 2002.

                              CORVIS CORPORATION
                          7015 Albert Einstein Drive
                         Columbia, Maryland 21046-9400
                                (443) 259-4000

          Notice of Annual Meeting of Corvis Corporation Stockholders
                      To be Held on Friday, May 10, 2002

   Notice is hereby given that an annual meeting of the stockholders of Corvis Corporation will be held on Friday, May 10, 2002 at 10:00 a.m. local time at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland.

   At the annual meeting, we will ask you to vote on the following proposals:

    1. A proposal to approve the issuance of shares of Corvis common stock pursuant to the merger agreement and the merger of Dorsal and Corvis Acquisition Company, Inc., a wholly-owned subsidiary of Corvis. A special committee of the Corvis board of directors has approved the merger agreement and the merger, has determined that the merger is advisable and that the transactions contemplated by the merger agreement and other related agreements are fair to, and in the best interests of, the Corvis stockholders, and recommends that you approve the issuance of our shares of common stock in the merger;

    2. A proposal to elect one member to the board of directors to serve as a class II director for a three-year term expiring at the 2005 annual meeting of stockholders; and

    3. A proposal to ratify the appointment of KPMG LLP as independent auditors for Corvis for the fiscal year ending December 28, 2002.

   We will transact no other business at the annual meeting, except business which may be properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

   Only holders of record of shares of Corvis common stock at the close of business on March 13, 2002, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. A list of stockholders entitled to vote will be kept at the offices of Corvis, at 7015 Albert Einstein Drive, Columbia, Maryland 21046-9400, for the ten days prior to the annual meeting.

   Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope, or vote by telephone or over the internet. You may vote in person at the annual meeting, even if you have returned a proxy.

                                  By Order of the Board of Directors,

                                                 /s/  KIM D. LARSEN
                                            -----------------------------------
                                                      Secretary

Columbia, Maryland
          , 2002

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
  QUESTIONS AND ANSWERS ABOUT THE MERGER................................  1

  SUMMARY OF THE PROXY STATEMENT-PROSPECTUS.............................
                                                                          5

   The Companies........................................................
                                                                          5

   The Merger...........................................................
                                                                          6

   Corvis Selected Historical Consolidated Financial Data...............
                                                                         14

   Dorsal Selected Historical Financial Data............................
                                                                         16

   Per Share Information................................................
                                                                         17

   Recent Events........................................................
                                                                         17

  RISK FACTORS..........................................................
                                                                         19

  MARKET PRICE AND DIVIDEND INFORMATION.................................
                                                                         34

  ANNUAL MEETING OF CORVIS STOCKHOLDERS.................................
                                                                         35

   Proxy Statement-Prospectus...........................................
                                                                         35

   Date, Time and Place of the Annual Meeting...........................
                                                                         35

   Purposes of the Annual Meeting.......................................
                                                                         35

   Stockholder Record Date for the Annual Meeting.......................
                                                                         35

   Votes Required for Approval of the Annual Meeting Proposals..........
                                                                         36

   Proxies..............................................................
                                                                         36

   Effect of Abstentions and Broker Non-Votes...........................
                                                                         36

   Revocation of Proxies................................................
                                                                         37

   Solicitation of Proxies..............................................
                                                                         37

   Special Committee Recommendation.....................................
                                                                         37

  THE MERGER............................................................
                                                                         38

   Background of the Merger.............................................
                                                                         38

   Recommendation of the Special Committee of Corvis' Board of Directors
                                                                         41

   Corvis' Reasons for the Merger.......................................
                                                                         42

   Dorsal's Reasons for the Merger......................................
                                                                         43

   Opinions of Financial Advisors to the Corvis Special Committee.......
                                                                         44

   Structure of the Merger and Conversion of Dorsal Stock...............
                                                                         54

   Interests of Corvis Directors and Executive Officers in the Merger...
                                                                         55

   Interests of Dorsal Directors and Executive Officers in the Merger...
                                                                         55

   Completion and Effectiveness of the Merger...........................
                                                                         56

   Exchange of Dorsal Stock Certificates for Corvis Stock Certificates..
                                                                         56

   Treatment of Dorsal's Employees and Employee Benefits................
                                                                         57

   Treatment of Dorsal Stock Options, Restricted Stock and Warrants.....
                                                                         57

   Material United States Federal Income Tax Consequences of the Merger.
                                                                         57

   Accounting Treatment of the Merger...................................
                                                                         59

   Restrictions on Sales of Shares by Affiliates of Dorsal..............
                                                                         59

                                                                                             Page
                                                                                             ----

 Appraisal Rights...........................................................................
                                                                                              60

 Listing on The Nasdaq National Market of the Corvis Common Stock to be Issued in the Merger
                                                                                              61

 Description of Prior Material Contracts Between Corvis and Dorsal..........................
                                                                                              62

 THE MERGER AGREEMENT.......................................................................
                                                                                              62

 Affiliate Agreements.......................................................................
                                                                                              70

 Stockholders Agreement.....................................................................
                                                                                              70

 Escrow Agreement...........................................................................
                                                                                              70

 Employment and Non-Competition Agreement...................................................
                                                                                              71

 Operations After the Merger................................................................
                                                                                              71

COMPARISON OF RIGHTS OF CORVIS STOCKHOLDERS AND DORSAL STOCKHOLDERS.........................
                                                                                              72
INFORMATION CONCERNING CORVIS...............................................................  77

INFORMATION CONCERNING DORSAL...............................................................
                                                                                              80

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS:  DORSAL NETWORKS, INC......................................................
                                                                                              94

ADDITIONAL PROPOSALS FOR THE CORVIS ANNUAL MEETING..........................................
                                                                                              98

 Proposal 2:  Election of Corvis Directors..................................................
                                                                                              98

 Proposal 3:  Selection of Independent Auditors.............................................
                                                                                             107

STOCKHOLDER PROPOSALS.......................................................................
                                                                                             108

LEGAL AND TAX MATTERS.......................................................................
                                                                                             108

EXPERTS.....................................................................................
                                                                                             108

OTHER MATTERS...............................................................................
                                                                                             109

WHERE YOU CAN FIND MORE INFORMATION.........................................................
                                                                                             109

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION............................................
                                                                                             112

Dorsal Networks, Inc. Financial Statements..................................................
                                                                                             F-1

ANNEX A--Agreement and Plan of Merger
ANNEX B--Delaware Appraisal Rights Statute
ANNEX C--Opinion of CIBC World Markets Corp.
ANNEX D--Opinion of Houlihan Lokey

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE PROPOSED TRANSACTION?

A: Corvis has reached an agreement with Dorsal and several of its stockholders to acquire Dorsal, by merging Corvis Acquisition Company, Inc., a wholly-owned subsidiary of Corvis, with and into Dorsal. As a result, Dorsal will become a wholly-owned subsidiary of Corvis. Holders of Dorsal common and preferred stock as of the completion of the merger will exchange their shares of Dorsal stock for shares of Corvis common stock.

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Corvis and Dorsal are proposing to merge because each believes that Dorsal's undersea optical networking solutions for telecommunications service providers, combined with Corvis' complementary high performance, all-optical communications systems, products and services will strengthen Corvis' global market share in providing cost-effective, optical networking solutions. Both companies believe that their complementary technologies, products and services together with Dorsal's expertise in undersea optical networking systems will result in a combined company with a significantly larger addressable market opportunity, a strong pipeline of products and services in various stages of development and the capability to develop and commercialize those products and services in an efficient manner.

Q:  WHAT WILL DORSAL STOCKHOLDERS RECEIVE IN THE MERGER?

A: The aggregate consideration that will be paid in the merger to Dorsal stockholders is approximately 41 million shares of Corvis common stock. If the merger is approved, these shares will be divided among all Dorsal stockholders pursuant to a plan of recapitalization to be agreed upon by the Dorsal stockholders before completion of the merger. If the Dorsal stockholders do not agree upon a plan of recapitalization and notify Corvis as to how such shares will be allocated among the Dorsal preferred stockholders, the 40 million shares allocable to the Dorsal preferred stockholders under the merger agreement may be deposited into a separate recapitalization escrow account with a financial institution for the benefit of the Dorsal preferred stockholders or Corvis may terminate the merger. Holders of only Dorsal common stock or Dorsal restricted stock will receive approximately 923,500 shares of Corvis common stock. In addition to these shares, options to purchase approximately 5,076,500 shares of Corvis common stock will be issued in exchange for outstanding Dorsal stock options. Further, certain Dorsal stockholders will receive warrants to purchase up to an aggregate of 1.5 million shares (subject to certain possible reductions) of Corvis common stock underlying options and restricted shares issued to the Dorsal employees, but only to the extent that these options or restricted shares are forfeited or canceled following the closing of the merger and prior to the first anniversary date of the closing, as a result of those employees' departure from the combined company. The warrants may be exercised for the 24-month period beginning on the first anniversary of the closing date of the merger.

Corvis will not issue any fractional shares of Corvis common stock in the merger. Instead, each holder of shares of Dorsal common stock or Dorsal preferred stock exchanged in connection with the merger who would otherwise have been entitled to receive a fraction of a share of Corvis common stock will be entitled to receive cash in an amount, rounded to the nearest whole cent, equal to the fair value of the fractional interest.

Q: WHAT WILL DORSAL STOCK OPTION HOLDERS, RESTRICTED SHAREHOLDERS AND WARRANT
   HOLDERS RECEIVE IN THE MERGER?

A: At the effective time of the merger, each Dorsal stock option and each share of Dorsal restricted stock, whether vested or unvested, will be converted into an option to purchase shares or into restricted shares of Corvis common stock and will no longer represent a right to acquire shares, or represent restricted shares of Dorsal capital stock. Each outstanding, unexercised warrant to purchase Dorsal Series A and Series B preferred stock or common stock must be exercised on a cashless basis. Otherwise, any unexercised warrants will be canceled at the effective time of the merger.

Q:  WHEN AND WHERE IS THE CORVIS STOCKHOLDER MEETING?

A: The Corvis annual meeting of stockholders will take place on Friday, May 10, 2002 at 10:00 a.m., local time. The annual meeting will be held at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland.

Q: WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE ISSUANCE OF CORVIS COMMON
   STOCK IN THE MERGER?

A: Nasdaq Rule 4350 requires Nasdaq-listed companies such as Corvis to obtain stockholder approval before issuing shares of their common stock, where the issuance results in an increase in outstanding common shares or voting power of 5% or more, and any director, officer or substantial shareholder of the issuer has a 5% or greater interest, directly or indirectly, in the company or assets to be acquired. The issuance of Corvis common shares to Dorsal stockholders in the merger would exceed the first 5% threshold. Dr. David R. Huber, Corvis' founder, President and Chief Executive Officer, owns, directly or indirectly through entities controlled by him or his family, approximately 31% of the issued and outstanding stock of Dorsal, in excess of the second 5% threshold. Therefore, approval of Corvis stockholders is required under Nasdaq rules.

   The affirmative vote of the holders of a majority of the total votes cast on the proposal at the annual meeting of Corvis shareholders is required to approve the issuance of Corvis common stock in connection with the merger.

Q: DOES THE SPECIAL COMMITTEE OF CORVIS' BOARD OF DIRECTORS RECOMMEND APPROVAL
   OF THE ISSUANCE OF CORVIS COMMON STOCK IN THE MERGER?

A: Yes. In light of Dr. Huber's direct and indirect ownership of a significant number of shares of both Corvis and Dorsal, the Corvis board of directors appointed a special committee consisting of all members of the Corvis board of directors other than Dr. Huber for the purpose of evaluating and voting on the merger and negotiating the merger agreement on behalf of Corvis. After careful consideration, the special committee unanimously voted to approve the merger and the merger agreement. The special committee recommends that Corvis' stockholders vote FOR the issuance of the Corvis common stock in the merger.

Q: WHAT IS THE INDEMNIFICATION ESCROW FUND?

A: At the time the companies consummate the merger, Corvis will place into an escrow fund 4.6 million shares of Corvis common stock, plus, under certain circumstances, additional shares up to a maximum of 10% of the shares of Corvis common stock to be issued to Dorsal stockholders in connection with the merger. The escrow fund is similar to a security deposit. Absent fraud or knowing and intentional misrepresentation by a Dorsal principal stockholder, the escrow fund is the sole source of funds for Corvis to satisfy any claims it may have against Dorsal and the Dorsal principal stockholders under the indemnification provisions in the merger agreement. Dorsal has made various representations, warranties and covenants in the merger agreement. If these representations, warranties, or covenants are inaccurate or breached, Corvis will be entitled to be compensated for resulting losses from the escrow fund for claims in excess of $5,000, provided that the claim, either alone or with other claims under the merger agreement, reaches or exceeds $150,000. Subject to any unresolved claims that Corvis may have against the escrow fund, shares of Corvis common stock that are not applied to meet indemnification claims will be released from escrow to the Dorsal stockholders that have agreed to indemnify Corvis under the merger agreement on the later of the first anniversary of the closing of the merger or 60 days after the delivery of Dorsal's audited financial statements for fiscal year 2002, but in no event later than 60 days after the first anniversary of the closing of the merger.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE
   STOCKHOLDERS?

A: The exchange of shares of Dorsal capital stock for Corvis common stock generally will be tax-free to Dorsal stockholders for federal income tax purposes. However, Dorsal stockholders will recognize gain or loss with respect to the cash received in lieu of any fractional share. Corvis stockholders will have no tax consequences as a result of the merger. In addition, if any Dorsal stockholders exercise their appraisal rights, they will incur a tax liability to the extent they recognize a gain as a result. Please review carefully the information under the caption "Material United States Federal Income Tax Consequences of the Merger" beginning on page [ ] for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read and considered the information in this document, you may indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. Alternatively, you may follow the instructions on the proxy card relating to telephone and internet voting to vote your shares. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals to be voted on at the meeting, unless your shares are held in a brokerage account.

Q: IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: Your broker cannot vote your shares on the proposal to be voted on at the annual meeting relating to the merger without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A: Yes. If you have submitted a proxy by mail, phone or the internet, you can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of the following three ways:

First, you can send a written notice stating that you would like to revoke your proxy.

Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the appropriate contact person listed below at Corvis prior to the date of the annual meeting.

Third, you can attend the annual meeting and vote in person. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

Q: ARE DORSAL STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under relevant provisions of Delaware law, which governs the merger, Dorsal stockholders are entitled to appraisal rights. Appraisal rights allow Dorsal stockholders to receive the fair value of their shares of Dorsal common stock, Series A convertible preferred stock and Series B convertible preferred stock in cash in lieu of Corvis common stock. To exercise appraisal rights, Dorsal stockholders must, among other things: (1) notify Dorsal of their intent to exercise appraisal rights and demand the appraisal of their shares, and (2) do not change their ownership of shares in Dorsal through the closing. Dorsal stockholders should carefully read the full text of the requirements of Delaware law to exercise appraisal rights, which is attached as Annex B.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Corvis is required to obtain stockholder approval of the transactions contemplated by the merger agreement and both parties intend to complete the merger as soon as possible after Corvis' annual meeting. The parties plan to complete the merger on or about May 15, 2002.

Q: WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR THE MERGER?

A: Corvis stockholders who have questions about the merger should contact Kim
   D. Larsen, Senior Vice President and General Counsel of Corvis, at 443-259-4000.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. We have set out under the heading "Risk Factors" beginning on page [ ] of this proxy statement-prospectus some of the risk factors you should consider.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT CORVIS AND DORSAL?

A: More information about Corvis and Dorsal is available from various sources described under "Where You Can Find More Information" on page [ ] of this proxy statement-prospectus. Additional information about Corvis may be obtained from its website at www.corvis.com and additional information about Dorsal may be obtained from its website at www.dorsalnetworks.com. Corvis and Dorsal have included their respective web site addresses in this proxy statement-prospectus only as inactive textual references and do not intend them to be an active link to their respective web sites.

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

   This summary highlights selected information in the proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read the entire proxy statement-prospectus and the other documents referred to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement, which is attached as Annex A and is incorporated by reference into this proxy statement-prospectus. In addition, other important business and financial information about Corvis is incorporated by reference into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page [ ] of this proxy statement-prospectus.

                                 The Companies

Corvis Corporation
Corvis Acquisition Company, Inc.
7015 Albert Einstein Drive
Columbia, Maryland 21046-9400
(443) 259-4000

   Corvis designs, manufactures and sells high performance optical networking products that accelerate revenue opportunities and lower the overall cost of network ownership for service providers. Corvis' all-optical products have enabled a fundamental shift in network design and efficiency by allowing for the transmission, switching and management of communication traffic entirely in the optical domain, thereby eliminating the capital and operational expense of electrical regeneration and switching equipment and reducing the time to provision revenue generating services in the backbone network. Corvis' point to point and repeaterless transmission products and optical switching products allow it to offer high performance solutions that address a broad range of networking encountered by service providers. Corvis Acquisition Company, Inc., a Delaware corporation, is a wholly-owned subsidiary of Corvis and was formed on January 17, 2002 for the sole purpose of effecting the merger.

Dorsal Networks, Inc.
9212 Berger Road
Columbia, Maryland 21046
(443) 259-6900

   Dorsal develops and markets undersea optical network solutions for telecommunication service providers. Dorsal's products offer service providers low cost, high reliability, high capacity and extended distance solutions. Its products include new turnkey systems as well as capacity upgrades of existing systems. The turnkey systems include Dorsal terminal equipment and network management software together with Dorsal undersea optical signal amplification equipment and fiber optic cable. Turnkey systems also include route engineering, installation through the use of specialized marine vessels for deployment of the undersea portion, construction of cable landing stations and testing and commissioning services. Dorsal intends to offer ongoing operations and maintenance services for customers. Dorsal is well advanced in the process of selecting and qualifying specialized manufacturers of undersea systems equipment and undersea fiber optic cable, providers of specialized cable-laying and network maintenance marine vessels and contractors of civil engineering services for construction of cable landing stations. The capacity upgrades include Dorsal terminal equipment and network management software that enables the transmission of additional optical signals over existing undersea optical systems. Dorsal's products are designed to enable service providers to achieve the lowest cost per bit by dramatically reducing capital expenditures and operating costs, while increasing network capacity.

                                  The Merger

The Structure of the Merger and Conversion of Dorsal Stock (see page   )

   Corvis Acquisition Company, Inc., a wholly-owned subsidiary of Corvis, will merge with and into Dorsal. As a result, Dorsal will become a wholly-owned subsidiary of Corvis. Holders of Dorsal common and preferred stock as of the completion of the merger will exchange their shares of Dorsal capital stock for shares of Corvis common stock. Corvis will issue cash in lieu of fractional shares to which Dorsal stockholders would otherwise be entitled. In addition, Corvis will replace new options to purchase shares of Corvis common stock for outstanding stock options of Dorsal, and restricted shares of Corvis common stock for Dorsal restricted stock.

What Dorsal Stockholders and Option Holders Will Receive in the Merger

   If the merger is completed, holders of shares of the following classes and series of Dorsal capital stock will receive the following consideration in the aggregate, plus cash in lieu of any fractional shares:

                                                     Shares of Corvis
               Class or Series of Capital Stock        Common Stock
               --------------------------------      ----------------
          Series A Preferred and Series B Preferred.    40,000,000
          Common Stock..............................       923,500

   The preceding table assumes that prior to the consummation of the merger:
(1) the merger will be treated as a liquidation under Dorsal's charter, so that all outstanding shares of Dorsal Series A preferred stock and Series B preferred stock will be entitled to receive their liquidation preferences under the Dorsal charter, as amended, (2) all warrants for shares of Dorsal stock will be exercised in a cashless exercise, (3) no Dorsal options or restricted shares are terminated, exercised or forfeited, and (4) no adjustment in the merger consideration will be made as a result of changes in cash or cash equivalents held by Dorsal at the effective time of the merger. The distribution of Corvis common stock among holders of Dorsal Series A and Series B preferred shares will be made in accordance with a plan of recapitalization to be adopted by Dorsal prior to the Corvis stockholder meeting. In addition to these shares, options to purchase approximately 5,076,500 shares of Corvis common stock will be issued in exchange for outstanding Dorsal stock options.

   Some Dorsal stockholders will receive warrants to purchase up to an aggregate of 1.5 million shares (subject to possible reductions) of Corvis common stock underlying options and restricted shares issued to Dorsal employees, but only to the extent the options or restricted shares are forfeited or canceled following the closing of the merger and prior to the first anniversary date of the closing, as a result of those employees' departure from the combined company. The warrants may be exercised for the 24-month period beginning on the first anniversary of the closing of the merger.

Approval of the Merger by the Corvis Special Committee

   A special committee of Corvis' board of directors believes that the merger is advisable, fair and in the best interests of the stockholders of Corvis. In addition, the special committee has approved of the issuance of Corvis shares to Dorsal stockholders pursuant to the merger agreement, and recommends the approval of the issuance of Corvis shares to the Dorsal stockholders.

Reasons for the Merger

   Corvis believes that the merger will:

  .  significantly broaden our addressable market opportunities;

  . position us as one of the few end-to-end vendors of next-generation terrestrial and undersea optical networking solutions;

  .  accelerate sales to global telecommunications service providers;

  . leverage our complementary technologies and enhance our competitive strengths;

  . leverage both companies' sales and marketing resources to provide opportunities to increase market penetration and revenue growth;

  .  realize cost savings in operations and new product development;

  . address an attractive market opportunity in light of the current competitive landscape and compared to other areas of potential acquisition for Corvis in the terrestrial space;

  . expand new product development opportunities through the integration of existing products and services;

  . result in greater capacity to respond to competition, market demands and technological change; and

  .  increase management breadth and depth.

Opinions of Financial Advisors to the Corvis Special Committee

   The special committee of Corvis' board of directors has received separate written opinions from CIBC World Markets Corp. and Houlihan Lokey Howard & Zukin as to the fairness, from a financial point of view and as of the date of the opinions, to Corvis of the merger consideration. The full text of CIBC World Markets' and Houlihan Lokey's written opinions dated January 29, 2002 is attached to this proxy statement-prospectus as Annexes C and D, respectively. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. These opinions are addressed to the special committee of Corvis' board of directors and do not constitute a recommendation to any stockholder as to any matters relating to the proposed merger.

Required Votes to Approve Merger

   Under applicable Delaware law and the charter documents of Dorsal, approval of the merger requires:

  . an 85% affirmative vote of the outstanding shares of Dorsal Series A and B preferred stock, voting together as a single class; and

  . an affirmative vote of a majority of all outstanding shares of Dorsal common stock, voting as a single class.

   Two of Dorsal's executive officers, as well as certain other significant Dorsal shareholders, including Corvis as a holder of Dorsal common stock, have agreed to vote all Dorsal shares over which they exercise or acquire voting control for the approval of the merger agreement and the merger. The vote of these shares by themselves is sufficient to approve the merger agreement and the merger. As a result, approval of the merger by Dorsal shareholders is assured. Prior to closing of the merger, Dorsal intends to adopt a plan of recapitalization providing for the distribution of the merger consideration among the Dorsal preferred stockholders. If the Dorsal stockholders fail to agree upon a plan of recapitalization and to notify Corvis as to how such shares will be allocated among the Dorsal preferred stockholders, Corvis may deposit the 40 million shares allocable to the Dorsal preferred stockholders under the merger agreement into a recapitalization escrow account with a financial institution for the benefit of such stockholders or may terminate the merger.

   In addition, Corvis must obtain stockholder approval under Nasdaq Rule 4350 before issuing common stock in the merger, where the proposed issuance results in an increase in outstanding common shares or voting power of 5% or more, and any director, officer or substantial shareholder of the issuer has a 5% or greater interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions. The issuance of Corvis common shares to Dorsal stockholders in the merger would exceed the first 5% threshold. Dr. Huber owns, directly and indirectly through entities controlled by him or his family, approximately 31% of the issued and outstanding stock of Dorsal, in excess of the second 5% threshold. Therefore, approval of Corvis stockholders is required under Nasdaq rules. The Nasdaq rules provide that the holders of record of a majority of the shares of Corvis common stock voted at the meeting must vote in favor of such issuance. Dr. Huber is obligated to vote his shares, or to cause entities he controls that own Corvis shares to vote their shares, in favor of the merger.

The Annual Meeting of Corvis Stockholders (see page   )

   The Corvis annual meeting will be held on Friday, May 10, 2002 at 10:00 a.m., local time. The annual meeting will be held at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland. At the Corvis annual meeting, Corvis will ask the holders of Corvis common stock to consider and vote upon
(1) the issuance of shares of common stock to Dorsal stockholders pursuant to the merger, (2) the election of one class II director to the Corvis board of directors for a three-year term, (3) the ratification of the appointment of KPMG LLP as Corvis' independent auditors for the fiscal year ending December 28, 2002, and (4) any other matters as may properly come before the Corvis annual meeting or any postponements or adjournments of the meeting. As of March 13, 2002, the record date for the annual meeting, directors and executive officers of Corvis and their affiliates, including Dr. Huber, owned
approximately   % of all outstanding shares of Corvis capital stock entitled to vote at the annual meeting.

Interests of Directors and Officers of Corvis in the Merger (see page   )

   Some of the directors and officers of Corvis have interests in the merger that are different from, or are in addition to, the interests of Corvis' stockholders. These interests include those of Dr. Huber, who (along with members of his family) owns, directly and indirectly through one or more
entities, approximately [      ]% of the outstanding common stock and preferred
stock (determined on an "as converted" basis) of Dorsal as of the record date for the annual meeting of Corvis stockholders. Following the merger, Dr. Huber
will own, directly or indirectly, approximately [    ]% of the outstanding
Corvis common stock.

Interests of Directors and Officers of Dorsal in the Merger (see page   )

   Some of the directors and officers of Dorsal have interests in the merger that are different from, or are in addition to, the interests of Dorsal's stockholders. These interests include the replacement of outstanding Dorsal stock options and restricted stock with Corvis stock options and restricted stock and the amendment of two officers' employment agreements with Dorsal. All references to the Dorsal board of directors in this proxy statement-prospectus exclude Dr. Huber and Dr. Bo Pedersen, who recused themselves from deliberations relating to the merger. The remaining members of the Dorsal board are referred to as the participating members of the Dorsal board.

Treatment of Dorsal Stock Options, Restricted Stock and Warrants (see page   )

   Corvis has agreed to replace any unexercised stock options and shares of restricted stock of Dorsal pursuant to the merger. At the effective time of the merger, each outstanding and unexercised option to purchase shares of Dorsal common stock and each share of Dorsal restricted stock under Dorsal's 2000 Equity Compensation Plan will be replaced with options to purchase shares and with restricted shares of Corvis common stock. All outstanding but unexercised warrants to purchase Dorsal capital stock will be exercised in a cashless exercise or will be canceled prior to the merger. Options to purchase approximately 5,076,500 shares of Corvis common stock will be issued in exchange for outstanding Dorsal stock options. Holders of only Dorsal common stock or Dorsal restricted stock will receive approximately 923,500 shares of Corvis common stock in the merger.

Tax Consequences (see page   )

   We expect the merger to be treated as a tax-free reorganization pursuant to
Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger is treated as a tax-free reorganization, generally the stockholders of Dorsal for federal income tax purposes will recognize no gain or loss, except with respect to cash received by Dorsal stockholders instead of fractional shares of Corvis common stock or upon exercise of their dissenters' rights.

Accounting Treatment of the Merger (see page   )

   Corvis will account for the merger under the purchase method of accounting, which means that the assets and liabilities of Dorsal, including its intangible assets, will be recorded on Corvis' books at their fair values. The results of operations and cash flows of Dorsal will be included in Corvis' financial statements prospectively as of the closing of the merger.

Restrictions on the Ability to Sell Corvis Common Stock (see page   )

   All shares of Corvis common stock received by Dorsal stockholders in connection with the merger will be fully registered and freely transferable unless the recipients are considered "affiliates" of Dorsal under the Securities Act of 1933, as amended. If you are an affiliate, your shares will be subject to certain restrictions on transfer under the securities laws following the closing of the merger. Persons who may be deemed to be affiliates of Dorsal include individuals or entities that control, are controlled by, or are under the common control of Dorsal at the time of the vote to approve the merger and may include Dorsal's executive officers and directors, as well as Dorsal's significant stockholders. In addition, the preferred stockholders, the directors and certain officers of Dorsal will enter into affiliate agreements, under which they will agree not to sell up to fifty percent of the shares of Corvis common stock received in the merger for a period ending thirty days after the merger has become effective.

Regulatory Approvals

   The merger is subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each of the parties has filed a notification relating to the merger pursuant to that statute.

Overview of the Merger Agreement (see page   )

   Conditions to the Completion of the Merger. Each of Corvis', Corvis Sub's and Dorsal's obligations to complete the merger is subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

  . the transactions contemplated by the merger agreement must be approved by the stockholders of Corvis and Dorsal;

  . all necessary waiting periods or approvals under the Hart-Scott-Rodino Antitrust Improvements Act and any foreign antitrust laws shall have expired or shall have been terminated or received;

  . no order, injunction or proceeding by a governmental authority, or other legal restraint or prohibition preventing completion of the merger, shall be in effect;

  . the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must be effective and no stop order or proceedings for obtaining a stop order shall have been initiated or threatened by the SEC;

  . the shares of Corvis common stock to be issued in the merger must be approved for listing on The Nasdaq National Market; and

  . Corvis and Dorsal must have received written opinions that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

   Corvis' and Corvis Sub's obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions, among others, before completion of the merger:

  . the representations and warranties of Dorsal and its principal stockholders in the merger agreement and the related agreements must be true and correct in all material respects on and as of the date the merger is to be completed unless any such breach or breaches of the representations and warranties, when considered together, would not have a material adverse effect;

  . Dorsal must have complied with or performed each of the covenants and agreements required of it, except where the failure to do so would not be reasonably expected to have a material adverse effect; and

  . Corvis must have received evidence that all necessary approvals of governmental authorities and other third parties have been obtained by Dorsal, except where the failure to obtain such approvals would not have a material adverse effect.

   Dorsal's obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . The representations and warranties of Corvis and Corvis Sub in the merger agreement and the related agreements must be true and correct in all material respects on and as of the date the merger is to be completed unless any such breach or breaches of the representations and warranties, when considered together, would not have a material adverse effect;

  . Corvis and Corvis Sub must have complied with or performed each of the covenants and agreements required of it, except where the failure to do so would not be reasonably expected to have a material adverse effect.

   "No Solicitation" Provision. The merger agreement contains detailed provisions prohibiting Dorsal from seeking an alternative transaction to the merger. These "no solicitation" provisions prohibit Dorsal from directly or indirectly soliciting or encouraging any inquiries or communications regarding a competing acquisition proposal.

   Indemnification Obligations of Dorsal's Principal Stockholders. Dorsal and Dorsal's principal stockholders are obligated to indemnify Corvis for specific liabilities under the merger agreement, to the extent that the claim, together with the aggregate of all prior claims for damages of Corvis and its affiliates for which indemnification could be sought, equals or exceeds $150,000, and any such individual claim exceeds $5,000 and to the extent that Corvis asserts a claim in a timely manner. Generally, payment of the indemnification obligations of Dorsal and Dorsal's principal stockholders will be made solely out of the escrow fund, described below. This limitation on the indemnification liability of Dorsal and the Dorsal principal stockholders is increased to the fair market value of the merger shares received by the Dorsal principal stockholders, measured at the effective time of the merger, if the claim is based on fraud or knowing and intentional misrepresentation of material fact. The liabilities giving rise to indemnification include:

  . the untruth, inaccuracy or breach of any representation or warranty made by Dorsal in the merger agreement or in any document delivered by Dorsal or its principal stockholders in connection with the merger or the merger agreement;

  . the breach of any agreement or covenant of Dorsal contained in the merger agreement or in any document delivered in connection with the merger agreement; or

  . any and all claims of third parties based upon facts alleged that, if true, would constitute a breach or misrepresentation of the representations, warranties, agreements or covenants described above.

   Indemnification Obligations of Corvis. Corvis is obligated to indemnify Dorsal and Dorsal's principal stockholders for specific liabilities under the merger agreement, to the extent that the claim, together with the aggregate of all prior claims for damages of Dorsal and its affiliates for which indemnification could be sought, equals or exceeds $150,000, and any such individual claim exceeds $5,000, and to the extent that the Dorsal principal stockholders or the surviving corporation assert a claim in a timely manner. The total indemnification liability is limited to $15 million in the aggregate, provided, however, that the limitation on indemnification is increased to the fair market value of the merger shares, measured at the effective time of the merger, if the claim is based on fraud or knowing and intentional misrepresentation of material fact. The liabilities giving rise to indemnification include the following:

  . the untruth, inaccuracy or breach of any representation or warranty made by Corvis or Corvis Sub in the merger agreement or in any document delivered by Corvis or Corvis Sub in connection with the merger or the merger agreement;

  . the breach of any agreement or covenant of Corvis or Corvis Sub contained in the merger agreement or in any document delivered in connection with the merger agreement; or

  . any and all claims of third parties based upon facts alleged that, if true, would constitute a breach or misrepresentation of representations or warranties or agreements or covenants described above.

   Termination. The merger agreement may be terminated at any time prior to completion of the merger, whether or not stockholder approval has already been obtained, as follows:

  . by mutual written consent duly authorized by the boards of directors (or duly authorized special committee of the boards) of Corvis and Dorsal;

  . by either Corvis or Dorsal if the merger is not completed by June 30, 2002; except that this date is extended to July 31, 2002 if the merger shall not have been completed solely due to the waiting period (or any extensions) or approvals under the Hart-Scott-Rodino Antitrust Improvements Act or any foreign competition laws not having expired or been terminated or received;

  . by either Corvis or Dorsal if any court or governmental authority issues an order or takes any other action that prohibits the merger, and the order or other action becomes final and nonappealable;

  . by either Corvis or Dorsal if the required vote to approve and adopt the merger agreement is not obtained prior to June 1, 2002, or if the required vote to approve of the issuance of Corvis common shares in connection with the merger is not obtained prior to June 1, 2002;

  . by Corvis if Dorsal or its principal stockholders are in breach of its representations, warranties, covenants or other obligations contained in the merger agreement and the condition to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with obligations and covenants cannot be satisfied, and the breach has not been cured on or before the later of 15 days after written notice from Corvis; and

  . by Dorsal if Corvis or Corvis Sub is in breach of its representations, warranties, covenants or other obligations contained in the merger agreement and the condition to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with obligations and covenants cannot be satisfied, and the breach has not been cured on or before the later of 15 days after written notice from Dorsal.

   If the merger agreement is terminated for any reason other than Dorsal's breach of its representations, warranties, covenants or other obligations contained in the merger agreement as described above, Corvis has agreed to make additional investments in Dorsal, as described below.

   Investment in Dorsal Upon Termination. The merger agreement requires Corvis to make an investment in Dorsal if the merger agreement is terminated for any reason except in the event that Corvis terminates the merger agreement because Dorsal or its principal stockholders are in material breach of their representations, warranties, covenants or other obligations contained in the merger agreement or stockholders agreement and such breach has not been cured on or before the later of 15 days after written notice from Corvis.

   In such event, (1) within 30 days of termination of the merger agreement, upon the request of Dorsal Corvis will transfer to Dorsal title to certain equipment and other personal property with a value of $8,000,000 and $5,000,000 in cash, in exchange for Dorsal Series B preferred stock at the same price and on the same terms and conditions as shares of such series were previously sold to Optical Capital Group, LLC, (2) within 180 days of termination of the merger agreement, upon the request of Dorsal, Corvis will invest an additional $5,000,000 in cash in Dorsal and will receive, at its option, either (i) shares of the same series of preferred stock as Dorsal has sold to any other investor after the date of termination of the merger agreement at the same price and on terms and conditions no less favorable than those offered to that investor or
(ii) shares of Series B preferred stock at the same price and on the same terms and conditions as were previously sold to Optical Capital Group, LLC. If Corvis makes an investment in Dorsal as described above, for a period of three years following termination of the merger agreement, Dorsal will specify the use of Corvis as its provider of terrestrial optical networking equipment in response to any bids or requests for proposals that permit Dorsal to recommend a terrestrial equipment provider.

Stockholders Agreement (see page   )

   Corvis has entered into a stockholders agreement with certain significant stockholders of Dorsal, pursuant to which they have granted proxies to Corvis to vote all of the shares of Dorsal stock owned by them to approve and adopt the merger agreement. As of the date the merger agreement was signed, the shares held by Dorsal stockholders, together with shares held by Corvis and by two of Dorsal's executive officers, if any, are sufficient for Dorsal to approve the merger agreement and the merger.

Escrow Agreement (see page   )

   At the effective time of the merger, Corvis will place into an indemnification escrow fund 4.6 million shares of Corvis common stock, plus, under certain circumstances, additional shares up to a maximum of 10% of the shares of Corvis common stock to be issued to Dorsal stockholders in connection with the merger. Absent fraud or knowing and intentional misrepresentation by a Dorsal principal stockholder, the escrow fund is the sole source of funds for Corvis to satisfy any claims it may have against Dorsal and the Dorsal principal stockholders under the indemnification provisions in the merger agreement. Subject to any unresolved claims that Corvis may have against the escrow fund, shares of Corvis common stock will be released from escrow to the Dorsal stockholders that have agreed to indemnify Corvis under the merger agreement on the later of the first anniversary of the closing of the merger or 60 days after the delivery of Dorsal's audited financial statements for fiscal year 2002, but in no event later than 60 days after the first anniversary of the closing of the merger.

Comparison of Stockholder Rights (see page   )

   After the merger, Dorsal's stockholders will become stockholders of Corvis. Their rights as stockholders of Corvis will differ from their rights as stockholders of Dorsal. Specifically, as stockholders of Corvis, the rights of the former stockholders of Dorsal will be governed by Corvis' Amended and Restated Certificate of Incorporation, as amended and Corvis' amended and restated by-laws, rather than by Dorsal's Amended and Restated Certificate of Incorporation, and Dorsal's amended and restated by-laws.

Appraisal Rights (see page   )

   Dorsal stockholders will be entitled to appraisal rights in certain circumstances.

Risks of the Merger (see page   )

   In considering whether to approve the merger agreement, you should consider the risks of the merger. You are urged to read carefully the factors described
in "Risk Factors" on pages    to    before voting.

Market Price Information (see page   )

   Corvis common stock is listed on The Nasdaq National Market under the symbol "CORV." On January 28, 2002, the last full trading day prior to the public announcement that Corvis and Dorsal had entered into the merger agreement, Corvis common stock closed at $2.26 per share.

   Information with respect to the market prices of Dorsal stock is not provided because there is no established trading market for shares of Dorsal stock.

                                    CORVIS

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table presents Corvis' selected historical consolidated financial data. Corvis derived this data from its consolidated financial statements and the notes to those statements. You should read this data along with Corvis' "Management's Discussion and Analysis of Financial Condition and Results of Operations" and its consolidated financial statements and the notes to those statements incorporated by reference in this prospectus. All financial data as of December 30, 2000 and January 1, 2000 and for the years ended December 30, 2000, January 1, 2000 and December 31, 1998 has been derived from Corvis' audited consolidated financial statements incorporated by reference in this prospectus. Financial data as of December 31, 1998 and 1997 and for the period June 2, 1997 (inception) to December 31, 1997 has been derived from Corvis' audited consolidated financial statements not included or incorporated by reference in this prospectus. All financial data as of September 29, 2001 and for the nine months ended September 29, 2001 and September 30, 2000 have been derived from Corvis' unaudited consolidated financial statements incorporated by reference in this prospectus, and in the opinion of management, reflects all adjustments, which are of only a normal or recurring nature, necessary to present fairly the data for the period presented. Operating results for the nine months ended September 29, 2001 are not necessarily indicative of the results that may be expected for the year ending December 29, 2001. During 1999, Corvis changed its accounting reporting cycle from a calendar year-end to a manufacturing 52- or 53-week fiscal year-end, ending on the Saturday closest to December 31 in each year.

                                                                                                               Period from
                                                  Nine Months Ended                   Year Ended               June 2, 1997
                                             --------------------------  -----------------------------------  (inception) to
                                             September 29, September 30, December 30, January 1, December 31,  December 31,
                                                 2001          2000          2000        2000        1998          1997
                                             ------------- ------------- ------------ ---------- ------------ --------------
Consolidated Statements of Operations
 Data:                                                            (In Thousands, Except Per Share Data)
Revenue.....................................  $   173,203    $  22,911    $  68,898    $     --    $     --        $  --
Cost of Revenue:
    Product sales...........................      108,999       14,507       42,943          --          --           --
    Inventory write-downs and other
     charges................................       99,166           --           --          --          --           --
                                              -----------    ---------    ---------    --------    --------      -------
          Gross profit (loss)...............      (34,962)       8,404       25,955          --          --           --
Operating expenses:
    Research and development, exclusive
     of equity-based expense................      117,751       58,601       88,874      41,565      15,746          269
    Sales and marketing, exclusive of
     equity-based expense...................       43,185       18,485       30,871       3,422         167           --
    General and administrative, exclusive
     of equity-based expense................       27,163       18,071       31,127      18,993       3,190          268
    Equity-based expense:
       Research and development.............       36,368       14,697       28,050         126          --           --
       Sales and marketing..................       15,560       48,057       52,417       4,845          --           --
       General and administrative...........       27,346        9,269       17,891          --          --           --
    Amortization of intangible assets.......      113,890        9,266       46,746         173          --           --
    Purchased research and development......           --       40,300       42,230          --          --           --
    Restructuring, impairment and other
     charges................................      606,866           --           --          --          --           --
                                              -----------    ---------    ---------    --------    --------      -------
          Total operating expenses..........      988,129      216,746      338,206      69,124      19,103          537
                                              -----------    ---------    ---------    --------    --------      -------
          Operating loss....................   (1,023,091)    (208,342)    (312,251)    (69,124)    (19,103)        (537)
Interest income and other, net..............       19,804       14,418       28,640      (2,146)       (357)          43
                                              -----------    ---------    ---------    --------    --------      -------
          Net loss..........................  $(1,003,287)   $(193,924)   $(283,611)   $(71,270)   $(19,460)      $ (494)
                                              ===========    =========    =========    ========    ========      =======

Basic and diluted net loss per share........  $     (2.87)   $   (1.92)   $   (1.80)   $  (2.33)   $  (0.86)     $ (0.02)
Weighted average number of common
 shares outstanding.........................      349,490      101,094      157,349      30,599      22,638       21,600

                                                                          As of
                                             ---------------------------------------------------------------
                                             September 29, December 30, January 1, December 31, December 31,
                                                 2001          2000        2000        1998         1997
                                             ------------- ------------ ---------- ------------ ------------
Consolidated Balance Sheet Data:
Cash and cash equivalents...................  $  714,976    $1,024,758   $244,597    $ 4,041       $1,620
Working capital.............................     884,733     1,172,040    236,839     (1,474)       1,552
Total assets................................   1,385,327     2,381,836    307,279      8,488        2,652
Notes payable and capital lease obligations,
  net of current portion....................      46,881        45,909     38,771      5,801           --
Redeemable stock............................      30,000        30,000         --         --           --
Total stockholders' equity (deficit)........   1,204,336     2,186,593    239,626     (2,968)       2,506

                             DORSAL NETWORKS, INC.
                  SELECTED HISTORICAL FINANCIAL DATA: DORSAL

                            (amounts in thousands)

   The financial information for the period from inception (August 11, 2000) to December 31, 2000 and as of December 31, 2000 set forth below has been derived from the audited financial statements of Dorsal. The data for the nine-month periods ended September 30, 2001 and for the period from inception (August 11, 2000) to September 30, 2000, and for the period from August 11, 2000 (inception) to September 30, 2001, have been derived from the unaudited financial statements of Dorsal. The information should be read in connection with, and is qualified in its entirety by reference to, Dorsal's financial statements and the notes included elsewhere in this registration statement. The interim data reflect all adjustments that, in the opinion of management of Dorsal, are necessary to present fairly such information for the interim periods. The results of operations of the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period. Dorsal was incorporated on August 11, 2000. Accordingly, no financial information prior to August 11, 2000 is available.


                                                         For the period from For the period from For the period from
                                     For the nine months   August 11, 2000     August 11, 2000     August 11, 2000
                                            ended          (inception) to      (inception) to      (inception) to
                                     September 30, 2001   December 31, 2000  September 30, 2000  September 30, 2001
                                     ------------------- ------------------- ------------------- -------------------
Statement of Operations
Revenues............................      $     --             $    --              $  --             $     --
Operating Expenses
   Research and Development,
     including equity based
     compensaton....................         7,672               1,662                 49                9,399
   General & Administration.........         7,882               2,919                124               10,737
   Depreciation and amortization....         1,486                 101                  3                1,586
                                          --------             -------              -----             --------
       Total operating expenses.....        17,040               4,682                176               21,722
                                          --------             -------              -----             --------
Loss from operations................       (17,040)             (4,682)              (176)             (21,722)
   Interest income..................           263                  65                 10                  328
   Interest expense.................        (6,262)                 --                 --               (6,262)
                                          --------             -------              -----             --------
          Net loss..................      $(23,039)            $(4,617)             $(166)            $(27,656)
                                          ========             =======              =====             ========

                                                                          As of              As of
                                                                    September 30, 2001 December 31, 2000
                                                                    ------------------ -----------------
Balance Sheet Data
Cash and cash equivalents..........................................      $ 10,653           $   762
Working capital....................................................         6,577            (3,065)
Total assets.......................................................        24,781             6,025
Notes payable and capital lease obligations, net of current portion            --                --
Convertible preferred stock........................................        48,553             6,000
Total stockholders' equity.........................................       (28,677)           (4,473)

                             PER SHARE INFORMATION

   The following table sets forth pro forma combined company and historical per share data of Corvis and Dorsal as of and for the nine months ended September 29, 2001 and as of and for the year ended December 30, 2000.

                                                             Nine Months
                                                                Ended      Year Ended
                                                            September 29, December 30,
                                                                2001          2000
                                                            ------------- ------------
Unaudited Pro Forma Combined(1)
   Basic and diluted loss per common share from continuing
     operations............................................    $(2.65)       $(1.48)
   Book value per common share.............................      3.14          5.76
Corvis Corporation
   Basic and diluted loss per common share from continuing
     operations............................................    $(2.87)       $(1.80)
   Book value per common share.............................      3.34          6.28
Dorsal Networks, Inc.
   Basic and diluted loss per common share from continuing
     operations(2)(3)......................................    $(9.55)          N/A
   Book value per common share.............................     (2.79)        (1.54)

--------
(1) The pro forma combined per share data for Corvis and Dorsal as of and for the nine months ended September 29, 2001 and the year ended December 30, 2000 has been prepared as if the merger had occurred at the beginning of each respective period, except with respect to book value data, which has been prepared as if the merger had occurred at the end of each respective period.

(2) As of September 30, 2001, options to purchase 5,723,852 shares of common stock, and warrants to purchase 2,400,000 shares of Series A stock, which is then convertible into 3,600,000 shares of common stock were outstanding. 4,642,000 unvested shares of common stock, acquired through the exercise of options, were also outstanding. 44,400,000 shares of Series A stock which is convertible into 66,600,000 share of common stock and 40,796,368 shares of Series B stock which is convertible into 40,796,368 shares of common stock were outstanding at September 30, 2001. These securities are not included in the computation of diluted loss per share for the nine months ended September 30, 2001 as their inclusion would be anti-dilutive.

(3) All of Dorsal's 2,896,500 outstanding common shares at December 31, 2001 are restricted. Accordingly, they are not included in the calculation of basic and diluted loss per common share.

   Corvis has never declared or paid any cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future.

                                 RECENT EVENTS

   Corvis made a preliminary announcement on February 7, 2002 of its financial results for the quarter and year ended December 29, 2001. Revenues for the fourth quarter of $15.2 million were generated by continued commercial deployment under Corvis' contracts with Broadwing Communications, Inc. and Williams Communications. Net loss was $374.8 million, or $1.05 loss per share, for the quarter as compared with a net loss of $89.7 million, or $0.27 loss per share for the fourth quarter of 2000.

   For the year, revenue was $188.5 million as compared to $68.9 million for the prior year. Net loss for 2001 was $1,378.1 million, or $3.94 per share, as compared to $283.6 million, or $1.80 per share for 2000.

   In the fourth quarter of 2001, Corvis recorded restructuring, inventory impairment, and other charges totaling $303.4 million, comprised of the following:

  . a $117.4 million charge associated with a write-down of excess and obsolete materials, excess purchase commitments, and the discontinuance of certain product lines;

  . a $60.0 million charge related to recent work force reductions, consolidation of excess facilities, and the write-down of idle equipment;

  . a $122.4 million charge for the write-down of goodwill associated with the acquisition of Algety Telecom; and

  .  a $3.6 million charge for the write-down of certain equity investments.

                                 RISK FACTORS

   In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding how to vote on the proposed merger.

                         Risks Relating to the Merger

Corvis may not realize any benefits from the merger.

   Corvis and Dorsal entered into the merger agreement with the expectation that the merger will result in benefits to each company, including:

  .  significantly broadening Corvis' addressable market opportunities;

  . positioning Corvis as one of the few end-to-end vendors of next-generation terrestrial and undersea optical networking solutions;

  .  accelerating sales to global telecommunications service providers;

  . leveraging the two companies' complementary technologies and enhance their competitive strengths;

  . leveraging both companies' sales and marketing resources to provide opportunities to increase market penetration and revenue growth;

  .  realizing cost savings in operations and new product development;

  . addressing an attractive market opportunity in light of the current competitive landscape and compared to other areas of potential acquisition for Corvis in the terrestrial space;

  . expanding new product development opportunities through the integration of existing products and services;

  . having greater capacity to respond to competition, market demands and technological change; and

  .  increasing management breadth and depth.

   Achieving the benefits of the merger will depend in part on the successful integration of Corvis' and Dorsal's operations and personnel in a timely and efficient manner. Integrating Corvis and Dorsal will be a complex and time-consuming process. Employees and management of each of Corvis and Dorsal have played a key role in creating each company. The successful integration of these two companies will alter prior relationships and may affect productivity. In addition, the merger is likely to divert the attention of management of each company and could negatively affect the combined company's ability to operate and retain key employees after the merger. Corvis cannot assure its stockholders that the operations of the companies can be successfully integrated or that any of the anticipated benefits will be realized, and the failure to do so could have a material adverse effect on Corvis' business and common stock price.

The merger may go forward even if Dorsal experiences a material adverse change.

   Corvis does not have the ability to terminate the merger agreement solely because Dorsal experiences a material adverse change in its business, condition, results of operations, assets, liabilities or prospects. If Dorsal suffers a material adverse change but the parties still complete the merger, Corvis' stock price may decline.

Both Corvis' and Dorsal's officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of Dorsal will participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, those of Dorsal's stockholders, including:

  . employment agreements between Corvis and Dorsal's management team members and other key employees; and

  . options and restricted stock held by employees of Dorsal will be replaced with options to purchase Corvis common stock and with restricted shares of Corvis common stock upon the completion of the merger.

   In addition, Dr. Huber owns, directly and indirectly, approximately 31% of the outstanding capital stock of Dorsal and approximately 23% of the outstanding common stock of Corvis. Corvis stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. However, Corvis' board of directors has created a special committee of disinterested directors for purposes of evaluating the merger and making recommendations to the Corvis board and its stockholders in connection with the merger and merger agreement. Dr. Huber did not participate in the deliberations of the special committee.

Failure to complete the merger could negatively impact Corvis' stock price.

   If the merger is not completed for any reason, Corvis may be subject to a number of risks, including the following:

  . the price of Corvis common stock may decline to the extent that the current market price for Corvis common stock reflects the market's favorable assessment of the merger and the assumption that the merger with Dorsal will be completed;

  . Corvis' costs related to the merger, such as legal and accounting fees and expenses and a portion of the fees payable to investment bankers, must be paid even if the merger is not completed; and

  . Corvis could be required to transfer $8,000,000 in equipment and other personal property to, and to invest up to $10 million in, Dorsal.

The market price of Corvis common stock may decline as a result of the merger.

   The market price of Corvis common stock may decline as a result of the merger if:

  . the integration of Corvis and Dorsal is unsuccessful or takes longer than expected;

  . the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors; or

  . the effect of the merger on Corvis' financial results is not consistent with the expectations of financial analysts or investors.

If Corvis and Dorsal cannot quickly and efficiently make their technology, products and services operate together, many of the potential benefits of the merger may not be realized.

   Corvis intends to make Dorsal's technology, products and services operate together with its own products and services, as well as to offer Dorsal's technology, products and services separately. Corvis cannot assure you that it will be able to do so quickly and effectively. In order to obtain the benefits of the merger, Corvis must make Dorsal's technology, products and services operate together with Corvis' technology, products and services. Corvis may be required to spend additional time and money on integration, which would otherwise be spent on developing its own products and services. If Corvis does not integrate the technology effectively or if management spends too much time on integration issues, it could harm the combined company's business, financial condition and results of operations.

The merger may result in a loss of Corvis or Dorsal employees.

   Despite Corvis' efforts to hire and retain quality employees, Corvis might lose some of Dorsal's or its own employees following the merger. Corvis has entered into employment agreements with certain key employees of Dorsal, which will take effect upon the completion of the merger. In addition, Dorsal has entered into amended employment agreements with its chief executive officer and its executive vice president and chief operating officer, which provide that they will remain in those positions following the merger. However, competition for qualified management, engineering and technical employees is intense, especially in the Baltimore-Washington area, where both companies' principal offices are located. Corvis and Dorsal have different corporate cultures, and Dorsal employees may not want to work for a larger, publicly-traded company instead of a smaller, privately-held company. Competitors may recruit employees prior to the merger and during integration, as is common in mergers of high technology companies. As a result, employees of Dorsal or Corvis could leave with little or no prior notice. Corvis cannot assure you that the combined company will be able to attract, retain and integrate employees following the merger.

Merger related accounting charges may delay and reduce Corvis' profitability.

   The merger is being accounted for by Corvis under the "purchase" method of accounting. Under the purchase method, the purchase price of Dorsal will be allocated to identifiable assets and liabilities acquired from Dorsal with any excess being treated as goodwill. As a result, Corvis will incur accounting charges from the merger that may delay Corvis' profitability. These charges are currently estimated to include an in-process research and development charge of approximately $33.5 million to be expensed in the period in which the merger is consummated. In addition, the merger will generate certain intangible assets of approximately $30.5 million which will be amortized over varying periods and estimated goodwill and other intangible assets with indefinite lives of approximately $8.2 million, which will be subject to periodic impairment tests and could result in potential write-down charges in future periods.

                 Risks Relating to Corvis Following the Merger

Risks Related to Financial Results

  Each of Corvis and Dorsal have incurred significant losses since inception, and expect losses to continue in the future, which may adversely affect the market price of Corvis' common stock.

   Corvis has incurred significant net losses since inception. As of September 29, 2001, Corvis had an accumulated deficit of approximately $1.4 billion. Dorsal has incurred annual net losses since inception and, at September 30, 2001, had an accumulated deficit of approximately $29.5 million. Corvis and Dorsal expect to incur significant losses in the near-term. Corvis cannot be certain that the combined company will ever achieve profitability. Corvis will need to generate significant revenue and control costs to achieve profitability.

  Corvis' and Dorsal's limited operating histories make financial forecasting and evaluation of the combined company's business difficult and evaluation of an investment in Corvis difficult.

   Corvis' and Dorsal's limited operating histories make it difficult to forecast the combined company's future operating results. Corvis has only a limited history selling its current optical network products. Although Corvis began operations in 1997, Corvis began generating revenue in the second half of 2000. Dorsal was founded in 2000 when it began developing its current undersea optical network solutions. Because both companies have limited histories upon which to base forecasts of future operating results, you should not rely on either company's past financial performance to evaluate its future financial performance and any predictions about the combined company's future revenues and expenses may not be as accurate as they would be if Corvis and Dorsal had longer, more stable business histories.

  The unpredictability of Corvis' quarterly results may adversely affect the trading price of its common stock.

   Corvis' revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control and any of which may cause the price of Corvis' common stock to fluctuate. The primary factors that may affect quarterly results include the following:

  .  loss of customers or the ability to attract new customers;

  .  cancellation of or delays in customer orders;

  .  demand for optical networking products and services;

  . the length and variability of the sales cycle for its products and services;

  .  the timing and size of sales of its products and services;

  . the ability to maintain production volumes and quality levels for its products and services;

  . the ability to obtain sufficient supplies of sole or limited source components;

  .  changes in its pricing policies or the pricing policies of its competitors;

  .  increases in the prices of the components Corvis purchases;

  .  new product introductions and enhancements by its competitors;

  . the ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  .  the timing and magnitude of product development expenses;

  .  the ability to attract and retain key personnel;

  . issuances or sales of Corvis common stock or other securities in the future;

  .  costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the communications and related industries.

   A delay in generating or recognizing revenue could cause significant variations in Corvis' operating results from quarter to quarter and could result in substantial operating losses. It is possible that in some future quarters Corvis' operating results may be below the expectations of analysts and investors. In this event, the price of Corvis' common stock will likely decrease.

  The long and variable sales cycles for both Corvis' and Dorsal's products may cause revenue and operating results of the combined company to vary significantly from quarter to quarter, which may adversely affect the trading price of Corvis' common stock.

   Certain of Corvis' products are designed to enable all-optical transmission and switching of data traffic over long distances. Corvis management expects that customers who purchase these products will do so as part of a large-scale deployment of these products across their networks. Corvis also offers point-to-point solutions which it expects to be purchased by customers to cover high-traffic routes. In each case, a customer's decision to purchase Corvis' all-optical network products will involve a significant commitment of its resources. A lengthy testing and product qualification process, a portion of which is funded by Corvis, will precede any final decision to purchase its products. Throughout this sales and qualification cycle, Corvis will spend considerable time and expense educating and providing information to prospective customers about the uses and features of its products.

   Similarly, Dorsal's products are also subject to long and variable sales cycles. Dorsal's upgrade and turnkey undersea optical fiber solutions involve complex technology, use an outsourced business model that depends upon third party vendors for production, installation and maintenance of its products, and entail a significant commitment of a customer's resources, resulting in an extremely lengthy sales and qualification cycle for Dorsal's products.

   The timing of deployment of Corvis' products may vary widely and will depend on the specific network deployment plan of the customer, the installation skills of the customer, the complexity of the customer's network environment, the degree of hardware and software configuration necessary and, in the case of Dorsal's products, the availability of third party vendors to produce, install and deploy the products. Customers with substantial or complex networks have traditionally expanded their networks or upgraded their systems in large increments on a periodic basis. Accordingly, the combined company may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis.

   Because of the limited operating histories and the nature of the business of both Corvis and Dorsal, Corvis cannot predict the timing or size of these sales and deployment cycles. Long sales cycles, as well as the expectation that customers will tend to place large orders sporadically with short lead times, may cause the combined company's revenue and results of operations to vary significantly and unexpectedly from quarter to quarter.

  Corvis currently has five customers and it expects that substantially all of the combined company's revenue will be generated from a limited number of customers.

   The target customers for Corvis' and Dorsal's products are service providers that operate communications networks. There are only a limited number of potential customers in Corvis' target markets. Corvis currently has five customers who have signed agreements to purchase its products. Dorsal has no customers to date. Each of Corvis' agreements contains significant obligations, the breach of which could result in termination of the agreement. Recently, Qwest Communications Corporation cancelled the $110 million purchase order that it issued to Corvis in April 2001. Corvis is in the process of modifying its agreement with Qwest to provide for ongoing testing requirements, further product development, network deployment schedules, and purchase level obligations. However, Corvis cannot be certain that the parties will be able to successfully agree to modified terms. If the parties are able to agree on these modifications, it is likely that the agreement would provide Qwest with the ability to terminate if, among other circumstances, Corvis' products do not meet the new technical specifications. Corvis cannot be certain that the modified agreement will contain minimum purchase obligations, or, if it does, whether the obligations will be more or less than in the past. Corvis expects that in the future substantially all of the combined company's revenue will depend on sales of Corvis' optical network products and Dorsal's undersea optical network solutions to a limited number of potential customers. The rate at which customers purchase products from the combined company will depend, in part, on the increasing demand for bandwidth by service providers' customers. Any failure of service providers to purchase products from Corvis or Dorsal for any reason, including any downturn in their business, would seriously harm the business, financial condition and results of operations of the combined company.

  Corvis and Dorsal depend on key personnel to manage their businesses effectively. If the combined company is unable to retain key personnel, Corvis' business, financial condition and results of operations could be harmed.

   Corvis' future success depends upon the continued services of its executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel, including Dorsal personnel, who have critical industry experience and relationships that Corvis relies on to implement its business plan. Corvis does not have key person life insurance policies covering any of its employees. The loss of the services of any of Corvis' key employees, including Dr. Huber, could delay the development and production of its products and negatively impact Corvis' ability to maintain customer relationships, which would harm its business, financial condition and results of operations.

  Corvis does not have significant experience in international markets and may have unexpected costs and difficulties in developing international revenue.

   Corvis plans to expand the marketing and sales of the combined company's products internationally. This expansion will require significant management attention and financial resources to successfully develop international sales and support channels. Corvis has developed a sales and marketing staff outside of the United States. International operations may be subject to certain risks and challenges that could harm Corvis' results of operations, including:


  .  difficulties and costs of staffing and managing foreign operations;

  .  longer sales cycles for Corvis' products;

  .  reduced protection for intellectual property rights;

  .  difficulty in accounts receivable collection and longer collection periods;

  .  longer sales cycles for Corvis' and the combined company's products;

  . compliance with international standards that differ from domestic standards;

  .  political and economic instability;

  .  fluctuations in exchange rates;

  .  changes in regulatory requirements in the communications industry;

  . expenses associated with developing and customizing its products for foreign countries;

  .  tariffs, quotas and other import restrictions on communications products;
     and

  .  potentially adverse tax consequences.

Risks Related to the Industry

  Corvis is exposed to the credit risk of its customers.

   Industry and economic conditions have weakened the financial position of some of Corvis' customers and potential customers. To sell to some of these customers Corvis may be required to extend favorable payment terms. While Corvis monitors these situations carefully and attempts to take appropriate measures to protect itself, it is possible that Corvis may have to write-down or write-off doubtful accounts. Such write-downs or write-offs, if large, could have a material adverse effect on Corvis' operating results and financial condition. Corvis has provided extended credit terms to some of its customers. While Corvis has done only a limited amount of this type of financing in the past, the increasingly competitive environment in which Corvis operates may require it to engage in more competitive financing arrangements. Corvis' ability to recognize revenue from financed sales will depend on the relative financial condition of the specific customer, among other factors. Any change in the financial condition of its customers could have a material adverse effect on Corvis' operating results and financial condition.

  The markets for terrestrial and undersea optical networking products are evolving and uncertain and the combined company's business will suffer if they do not develop as Corvis expects.

   Most service providers have made substantial investments in their current network infrastructure, and may have announced significant reductions in their capital expenditures. It is uncertain when these reductions in capital expenditures will be reversed. In addition, service providers may elect to remain with current network architectures or to adopt new architectures in limited stages or over extended periods of time. A decision by a customer to purchase Corvis' and/or Dorsal's optical networking solutions will involve a significant capital investment. Corvis will need to convince these service providers of the benefits of these solutions for future network deployment. Corvis cannot be certain that a viable market for the combined company's products will further develop or be sustainable. If this market does not develop further, or develops more slowly than Corvis expects, the combined company's business, financial condition and results of operations would be seriously harmed.

  The markets Corvis and Dorsal serve are highly competitive and the combined company may not be able to achieve or maintain profitability.

   Competition in the terrestrial and undersea optical networking markets is intense. These markets have historically been dominated by large companies, such as Alcatel, Cisco, Lucent, NEC and Nortel. The combined company may face competition from other large communications equipment companies that are currently in or that may enter its market. In addition, a number of private companies have announced plans for new all-optical products to address the same network needs that Corvis' products address. Due to several factors including the lengthy sales cycle, testing and deployment process and manufacturing constraints associated with large-scale deployments of its products, the combined company may lose any advantage that it might have by being an early provider of all-optical network products prior to achieving market penetration. Many of Corvis' competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical and sales and marketing resources than Corvis does and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more vendor financing than Corvis can. Moreover, Corvis' competitors may foresee the course of market developments more accurately than Corvis does and could develop new technologies that compete with Corvis' products or render its products obsolete. Due to the rapidly evolving markets in which Corvis competes, additional competitors with significant market presence and financial resources may enter Corvis' markets, further intensifying competition.

   In order to compete effectively, Corvis must deliver products that:

  .  provide high reliability;

  .  provide an overall cost-effective solution for service providers;

  .  reduce operating costs;

  .  increase network capability easily and efficiently with minimal disruption;

  .  operate with existing equipment and network designs;

  . reduce the complexity of the network in which they are installed by decreasing the amount of equipment required; and

  .  provide effective network management.

   In addition, Corvis' management believes that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor financing are important competitive factors in its market. Corvis has limited knowledge of service providers' infrastructure requirements and limited experience in working with service providers to develop new services. Corvis currently provides only a limited vendor-sponsored financing program. Many of Corvis' competitors, however, are able to offer more complete financing programs, which may influence prospective customers to purchase from its competitors rather than from Corvis.

   If Corvis is unable to compete successfully against its current and future competitors, it may have difficulty obtaining customers, and could experience price reductions, order cancellations, increased expenses and reduced gross margins, any one of which would harm Corvis' business, financial condition and results of operations.

  The communications industry is subject to government regulations that could harm the combined company's business.

   The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry and, as a result, the combined company's products and its customers' products are subject to FCC rules and regulations. Current and future FCC rules and regulations affecting communications services, the combined company's products or its customers' businesses or products could negatively affect the combined company's business. In addition, international regulatory standards could impair Corvis' ability to develop products for international service providers in the future. Delays caused by the combined company's compliance with regulatory requirements could result in postponements or cancellations of product orders, which would harm the combined company's business, results of operations and financial condition. Further, Corvis cannot be sure that it will be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate its business.

Risks Related to Product Manufacturing of the Combined Company

  Corvis and Dorsal have limited manufacturing experience and unproven manufacturing capabilities. If the combined company is unable to adjust its manufacturing capacity in a timely manner or if it does not accurately project demand, it may not achieve or maintain profitability.

   The combined company's future operating results will depend on its ability to develop and manufacture its products cost-effectively. To do so, the combined company will have to develop manufacturing processes that will allow Corvis to produce sufficient quantities of products at competitive prices. Corvis has limited manufacturing experience and has only used its current facilities for limited quantities of commercial products. Due to the complexities of the optical product manufacturing process, the combined company may be unable to supplement its internal manufacturing capability by outsourcing manufacturing of its products to meet demand.

   If the combined company is unable to adjust its manufacturing capacity in a timely manner or if it does not accurately project demand, it will have insufficient capacity or excess capacity, either of which will seriously harm its business. There are numerous risks associated with adjusting manufacturing capabilities, including the following:

  . the inability to purchase and install the necessary manufacturing equipment;

  .  the scarcity and cost of manufacturing personnel;

  .  difficulties in achieving adequate yields from new manufacturing lines; and

  .  the scarcity and cost of certain components.

   Corvis' manufacturing facilities and related capital expenditures assume a level of customer orders that the combined company may not realize or, if it does realize, may not be sustained over multiple quarters. If the combined company does not receive anticipated levels of customer orders, its gross margins will decline and it will not be able to reduce its operating expenses quickly enough to prevent a decline in its operating results.

  Corvis depends on sole source and limited source suppliers for several key components. If the combined company is unable to obtain these components on a timely basis, it will be unable to meet its customers' product delivery requirements, which would harm its business.

   Corvis currently purchases several key components from single or limited sources. From time to time, there have been industry-wide shortages of some optical components. If any of the combined company's sole or limited source suppliers experiences capacity constraints, work stoppages or any other reduction or disruption in output, they may be unable to meet its delivery schedule. The combined company's suppliers may enter into exclusive arrangements with its competitors, be acquired by its competitors, stop selling their products or components to the combined company at commercially reasonable prices, refuse to sell their products or components to the combined company at any price or be unable to obtain or have difficulty obtaining components for their products from their suppliers, and the combined company may be unable to develop alternative sources for the components.

   Even if alternate suppliers are available, identifying them is often difficult and time consuming. Corvis and Dorsal both have key components that are available from only one qualified supplier. The process of qualifying vendors can take a significant amount of time and is not always successful. If the combined company does not qualify multiple vendors or receive critical components in a timely manner, it will be unable to manufacture its products in a timely manner and would, therefore, be unable to meet customers' product delivery requirements. Any failure to meet a customer's delivery requirements could harm the combined company's reputation and decrease its sales, which would harm its business, financial condition and results of operations.

  Some of Corvis' competitors are also its suppliers and if the combined company's supply relationship with the suppliers deteriorates, it could harm the combined company's business.

   Some of Corvis' component suppliers are both its primary source for those components and major competitors in the market for communications equipment. For example, Corvis buys some of its key components from Lucent and Alcatel, each of which offers communications systems and equipment that compete with Corvis' products. The combined company's business, financial condition and results of operations could be harmed if these supply relationships were to change in any manner adverse to the combined company.

Risks Related to Products of the Combined Company

  Because optical networking products are complex and are deployed in complex environments, the combined company's products may have defects that it discovers only after full deployment, which could seriously harm its business.

   Optical products are complex and are designed to be deployed in large quantities across complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. The combined company's customers may discover errors or defects in the hardware or the software, or its products may not operate as expected, after they have been fully deployed. If the combined company is unable to fix defects or other problems that may be identified in full deployment, it would experience:

  .  loss of, or delay in, revenue and loss of market share;

  .  loss of existing customers;

  .  failure to attract new customers or achieve market acceptance;

  .  diversion of development resources;

  .  increased service and warranty costs;

  .  legal actions by its customers; and

  .  increased insurance costs.

   The occurrence of any of these problems would seriously harm the combined company's business, financial condition and results of operations. Defects, integration issues or other performance problems in its products could result in financial or other damages to its customers or could negatively affect market acceptance for its products. The combined company's customers could also seek damages for losses from it, which, if the customers were successful, would seriously harm the combined company's business, financial condition and results of operations. A product liability claim brought against the combined company, even if unsuccessful, would likely be time consuming and costly and would put a strain on its management and resources.

  The combined company's business will suffer if it does not respond rapidly to technological changes.

   The market for network communications equipment is characterized by rapid technological change, frequent new product introductions and changes in customer requirements. The combined company may be unable to respond quickly or effectively to these developments. The combined company may experience design, manufacturing, marketing and other difficulties that could delay or prevent its development, introduction or marketing of new products and enhancements. The constant introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards has led to significant inventory write-downs and could render the combined company's existing or future products obsolete, which would harm its business, financial condition and results of operations.

   In developing its products, Corvis has made, and will continue to make, assumptions about the industry standards that may be adopted by its competitors and potential customers. If the standards adopted are different from those that Corvis has chosen to support, market acceptance of the combined company's products may be significantly reduced or delayed and its business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render the combined company's existing products obsolete. In order to introduce products incorporating new technologies and new industry standards, the combined company must be able to gain access to the latest technologies of its suppliers, other network vendors and its potential customers. Any failure to gain access to the latest technologies would seriously harm the combined company's business, financial condition and results of operations.

  The combined company's business will suffer if its current and future products do not meet specific customer requirements.

   Customers may require product features and capabilities that the combined company's products do not have. To achieve market acceptance for its products, the combined company must anticipate and adapt to customer requirements and offer products and services that meet customer demands. The combined company's failure to develop products or offer services that satisfy customer requirements would seriously harm its business, financial condition and results of operations.

   The combined company intends to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. The combined company may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that the combined company manage the transition from older to newer products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. The combined company's inability to effectively manage this transition would harm its business, financial condition and results of operations.

  Corvis' business will be adversely affected if it is unable to protect its intellectual property rights from third-party challenges.

   Corvis relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Corvis also enters into confidentiality or license agreements with its employees, consultants and corporate partners and control access to and distribution of its software, documentation and other proprietary information. Despite Corvis' efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of Corvis' technology is difficult, and Corvis cannot be certain that the steps it has taken will prevent unauthorized use of its technology, particularly in foreign countries where the laws may not protect Corvis' proprietary rights as fully as in the United States.

  Corvis is involved in an intellectual property dispute and in the future the combined company may become involved in similar disputes, which could subject the combined company to significant liability, divert the time and attention of its management and prevent it from selling its products.

   On July 19, 2000, Ciena filed a lawsuit in the United States District Court for the District of Delaware alleging that Corvis is willfully infringing three of Ciena's patents. Ciena is seeking injunctive relief, monetary damages including treble damages, as well as costs of the lawsuit, including attorneys' fees. On September 8, 2000, Corvis filed an answer to the complaint, as well as counter-claims alleging, among other things, invalidity and/or unenforceability of the three patents in question. On March 5, 2001, a motion was granted, allowing Ciena to amend its complaint to include allegations that Corvis is willfully infringing two additional patents. Corvis is currently in the discovery phase of the litigation and a trial date has been set for April 1, 2002. Corvis intends to defend itself vigorously against these claims and it believes that it will prevail in this litigation. An adverse determination in, or settlement of, the Ciena litigation could involve the payment of significant amounts by Corvis, or could include terms in addition to payments, such as an injunction, preventing it from selling some of its products until it is able to implement a non-infringing design to any portion of its products to which such determination applied. An adverse determination could have a material adverse effect on Corvis' business, financial condition and results of operations. If Corvis is required to redesign its products, it may have to stop selling its current products until they have been redesigned. Corvis believes that defense of the lawsuit may be costly and may divert the time and attention of some members of its management.

   The combined company or its customers may be a party to additional litigation in the future to protect the combined company's intellectual property or to respond to allegations that the combined company infringes others' intellectual property. Any parties asserting that the combined company's products infringe upon their proprietary rights would force the combined company to defend itself and possibly its customers against the alleged infringement. If the combined company is unsuccessful in any intellectual property litigation, it could be subject to significant liability for damages and loss of the combined company's proprietary rights. Intellectual property litigation, regardless of its success, would likely be time consuming and expensive to resolve and would divert management time and attention. In addition, the combined company could be forced to do one or more of the following:

  . stop selling, incorporating or using products that include the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  . redesign those products that use the technology, which may be time-consuming or impossible.

   If the combined company is forced to take any of these actions, its business would be seriously harmed.

  If necessary licenses of third-party technology are not available to the combined company or are very expensive, the combined company's business would be seriously harmed.

   Corvis currently licenses technology, and from time to time it may be required to license additional technology, from third parties to sell or develop its products and product enhancements. Corvis' existing and future third-party licenses may not be available to the combined company on commercially reasonable terms, if at all. The combined company's inability to maintain or obtain any third-party license required to sell or develop its products and product enhancements could require it to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm its business, financial condition and results of operations.

Risks Related to the Development of the Combined Company's Business

  The combined company's products and services require a sophisticated sales effort targeted at a limited number of key individuals within its prospective customers' organizations.

   The combined company's success will depend, in part, on its ability to develop and manage these relationships. This effort requires specialized sales personnel as well as experienced sales engineers. Competition for these individuals is intense because there are a limited number of people available with the necessary business background and understanding of its market. When the combined company hires them or contracts for these personnel, they may require extensive training in the combined company's network products. The combined company might not be able to hire the kind and number of sales personnel and sales engineers required for it to be successful. If the combined company is unable to adjust its sales, customer service and support operations, it may not be able to effectively market its products, which may prevent it from achieving and maintaining profitability.

  Corvis has previously offered warrants to purchase its common stock to three of its customers. Corvis may be unable to attract new customers unless it continues to offer similar equity arrangements.

   Two of Corvis' customers purchased an equity interest in Corvis, and a third customer holds a warrant to purchase Corvis' common stock. Although these customers purchased the equity interests at fair value and the warrant has an exercise price equal to the fair value on the date of grant, the opportunity to invest in Corvis provided these customers with an additional incentive to purchase Corvis' products. In order to attract new customers, Corvis may need to offer equity to them.

  The combined company's business will suffer if it fails to properly manage its size and continually improve its internal controls and systems.

   Corvis continues to adjust the scope of its operations, as well as its in-house manufacturing and customer support capabilities, develop new distribution channels and fund research and development. The combined company's ability to successfully offer its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. In order to manage its size properly, the combined company must:

  .  retain existing personnel;

  . hire, train, manage and retain additional qualified personnel, including engineers and research and development personnel;

  .  manage its manufacturing operations, controls and reporting systems;

  . effectively manage multiple relationships with its customers, suppliers and other third parties; and

  . implement additional operational controls, reporting and financial systems and procedures.

   Failure to do any of the above in an efficient and timely manner could seriously harm the combined company's business, financial condition and results of operations.

  If the combined company becomes subject to unfair hiring claims it could incur substantial costs in defending itself or its management's attention could be diverted away from its operations.

   Companies in Corvis' industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. Corvis and Dorsal have received claims of this kind in the past, and the combined company may receive claims of this kind in the future as it seeks to hire qualified personnel or that those claims will not result in material litigation. The combined company could incur substantial costs in defending itself or its employees against such claims, regardless of the merits of the claims. In addition, defending itself from such claims could divert the attention of its management away from its operations.

  Any further acquisitions or strategic investments the combined company makes could disrupt its business and harm its financial condition.

   Corvis has made acquisitions and strategic investments prior to the acquisition of Dorsal, some of which have resulted in significant charges to earnings for impairments. The combined company may acquire or invest in additional businesses, products or technologies in the future. In the event of any future acquisitions or strategic investments, the combined company could:

  . issue stock that would dilute its current stockholders' percentage ownership;

  .  incur debt;

  .  assume liabilities;

  .  expend cash;

  . incur additional income statement charges related to impairment of goodwill and other assets; or

  .  incur other large and immediate write-offs.

   The combined company's operation of any acquired business may also involve numerous risks, including:

  .  problems combining the acquired operations, technologies or products;

  .  unanticipated costs;

  .  diversion of management's time and attention from its core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which the combined company has no or limited prior experience; and

  .  potential loss of key employees, particularly those of acquired companies.

   The combined company may not be able to successfully integrate any businesses, products, technologies or personnel that it might acquire in the future. Any failure to do so could seriously harm the combined company's business, financial condition and results of operations.

  The combined company may need additional capital to fund its existing and future operations. If the combined company is unable to obtain additional capital, it may be required to reduce the scope of its planned product development and marketing and sales efforts, which would harm its business, financial condition and results of operations.

   The development, marketing and sales of new products is expected to require a significant commitment of resources. The combined company may incur significant operating losses or expend significant amounts of capital if:

  .  the market for its products develops more slowly than anticipated;

  .  it fails to establish market share or generate revenue;

  .  its capital expenditure forecasts change or prove inaccurate; and

  . it needs to respond to unforeseen challenges or take advantage of unanticipated opportunities.

   As a result, the combined company may need to raise additional capital. To the extent that it raises additional capital through the sale of equity or debt securities, the issuance of such securities could result in dilution to the combined company's existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of such debt could impose additional restrictions on its operations. Additional capital, if required, may not be available on acceptable terms, or at all. If the combined company is unable to obtain additional capital, it may be required to reduce the scope of its planned product development and marketing and sales efforts, which would harm its business, financial condition and results of operations.

                  Risks Associated With Corvis' Common Stock

Future issuance of Corvis' preferred stock may dilute the rights of Corvis' common stockholders.

   The Corvis board of directors has the authority to issue up to 200,000,000 shares of preferred stock and to determine the price, privileges and other terms of these shares. The Corvis board of directors may exercise this authority without any further approval of the Corvis stockholders. The rights of the holders of Corvis' common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

Corvis has various mechanisms in place that you as a stockholder may not consider favorable, which may discourage takeover attempts.

   Provisions of Corvis' certificate of incorporation and by-laws, as well as
Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of Corvis, even if the change in control would be beneficial to stockholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be designated and issued by the Corvis board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . creating a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of the Corvis board of directors;

  . prohibiting cumulative voting in the election of directors, which will allow stockholders holding a majority of the shares entitled to vote to control the election of all directors;

  . requiring super-majority voting to effect some amendments to Corvis' certificate of incorporation and by-laws;

  .  limiting who may call special meetings of stockholders;

  . requiring that stockholders holding 80% of the voting power approve business combinations involving Corvis under certain circumstances;

  . prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to the Corvis board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Corvis' stock price has been and likely will continue to be volatile and your investment may suffer a decline in value.

   The market prices for securities of companies quoted on The Nasdaq Stock Market, including Corvis' market price, have in the past been, and are likely to continue in the future to be volatile. The Nasdaq Composite Index has significantly declined since Corvis' initial public offering in July 2000 and remains volatile. The market price of Corvis common stock has been, and likely will continue to be, subject to substantial volatility depending upon many factors, many of which are beyond Corvis' control, including:

  . continued economic uncertainty with respect to valuation of technology and communications companies and other market conditions;

  . reductions in capital expenditures by, and the unstable financial condition of, communications service providers;

  . announcements regarding the acquisition of technologies or companies by Corvis or its competitors;

  . technological innovations or new products developed by Corvis or its competitors;

  .  changes in Corvis' intellectual property portfolio;

  .  developments or disputes concerning Corvis' proprietary rights;

  . issuance of new or changed securities and industry analysts' reports and/or recommendations applicable to Corvis;

  .  additions or departures of Corvis' key personnel;

  .  operating losses by Corvis; and

  . actual or anticipated fluctuations in Corvis' quarterly financial and operating results and degree of trading liquidity in its common stock.

   Corvis cannot assure you that the market price for its common stock will not fluctuate significantly. One or more of these factors could significantly harm its business and cause a decline in the price of its common stock in the public market, which would adversely affect its business and financial operations.

Corvis' directors, executive officers and principal stockholders will have substantial control over Corvis' affairs.

   Corvis' directors, executive officers and principal stockholders beneficially own, in the aggregate, approximately 25% of Corvis' common stock. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by Corvis' stockholders. These matters include the election and removal of Corvis' directors and any merger, consolidation or sale of all or substantially all of Corvis' assets. In addition, they may dictate the management of Corvis' business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

                     MARKET PRICE AND DIVIDEND INFORMATION

   The Corvis common stock has been traded on The Nasdaq National Market under the symbol "CORV" since July 27, 2000. There is no established trading market for Dorsal capital stock.

   The following table sets forth the high and low bid information for Corvis common stock as reported by The Nasdaq National Market for the periods indicated:

                                                         High    Low
                                                        ------- ------
          2000
          Third Quarter 2000 (from July 27, 2000)...... $114.75 $60.81
          Fourth Quarter 2000.......................... $ 71.75 $17.00

          2001
          First Quarter 2001........................... $ 30.00 $ 6.28
          Second Quarter 2001.......................... $ 10.77 $ 3.00
          Third Quarter 2001........................... $  4.63 $ 1.19
          Fourth Quarter 2001.......................... $  3.90 $ 1.30

          2002
          First Quarter 2002 (through February 8, 2002) $  3.44 $ 1.37

   On January 28, 2002, the last full trading day prior to the signing and announcing of the merger agreement, the closing price of Corvis common stock on The Nasdaq National Market was $2.26 per share.

   On         , 2002, the most recent practicable date prior to the printing of
this proxy statement-prospectus, Corvis had approximately        common
stockholders of record and Dorsal had approximately        common stockholders
of record,        stockholders of Series A preferred stock of record and
stockholders of Series B preferred stock of record.

Dividend Information

   Corvis has never declared or paid any cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future.

   Dorsal has never declared or paid any cash dividends on Dorsal capital stock and does not expect to pay cash dividends in the foreseeable future.

                     ANNUAL MEETING OF CORVIS STOCKHOLDERS

Proxy Statement-Prospectus

   This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by the Corvis board of directors to be voted at the annual meeting of Corvis and at any adjournment of the meeting.

   Among other things, you will be asked to approve the issuance of Corvis common stock in connection with a merger between Corvis Acquisition Company, Inc., a wholly-owned subsidiary of Corvis, and Dorsal, pursuant to which Corvis will acquire Dorsal and Dorsal will become a wholly-owned subsidiary of Corvis. The aggregate consideration that will be paid in the merger to Dorsal stockholders is approximately 41 million shares of Corvis common stock. If the merger is approved, these shares will be divided among all Dorsal stockholders pursuant to a plan of recapitalization to be agreed upon by the Dorsal stockholders before completion of the merger. If the Dorsal stockholders do not agree upon a plan of recapitalization and notify Corvis as to how such shares will be allocated among the Dorsal preferred stockholders, the 40 million shares allocable to the Dorsal preferred stockholders under the merger agreement may be deposited into a separate recapitalization escrow account with a financial institution for the benefit of the Dorsal preferred stockholders, or Corvis may terminate the merger. Holders of only Dorsal common stock or Dorsal restricted stock will receive approximately 923,500 shares of Corvis common stock. In addition to these shares, options to purchase approximately 5,076,500 shares of Corvis common stock will be issued in exchange for outstanding Dorsal stock options. Further, certain Dorsal stockholders will receive warrants to purchase up to an aggregate of 1.5 million shares (subject to certain possible reductions) of Corvis common stock underlying options and restricted shares issued to the Dorsal employees, but only to the extent that these options or restricted shares are forfeited or canceled following the closing of the merger and prior to the first anniversary date of the closing as a result of those employees' departure from the combined company. The warrants may be exercised for the 24-month period beginning on the first anniversary of the closing date of the merger.

   This proxy statement-prospectus is first being furnished to stockholders of
Corvis on or about [      ], 2002.

Date, Time and Place of the Annual Meeting

   The annual meeting of Corvis stockholders is scheduled to be held Friday, May 10, 2002 at 10:00 a.m. local time at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland.

Purposes of the Annual Meeting

   At the annual meeting you will be asked to vote upon a proposal to approve the issuance of shares of Corvis' common stock to the stockholders of Dorsal. Corvis stockholders are required to approve of the proposed issuance of Corvis stock to Dorsal stockholders pursuant to Nasdaq Rule 4350, because the proposed issuance results in at least a 5% increase in outstanding common shares or voting power of Corvis and because Dr. Huber, who is a director, officer and substantial shareholder of Corvis, has at least a 5% interest in Dorsal capital stock and in the consideration being paid in the merger.

   At the annual meeting, we will also ask you to vote on a proposal to elect one class II director to the Corvis board of directors to serve for a three-year term expiring at the 2005 annual meeting of stockholders and a proposal to ratify the appointment of KPMG LLP as independent auditors for Corvis for the fiscal year ending December 28, 2002.

   At the annual meeting, stockholders of Corvis will also transact any other business that properly comes before the meeting or any adjournment or postponement thereof.

Stockholder Record Date for the Annual Meeting

   The Corvis board of directors has fixed the close of business on March 13, 2002 as the record date for determination of the Corvis stockholders entitled to notice of and to vote at the annual meeting. As of the record date for the annual meeting, directors and executive officers of Corvis and their affiliates owned approximately 25% of all outstanding shares of Corvis capital stock entitled to vote at the annual meeting. On the record date, there were
outstanding shares of Corvis common stock, held by approximately        holders
of record.

Votes Required for Approval of the Annual Meeting Proposals

   A majority of the outstanding shares of Corvis common stock must be represented, either in person or by proxy, to constitute a quorum at the Corvis annual meeting. The affirmative vote of a majority of the total votes cast in person or by proxy where a quorum is present is required to approve the proposal to issue shares of Corvis common stock in connection with the merger with Dorsal. The nominee for election as director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting at which a quorum is present. The affirmative vote of the holders of at least a majority of shares represented in person or by proxy and entitled to vote on the matter where a quorum is present is required to approve the proposal to ratify the selection of KPMG LLP as Corvis' independent auditors for the fiscal year ending December 30, 2002. At the Corvis annual meeting, each share of Corvis common stock is entitled to one vote on all matters properly submitted to the Corvis stockholders at the annual meeting.

Proxies

   All shares of Corvis common stock represented by properly executed proxies or voting instructions received before or at the Corvis annual meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy or voting instructions, the shares will be voted FOR the approval of the issuance of Corvis shares to the Dorsal stockholders pursuant to the merger agreement, FOR the election of the director nominee and FOR the ratification of KPMG LLP as independent auditors. If you are voting by mail, you are urged to mark the box on the proxy card to indicate how to vote your shares.

   Most stockholders have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The internet and telephone voting facilities for stockholders of record will close at 12:01 a.m. Eastern Time, on May 9, 2002. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other holder of record.

   Corvis does not expect that any matters other than those described above will be brought before the meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy.

Effect of Abstentions and Broker Non-Votes

   Abstentions will be counted in determining whether a quorum exists on the proposals to approve the issuance of Corvis common stock in connection with the merger, to elect the director nominee and to ratify the independent auditors. Abstentions will have no effect on the outcome of the vote for the director nominee, but will increase the number of affirmative votes needed for ratification of the independent auditors. Abstentions will have no effect on the outcome of the vote to approve the issuance of Corvis common stock in connection with the merger.

   If you hold your Corvis shares through a broker, bank or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if a broker has not received timely instructions from you, the broker or nominee may vote your shares either FOR or AGAINST the proposal to elect the director nominee and either FOR or AGAINST the proposal to ratify the independent auditors and such broker votes will count for purposes of the quorum and the outcome of the vote. A broker or nominee, however, may not vote your shares FOR the proposal to issue shares of Corvis common stock in connection with the merger without instructions from you and if received by Corvis will constitute a "broker non-vote." Broker non-votes as to the

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

issuance of Corvis shares to Dorsal stockholders in connection with the merger will not be counted in the determination of a quorum and will have no effect on the vote.

Revocation of Proxies

   You may revoke your proxy at any time before it is voted by:

  .  sending a written notice stating that you would like to revoke your proxy;

  .  completing and submitting a new proxy; or

  .  attending the annual meeting and voting in person.

Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting. If you choose either the first or second method, you must submit your notice of revocation or your new proxy to Corvis' Secretary at the address indicated above prior to the date of the annual meeting.

Solicitation of Proxies

   Corvis will pay all of the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. Solicitation of proxies by mail may be supplemented by telephone, telegram, and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Corvis. No additional compensation will be paid to directors, officers or employees for such solicitation.

Special Committee Recommendation

   The special committee of Corvis' board of directors has approved the merger agreement and the merger and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, Corvis and its stockholders. Therefore, the Corvis special committee recommends that Corvis stockholders vote FOR the issuance of shares of Corvis common stock to Dorsal stockholders pursuant to the merger agreement.

                                  THE MERGER

   This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement. While Corvis and Dorsal believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement-prospectus and the other documents referred to herein carefully for a more complete understanding of the merger. In addition, Corvis incorporates important business and financial information about Corvis into this proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You
Can Find More Information" that begins on page [    ] of this proxy
statement-prospectus.

Background of the Merger

   In August 2000, Optical Capital Group, LLC , a company in which Dr. Huber owns a 34% interest, formed Dorsal, approximately two months after the Corvis board of directors established that the scope of Corvis' business was to design, manufacture and market terrestrial products and services for application in the long-haul, core backbone telecommunications market. As a result, the undersea telecommunications business was outside the scope of business of Corvis. This determination was made, for among other reasons, that Corvis was going to focus its business efforts on the terrestrial long-haul and ultra-long-haul transport and switching portions of the telecommunications industry. The Corvis board also recognized that entering the long-haul undersea market at that time would (i) entail recruiting a large team of engineers and professional staff members knowledgeable in the design, sale and deployment of undersea networks, (ii) take a significant amount of Corvis management's time to plan, and (iii) require substantial additional human and financial resources that could be better used in advancing the interests of Corvis in the period immediately prior to and following its initial public offering, which took place in July of that year.

   Between August 2000 and March 2001, Dorsal began the process of recruiting an engineering and management team of nearly 75 people with experience in designing, selling and deploying undersea networks. As part of its business planning process, and in view of the resource-scarce conditions of the undersea networking industry at the time, Dorsal began the time and financially taxing processes of planning for the construction of network system and cable manufacturing facilities and procuring a reliable source of cable ships for the deployment of systems. Dorsal also raised approximately $11 million venture capital during this period to fund its operations and its expansion plans.

   A Corvis employee with extensive undersea experience, Dr. Bo Pedersen, began assisting Dorsal with his technical expertise in September 2000. Commencing October 2000, Corvis and Dorsal entered into a five-year, technical support agreement that provided a framework pursuant to which Corvis and Dorsal could negotiate market rate terms for the transfer by Corvis to Dorsal of technical expertise and assistance. The initial agreement provided that Dr. Pedersen would be "leased" to Dorsal. He has since acted as Chief Technology Officer of Dorsal. Dr. Pedersen was not permitted to disclose any Corvis intellectual property under this agreement and under his non-disclosure agreement with Corvis. Under a share purchase and call option agreement executed in connection with the technical support agreement, Corvis acquired a 4.9% equity stake in Dorsal with the right to maintain a 3% stake in Dorsal at no additional cost. The agreement also gave Corvis the right to participate in future equity financing of Dorsal, a right of first refusal to purchase Dorsal on the same terms as offered by any third party until November 1, 2004 and a right exercisable from September 1, 2004 until November 1, 2004 to purchase all of the Dorsal stock held by the Optical Capital Group, LLC at fair market value. The entire transaction between Corvis and Dorsal was reviewed and approved by the Corvis audit committee, which obtained a fairness opinion regarding the transaction from the financial advisory firm Houlihan Lokey Howard & Zukin Financial Advisors, Inc. The Corvis audit committee approved the transaction.

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

   By July 2001, Dorsal had obtained commitments for approximately $43 million of additional venture capital to fund its operations through the end of 2002, of which approximately $32 million has been drawn down and $2 million remains committed. Due to its progress with a number of potential customers, in November 2001, Dorsal had commenced the process of raising up to $30 million of additional equity and debt financing to fully fund its manufacturing build out, operations, and preliminary working capital needs through the end of 2003.

   As an owner of Dorsal common stock, Corvis and its management have been privy to certain aspects of Dorsal's development as well as the changes that have taken place in the long-haul undersea networking industry. The changes included the acceptance of new technology and the relaxation of the various vendor and operational restrictions previously imposed by suppliers to companies such as Dorsal that design undersea networks. Corvis also has jointly bid with Dorsal on proposals to deploy turnkey undersea and terrestrial networking systems to incumbent service providers in need of integrated solutions. In October 2001, Dr. Huber was contacted by CIBC World Markets about the potential strategic benefits that could result from an acquisition of Dorsal. At Dr. Huber's suggestion, CIBC World Markets subsequently contacted selected board members to determine their level of interest in such a transaction.

   On November 20, 2001, the board of directors of Corvis met to discuss whether to pursue a potential acquisition of Dorsal. In executive session, the board members discussed Dr. Huber's direct and indirect ownership of Dorsal stock. The board concluded that, to avoid any potential conflict of interest, Dr. Huber should not be involved as a board member in the decision-making process relating to the potential acquisition of Dorsal. The board therefore established a special committee comprised of Messrs. Drendel, Hardiman and Oros. The special committee was given the full authority to decide whether to proceed with the acquisition of Dorsal and to approve the terms for that transaction.

   Following that executive session, the special committee and a member of Morris, Nichols, Arsht & Tunnell, independent counsel to the audit committee of the board, interviewed CIBC World Markets and evaluated its qualifications to serve as financial advisor to the special committee on the Dorsal transaction. The special committee subsequently retained CIBC World Markets as financial advisor and Morris Nichols as legal counsel to the special committee and determined that if the acquisition of Dorsal could be arranged on satisfactory terms, the special committee would seek opinions regarding the consideration payable in the transaction from CIBC World Markets and another independent financial advisor. On that basis, the special committee authorized an initial due diligence review of Dorsal.

   From late November until early December 2001, representatives of Corvis and CIBC World Markets met in person or by phone on several occasions to discuss the potential acquisition of Dorsal. Corvis retained the law firm of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. to represent Corvis in the transaction. During this period, Corvis and its legal counsel and the special committee and its legal and financial advisors conducted an initial due diligence review of Dorsal.

   On December 4, 2001, a meeting of the special committee was held to consider the results of the due diligence review of Dorsal conducted by representatives of Corvis and the special committee. CIBC World Markets reviewed with the special committee its due diligence on Dorsal's operations, business strategy and prospects, the strategic rationale for acquiring Dorsal and methodologies for valuing Dorsal. Mintz Levin reviewed with the special committee the results of its initial legal due diligence review of Dorsal and the Nasdaq National Market rules regarding stockholder vote requirements relevant to the acquisition of Dorsal. The special committee directed its advisors to formulate an offer to allow Corvis to close the transaction as quickly as possible. In response, the special committee's legal counsel advised the special committee that if Corvis offered 4.9% of its shares to Dorsal, the transaction could be closed without the delay and expense of a stockholder vote.

   The special committee met again on December 6, 2001 to discuss the potential acquisition of Dorsal. Corvis' senior management and legal counsel and the special committee's legal and financial advisors also attended the meeting. At this meeting, the special committee authorized Corvis to offer to acquire Dorsal for 4.9% of Corvis' stock, with the flexibility to acquire less than all of Dorsal's stock so long as the transaction qualified as a tax-free reorganization.

   On December 7, 2001, Kim Larsen, Senior Vice President and General Counsel of Corvis, and representatives of Mintz Levin met with representatives of Dorsal, including Dorsal's Chief Executive Officer, James Bannantine. At that meeting, Corvis proposed to acquire all outstanding shares of Dorsal capital stock in a tax-free reorganization in exchange for a number of shares equal to 4.9% of Corvis' outstanding stock and indicated that it would be willing to explore other means of increasing the overall value of the consideration to Dorsal's stockholders. Dorsal's management stated that they believed the offer was for substantially less than Dorsal's value and unlikely to be acceptable to Dorsal's board. Dorsal advised, however, that it would formally respond to the proposal.

   On December 11, 2001, representatives of Corvis, including CIBC World Markets, met with representatives of Dorsal to discuss the proposed acquisition. At that meeting, Dorsal's financial advisor, Credit Suisse First Boston, submitted Dorsal's counter offer, proposing that Corvis acquire Dorsal for $150 million of Corvis stock. Dorsal's offer required the Corvis shares to be registered for resale as a condition for closing the merger. CSFB explained Dorsal's analysis of the value of Dorsal to support that counter offer.

   On December 14, 2001, the special committee met with its legal and financial advisors to consider Dorsal's $150 million counter offer. After discussion, the special committee authorized an offer to Dorsal of a fixed number of shares of Corvis stock, up to 42 million, to acquire all of Dorsal's outstanding equity and, in addition, to exchange Corvis stock options for Dorsal stock options held by Dorsal employees. Corvis was also authorized to accept Dorsal's proposal that the Corvis shares issued in the merger be registered. CIBC World Markets was directed to submit this revised proposal to Dorsal's representatives.

   On December 21, 2001, Dorsal submitted a written counter offer to Corvis' last offer. The counter offer proposed that Dorsal receive 44 million shares of Corvis stock in exchange for all outstanding Dorsal stock. Dorsal's proposal would result in an adjustment to the merger consideration depending on Corvis' stock price at the closing of the merger such that the total implied value of the Corvis shares to be distributed in the merger would be no less than $118.8 million or more than $145.2 million. In addition, Dorsal proposed that the number of merger shares be increased based on the amount of cash Dorsal raised from investors after December 12, 2001. Dorsal also proposed that all outstanding Dorsal stock options be replaced with new Corvis stock options. On December 24, 2001, Dorsal also presented an alternative proposal for Corvis to acquire Dorsal in a taxable transaction in which Dorsal shareholders would receive 4.9% of Corvis, plus cash, for a total consideration of $124 million. This alternative proposal was rejected by Corvis because Corvis was not willing to use cash to acquire Dorsal, nor did it want the merger consideration to be subject to adjustment.

   Between December 24, 2001 and December 27, 2001, representatives of Corvis and Dorsal had several discussions concerning Dorsal's last proposal. Dorsal was advised that its proposal was not acceptable, principally because of the potential number of shares of Corvis stock issuable pursuant to the adjustment mechanism. As a counter offer, Corvis representatives proposed that a fixed number of 44 million Corvis shares and employee stock options be issued to acquire all of Dorsal's capital stock and all stock options held by Dorsal employees.

   On December 27, 2001, Dorsal presented a counter offer that Corvis acquire all Dorsal shares and Dorsal options for a total of 48 million Corvis shares and Corvis options, plus an additional number of Corvis shares based on the amount of additional cash raised by Dorsal from the sale of its equity after December 12, 2001. Dorsal's counter offer also included a requirement that Corvis make an investment in Dorsal if the merger did not occur for any reason and that Corvis also pay a break-up fee if the merger did not close because of Corvis' breach. Following further negotiations, on December 28, 2001, the proposed merger consideration was reduced from 48 million to 46 million Corvis shares in the aggregate, including shares underlying options and restricted shares to be issued to Dorsal employees.

   A meeting of the special committee was convened on January 2, 2002 to consider Dorsal's most recent proposal. Following discussions, the special committee authorized Corvis to accept Dorsal's proposal that the merger consideration consist of a total of 46 million Corvis shares and options. The special committee directed that changes be made to other elements of Dorsal's proposal, including that Corvis would invest in Dorsal only if the merger were terminated for reasons other than Dorsal's breach. In addition, the special committee directed that cash in Dorsal that could be the basis for additional merger consideration would have to be reduced by certain liabilities and expenses of Dorsal. The special committee also directed that a restriction be imposed to prevent all of the merger shares from being sold immediately after the closing. The special committee also authorized Houlihan Lokey to be retained, in addition to CIBC World Markets, to provide an opinion as to the consideration payable in the transaction.

   Dorsal agreed to move forward with definitive drafts of the merger agreement based on Corvis' revised proposal. Between January 3 and January 7, 2002, representatives of Dorsal and Corvis met to resolve the remaining principal terms for the merger. On January 7, 2002, Corvis circulated drafts of an agreement and plan of merger and related agreements. Between January 7 and January 24, 2002, the parties negotiated the remaining issues in the merger and completed the draft merger agreement.

   On January 24, 2002, the special committee met to consider the merger agreement and related agreements that had previously been distributed to the special committee members. Representatives of Morris Nichols, CIBC World Markets, Houlihan Lokey, Mintz Levin and Corvis participated in the meeting. Following a review of the special committee members' fiduciary duties, legal counsel reviewed the terms of the merger and the proposed merger documents, noting particularly the resolution of the issues that had remained open following the special committee's January 2, 2002 meeting. Following a final report by Mr. Larsen on technical and customer due diligence, he and the representatives of Mintz Levin left the conference call. CIBC World Markets then reviewed financial aspects of the merger and informed the special committee that, subject to review of the final merger agreement, it would be in a position to render an opinion as to the consideration payable in the transaction. Houlihan Lokey then made its presentation and rendered its oral opinion that the transaction was fair to Corvis' public stockholders, to be followed by a written opinion when the merger agreement was signed. Following questioning by the special committee members and further discussion, the special committee adopted resolutions approving the merger agreement and related transaction documents.

   On January 29, 2002, representatives of Corvis and Dorsal and the other parties executed the merger agreement and related documents thereto. CIBC World Markets and Houlihan Lokey each delivered to the special committee a written opinion dated January 29, 2002 as to the fairness, from a financial point of view and as of that date, to Corvis of the merger consideration.

   On January 29, 2002, after the close of the markets, Corvis issued a press release announcing that the parties had agreed to the merger and the merger agreement, and hosted a conference call with the public and conducted a slide presentation relating to the proposed merger.

Recommendation of the Special Committee of Corvis' Board of Directors

   The special committee of Corvis' board of directors believes that the merger is advisable, fair and in the best interests of the stockholders of Corvis. The special committee also has approved of the issuance of Corvis shares to Dorsal stockholders pursuant to the merger agreement, and recommends the approval of the issuance of Corvis shares to the Dorsal stockholders. Corvis, the sole stockholder of Corvis Acquisition Company, Inc., has approved of the merger agreement and the merger.

   In considering the recommendation of the special committee of the Corvis board of directors with respect to the issuance of Corvis shares to Dorsal stockholders, you should be aware that some of the directors and executive officers of Corvis have interests in the merger that are different from, or are in addition to, the interests of Corvis' stockholders. See the section entitled "--Interests of Corvis Directors and Executive Officers in the Merger."


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

Corvis' Reasons for the Merger

   In its evaluation of the merger, the special committee of Corvis' board of directors identified various potential benefits of the merger that it believes will contribute to the success of the combined company, including the following:

  .  significantly broadening our addressable market opportunities;

  . positioning the combined company as one of the few end-to-end vendors of next-generation terrestrial and undersea optical networking solutions;

  .  accelerating sales to global telecommunications service providers;

  . leveraging our complementary technologies and enhance our competitive strengths;

  . leveraging both companies' sales and marketing resources to provide opportunities to increase market penetration and revenue growth;

  .  realizing cost savings in operations and new product development;

  . addressing an attractive market opportunity in light of the current competitive landscape and compared to other areas of potential acquisition for Corvis in the terrestrial space;

  . expanding new product development opportunities through the integration of existing products and services;

  . increasing capacity to respond to competition, market demands and technological change; and

  .  increasing management breadth and depth.


   Corvis believes that the combination of its and Dorsal's technologies and products has the potential to enhance Corvis' capabilities to serve its existing customers as well as accelerate the development of additional technologies, products and services in the optical products market.

   In connection with its approval of the merger, the special committee of the board of directors of Corvis consulted with its legal advisors regarding the duties of the members of the special committee, as well as with members of management and the special committee's financial advisors. The special committee of the board of directors of Corvis also considered the following information and factors in reaching its decision to approve the merger:

  .  the potential benefits described above;

  . the aggregate consideration to be paid to the Dorsal stockholders and the resulting ownership interest of Corvis' outstanding capital stock by former stockholders of Dorsal following the completion of the merger;

  . historical information concerning Corvis' and Dorsal's respective businesses, financial performance and condition, operations, technology, management, competitive position, and stock price;

  . the strategic fit of Corvis and Dorsal, including the belief that the merger has the potential to enhance stockholder value;

  . presentations by senior members of Corvis' management regarding the strategic advantages of acquiring Dorsal, operational aspects of the transaction and the results of management's operational and legal due diligence review;

  . the view of Corvis' management as to the financial condition, results of operations and businesses of Corvis and Dorsal before and after giving effect to the merger based on management's due diligence, expected synergies, and publicly available information concerning the companies' financial prospects;


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

  . review by CIBC World Markets of its due diligence on Dorsal's operations, business strategy and prospects and the strategic rationale for acquiring Dorsal;

  . the terms and conditions of the merger agreement and related transaction documents;

  .  the likelihood that the merger will be completed;

  . the expected tax treatment of the merger as a tax-free reorganization for United States federal income tax purposes;

  .  the expected accounting treatment of the merger as a purchase transaction;
     and

  .  the impact of the merger on Corvis' stockholders and employees.

   The special committee of Corvis' board of directors also identified and considered the potential adverse consequences of other risks of the proposed merger, including:

  .  the potential benefits of the merger might not be realized;

  .  the challenges involved in combining the businesses of Corvis and Dorsal;

  . additional cash may be required to finance the operations of the combined company;

  . diverting management's focus and resources from other strategic opportunities and from operational matters while working to complete and implement the merger;

  . obtaining the necessary regulatory approvals and consents required as a condition to consummation of the merger under Dorsal's existing contracts and agreements required to complete the merger;

  . the effect of the announcement of the merger on Corvis' business and Dorsal's business; and

  . the merger would not be completed, which may, among other things, require an additional equity investment by Corvis in Dorsal.

   This discussion of the information and factors considered by the special committee of the Corvis board of directors is not intended to be exhaustive, but includes the material factors considered. The special committee did not assign particular weight or rank to the factors it considered in approving the merger. In considering the factors described above, the individual members of the special committee may have given different weight to various factors. The special committee of the Corvis board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination to approve the merger.

Dorsal's Reasons for the Merger

   In the course of reaching its decision to approve the merger, the participating members of the Dorsal board of directors consulted with Dorsal's legal, financial and tax advisors, as well as with Dorsal's senior management. Two of the Dorsal directors, Dr. Huber and Dr. Pedersen, recused themselves from the discussions relating to the merger because of their interests in Corvis. In evaluating the merger, the participating members of the Dorsal board of directors considered the following information and strategic benefits associated with combining Dorsal with Corvis, including the:

  . strategic fit of combining the companies' complementary technical and management strengths;

  . potential to enhance and accelerate product development and new business opportunities;

  . ability to accelerate Dorsal's business plan by leveraging Corvis' existing customer service and support, manufacturing expertise, and financial resources;

  . increase in Dorsal's potential customers' long-term confidence in Dorsal as a result of combining with a company with greater operating and financial resources; and

  . possibility, as alternatives to the merger, of pursuing other business combinations or joint ventures with entities other than Corvis and Dorsal's board of directors' conclusion that a transaction with Corvis is more feasible than likely alternatives, and is expected to yield substantial benefits.


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

   The participating members of the Dorsal board of directors also considered a number of risks and potentially negative factors in their deliberations concerning the merger, including the risk factors described elsewhere in this proxy statement-prospectus, and in particular:

  . the price per share of the Corvis common stock would decline, which would reduce the value of the consideration to be paid to Dorsal stockholders in the merger;

  . the potential benefits of the merger may not be realized, including that the expected operating synergies might not be achieved;

  . integrating the businesses and operations of the two companies and the management effort and costs required to complete the integration following the merger;

  . the issuance of the Corvis common stock in the merger may not be approved by the Corvis stockholders;

  . management and employee disruption associated with the merger, including the risk that key personnel may decide not to continue employment with Dorsal after the merger;

  . sales of substantial amounts of Corvis common stock in the public market after the proposed merger could materially adversely affect the market price of Corvis common stock;

  . suppliers, customers, licensors, licensees and other business partners of Dorsal, or entities that may consider such relationships with Dorsal, may terminate their relationships with Dorsal after the merger, or decide not to enter into such relationships; and

  . a third party might offer more consideration to acquire Dorsal than is being paid by Corvis.

   In analyzing the proposed merger, the participating members of the Dorsal board of directors did not view any of the factors listed above, which is not an exhaustive list of all the factors considered, as determinative nor find it practical or feasible to quantify or otherwise attempt to assign any relative or specific values to any of the foregoing factors. Rather, the participating members of the Dorsal board of directors made their determination based upon the total mix of information available to them. Moreover, the individual participating members of the Dorsal board of directors may have accorded different values to different factors.

Opinions of Financial Advisors to the Corvis Special Committee

  Opinion of CIBC World Markets

   The special committee of Corvis' board of directors engaged CIBC World Markets to act as its financial advisor in connection with the merger. In connection with this engagement, the Corvis special committee requested that CIBC World Markets evaluate the fairness, from a financial point of view, to Corvis of the merger consideration. On January 29, 2002, the date of execution of the merger agreement, CIBC World Markets delivered to the Corvis special committee a written opinion dated January 29, 2002 to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to Corvis.

   The full text of CIBC World Markets' written opinion dated January 29, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement-prospectus as Annex C. CIBC World Markets' opinion is addressed to the special committee of Corvis' board of directors and relates only to the fairness, from a financial point of view, to Corvis of the merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder with respect to any matters relating to the merger. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read the opinion carefully in its entirety.

   In arriving at its opinion, CIBC World Markets:

  .  reviewed the merger agreement and related documents;

  . reviewed audited financial statements of Corvis for the fiscal years ended December 31, 1998, January 1, 2000 and December 30, 2000, and reviewed audited financial statements of Dorsal for the fiscal year ended December 31, 2000;


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

  . reviewed unaudited financial statements of Corvis for the nine months ended September 29, 2001, unaudited financial statements of Dorsal for the nine months ended September 30, 2001 and estimated financial statements of Dorsal prepared by the management of Dorsal for the three months ended December 31, 2001;

  . reviewed with the management of Corvis publicly available financial forecasts relating to Corvis, and reviewed financial forecasts relating to Dorsal prepared by Dorsal's management;

  . reviewed historical market prices and trading volume for Corvis common stock;

  . held discussions with the senior managements of Corvis and Dorsal with respect to the businesses and prospects for future growth of Corvis and Dorsal;

  . reviewed and analyzed publicly available financial data for companies CIBC World Markets deemed comparable to Corvis and Dorsal;

  . reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

  . performed a discounted cash flow analysis of Dorsal using assumptions of future performance provided to or discussed with CIBC World Markets by Dorsal's management;

  .  reviewed public information concerning Corvis; and

  . performed other analyses and reviewed other information as CIBC World Markets deemed appropriate.

   In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Corvis, Dorsal and their employees, representatives and affiliates provided to or discussed with CIBC World Markets. With respect to publicly available financial forecasts relating to Corvis used in CIBC World Markets' analyses which were reviewed and discussed with the management of Corvis, CIBC World Markets assumed, at the direction of Corvis, without independent verification or investigation, that the forecasts represent reasonable estimates and judgments as to the future financial condition and operating results of Corvis. With respect to financial forecasts relating to Dorsal used in CIBC World Markets' analyses which were provided to or discussed with CIBC World Markets by the management of Dorsal, CIBC World Markets was advised by the management of Dorsal and assumed, with the consent of Corvis, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Dorsal's management as to the future financial condition and operating results of Dorsal and that the forecasts will be achieved at the times and in the amounts projected. CIBC World Markets relied, with the consent of Corvis, without independent verification or investigation, on the assessments of managements of Corvis and Dorsal as to the existing and future technology and products of Corvis and Dorsal, respectively, and the risks associated with their respective technology and products. CIBC World Markets assumed, with the consent of Corvis, that the merger will be treated as a tax-free reorganization for federal income tax purposes. CIBC World Markets also assumed, with the consent of Corvis, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Corvis, Dorsal or the contemplated benefits of the merger.

   CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Corvis or Dorsal. CIBC World Markets did not express any opinion as to the underlying valuation, future performance or long-term viability of Corvis or Dorsal, or the price at which Corvis common stock would trade at any time. CIBC World Markets expressed no view as to, and its opinion does not address, the underlying business decision of Corvis to effect the merger and CIBC World Markets was not requested to consider the relative merits of the merger as compared to any alternative business strategies that might exist for Corvis or the effect of any other transaction in which Corvis might engage. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. The Corvis special committee imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by CIBC World Markets in rendering its opinion.

   This summary is not a complete description of CIBC World Markets' opinion to the Corvis special committee or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

   In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Corvis and Dorsal. No company, transaction or business used in the analyses as a comparison is identical to Corvis, Dorsal or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

   The type and amount of consideration payable in the merger was determined through negotiation between Corvis and Dorsal and the decision to enter into the merger was solely that of the Corvis special committee and Dorsal's board of directors. CIBC World Markets' opinion and financial analyses should not be viewed as determinative of the views of the Corvis special committee, board of directors or management with respect to the merger or the merger consideration.

   The following is a summary of the material financial analyses underlying CIBC World Markets' opinion dated January 29, 2002 to the Corvis special committee in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analyses.

  Dorsal Analysis

   Selected Companies Analysis. CIBC World Markets compared financial and stock market information for Dorsal and the following nine selected publicly held companies in the optical systems industry:

  .  Alcatel S.A.

  .  CIENA Corporation

  .  Corvis

  .  Lucent Technologies Inc.

  .  Nortel Networks Corporation

  .  ONI Systems Corp.

  .  Sycamore Networks, Inc.

  .  Tellabs, Inc.

  .  Tellium, Inc.

   CIBC World Markets reviewed enterprise values, calculated as equity market value plus net debt, as a multiple of calendar years 2002 and 2003 estimated revenue. All multiples were based on closing stock prices on January 28, 2002. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Dorsal were based on internal estimates of Dorsal's management. CIBC World Markets then applied a range of selected multiples of calendar years 2002 and 2003 estimated revenue derived from the selected companies to corresponding financial data of Dorsal. This analysis indicated the following approximate implied equity reference range for the outstanding shares of Dorsal capital stock not owned by Corvis, as compared to the approximate implied value of the merger consideration based on the closing price of Corvis common stock on January 28, 2002 of $2.26 per share and the average closing price of Corvis common stock for the 30-trading day period ended January 28, 2002 of $2.69 per share:

                                  Implied Value of Merger Consideration Based
                                    on Closing Price of Corvis Common Stock
                                  -------------------------------------------
        Implied Equity Reference                       30-Trading Day Average
          Range for Dorsal        January 28, 2002     Ended January 28, 2002
       ------------------------   ----------------     ----------------------
       $94 million-$125 million..   $92 million             $110 million

   Selected Precedent Transactions Analysis. CIBC World Markets reviewed transaction values and, to the extent information was publicly available, implied transaction multiples in the following 13 selected transactions in the optical networking systems industry:

             Acquiror                                          Target
             --------                                          ------
 .    Tellabs, Inc.                    . Ocular Networks, Inc.
 .    Tyco International Ltd.          . TyCom Ltd.
 .    Extreme Networks, Inc.           . Optranet, Inc.
 .    CIENA Corporation                . Cyras Systems, Inc.
 .    Sycamore Networks, Inc.          . Sirocco Systems, Inc.
 .    Lucent Technologies Inc.         . Chromatis Networks Inc.
 .    Cisco Systems, Inc.              . Qeyton Systems
 .    Nortel Networks Corporation      . Xros Inc.
 .    Nortel Networks Corporation      . Qtera Corporation
 .    Redback Networks, Inc.           . Siara Systems, Inc.
 .    Cisco Systems, Inc.              . Cerent Corporation
 .    Cisco Systems, Inc.              . Monterey Networks, Inc.
 .    Global Crossing Holdings Ltd.    . Global Marine Systems business of Cable & Wireless plc

   CIBC World Markets reviewed transaction values, calculated as equity value plus net debt, in the selected transactions as a multiple of one-fiscal year forward and two-fiscal year forward revenue. Multiples for the selected transactions were derived from the transactions involving Tellabs, Inc. and Ocular Networks, Tyco International Ltd. and TyCom Ltd., and Global Crossing Holdings Ltd. and Global Marine Systems, which were the only transactions of the selected transactions referred to above for which relevant information was publicly available. Estimated financial data for Dorsal were based on internal estimates of Dorsal's management. CIBC World Markets then applied a range of selected multiples derived from those selected transactions for which information was publicly available to the fiscal years 2002 and 2003 estimated revenue of Dorsal. This analysis indicated the following approximate implied equity reference range for the outstanding shares of Dorsal capital stock not owned by Corvis, as compared to the approximate implied value of the merger consideration based on the closing price of Corvis common stock on January 28, 2002 of $2.26 per share and the average closing price of Corvis common stock for the 30-trading day period ended January 28, 2002 of $2.69 per share:

                                   Implied Value of Merger Consideration Based
                                     on Closing Price of Corvis Common Stock
                                   -------------------------------------------
        Implied Equity Reference                        30-Trading Day Average
          Range for Dorsal         January 28, 2002     Ended January 28, 2002
          ------------------------ ----------------     ----------------------
       $158 million-$212 million..   $92 million             $110 million

   Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis of Dorsal to calculate the estimated present value of the unlevered, after-tax free cash flows that Dorsal could generate for calendar years 2002 through 2006, based on internal estimates of Dorsal's management. CIBC World Markets calculated a range of estimated terminal values by applying revenue terminal value multiples ranging from 0.75x to 1.25x to Dorsal's projected calendar year 2006 revenue. The present value of the cash flows and terminal values were calculated using a discount rate of 32.5%. This analysis indicated the following approximate implied equity reference range for the outstanding shares of Dorsal capital stock not owned by Corvis, as compared to the approximate implied value of the merger consideration based on the closing price of Corvis common stock on January 28, 2002 of $2.26 per share and the average closing price of Corvis common stock for the 30-trading day period ended January 28, 2002 of $2.69 per share:

                                    Implied Value of Merger Consideration Based
                                      on Closing Price of Corvis Common Stock
                                    -------------------------------------------
        Implied Equity Reference                         30-Trading Day Average
           Range for Dorsal         January 28, 2002     Ended January 28, 2002
           ------------------------ ----------------     ----------------------
       $288 million-$448 million...   $92 million             $110 million

  Corvis Analysis

   Selected Companies Analysis. CIBC World Markets compared financial and stock market information for Corvis and the following eight selected publicly held companies in the optical systems industry:

  .  Alcatel S.A.

  .  CIENA Corporation

  .  Lucent Technologies Inc.

  .  Nortel Networks Corporation

  .  ONI Systems Corp.

  .  Sycamore Networks, Inc.

  .  Tellabs, Inc.

  .  Tellium, Inc.

   CIBC World Markets reviewed enterprise values as multiples of calendar years 2002 and 2003 estimated revenue. All multiples were based on closing stock prices on January 28, 2002. Estimated financial data for the selected companies and Corvis were based on publicly available research analysts' estimates. Calendar year 2002 estimated revenue for Corvis was based on the low end of these estimates. CIBC World Markets then applied a range of selected multiples of calendar years 2002 and 2003 estimated revenue derived from the selected companies to corresponding financial data of Corvis. This analysis indicated the following implied per share equity reference range for Corvis, as compared to the closing price of Corvis common stock on January 28, 2002 of $2.26 per share and the average closing price of Corvis common stock for the 30-trading day period ended January 28, 2002 of $2.69 per share:

                                   Closing Price of Corvis Common Stock
                                  ---------------------------------------
       Implied Per Share Equity                    30-Trading Day Average
       Reference Range for Corvis January 28, 2002 Ended January 28, 2002
       -------------------------- ---------------- ----------------------
              $2.63-$2.90........      $2.26               $2.69

  Other Factors.

   In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

  . historical trading prices and trading volumes of Corvis common stock, which trading prices ranged from $1.19 to $24.11 per share during the 52-week period ended January 28, 2002 and from $2.13 to $3.23 per share during the 30-trading day period ended January 28, 2002;

  . the relationship between movements in Corvis common stock, movements in the common stock of selected companies in the optical systems industry and movements in the Nasdaq Composite Index during the 52-week period ended January 28, 2002;

  . selected research analysts' reports for Corvis, including stock price estimates of those analysts;

  . implied valuations in six private placement financings involving Innovance Networks, Inc., PhotonEx, Inc., Maple Optical Systems, Inc., Movaz Networks, Inc., Metro-Optix, Inc. and Ceyba, Inc.; and

  . the purchase prices paid in the acquisitions of Ocular Networks, Inc., Amber Networks, Inc. and RiverDelta Networks, Inc., relative to the valuations implied in each company's last round of financing.

  Miscellaneous.

   The Corvis special committee selected CIBC World Markets as its financial advisor in connection with the merger based on CIBC World Markets' reputation, experience and familiarity with Corvis and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets in the past has provided services to Corvis and affiliates of Corvis and Dorsal unrelated to the merger, for which services CIBC World Markets has received compensation. In the ordinary course of business, CIBC World Markets and its affiliates currently hold securities in an affiliate of Dorsal and may actively trade the securities of Corvis for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

   Corvis has agreed to pay CIBC World Markets customary fees for its financial advisory services in connection with the merger. In addition, Corvis has agreed to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

  Opinion of Houlihan Lokey Howard & Zukin

   The special committee of Corvis' board of directors retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to act as an additional financial advisor in connection with the merger. In connection with its engagement, the special committee requested that Houlihan Lokey render an opinion to the special committee as to the fairness of the merger, from a financial point of view, to the public stockholders of Corvis. At the January 24, 2002 meeting of the special committee, Houlihan Lokey presented its analysis described below and delivered its oral opinion that as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by Corvis in the merger was fair, from a financial point of view, to the public stockholders of Corvis. Houlihan Lokey confirmed its oral opinion by delivery of a written opinion dated January 29, 2002. Houlihan Lokey's opinion to the special committee speaks as of January 29, 2002, and Houlihan Lokey does not have any obligation to update, revise or reaffirm its opinion.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the special committee of Corvis' board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

   THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS ANNEX D. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

   Houlihan Lokey's opinion to the special committee of Corvis' board of directors addresses only fairness, from a financial point of view, of the merger, and does not constitute a recommendation to the Corvis stockholders as to whether they should vote for or against the issuance of the merger shares. Houlihan Lokey's opinion does not address Corvis' underlying business decision to effect the merger. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Dorsal. The consideration in the merger was arrived at by negotiation between Corvis and Dorsal.

   In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  . reviewed Corvis' consolidated financial statements for the fiscal year ended December 30, 2000 and unaudited interim consolidated financial statements for the nine month period ended September 29, 2001, which Corvis' management has identified as being the most current financial statements available;

  . reviewed Dorsal's consolidated financial statements for the fiscal year ended December 31, 2000, and unaudited interim consolidated financial statements for the twelve month period ended December 31, 2001, which Dorsal's management has identified as being the most current financial statements available;

  . reviewed the Agreement and Plan of Merger among Corvis Corporation, Corvis Acquisition Company, Inc., and Dorsal Networks, Inc. dated as of January 29, 2002;

  . met with certain members of the senior management of Corvis to discuss the operations, financial condition, future prospects and projected operations and performance of Corvis, and discussed the operations and performance with certain Corvis financial advisors and discussed potential synergies resulting from the merger;

  . met with certain members of the senior management of Dorsal to discuss the operations, financial condition, future prospects and projected operations and performance of Dorsal, and discussed the operations and performance with Dorsal's financial advisors;

  . met, via conference call, with certain senior management of Optical Capital Group LLC, a private equity fund with Dorsal as one of its portfolio companies, to discuss the operations, financial condition, future prospects and projected operations and performance of Dorsal as well as the industry;

  .  visited certain facilities and business offices of Corvis and Dorsal;

  . reviewed forecasts and projections prepared by Dorsal management for the years ended December 31, 2002 through 2006;

  . reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to both Corvis and Dorsal;

  . reviewed a copy of the Sale and Purchase Agreement, dated June 28, 2001, regarding a Series B Preferred Stock financing by Dorsal;

  . reviewed Houlihan Lokey's prior analysis regarding Dorsal and Corvis dated April 17, 2001; and

  . conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

   In preparing its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it by Dorsal have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Dorsal, and that the publicly available financial forecasts and projections of Corvis reflect the best currently available estimates of the future financial results and condition of Corvis, with the exception of Corvis' revenue estimates for calendar year 2002, as to which we relied on the low end of these estimates, and that there has been no material change in the assets, financial condition, business or prospects of Corvis and Dorsal since the date of the most recent financial statements made available to it.

   In assessing the financial fairness of the merger, Houlihan Lokey:

  . used widely accepted valuation methodologies to perform an independent analysis of the enterprise value and equity value of Dorsal;

  .  analyzed the terms of the merger and the merger agreement;

  . examined the potential post-merger value of Corvis to public equity holders; and

  .  considered certain alternatives to the proposed merger.

  Valuation of Dorsal

   As part of its analysis, Houlihan Lokey completed an independent valuation of Dorsal using the market multiple, implied equity, and discounted cash flow approaches.

   Market Multiple Approach. The first approach, the market multiple approach, involved the multiplication of revenue measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of Dorsal. Revenue multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between Dorsal and these public companies formed the basis for the selection of appropriate risk adjusted multiples for Dorsal. The risk analysis incorporated both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which Dorsal and the other comparable companies operate.

   For purposes of this analysis, Houlihan Lokey selected 14 publicly traded companies involved in providing optical networking systems equipment. These companies were Alcatel, Avanex Corporation, Ciena Corporation, Corvis Corp., JDS Uniphase Corporation, Juniper Networks Inc., KDDI Corporation, Lucent Technologies Inc., Nortel Networks Corporation, ONI Systems Corporation, Redback Networks, Inc., Sycamore Networks Inc., Tellabs Inc., and Tellium Inc. It should be noted that no company utilized in this analysis is identical to Dorsal.

   Houlihan Lokey found that Dorsal did not have any meaningful levels of earnings or cash flow during the forecast period, and, therefore that valuations based upon those measurements would not be meaningful. Therefore, Houlihan Lokey reviewed the latest twelve month multiples of revenue and projected revenue for the next two fiscal years for the comparable companies. The multiples for the comparable companies are summarized below:

                  RANGE OF MULTIPLES FOR COMPARABLE COMPANIES

                         LTM Revenue 2002 Revenue 2003 Revenue
                         ----------- ------------ ------------
                  Low...    0.47x       0.91x        0.68x
                  High..    5.10x       8.07x        6.72x

                  Median    1.61x       1.83x        1.56x

   The market multiple approach indicated a value for Dorsal in the range of $123.6 million to $163.0 million.

   Implied Equity Approach. This method utilizes the information from previous rounds of equity financing of Dorsal. As these rounds involved acquisitions of minority interests, Houlihan Lokey applied a control premium for purposes of valuing Dorsal in the context of the merger.

   The implied equity approach indicated a value for Dorsal of $138.2 million.

   Discounted Cash Flow Approach. In the discounted cash flow approach, Houlihan Lokey determined the present value of interim cash flows and the terminal value of Dorsal by applying a risk-adjusted rate of return or "discount rate" to cash flow projections prepared by Dorsal's management. The discount rate, in turn, is developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to the entity being valued. The terminal value for Dorsal is estimated by using a multiple of revenue in the final year of the projections. Due to the difficulty in projecting future financial results for Dorsal, Houlihan Lokey concluded that the discounted cash flow approach should not be relied upon as a primary valuation measure. Therefore, Houlihan Lokey considered the valuation indication produced by the discounted cash flow approach as corroborative to other valuation indications.

   The discounted cash flow approach indicated a value for Dorsal in the range of $104.6 million to $135.9 million.

   Houlihan Lokey also considered using a comparable transaction approach. Due to the significant differences in market conditions since the date of comparable completed transactions and the business operations of acquired companies as well as the limited amount of information concerning those transactions that is publicly available, Houlihan Lokey concluded it was not appropriate to use this approach.

  Assessment of Corvis' Public Stock Price

   In assessing the financial fairness of the merger to the public stockholders, Houlihan Lokey considered the trading history of Corvis' public securities and evaluated the trading multiples of Corvis relative to comparable companies in the market.

   As part of its analysis, Houlihan Lokey analyzed the trading value and volume of Corvis' common stock on the Nasdaq. During the previous month, Corvis' common stock traded between a low of $2.13 and a high of $3.23.

   As part of this analysis, Houlihan Lokey observed that:

  . Corvis generally has a trading volume with an average weekly volume of 20 million shares, which is similar to comparable companies, and

  . Corvis' revenue multiples, based on trading of Corvis' common equity securities, were generally consistent with comparable companies' revenue multiples.

  Assessment of Strategic Alternatives to the Merger

   In evaluating the fairness of the merger, from a financial point of view, Houlihan Lokey considered the expected value to Corvis' public stockholders of completing the merger and certain alternatives to the merger.

   Houlihan Lokey considered the following strategic alternatives for Corvis:

  .  maintain the status quo;

  .  entering a new terrestrial market segment;

  .  internally developing an undersea networking technology;

  .  developing a partnership with another player in the undersea market; and

  .  making incremental investments in Dorsal.

   The assessment of strategic alternatives included an assessment of the valuation impact of the merger relative to the alternatives considered by Houlihan Lokey. The analysis did not quantify the valuation impact because, in the opinion of Houlihan Lokey, it was not feasible to so quantify such impact due to the significant number of non-quantifiable variables.

   Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Corvis and Dorsal and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of Corvis or Dorsal. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their letter.

   Houlihan Lokey's opinion is for the use and benefit of the special committee of Corvis' board of directors in its evaluation of the merger and shall not be used by any other person without the prior written consent of Houlihan Lokey.

   Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The special committee selected Houlihan Lokey because of its industry experience and expertise in mergers and acquisitions and in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Dorsal or Corvis.

  Fees and Expenses

   Pursuant to an agreement dated January 9, 2002, Houlihan Lokey was retained by the special committee of Corvis' board of directors to provide financial advisory services. Corvis has agreed to pay Houlihan Lokey customary fees plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. Corvis has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services. No portion of the fee is contingent upon the consummation of the merger or the conclusions reached in Houlihan Lokey's opinion. Houlihan Lokey has in the past provided financial services to Corvis unrelated to the merger, for which services Houlihan Lokey has received compensation.

Structure of the Merger and Conversion of Dorsal Stock

   In accordance with the merger agreement and Delaware law, Corvis Acquisition Company, Inc., a newly-formed and wholly-owned subsidiary of Corvis, will merge with and into Dorsal. As a result of this merger, the separate corporate existence of Corvis Acquisition Company, Inc. will cease and Dorsal will survive the merger as a wholly-owned subsidiary of Corvis.

   The aggregate consideration that will be paid to Dorsal stockholders in the merger is approximately 41 million shares of Corvis common stock. If the merger is approved, these shares will be divided among all Dorsal stockholders pursuant to a plan of recapitalization to be agreed upon by the Dorsal stockholders before completion of the merger.

   If the merger is completed, holders of shares of the following classes and series of Dorsal capital stock will receive the following consideration in the aggregate, plus cash in lieu of any fractional shares:

    Class or Series of Capital Stock          Shares of Corvis Common Stock
    --------------------------------          -----------------------------
    Series A Preferred and Series B Preferred          40,000,000
    Common Stock.............................             923,500

The preceding table assumes that prior to the consummation of the merger: (1) the merger will be treated as a liquidation under Dorsal's charter, so that all outstanding shares of Dorsal Series A preferred stock and Series B preferred stock will be entitled to receive their liquidation preferences under the Dorsal charter, as amended, (2) all warrants for shares of Dorsal stock will be exercised in a cashless exercise, (3) no Dorsal options or restricted shares are terminated, exercised or forfeited, and (4) no adjustment in the merger consideration will be made as a result of changes in cash or cash equivalents held by Dorsal at the effective time of the merger. The distribution of Corvis common stock among holders of Dorsal Series A and Series B preferred shares will be made in accordance with a plan of recapitalization to be adopted by Dorsal prior to the Corvis stockholder meeting. In addition to these shares, options to purchase approximately 5,076,500 shares of Corvis common stock will be issued in exchange for outstanding Dorsal stock options.

   Certain Dorsal stockholders will receive warrants to purchase up to an aggregate of 1.5 million shares (subject to possible reductions) of Corvis common stock underlying options and restricted shares issued to Dorsal employees, but only to the extent the options or restricted shares are forfeited or canceled following the closing of the merger and prior to the first anniversary date of the closing, as a result of those employees' departure from the combined company. The warrants may be exercised for the 24-month period beginning on the first anniversary of the closing of the merger.

   The number of shares issuable in the merger may be adjusted if the amount of cash and cash equivalents held by Dorsal as of the effective time of the merger is less or greater than an amount to be determined on the closing date of the merger, as follows:

  . If Dorsal's cash and cash equivalents are less than the required amount, the number of shares issuable to the Dorsal stockholders will be reduced by an amount equal to the shortfall divided by $3.00.

  . If Dorsal's cash and cash equivalents are greater than the required amount, the number of shares issuable to the Dorsal stockholders will be increased by an amount equal to the lesser of (a) the amount of the excess in cash or cash equivalents and (b) the gross proceeds received by Dorsal from the sale of its capital stock from December 12, 2001 through the effective date of the merger, up to a maximum of $10.8 million, minus Dorsal's expenses related to the merger, divided by $3.00.

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

   In addition, the number of shares of Corvis common stock issuable to Dorsal's stockholders in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to the Corvis common stock or Dorsal common stock effected between the date of the merger agreement and the date of completion of the merger.

Interests of Corvis Directors and Executive Officers in the Merger

   In considering the recommendation of the special committee of the board of directors of Corvis to vote for the proposal to approve of the issuance of Corvis common shares to Dorsal stockholders in the merger, Corvis stockholders should be aware that members of the Corvis board of directors and members of Corvis' management team have agreements or arrangements that provide them with interests in the merger that differ from those of Corvis' stockholders. The special committee of the board of directors of Corvis was aware of these agreements and arrangements during its deliberations on the merits of the merger and its determination to recommend to the stockholders of Corvis that they vote for the proposal to approve of the issuance of Corvis shares in the merger.

   Specifically, Dr. Huber owns, directly and indirectly, 31% of Dorsal's capital stock (as converted) and 23% of Corvis' common stock. After the merger,
he will beneficially own [      ]% of Corvis' common stock.

   Lynn Anderson, Senior Vice President and Chief Financial Officer of Corvis, indirectly owns less than 1% of Dorsal's capital stock (as converted). After the merger, he will beneficially own less than 1% of Corvis' common stock.

Interests of Dorsal Directors and Executive Officers in the Merger

   Stockholders of Dorsal should be aware that members of the Dorsal board of directors and members of Dorsal's management team have agreements or arrangements that provide them with interests in the merger that differ from those of Dorsal's stockholders. The participating members of the board of directors of Dorsal were aware of these agreements and arrangements during their deliberations on the merits of the merger.

   Relationships of Dr. David Huber. Dr. Huber, Chairman of Dorsal's board of directors, also serves as Chairman of the Board, President and Chief Executive Officer of Corvis. Dr. Huber (along with members of his family) owns, directly
and indirectly through one or more entities, approximately [      ]% of the
outstanding common stock and preferred stock (determined on an "as converted" basis) of Dorsal as of the record date for the annual meeting of Corvis stockholders. Dr. Huber owns, directly and indirectly through one or more
entities, [      ]% of Corvis' common stock as of the record date. Following the merger, Dr. Huber will own, directly and indirectly, approximately
[      ]% of the outstanding Corvis common stock.

   Employment Agreements. Under the merger agreement, James Bannantine will remain the Chief Executive Officer and Todd Borkey will remain the Executive Vice President and Chief Operating Officer of Dorsal. In addition, certain key Dorsal employees have entered into employment agreements with Corvis. The amended employment agreements with Messrs. Bannantine and Borkey and the new employment agreements will include non-competition provisions and other standard provisions, as described in "The Merger--Employment and Non-Competition Agreements" below.

   Dorsal Stock Options and Restricted Shares. Following completion of the merger, each option to purchase shares of Dorsal common stock and each share of restricted stock will be replaced with an option to acquire shares of Corvis common stock or with restricted shares of Corvis common stock. The merger will not result in the acceleration of vesting of any options granted under Dorsal's 2000 Equity Incentive Plan, which will be terminated as a result of the merger. In addition, any unexercised warrants to purchase Dorsal stock that are outstanding as of the effective date of the merger either will be exercised on a cashless basis or will be canceled immediately prior to the merger.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the issuance of Corvis' stock in the merger by Corvis' stockholders and the registration of these shares. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

   Each of Corvis and Dorsal is working towards completing the merger as quickly as possible. Assuming that both Corvis and Dorsal satisfy or waive all of the conditions to closing contained in the merger agreement, Corvis and Dorsal anticipate that the merger will occur as soon as practicable after approval of the proposals relating to the issuance of stock to Dorsal stockholders in the merger at the annual meeting of Corvis stockholders.

Exchange of Dorsal Stock Certificates for Corvis Stock Certificates

   Surrender of Shares of Dorsal Common and Preferred Stock. From and after the effective time of the merger, each holder of a certificate which represented, prior to the effective time, shares of Dorsal capital stock will have the right to surrender each certificate to Corvis, or an exchange agent, and receive replacement certificates representing their shares of Corvis common stock, other than the shares placed in escrow and cash in lieu of any fractional shares of Corvis common stock. The surrendered certificates will be cancelled.

   Dorsal stockholders should not send in any stock certificates at this time. A transmittal letter with instructions for the surrender of stock certificates for Dorsal common stock, Series A convertible preferred stock and Series B convertible preferred stock will be mailed to Dorsal stockholders as soon as practicable after completion of the merger.

   Fractional Shares. Corvis will not issue any fractional shares of Corvis common stock in the merger. Instead, each holder of shares of Dorsal common stock or Dorsal preferred stock exchanged in connection with the merger who would otherwise have been entitled to receive a fraction of a share of Corvis common stock will be entitled to receive cash in an amount, rounded to the nearest whole cent, equal to the fair value of the fractional share.

   Dividends and Distributions. Dorsal stockholders are not entitled to receive any dividends or other distributions on Corvis common stock until the merger is completed and they have surrendered their Dorsal stock certificates in exchange for Corvis stock certificates. If there is any dividend or other distribution on Corvis common stock with a record date after the date on which the merger is completed and a payment date prior to the date they surrender their Dorsal stock certificates in exchange for Corvis stock certificates, Dorsal stockholders will receive the dividend or distribution with respect to the whole shares of Corvis common stock issued to them promptly after the shares are issued. If there is any dividend or other distribution on Corvis common stock with a record date after the date on which the merger is completed and a payment date after the date they surrender the Dorsal stock certificates in exchange for Corvis stock certificates, Dorsal stockholders will receive the dividend or distribution with respect to the whole shares of Corvis common stock issued to Dorsal stockholders promptly after the payment date.

   No Further Registration or Transfer of Dorsal Common and Preferred
Stock. At the effective time of the merger, the stock transfer books of Dorsal will be closed and there will be no further transfers of shares of Dorsal common stock or Dorsal preferred stock on the records of Dorsal. After the effective time of the merger, the holders of Dorsal stock certificates will cease to have any rights with respect to such shares of Dorsal common stock and Dorsal preferred stock except as otherwise provided for in the merger agreement or by applicable law.

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

   Dissenting Shares. Dissenting Dorsal shares will not be converted into or represent the right to receive Corvis common stock. If the holder of any dissenting shares forfeits his, her or its right to appraisal under the Delaware General Corporation Law, has properly withdrawn his, her or its right to appraisal or loses his, her or its right to payment of the fair value, these shares will no longer be dissenting shares and will be treated as if they had been converted as of the effective time of the merger. Upon surrender of the Dorsal certificate or certificates representing such dissenting Dorsal shares, Corvis will deliver to the holder of these shares a certificate representing the shares, issued to the stockholder in connection with the merger. See the section entitled "--Appraisal Rights."

   Lost Certificates. If any Dorsal certificates are lost, stolen or destroyed, a Dorsal stockholder must provide an appropriate affidavit of that fact. Corvis may require the owner of the lost, stolen or destroyed Dorsal certificates to deliver a bond as indemnity against any claim that may be made against Corvis with respect to the Dorsal certificates alleged to have been lost, stolen or destroyed.

Treatment of Dorsal's Employees and Employee Benefits

   Employees of Dorsal who are employed by Dorsal immediately prior to the effective time of the merger will become employees of Corvis or the surviving corporation at the effective time of the merger unless otherwise agreed to by Corvis and Dorsal. The surviving corporation may terminate the employment of any of these employees at any time. After the merger, the former employees of Dorsal shall be eligible to participate in the employee benefit plans of Corvis to the same extent as any similarly situated and geographically located Corvis employee.

Treatment of Dorsal Stock Options, Restricted Stock and Warrants

   At the effective time of the merger, each Dorsal stock option and each share of Dorsal restricted stock, whether vested or unvested, will be replaced with an option to purchase shares, or with restricted shares, of Corvis common stock and will no longer represent a right to acquire shares or represent restricted shares of Dorsal capital stock. Each outstanding, unexercised warrant to purchase Dorsal Series A and Series B preferred stock or common stock must be exercised on a cashless basis. Otherwise, any unexercised warrants will be canceled at the effective time of the merger.

Material United States Federal Income Tax Consequences of the Merger

   The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986 ("Code"), the regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. The parties have not requested that the Internal Revenue Service rule upon the tax consequences of the merger, however, the parties will receive a tax opinion of counsel regarding the tax consequences of the merger. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  .  stockholders who are not citizens or residents of the United States;

  .  financial institutions;

  .  mutual funds;

  .  tax-exempt organizations;

  .  insurance companies;

  .  dealers in securities;

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

  . stockholders who acquired their common stock of Dorsal pursuant to the exercise of options or similar derivative securities or otherwise as compensation;

  . stockholders whose shares are qualified small business stock for purposes of Code Section 1202;

  . stockholders who hold their common stock of Dorsal as part of an integrated investment such as a hedge, constructive sale, straddle or other risk reduction strategy or as part of a conversion transaction; and

  . option holders who exchange options to purchase Dorsal shares for options to purchase Corvis shares.

   This discussion assumes that a Dorsal stockholder holds his or her Dorsal common stock as a capital asset within the meaning of Code Section 1221. This discussion further assumes that Dorsal will adopt a plan of recapitalization and notify Corvis of the allocation of Corvis shares among the Dorsal preferred stockholders prior to the Corvis stockholders' meeting.

   The merger has been structured to qualify as a tax-free reorganization for United States federal income tax purposes under Code Section 368(a). Assuming the merger constitutes a tax-free reorganization for United States federal income tax purposes, the following tax consequences will result:

  . Except as discussed below, Dorsal stockholders will not recognize gain or loss for United States federal income tax purposes when shares of Dorsal common stock or preferred stock are exchanged for Corvis common stock pursuant to the merger.

  . The aggregate tax basis of the Corvis common stock received by a Dorsal stockholder as a result of the merger will be the same as the aggregate tax basis in the Dorsal common stock or preferred stock surrendered in the exchange, reduced by the tax basis of any Dorsal common stock or preferred stock for which the Dorsal stockholder receives cash in lieu of fractional shares of Corvis common stock.

  . The holding period of the Corvis common stock that a Dorsal stockholder receives as a result of the exchange will include the period during which the stockholder held the Dorsal common stock or preferred stock exchanged in the merger.

  . Because fractional shares of Corvis common stock will not be issued in the merger, Dorsal's stockholders will recognize capital gain or loss for United States federal income tax purposes with respect to the cash received instead of fractional share interests in Corvis common stock. This gain or loss will equal the difference between the amount of cash received and the tax basis of the Dorsal common stock or preferred stock surrendered in the merger that is allocated to fractional shares. This gain or loss will be a long-term capital gain or loss if the Dorsal common stock or preferred stock has been held for more than one year at the time the merger is completed.

  . Cash payments received by Dorsal stockholders upon exercise of their appraisal rights will result in capital gain (or loss) measured by the difference between the cash payment received and the adjusted tax basis in their shares of Dorsal stock surrendered. Such gain (or loss) will be long-term capital gain (or loss) if the holding period of the Dorsal stock exchanged is more than 12 months at the effective time of the merger.

  . Corvis, Corvis Sub and Dorsal will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

   In addition to the foregoing, there are other tax-related issues of which you should be aware, including:

  . Other Consideration. Even if the merger qualifies as a tax-free reorganization for United States federal income tax purposes, a recipient of Corvis common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Dorsal common stock or preferred stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a Dorsal stockholder was treated as receiving, directly or indirectly, consideration other than Corvis common stock or preferred stock in exchange for such stockholder's Dorsal common stock or preferred stock, gain or loss would have to be recognized.

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

  . Reporting Requirements. Each Dorsal stockholder that receives Corvis common stock in the merger will be required to file a statement with the stockholder's federal income tax return setting forth the stockholder's basis in the Dorsal common stock or preferred stock surrendered and the fair market value of the Corvis common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

  . Backup withholding. Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold and, if required, will withhold 30% of any cash payments to a Dorsal stockholder in the merger unless the stockholder provides the appropriate form. A stockholder should complete and sign the substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder's taxpayer identification number, and certification necessary to avoid backup withholding.

  . Consequences of IRS Challenge. In the event of a successful IRS challenge to the status of the merger as a tax-free reorganization, Dorsal's stockholders would recognize gain or loss with respect to each share of Dorsal common stock or preferred stock surrendered in the merger. Such gain or loss would be equal to the difference between the stockholder's basis in such shares and the sum of the fair market value, as of the effective time, of the Corvis common stock received and cash received in lieu of fractional shares. In such event, a stockholder's aggregate tax basis in the Corvis common stock so received would equal its fair market value as of the effective time, and the stockholder's holding period for such stock would begin the day after the merger is completed.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

   Corvis will account for the merger using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Dorsal, including intangible assets, will be recorded by Corvis at their fair values. The results of operations and cash flows of Dorsal will be included in Corvis' financial statements following the completion of the merger.

Restrictions on Sales of Shares by Affiliates of Dorsal

   The shares of Corvis common stock to be issued to Dorsal's stockholders in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Corvis common stock issued to any person who is deemed to be an "affiliate" of Dorsal at the time the merger takes place. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Dorsal and may include Dorsal's executive officers and directors, as well as Dorsal's significant stockholders. Affiliates may not sell their shares of Corvis common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption under Rule 145 under the Securities Act; or

  .  any other applicable exemption under the Securities Act.

   Corvis' registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Corvis common stock to be received by affiliates of Dorsal in the merger. In

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

addition, the preferred stockholders, the directors and certain officers of Dorsal will enter into affiliate agreements, under which they will agree not to sell up to fifty percent of the shares of Corvis common stock received in the merger for a period ending thirty days after the merger has become effective and will acknowledge that they remain subject to the above-described restrictions on transfer under the securities laws following the closing of the merger.

Appraisal Rights

   Dorsal stockholders are entitled to exercise dissenters' or appraisal rights as a result of the merger and to demand payment for their shares under applicable law.

   Under the Delaware General Corporation Law, any holder of Dorsal capital stock who does not wish to accept the merger consideration in respect of his or her shares of capital stock has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, his or her shares of stock, judicially determined, and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder fully complies with the provisions of Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Annex B to this proxy statement-prospectus.

   Making sure that appraisal rights are perfected can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination of appraisal rights. The following information is intended as a brief summary of the material provisions of the statutory procedures Dorsal stockholders must follow in order to perfect their appraisal right. Please review Section 262, attached as Annex B to this proxy statement-prospectus, for the complete procedure. Dorsal will not give Dorsal stockholders any notice other than as described in this proxy statement-prospectus and as required by the Delaware General Corporation Law.

  Appraisal Rights Procedures

   If Dorsal stockholders wish to exercise appraisal rights, they must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

      Written demand: When the merger becomes effective, Dorsal stockholders will receive a notice stating the effective date of the merger. Dorsal stockholders must deliver a written demand for appraisal to Dorsal within twenty days of the mailing of the notice that the merger has become effective.

      Continuously hold your Dorsal shares: Dorsal stockholders must continuously hold their shares of Dorsal capital stock through the effective time of the merger. If Dorsal stockholders transfer their Dorsal shares prior to the merger, they will lose any right to appraisal in respect of those shares.

      Formal demand: A written demand for appraisal of Dorsal stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on the Dorsal stock certificate(s). If a Dorsal stockholder is the beneficial owner of Dorsal capital stock, but not the stockholder of record, it must have the stockholder of record sign a demand for appraisal.

   If Dorsal stockholders own Dorsal capital stock in a fiduciary capacity, such as a trustee, guardian or custodian, they must disclose the fact that they are signing the demand for appraisal in that capacity.

   If Dorsal stockholders own Dorsal capital stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

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   If Dorsal stockholders are record owners, such as brokers who hold Dorsal capital stock as nominees for others, they may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, Dorsal stockholders should specify in the written demand the number of shares as to which they wish to demand appraisal. If they do not expressly specify the number of shares, we will assume that the written demand covers all the shares of Dorsal capital stock that are in the stockholder's name.

   If Dorsal stockholders elect to exercise appraisal rights, they should mail or deliver a written demand to:

                              Dorsal Networks, Inc.
                              9212 Berger Road
                              Columbia, Maryland 21046
                              Attn: Chief Financial Officer

   The written demand for appraisal should be signed by, or on behalf of, the stockholder of record. The written demand should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

   If the Dorsal stockholders fail to comply with any of these conditions and the merger becomes effective, they will only be entitled to receive the merger consideration provided in the merger agreement.

   Written notice: Within ten days after the closing of the merger, Dorsal must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

   Petition with the Chancery Court: Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If Dorsal stockholders intend to exercise appraisal rights, they should file this petition in the chancery court. Dorsal has no intention at this time to file this petition. If Dorsal stockholders do not file a petition within 120 days after the effective time of the merger, they will lose their rights of appraisal.

   Withdrawal of demand: If Dorsal stockholders change their mind and decide they no longer want appraisal rights, they may withdraw their demand for appraisal rights at any time within 60 days after the effective time of the merger. Dorsal stockholders may also withdraw their demand for appraisal rights after 60 days after the effective time of the merger, but only with the written consent of Dorsal. If Dorsal stockholders effectively withdraw their demand for appraisal rights, they will receive the merger consideration provided in the merger agreement.

   Request for appraisal rights statement: If Dorsal stockholders have complied with the conditions of Section 262, they are entitled to receive a statement from Dorsal. This statement will set forth the number of shares that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement, Dorsal stockholders must send a written request to Dorsal within 120 days after the effective time of the merger. After the merger, Dorsal has ten days after receiving a request to mail Dorsal stockholders the statement.

Listing on The Nasdaq National Market of the Corvis Common Stock to be Issued in the Merger

   It is a condition to the closing of the merger that the shares of Corvis common stock to be issued in connection with the merger have been approved for listing on The Nasdaq National Market, subject to official notice of issuance.

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Description of Prior Material Contracts Between Corvis and Dorsal

   Share Purchase and Call Option Agreement. In contemplation of Corvis and Dorsal entering into a technical support agreement, Corvis, Dorsal and Optical Capital Group, LLC, a company in the business of developing a portfolio of technologies and investments in companies focused on the photonics and optical markets and a holder of Dorsal stock, entered into a share purchase and call option agreement, dated as of September 1, 2000. Under the terms of the agreement, Dorsal, in consideration of Corvis entering into the technical support agreement, agreed to issue Corvis common stock representing a 4.9% interest in Dorsal and agreed to issue to Corvis additional amounts of common stock so that Corvis' ownership interest in Dorsal would never represent less than a 3.0% interest. The agreement also provided Corvis with a participation right and an option and right to purchase all the stock of Dorsal that is beneficially owned by Optical Capital Group, LLC, and a right of first offer to purchase Dorsal if either the board of directors of Dorsal or Optical Capital Group, LLC receives an offer regarding the sale of Dorsal or a merger, consolidation or other business combination of Dorsal.

   Technical Support Agreement. Corvis and Dorsal entered into a technical support agreement dated March 8, 2001 pursuant to which Corvis agreed to provide Dorsal with specific dedicated personnel to aid Dorsal in the design, development and deployment of its long haul undersea communications systems. The execution of and performance under the share purchase and call option agreement, as described above, by Dorsal was the sole consideration paid to Corvis for the dedicated use of Corvis technical personnel. The agreement expires on September 30, 2005 unless earlier terminated. The agreement may be terminated before September 30, 2005 by either party on 30 days' prior written notice if the other party has breached its obligations under the agreement and has not cured the breach within the 30 day notice period or upon the bankruptcy or insolvency of either party.

   Letter Agreement. On June 29, 2001 and following the execution of the share purchase and call option agreement and the technical support agreement, Corvis and Dorsal entered into a letter agreement under which Dorsal issued to Corvis a stock certificate representing 5,632,386 shares of Dorsal common stock. These shares were in consideration for Corvis entering into the share purchase and call option agreement and the technical support agreement.

                             THE MERGER AGREEMENT

   The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement-prospectus.

   Conditions to Completion of the Merger. Each of Corvis', Corvis Sub's and Dorsal's obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before the completion of the merger, including the following:

  . the merger agreement and the merger must be approved by (i) the affirmative vote of a majority of the outstanding shares of Dorsal common stock, and (ii) the affirmative vote of at least 85% of the Series A and Series B preferred stock of Dorsal, voting together as a separate class and on an as-converted basis;

  . the issuance of Corvis shares to Dorsal stockholders must be approved by the affirmative vote of a majority of the shares of Corvis' capital stock voting at the Corvis annual meeting in accordance with the rules of The Nasdaq National Market;

  . all necessary waiting periods or approvals under the Hart-Scott-Rodino Antitrust Improvements Act and any foreign antitrust laws shall have expired or shall have been terminated or received;

  . no temporary restraining order, preliminary or permanent injunction or other order or proceeding by any governmental authority, or other legal restraint or prohibition preventing completion of the merger shall be in effect;

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  .  the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must be effective and no stop order or proceedings for obtaining a stop order shall have been initiated or threatened (to the knowledge of Corvis or Dorsal) by the SEC;

  . the shares of Corvis common stock to be issued in the merger must be approved for listing on The Nasdaq National Market; and

  . Corvis and Dorsal must have received written opinions dated as of the effective date of the merger to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368 of the Internal Revenue Code of 1986, as amended.

   Corvis' and Corvis Sub's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . the representations and warranties of Dorsal in the merger agreement and the related agreements and the representations and warranties of its principal stockholders contained in the stockholders agreement and the related agreements must be true and correct in all material respects on and as of the date the merger is to be completed unless any such breach or breaches of the representations and warranties, when considered together, would not have a material adverse effect;

  . Dorsal must have complied with or performed each of the covenants and agreements required of it by the merger agreement and related agreements, except where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a material adverse effect;

  . Corvis must have received evidence that all necessary approvals of governmental authorities and other third parties have been obtained by Dorsal as required under the merger agreement, except where the failure to obtain such approvals, either individually or in the aggregate, would not have a material adverse effect;

  . Corvis must have received executed affiliate agreements from certain of Dorsal's shareholders;

  . the general indemnity escrow agreement, the affiliate agreements and employment agreements must be in full force and effect;

  . all outstanding warrants to purchase Dorsal common stock shall have been exercised on a cashless basis or terminated in full without liability to Dorsal; and

  . certain agreements between Dorsal and its principal stockholders must have been terminated as of the effective time of the merger without liability to any of the parties to those agreements.

   Dorsal's obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . The representations and warranties of Corvis and Corvis Sub in the merger agreement and related agreements must be true and correct in all material respects on and as of the date the merger is to be completed unless any such breach or breaches of the representations and warranties, when considered together, would not have a material adverse effect;

  . Corvis and Corvis Sub must have complied with or performed each of the covenants and agreements required of it by the merger agreement and related agreements, except where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a material adverse effect; and

  . Each of Dorsal's principal stockholders must have received a warrant to purchase additional shares of Corvis' common stock.

   For purposes of these conditions, "material adverse effect" means any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets, liabilities or prospects of (a) Dorsal, taken as a whole, when such term is used in relation to

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Dorsal, or the context otherwise so requires, or (b) Corvis and its subsidiaries, taken as a whole, when such term is used in relation to Corvis or the context otherwise so requires. In determining whether a material adverse effect has occurred there shall be excluded any effect the cause of which is
(i) the result of announcement of the merger, (ii) any change in laws of general applicability or interpretations thereof by courts or governmental authorities, (iii) any change in generally accepted accounting principles, (iv) any change in circumstances generally affecting the industry in which Dorsal operates, (v) any act or omission of Dorsal or Corvis taken with the prior written consent of Corvis or Dorsal, as applicable, or (vi) any changes in general economic conditions.

   "No Solicitation" Provision. The merger agreement prohibits Dorsal from seeking an alternative transaction to the merger. Dorsal, as well as its affiliates, stockholders, officers, directors, employees, representatives and agents, may not directly or indirectly (a) solicit, entertain, encourage, or take any action to solicit, entertain or encourage, any inquiries or communications regarding an acquisition proposal as described below or (b) participate or engage in any discussions or negotiations with, or provide any information to or take any other action regarding any possible acquisition proposal.

   An "acquisition proposal" means any inquiry, proposal or offer from any person (other than Corvis or Corvis Sub) relating to: any merger, consolidation, share exchange, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving Dorsal, or the issuance or acquisition of shares of capital stock or other equity securities of Dorsal or the sale, lease, exchange, license (whether exclusive or not) or other disposition of any significant portion of the intellectual property, or any significant portion of the business or other assets of Dorsal, or any other similar transaction.

   Conduct of Dorsal's Business Pending the Merger. Under the merger agreement, Dorsal has agreed that during the period before completion of the merger, except as expressly required or permitted by the merger agreement or except as Corvis shall agree in writing, it will ensure that it will conduct business and not take any actions except in the ordinary course of business consistent with past practice and not material to Dorsal taken as a whole. Dorsal also has agreed that it will use its reasonable best efforts to ensure that it preserves intact its current business organization and assets, operates according to plans and budgets provided to Corvis including its business plan, keeps available the services of its present officers, employees and consultants, maintains in effect its material agreements and preserves its present relationships with advertisers, sponsors, customers, licensees, suppliers and other persons with which it has business relations.

   In addition to Dorsal's agreements regarding the general conduct of its business, Dorsal has agreed to some specific restrictions, including, but not limited to, the following:

  . amendments to its certificate of incorporation or by-laws or alteration of its corporate structure or ownership, except for the plan of recapitalization to be adopted by Dorsal prior to the Corvis stockholders meeting, pursuant to which the merger shares may be reallocated among the Dorsal preferred stockholders;

  . the issuance, sale, transfer, pledge, disposal, encumbrance or authorization thereof of any shares of capital stock of any class (except in connection with the exercise of options) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, Dorsal without Corvis' approval;

  . the sale, transfer, pledge, disposal, encumbrance or authorization thereof of any assets (except for sales of assets in the ordinary course of business);

  .  the redemption or repurchase of its capital stock, directly or indirectly;

  . the declaration, set aside or payment of dividends or distributions with respect to its capital stock or other equity interests;

  . the alteration of share capital, including stock splits, combinations, reclassifications or exchange offers or the alteration of any term of repurchase or redemption of any of its securities or any proposal relating thereto;

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  .  the sale, transfer, lease, license, or sublicense, mortgage, pledge, disposal of, encumbrance or grant of any intellectual property rights except in the ordinary course of business;

  . material amendments to or modifications of existing agreements with respect to any intellectual property rights;

  .  the acquisition of stock or assets of, or investments in, other entities;

  . the incurrence of indebtedness, issuance of debt securities or the assumption, guaranty or endorsement or other accommodation of third party obligations or the making of any loan, advance or financial commitment, except in the ordinary course of business and except for a commercial line of credit with Comerica Bank with a principal amount of not more than $7,000,000;

  . the authorization of any capital expenditures which are, in the aggregate, in excess of $25,000 except as provided in Dorsal's business plan;

  . the hiring or termination of employees or consultants except in the ordinary course of business or an increase in any compensation payable to officers or employees, except for increases in compensation of employees in the ordinary course of business;

  . the grant of any severance or termination pay or stock options to, or the creation of any employment or severance agreement with, any director, officer or other employee;

  . the establishment, adoption, entrance into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

  . a change in any accounting policies or procedures unless required by statutory accounting principles or GAAP;

  . the creation, incurrence or sufferance to exist or assumption of any lien on any material asset;

  . the making of any tax election, settlement or compromise of any federal, state, local or foreign income tax liability or agreement to any extension of a statute of limitations;

  . the payment, discharge, satisfaction or settlement of any material litigation in excess of specified limitations or the waiver, assignment or release of any material rights or claims except settlements which would not impose material restrictions on its conduct of business or exceed $25,000 in cost or value for item settled;

  . any transactions, agreements, arrangements or understandings, direct or indirect, with any related party other than as disclosed in the merger agreement;

  . the failure to maintain in full force and effect all insurance policies currently in place or retain suitable replacements thereof;

  . the increase or decrease in Dorsal's research and development activity and capital expenditures as set forth in Dorsal's business plan;

  . any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  . the failure to pay or discharge any current liabilities or trade payables in the ordinary course of business in an aggregate amount in excess of $25,000.

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   Representations and Warranties.  The merger agreement contains representations and warranties given by Dorsal relating to, among other things:

  .  corporate organization and qualification to do business;

  .  capitalization;

  . authority to enter into and binding nature of the merger agreement and the related agreements;

  . approval of the merger agreement and related agreements by the Dorsal board of directors;

  .  absence of conflicts;

  .  consents and filings required for the merger;

  .  material agreements;

  .  compliance with legal requirements;

  . absence of specified changes in Dorsal's business between December 1, 2001 and the date of the merger agreement;

  .  absence of material litigation;

  .  employee benefit plans;

  .  employment and labor matters;

  . information about Dorsal included in the registration statement on Form S-4 and the proxy statement-prospectus;

  .  absence of restrictions on business activities;

  .  title to assets;

  .  leases of real and personal property and liens;

  .  condition of real and tangible personal property;

  .  filing of tax returns, payment of taxes and other tax related matters;

  .  environmental matters;

  .  intellectual property;

  .  insurance;

  .  affiliates of Dorsal;

  .  payment of fees to financial advisors in connection with the merger;

  .  absence of specified unlawful business practices;

  .  existence of interested party transactions;

  .  Dorsal financial statements;

  .  the absence of undisclosed liabilities;

  .  the continuation of employees following the merger; and

  .  the vote of Dorsal principal stockholders to approve the merger.

   The representations and warranties given by Dorsal in the merger agreement and the representations and warranties given by Dorsal principal stockholders in the stockholders agreement survive completion of the merger for a period that expires on the later of (a) the first anniversary date of the closing of the merger and (b) 60 days after the delivery of the audited financial statements of Dorsal for fiscal year 2002 but in no event later than 60 days following the first anniversary of the closing date of the merger.

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   The merger agreement also contains representations and warranties given by
Corvis and Corvis Sub relating to, among other things:

  .  corporate organization and qualification to do business;

  .  capitalization;

  . authority to enter into and binding nature of the merger agreement and the related agreements;

  .  absence of conflicts;

  .  consents and filings required for the merger;

  .  Corvis' filings with the SEC and financial statements therein;

  . statements in the registration statement on Form S-4 and proxy statement-prospectus;

  . actions related to merger as a reorganization within Section 368(a) of the Internal Revenue Code;

  . compliance with Corvis' charter documents, material agreements and applicable law;

  .  absence of material litigation;

  .  absence of restrictions on business activities;

  .  absence of intellectual property litigation or claims;

  .  absence of specified unlawful business practices; and

  . approval of the merger agreement and related agreements by the Corvis board of directors.

   The representations and warranties given by Corvis and Corvis Sub in the merger agreement survive completion of the merger for a period that expires on the later of (a) the first anniversary date of the closing of the merger and
(b) 60 days after the delivery of the audited financial statements of Dorsal for fiscal year 2002 but in no event later than 60 days following the first anniversary of the closing date of the merger.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully Article 2 of the merger agreement entitled "Representations and Warranties of the Company" and
Article 3 of the merger agreement entitled "Representations and Warranties of Corvis and Corvis Sub".

   Indemnification Obligations of Dorsal Principal Stockholders. Dorsal's principal stockholders and their respective affiliates, successors, assigns are jointly and severally obligated to indemnify Corvis, Corvis Sub, the surviving corporation and their respective affiliates, successors and assigns and their officers or directors (each referred to as a "Corvis Indemnification Person") for any loss specified in the merger agreement, to the extent that a Corvis Indemnification Person asserts a timely claim in writing and such claim, together with the aggregate of all prior claims for damages by one or more Corvis Indemnification Persons equals or exceeds $150,000 and any such individual claim exceeds $5,000. The total amount of indemnification for all Corvis Indemnification Persons is limited to the amount of the escrow fund as set forth in the escrow agreement, with limited exceptions set forth in the escrow agreement, as described below under "--Escrow Agreement," provided, however, that the limitation on indemnification above does not apply to claims based on an allegation that Dorsal or a Dorsal indemnifying person had an intent to defraud or made a knowing and intentional misrepresentation of a material fact in connection with the merger agreement, the related agreements or the stockholders agreement and the merger contemplated thereby. In the event of such fraud or knowing and intentional misrepresentation, the indemnification limit will be the fair market value of the shares of Corvis common stock issued in the merger as of the closing date of the merger.

   A Corvis Indemnification Person will be entitled to indemnification for (i) any untruth, inaccuracy or breach of any representation or warranty made by Dorsal in the merger agreement or any principal stockholder of Dorsal in the stockholders agreement or by Dorsal in the Dorsal disclosure schedule or in any exhibit or schedule to the merger agreement or by Dorsal and its principal stockholders in any document delivered by Dorsal or its principal stockholders in connection with the merger agreement, (ii) the breach of any agreement or covenant of Dorsal contained in the merger agreement or the Dorsal disclosure schedule, or in any exhibit to the merger

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agreement or document delivered by Dorsal in connection with the merger agreement or the breach of any agreement or covenant of the principal stockholders in the stockholders agreement, or (iii) any and all third party claims based upon facts alleged that, if true, would constitute a breach or misrepresentation under either of (i) or (ii) above.

   Indemnification Obligations of Corvis. Corvis and its successors and assigns are also jointly and severally obligated to indemnify Dorsal, its principal stockholders and their respective affiliates, successors, assigns and respective officers and directors (each referred to as a "Dorsal Indemnification Person") for any loss specified in the merger agreement, to the extent that a Dorsal Indemnification Person asserts a timely claim in writing and such claim, together with the aggregate of all prior claims for damages by one or more Dorsal Indemnification Persons equals or exceeds $150,000 and any such individual claim exceeds $5,000. The total amount of indemnification for all Dorsal Indemnification Persons is limited to $15 million in the aggregate provided, however, that the limitations on indemnification above will not apply to claims based on an allegation that Corvis or a Corvis indemnifying person had an intent to defraud or made a knowing and intentional misrepresentation of a material fact in connection with the merger agreement or the related agreements and the merger contemplated thereby. In the event of such fraud or knowing and intentional misrepresentation, the indemnification limit will be the fair market value of the shares of Corvis common stock issued in the merger as of the closing date of the merger.

   A Dorsal Indemnification Person will be entitled to indemnification for (i) any untruth, inaccuracy or breach of any representation or warranty made by Corvis or Corvis Sub in the merger agreement or in any exhibit or schedule to the merger agreement or any document delivered by Corvis in connection with the merger agreement, (ii) the breach of any agreement or covenant of Corvis or Corvis Sub contained in the merger agreement or in any exhibit or schedule to the merger agreement or (iii) any and all third party claims based upon facts alleged that, if true, would constitute a breach or misrepresentation under either of (i) or (ii) above.

   Expenses. All fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is completed.

   Amendment. The merger agreement may be amended by a written instrument signed by all of the parties at any time prior to the effective time of the merger; provided, however, that after approval of the merger by the stockholders of Corvis, no amendment may be made which would increase the amount or change the type of consideration into which each share of Dorsal capital stock shall be converted upon consummation of the merger.

   Termination. The merger agreement may be terminated and the merger abandoned at any time prior to completion of the merger, whether or not approval of the stockholders of Corvis or Dorsal has already been obtained, as follows:

  . by mutual written consent duly authorized by the Boards of Directors (or duly authorized special committee of the Boards) of Corvis and Dorsal;

  . by either Corvis or Dorsal if the merger is not completed by June 30, 2002; except that this date is extended to July 31, 2002 if the merger shall not have been completed solely due to the waiting period (or any extensions) or approvals under the Hart-Scott-Rodino Act or any foreign competition laws not having expired or been terminated or received;

  . by either Corvis or Dorsal if any court or governmental authority, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action that prohibits the merger, and the order, decree, ruling or other action becomes final and nonappealable;

  . by either Corvis or Dorsal if the required vote to approve and adopt the merger agreement is not obtained prior to June 1, 2002, or if the required vote to approve of the issuance of Corvis common shares in connection with the merger is not obtained at the Corvis annual meeting prior to June 1, 2002;

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  .  by Corvis if Dorsal or its principal stockholders are in breach of its representations, warranties, covenants or other obligations contained in the merger agreement or stockholders agreement, including any covenant to secure required employment and non-compete agreements, in such a way as to render the conditions to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with obligations and covenants contained in the merger agreement incapable of being satisfied and such breach has not been cured on or before the later of 15 days after written notice from Corvis; and

  . by Dorsal if Corvis or Corvis Sub is in breach of its representations, warranties, covenants or other obligations contained in the merger agreement in such a way as to render the conditions to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with obligations and covenants contained in the merger agreement incapable of being satisfied and such breach has not been cured on or before the later of 15 days after written notice from Dorsal.

   Investment in Dorsal Upon Termination. As set forth in more detail below, the merger agreement requires Corvis to make an investment in Dorsal if the merger agreement is terminated for any reason except in the event that Corvis terminates the merger agreement because Dorsal or its principal stockholders are in material breach of their representations, warranties, covenants or other obligations contained in the merger agreement or stockholders agreement in such a way as to render the conditions to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with obligations and covenants contained in the merger agreement incapable of being satisfied and such breach has not been cured on or before the later of 15 days after written notice from Corvis.

   In the event of termination of the merger agreement for any other reason:

  . within 30 days of termination of the merger agreement, upon the request of Dorsal, Corvis will transfer to Dorsal title to certain equipment and other personal property with a value of $8,000,000;

  . in consideration for the transfer of equipment and other personal property, Dorsal will issue shares of its Series B preferred stock to Corvis at the same price and on the same terms and conditions as shares of such series were previously sold to Optical Capital Group, LLC;

  . within 30 days of termination of the merger agreement, upon the request of Dorsal, Corvis will invest $5,000,000 in cash for shares of Series B preferred stock of Dorsal at the same price and on the same terms and conditions as shares of such series were previously sold to Optical Capital Group, LLC;

  . within 180 days of termination of the merger agreement, upon the request of Dorsal, Corvis will invest an additional $5,000,000 in cash in Dorsal and will receive, at its option, either (i) shares of the same series of preferred stock as Dorsal has sold to any other investor after the date of termination of the merger agreement at the same price and on terms and conditions no less favorable than those offered to that investor or (ii) shares of Series B preferred stock at the same price and on the same terms and conditions as were previously sold to Optical Capital Group, LLC. The $5,000,000 will be reduced dollar for dollar for any amount in excess of $30 million received or committed after the termination of the merger agreement in a private placement of Dorsal's securities, excluding specified current commitments; and

  . if Corvis makes an investment in Dorsal as described above, for a period of 3 years following termination of the merger agreement, Dorsal will specify the use of Corvis as its provider of terrestrial optical networking equipment in response to any bids or requests for proposals that permit Dorsal to recommend a terrestrial equipment provider.

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Affiliate Agreements

   To ensure compliance with the Securities Act of 1933, a condition to the closing of the merger is that the directors, certain executive officers and principal stockholders of Dorsal enter into affiliate agreements with Corvis. Under the affiliate agreements, the signing stockholders agree that they will not sell, transfer, or otherwise dispose of any shares of Corvis common stock unless:

  . such sale, transfer or disposition is in conformity with the requirements of Rule 145 under the Securities Act;

  . such sale, transfer or other disposition is registered under the Securities Act; or

  . in the opinion of counsel, reasonably acceptable to Corvis, such sale, transfer or other disposition is exempt from registration under the Securities Act.

   In addition, these affiliate agreements also provide that the stockholders will not sell up to fifty percent of the shares of Corvis common stock that they receive in the merger for a period ending thirty days after the merger has become effective.

Stockholders Agreement

   Certain significant stockholders of Dorsal have entered into a stockholders agreement under which each signing stockholder has agreed to vote, and has executed an irrevocable proxy to vote, all shares of Dorsal capital stock in the following manner:

  . in favor of the approval and adoption of the merger agreement, the merger and any action required in furtherance thereof;

  . against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Dorsal or the signing stockholder under the merger agreement; and

  . against any action or agreement that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the merger.

   As of the date the merger agreement was signed, the shares held by Dorsal stockholders, together with shares held by Corvis and by two of Dorsal's executive officers, if any, are sufficient for Dorsal to approve the merger agreement and the merger.

Escrow Agreement

   At the time the companies consummate the merger, Corvis will place into an indemnification escrow fund 4.6 million shares of Corvis common stock, plus, under certain circumstances, additional shares up to a maximum of 10% of the shares of Corvis common stock to be issued to Dorsal stockholders in connection with the merger. If the representations, warranties, or covenants made by Dorsal in the merger agreement are inaccurate or breached, Corvis will be entitled to be compensated for resulting losses from the escrow fund for claims in excess of $5,000, provided that the claim, either alone or with other claims under the merger agreement, reaches or exceeds $150,000. Absent fraud or knowing and intentional misrepresentation by a Dorsal principal stockholder, the escrow fund is the sole source of funds for Corvis to satisfy any claims it may have against Dorsal and the Dorsal principal stockholders under the indemnification provisions in the merger agreement. Subject to any unresolved claims that Corvis may have against the escrow fund, shares of Corvis common stock that are not applied to meet indemnification claims will be released from escrow to the Dorsal stockholders that have agreed to indemnify Corvis under the merger agreement on the later of the first anniversary of the closing of the merger or 60 days after the delivery of Dorsal's audited financial statements for fiscal year 2002, but in no event later than 60 days after the first anniversary of the closing of the merger.

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Employment and Non-Competition Agreements

   Bannantine and Borkey Employment Agreements. Dorsal entered into employment agreements with James M. Bannantine and Todd Borkey on September 10, 2001 and October 23, 2000, respectively. These agreements were amended in connection with the merger and will remain in effect following the merger. See "--Amendment of Bannantine and Borkey Employment Agreements", below. The agreements provide that, following the merger, Mr. Bannantine will continue to serve as Dorsal's Chief Executive Officer and Mr. Borkey will continue to serve as Dorsal's Executive Vice President and Chief Operating Officer, at their current base salaries which amounts may be reviewed annually by Dorsal's board of directors. Mr. Bannantine's agreement is for an initial term of four years, commencing September 10, 2001, and Mr. Borkey's agreement is for an initial one-year term, commencing October 23, 2000, with up to two one-year renewals. Upon the effectiveness of the merger, Mr. Bannantine and Mr. Borkey will be entitled to participate in the Corvis benefit and incentive compensation plans and will receive replacement options to purchase shares of Corvis common stock under Corvis' 2001 stock option plan in exchange for their options to purchase Dorsal common stock. The options vest over four years, with vesting beginning on the date of their respective employment agreements and subject to acceleration in certain circumstances. Mr. Borkey also will receive restricted shares of Corvis common stock in exchange for his shares of restricted Dorsal stock. The agreements provide that if the employee terminates or is terminated from employment, Dorsal will pay the employee severance of up to 12 months base salary, under certain conditions, with the amount of severance varying based upon the reason for termination. The agreements contain non-compete covenants that preclude Mr. Bannantine from competing with Dorsal for a period of one year following termination of employment and Mr. Borkey from competing with Dorsal for a period of up to one year following termination of employment, depending upon the reason for termination. Each agreement contains a two-year prohibition on soliciting any of Dorsal's employees or customers following termination of employment.

   Amendment of Bannantine and Borkey Employment Agreements. Dorsal entered into amendments to the employment agreements with Messrs. Bannantine and Borkey on January 29, 2002, pursuant to which they have agreed to waive certain change in control provisions in the original employment agreements that would otherwise be triggered by the merger. In addition, each of the parties has agreed to negotiate in good faith new employment agreements with Corvis in replacement of the existing agreements.

   Other Employment Agreements. Certain other Dorsal employees have entered into new employment agreements with Corvis, which agreements will become effective upon the closing of the merger. These agreements set forth the employee's base salary, which is subject to increase at the discretion of the board of directors, and provide that the employees will be entitled to participate in the Corvis benefit and incentive compensation plans for which they qualify. The employment agreements provide that Corvis will grant each of the employees options or restricted stock in replacement of their Dorsal options and restricted shares. The agreements also provide for severance payments, depending upon the reason for termination. Each employee has agreed not to compete with Corvis until 12 months after his termination of employment with Corvis, and each employee will also be prohibited from soliciting any of Corvis' employees or customers following his termination for a period of 12 months. These employees have also executed a proprietary information and inventions agreement which will also become effective upon the closing of the merger.

Operations After the Merger

   Following the merger, Dorsal will continue its operations as a wholly-owned subsidiary of Corvis and will retain the name Dorsal Networks, Inc. As of the completion of the merger, all officers and directors of Dorsal will resign their positions as officers and directors of Dorsal. As of the completion of
the merger,        will be the sole director of the surviving corporation and act as its President, Treasurer and Secretary. Corvis expects that its management team and the membership of its board of directors will remain unchanged as a result of the merger.

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

   Upon completion of the merger, the stockholders of Dorsal will become stockholders of Corvis, and their rights as stockholders will be governed by Corvis' restated certificate of incorporation, as amended, Corvis' amended and restated by-laws and the laws of the State of Delaware. See section entitled "Comparison of Rights of Corvis Stockholders and Dorsal Stockholders."

      COMPARISON OF RIGHTS OF CORVIS STOCKHOLDERS AND DORSAL STOCKHOLDERS

   Corvis and Dorsal are both organized under the laws of Delaware. Accordingly, differences in the rights of holders of Corvis capital stock and holders of Dorsal capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of Dorsal capital stock will become holders of Corvis capital stock and their rights will be governed by Delaware law and Corvis' amended and restated certificate of incorporation and bylaws. The following summary describes some of the material differences between the rights of Corvis stockholders and Dorsal stockholders. This summary does not include a complete description of all of the differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. You are urged to read carefully the relevant provisions of Delaware law, as well as the amended and restated certificates of incorporation and bylaws of Corvis and Dorsal, which are incorporated by reference in this proxy statement-prospectus and will be sent to Dorsal stockholders upon
request. See "Where You Can Find More Information" on page       .

Capitalization

   Corvis. Corvis is authorized to issue 1,900,000,000 shares of common stock and 200,000,000 shares of preferred stock. On December 29, 2001, 362,687,909 shares of Corvis common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Corvis' Board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of Corvis common stock.

   Dorsal. Dorsal is authorized to issue 188,482,578 shares of common stock, 46,800,000 shares of Series A preferred stock, and 82,628,101 shares of Series B Preferred Stock. On January 29, 2001, 10,078,553 shares of Dorsal common stock were issued and outstanding, 44,400,000 shares of Series A preferred stock were issued and outstanding and 63,377,703 shares of Series B preferred stock were issued and outstanding.

Voting Rights

   Corvis. Each holder of Corvis common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

   Dorsal. Each holder of Dorsal common stock is entitled to one vote for each share and may not cumulate votes for the election of directors. With respect to any matter upon which the holders of common stock have the right to vote, the holders of preferred stock are entitled to one vote for each share of common stock into which their preferred stock could then be converted. Notwithstanding the foregoing, with respect to specified events, the preferred stock is entitled to vote together as a separate class and such events currently require the affirmative vote by the holders of 85% of the outstanding shares of preferred stock, as well as the affirmative vote of the holders of common stock if and as required by law. Such events include: (i) the authorization or issuance of any other equity security that has a preference over or is on parity with the preferred stock; (ii) any alteration or change in the rights, preferences or privileges of the preferred stock; (iii) the payment or declaration of a dividend or distribution on any shares of common stock (other than a dividend or payable solely in common stock); (iv) the merger, consolidation, or reorganization of Dorsal in which more than 50% of the voting power of the corporation is disposed of, or the sale of all or substantially all of the assets of Dorsal; (v) a change in the authorized number of directors of the board of directors; (vi) the redemption, repurchase or acquisition of any

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

shares of common stock not from employees, consultants or directors in ordinary course; (vii) the incurrence of debt greater than $20,000,000; (viii) the adoption of any provision that materially and adversely affects the voting, distribution or other rights and preferences of the preferred stock and (ix) the amendment of this supermajority provision of the amended and restated certificate of incorporation. The 85% voting threshold is reduced to 66% if Optical Capital Group, LLC, HRLD Limited Partnership and their respective affiliates own less than 50% of all of the outstanding shares of Dorsal preferred stock.

   Two members of Dorsal's board of directors are elected by a vote of the holders of a majority of the Series A preferred stock, an additional two members are elected by a vote of the holders of a majority of the Series B preferred stock, an additional two members are elected by a vote of the holders of a majority of the common stock, and one additional member is elected by a vote of the holders of a majority of the common stock and preferred stock, voting together on an as-converted basis.

Number of Directors

   Corvis. Pursuant to Corvis' bylaws and certificate of incorporation, the number of members of Corvis' board of directors is fixed at six, with each director serving a three-year term.

   Dorsal. Pursuant to Dorsal's certificate of incorporation, the number of members of Dorsal's board of directors is fixed at seven, with each director serving a one-year term.

Classification of Board of Directors

   Corvis. Corvis' certificate of incorporation provides for a staggered board of directors. The board of directors is divided into three classes. Currently, the class I directors will serve until the 2004 annual meeting, the class II directors will serve until the 2002 annual meeting, and the class III directors will serve until the 2003 annual meeting.

   Dorsal. Dorsal's certificate of incorporation and bylaws do not provide for any classification of the board of directors.

Removal of Directors

   Corvis. Any director or the entire board of directors may be removed from office only for cause, by affirmative vote of the holders of at least 66-2/3% of the outstanding shares then entitled to vote at an election of directors, subject to the rights of the preferred stockholders at that time. Directors may not be removed without cause.

   Dorsal. Any director or the entire board of directors may be removed, with or without cause, by the holders of shares entitled to cast a majority of the vote which all stockholders are entitled to cast at an election of directors.

Filling Vacancies on the Board of Directors

   Corvis. Any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other causes can be filled by the affirmative vote of a majority of the remaining directors then in office. Newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of the directors then in office.

   Dorsal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having a right to vote as a single class may be filled by a majority of the directors then in office. If there are no directors in office, then an election of directors may be held in the

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

manner provided by statute. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Amendments to Charter

   Corvis. The Delaware General Corporation Law prescribes that any amendment to Corvis' certificate of incorporation must have Board approval of a resolution recommending that the amendment be adopted and approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the Delaware General Corporation Law to vote separately as a class on the amendment. In addition to the affirmative vote of the holders of capital stock required by law, Corvis' certificate of incorporation requires the vote of at least 80% of the voting power of all the outstanding shares of voting capital stock to alter, amend or repeal certain articles in the certificate of incorporation.

   Dorsal. Subject to the specific items set forth in "Voting Rights" above which require a separate class vote of the preferred stock, any amendment to Dorsal's certificate of incorporation must have Board approval of a resolution recommending that the amendment be adopted and approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the Delaware General Corporation Law to vote separately as a class on the amendment.

Amendments to Bylaws

   Corvis. Corvis' certificate of incorporation authorizes the board of directors to make, alter, amend or repeal the bylaws of Corvis. Corvis' bylaws authorize the stockholders to alter, amend or repeal the bylaws of Corvis upon the approval of the holders of at least two-thirds of the shares entitled to vote on such matter. The fact that such power has been conferred upon the Directors does not divest or limit the stockholders' power to adopt, amend or repeal bylaws.

   Dorsal. Subject to the specific items set forth in "Voting Rights" above which require a separate class vote of the preferred stock, Dorsal's bylaws may be altered, amended or repealed or new bylaws may be adopted either by the vote of the holders of a majority of the stockholders of the Dorsal or by a vote of a majority of the board of directors.

Special Stockholder Meetings

   Corvis. A special meeting of Corvis' stockholders may only be called by the board of directors pursuant to a resolution approved by the chairman of the board of directors, the president of Corvis or the affirmative vote of a majority of the directors then in office.

   Dorsal. A special meeting of Dorsal's stockholders may only be called by the board of directors pursuant to a resolution approved by the chairman of the board of directors, the president of Dorsal, the affirmative vote of a majority of the directors then in office, or at the written request of the stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the particular meeting.

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

Action by Consent of Stockholders

   Corvis. Under the Delaware General Corporation Law, unless a company's certificate of incorporation specifies otherwise, stockholders may execute an action by written consent in lieu of any annual or special stockholder meeting. Corvis' bylaws and certificate of incorporation provide that actions by written consent of the stockholders are prohibited.

   Dorsal. Dorsal's bylaws provide that any action required to be taken, or that may be taken, at any annual or special meeting of the stockholders of the corporation may be taken without a meeting by written consent signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present.

Limitation of Personal Liability of Directors

   Corvis. Corvis' certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of Corvis or any subsidiary of Corvis shall be personally liable to Corvis or its stockholders and shall otherwise be indemnified by Corvis for monetary damages for breach of fiduciary duty as a director of Corvis, any predecessor of Corvis or any subsidiary of Corvis.

   Dorsal. Dorsal's certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of Dorsal shall be personally liable for monetary damages for breach of fiduciary duty as a director. However, no such provision will eliminate the liability of a director for:

  .  any breach of the director's duty of loyalty to Dorsal or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . violation of the provisions of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

   Corvis. Corvis' certificate of incorporation provides that Corvis shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of Corvis, any predecessor of Corvis or any subsidiary of Corvis or serves or served at any other enterprise as a director or officer at the request of Corvis, any predecessor to Corvis or any subsidiary of Corvis.

   Dorsal. Dorsal's certificate of incorporation provides that Dorsal shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Dorsal) by reason of the fact that the person is or was a director, officer, employee or agent of Dorsal, or is or was serving at the request of Dorsal as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Dorsal, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Relevant Business Combination Provisions and Statutes

   Corvis and Dorsal. The Delaware General Corporation Law provides that if a person acquires 15% or more of the stock of a Delaware corporation, such person may not engage in transactions with the corporation for

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

a period of three years. The statute contains exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires at least 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and employee stock plans) in one transaction, or if the transaction is approved by the board of directors and the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder at a meeting of the stockholders, then the prohibition on business combinations is not applicable.

   Corvis. Corvis' certificate of incorporation also provides that "business combinations" with an "interested stockholder" require the approval of 80% of the outstanding shares entitled to vote, unless the "business combination" has been approved by a majority of the disinterested directors, in which case the "business combination" requires the approval of a majority of the outstanding shares entitled to vote. A "business combination" includes mergers, asset sales and other transactions resulting in an increase in the ownership interest held by the "interested stockholder." An "interested stockholder" is a person who, together with affiliates or associates, owns, or within two years of the business combination did own, 15% or more of the corporation's voting stock. The approval required by this provision is in addition to any affirmative vote required by law.

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

                         INFORMATION CONCERNING CORVIS

   Corvis designs, manufactures and sells high performance optical networking products that accelerate service provider revenue opportunities and lower the overall cost of network ownership for service providers. Corvis' all-optical products have enabled a fundamental shift in network design and efficiency by allowing for the transmission, switching and management of communication traffic entirely in the optical domain, thereby eliminating the capital and operational expense of electrical regeneration and switching equipment and reducing the time to provision revenue generating services in the backbone network. Corvis' point to point and repeaterless transmission products and optical switching products allow it to offer high performance solutions that address a broad range of networking encountered by service providers.

   Corvis' goal is to be the leading provider of high performance optical network products. Key elements of Corvis' strategy include the following:

   Develop and Introduce Leading Optical Networking Products. Corvis develops and provides products that enable service providers to deploy faster, more flexible and more cost-effective networks than those using existing equipment. Corvis' products enable service providers to significantly reduce equipment purchases and operating expenses and simplify network management.

   Maintain and Extend Technology Leadership. Corvis believes that Corvis is currently the leader in developing all-optical network technology. Corvis intends to maintain and extend Corvis' technological advantage by continuing to define next-generation optical networks. To further this objective, Corvis will continue investing in research and development efforts focusing on innovative optical and networking technology. Corvis will also continue to recruit and retain talented engineers for Corvis' research and development activities.

   Penetrate and Expand Customer Base. Corvis sells its products to established and emerging service providers. Corvis works closely with prospective customers, analyzing their existing networks and developing customized plans for increasing their network capacity and functionality. To further develop and expand Corvis' customer base, Corvis intends to continue to leverage its sales force and customer support capabilities to address both domestic and international service providers. Corvis intends to increase its visibility as a leader in developing optical networking products and services and believes this increased visibility will generate additional sales. Corvis believes that providing ongoing support is critical to successful long-term relationships with, and follow-on sales to, its customers. In this regard, Corvis is committed to providing its customers with the highest levels of support and service.

   Optimize Manufacturing Capabilities. Corvis is continuing to develop its internal manufacturing capabilities through improvements to existing facilities and equipment. Corvis develops its manufacturing processes concurrently with the design and development of Corvis' optical networking products, to ensure that the resulting product design can be manufactured more efficiently and cost effectively. Corvis seeks to outsource manufacturing whenever it is cost-effective to do so and there is minimal risk of compromising Corvis' proprietary technologies and processes. Over time, Corvis intends to selectively increase its use of contract manufacturers to reduce cost and increase manufacturing capacity, flexibility and speed to market.

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   Pursue Strategic Relationships and Acquisitions.  Corvis pursues strategic relationships and acquisitions with companies that have innovative technologies. Corvis believes that through acquisitions it will be able to gain access to new technologies and additional skilled employees. Corvis has also made investments in some of its vendors as well as other technology leading companies, enabling mutually beneficial strategic relationships and providing Corvis with continued access to additional next generation technologies.

Security Ownership of Beneficial Holders and Management of Corvis

   The following table sets forth certain information as of December 29, 2001 concerning the beneficial ownership of the Corvis common stock by each stockholder known by Corvis to be the beneficial owner of more than 5% of the outstanding shares of common stock, each current member of the board of directors of Corvis, each Corvis executive officer named in the Summary
Compensation Table on page     , and all directors and executive officers as a
group. As of December 29, 2001, there were approximately 1,314 record holders of Corvis common stock.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The number of shares of Corvis common stock beneficially owned by a person includes shares of common stock issuable with respect to options and convertible securities held by the person, which are exercisable or convertible within 60 days of December 29, 2001. The percentage of Corvis common stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within 60 days of December 29, 2001 and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 7015 Albert Einstein Drive, Columbia, Maryland 21046.

                                                             Prior to the Merger        After the Merger
                                                          ------------------------  -----------------------
                                                           Number of                 Number of
                                                             Shares     Percentage     Shares     Percentage
                                                          Beneficially Beneficially Beneficially Beneficially
                Name of Beneficial Owner                     Owned        Owned        Owned        Owned
                ------------------------                  ------------ ------------ ------------ ------------
David R. Huber(1)........................................  84,693,354      23.4%                     [__]%
Frank M. Drendel(2)......................................     113,643         *         113,643        *
Joseph R. Hardiman(3)....................................      90,500         *          90,500        *
David S. Oros(4).........................................     201,665         *         201,665        *
Terence F. Unter(5)......................................   4,264,489       1.2%      4,264,489      1.1%
Anne H. Stuart(6)........................................   1,130,085         *       1,130,085        *
Kim D. Larsen(7).........................................   1,118,090         *       1,118,090        *
All current officers and Directors as a group (7 persons)  91,611,826      25.3%                     [__]%
Wellington Management Company LLP........................  32,841,845       9.1%     32,841,845      8.1%
   75 State Street
   Boston, MA 02109

--------
 *  Less than 1%
(1) Includes 11,209,407 shares held by HRLD Limited Partnership, 2,952,118 shares held by David R. Huber Grantor Retained Annuity Trust, 5,819,460 shares held by Optical Venture Equity Partners, LLC, 1,420,000 shares held by Columbia Trust, 1,174,749 shares held by The Grande Foundation, and 2,978 shares held by HRLD Corporation.
(2) Includes 77,500 shares issuable pursuant to options exercisable within 60 days of December 29, 2001.
(3) Includes 13,000 shares held in a self-directed IRA and 77,500 shares issuable pursuant to options exercisable within 60 days of December 29, 2001.

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

(4) Includes 51,665 shares issuable pursuant to options exercisable within 60 days of December 29, 2001.
(5) Includes 142,500 shares issuable pursuant to options exercisable within 60 days of December 29, 2001 and 300,000 shares held by The Terence Unter 2001 Grantor Retained Annuity Trust.
(6) Includes 135,000 shares issuable pursuant to options exercisable within 60 days of December 29, 2001. Ms. Stuart's employment with Corvis ended effective January 4, 2002.
(7) Includes 142,500 shares issuable pursuant to options exercisable within 60 days of December 29, 2001, 100,000 shares held by The Larsen Family LLC, of which Mr. Larsen is the managing member, and 2,980 shares held by Mr. Larsen's wife.

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

                         INFORMATION CONCERNING DORSAL

Introduction

   Dorsal was incorporated in August 2000 in Delaware under the name Columbia Networks System, Inc. The company changed its name to Sowilo Networks, Inc. in September of 2000 and to Dorsal Networks, Inc. in April of 2001. Dorsal's principal corporate offices are located at 9212 Berger Road, Columbia, Maryland 21046. Dorsal's telephone number is (443) 259-6800 and facsimile number is
(443) 259-6860. Dorsal's website is www.dorsalnetworks.com.

Overview

   Dorsal develops and markets undersea optical networking solutions for telecommunication service providers. Dorsal's products offer service providers low cost, high reliability, high capacity and long reach solutions. Dorsal's products include new turnkey systems as well as capacity upgrades of existing undersea optical systems.

   Turnkey Systems. Dorsal's turnkey systems include Dorsal's terminal equipment and network management software together with Dorsal's undersea optical signal amplification equipment and fiber optic cable. Turnkey systems include route engineering, installation through the use of specialized marine vessels for deployment of the undersea portion, construction of cable landing stations and testing and commissioning services. Dorsal will also offer ongoing operations and maintenance services for customers.

   Capacity Upgrades. Dorsal's capacity upgrades include terminal equipment and network management software which enables the transmission of additional optical signals over existing undersea optical systems.

   Dorsal's products enable service providers to achieve the lowest cost per bit by dramatically reducing capital expenditures and operating costs, while increasing network capacity.

   Reduced Capital Expenditures. By deploying Dorsal's products, service providers are able to dramatically reduce their capital expenditures. Dorsal's turnkey systems reduce the number of fibers and amplifiers required on undersea cables and eliminate the need for costly electrical regeneration on trans-Pacific routes. Dorsal's products support transmission of significantly more optical signals per fiber pair than competing solutions potentially available in the same timeframe. This enables the use of fewer fiber pairs and individual amplifiers for a cable of equivalent capacity. Dorsal's products support transmission distances substantially in excess of 10,000 kilometers. This enables a substantial reduction in the number of transmitters and receivers by eliminating electrical regeneration points required by competing solutions. Dorsal's transmit reach enables trans-Pacific links previously not possible without costly electrical regeneration equipment in Hawaii or Japan. In addition, Dorsal can transmit undersea signals beyond the receiving cable landing station and inland directly to the terrestrial service provider's point-of-presence ("POP") or directly to the next undersea landing station without electrical regeneration. This capability significantly lowers the total amount of network elements required for undersea network builds.

   Reduced Operating Expenses. Dorsal's highly integrated equipment design reduces component count and provides significantly increased reliability. Terminal equipment has been consolidated to a fraction of the size of competitors' offerings, and reduces the cost of maintaining equipment and spare parts inventory. In addition, reduced floor space requirements allow for a smaller cable landing station with lower utility costs. Alternatively, existing cable landing stations can be configured to support more cables than originally planned. Finally, Dorsal's transmission equipment is designed to deploy more rapidly and easily than competitors' solutions, reducing the cost associated with commissioning turnkey systems, capacity upgrades and replacement parts.

   Service providers are driven to seek the lowest cost per bit solution. Given service providers' current capital constraints and declining profit margins, Dorsal believes that service providers will adopt Dorsal's products because they offer the lowest upfront capital expenditures and ongoing operating costs.

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Industry Background

   Dramatic Increase in Global Demand for Telecommunication Services. As a result of the rapid development of terrestrial wireline and wireless networks in North America, Europe and Asia-Pacific over the last few years, demand for undersea bandwidth capacity to link those and other networks is increasing. This need for interconnectivity requires the deployment of high capacity undersea optical networks. Recent research conducted by The Yankee Group projects that undersea optical network traffic volume will increase at a compound annual growth rate of approximately 91% for transatlantic systems and 101% for transpacific systems from 2000 through 2006. This projected demand for increased undersea bandwidth capacity will result in additional capacity construction in the Atlantic in 2003 and 2004, and in the Asia-Pacific region in 2004, representing a significant opportunity for system providers.

   Deregulation and privatization also continue to create infrastructure needs. Wide pricing variation exists globally for the same amount of bandwidth due to differing levels of competition. For example, bandwidth pricing in the Pacific is four times that of the Atlantic, which has led to the planned construction of new trans-Pacific cables.

   Undersea Optical Transport Technology Has Evolved Significantly. Ten years ago, the largest transoceanic telecommunication cables held less than 2Gbps capacity. Present technology allows individual fiber pairs to carry 640Gbps each. According to TeleGeography, bandwidth on intercontinental undersea cables will have increased from 300Gbps to 12Tbps, a 40-fold increase, from 1999 to 2002. A comparison of the TAT-8 transatlantic cable, which was state of the art in 1988, with the FLAG Atlantic-1 (FA-1) cable, which entered commercial service in June 2001, demonstrates the magnitude of growth in undersea bandwidth.

   Between 1988 and 2001, the number of optical fibers in each cable increased modestly from two to six pairs. The most significant advance in the last decade has been the ability to transmit multiple optical signals across a single fiber pair. Whereas earlier fiber optic systems used a single optical signal to transport information across each fiber, more recent systems employ Dense Wavelength Division Multiplexing (DWDM) technology to make use of multiple optical signals, or wavelengths, within each optical fiber. Thus, while a fiber pair on TAT-8 could carry information at 280Mbps on its single wavelength, FA-1 will have the ability to send streams of data at 10Gbps on each of 64 different wavelengths, for a total capacity of 640Gbps. In addition to using DWDM technology to transmit multiple optical signals across each fiber, recent systems also employ the use of increasing numbers of fiber pairs per cable. The first cable employing eight fiber pairs is scheduled to enter service in 2002.

   Today, by taking advantage of DWDM technology, service providers bring undersea systems into commercial service with only the needed amount of capacity, typically 10% of total system capacity. A service provider can later increase system capacity upon need by adding wavelengths (illuminating dark fiber) at only 10 percent to 15 percent of the original system's cost. While the construction cost per kilometer of undersea optical systems has increased modestly, from $50,000 in 1988 to $80,000 in 2001, the cost per bit, an industry measure of an undersea system's cost relative to its capacity, has plummeted from $650,000 on TAT-8 to just $400 on the FA-1.

   Competitive History. The evolution of the telecommunication market from "one country/one telco" monopolies to a more competitive environment has contributed to advances in technology such as DWDM and enabled today's expanding network capacity. Competition among the providers of international capacity represents a change in a market where once national monopolies were the only source of international capacity.

   In the early market for undersea optical networks, consortia of established incumbent service providers pooled their capital to pay up front for turnkey undersea networks and had access to a proportionate level of network capacity when it was completed. These state-monopoly service providers sold network capacity at prices far above cost and limited network capacity availability overall. However, the European Commission ended

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

monopolies on infrastructure in 1996, and international competition in bandwidth supply began, attracting several dozen new players to the previously underserved undersea network market. Atlantic Crossing, by Global Crossing, was the first private undersea optical network provider to exploit the new market dynamic and began construction of its first network in 1997. Recently, the majority of the large projects have been awarded by these new competitors. Initially, these entities claimed no affiliation with service providers or any intent to enter the retail market, but that trend is changing, as the balance of power shifts back to the traditional carriers.

   The capacity on undersea optical networks is currently sold, in large part, to either smaller service providers, internet service providers (ISPs) or large enterprise customers. The primary vehicle until recently had been the Indefeasible Right of Use, or "IRU", which awarded a share of undersea optical network capacity for its lifetime (generally 25 years), was non-transferable and was guaranteed with assurances of restoration and basic management. With increasing competition, alternatives such as the sale of short-term leases have emerged.

   Competition Drives Technology Adoption. Today's intense competition, combined with capital restrictions for service providers, makes it increasingly difficult for service providers to differentiate themselves. Increasing competition has caused price erosion and drives service providers to continually seek capital and operating cost reductions to maintain margins. Technology adoption provides the most compelling way to differentiate performance and rapidly decrease capital and operating costs associated with conducting business at the desired points-of-presence. Technology adoption is also critical for establishing breakthroughs in customer service, such as rapid provisioning, service on demand and improved reliability.

   Large and Growing Market. The market for undersea bandwidth is driven by voice, internet, multimedia and other data transport applications. In turn, demand for data drives demand for undersea network equipment. According to a May 2001 Goldman Sachs report, the Yankee Group predicts undersea data capacity demand to grow at a compound annual growth rate of 95% through 2006. The worldwide market for undersea networking equipment will grow from $6.0 billion in 2002 to $7.5 billion by 2005 (RHK, December 2001).

   Dorsal estimates that 21 undersea cables installed since 1996 still operate today. However, Dorsal also estimates that 23 more cable builds (of greater capacity than their predecessors) have been announced and are targeted for service through 2005.

   Capacity Upgrades versus Turnkey System Builds. Turnkey system builds involve a broader array of equipment than do capacity upgrades to existing systems, which incorporate only terminal equipment. System build revenues therefore comprise the majority of the equipment market. Based on Dorsal's knowledge of upcoming projects, Dorsal estimates the capacity upgrade market in 2002 to be slightly more than $1 billion, and forecast the turnkey system market to be roughly $3 billion. At present, approximately 20% of installed undersea fibers are in use. In the Atlantic alone, 9.5Tbps of upgrade solutions will be required to fully utilize existing fibers. At current market prices, this will constitute approximately $4 billion in sales over the next three to five years.

   Geography. North America accounted for roughly half of the total worldwide market in 2000 at $2.2 billion and will retain its substantial share as it grows to $5.5 billion by the end of 2005, at a CAGR of 20.7%. Europe and Asia/Pacific's growth will be the highest, with CAGRs of 22.7% and 23.1% respectively, and market share in 2005 of 16% for Europe and 26% for Asia/Pacific.

   Length of Haul. Undersea systems' ranges can vary from only a few hundred kilometers to several thousand kilometers. Shorter distances may not require signal amplification for clear transmission. Such systems are called "unrepeatered," or festoon systems, and comprise about 10% of the total undersea optical networking equipment market. Long-haul systems require amplifiers spaced regularly along the cable to enhance signal, and are therefore called "repeatered." Repeatered systems make up the remaining 90% of the market beyond unrepeatered systems.

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

   Existing Network Infrastructure.   Undersea networks are the long distance
networks that connect terrestrial networks separated by bodies of water. Each undersea network consists of land-based entry and exit points, or "cable landing stations", and undersea transport equipment, or "undersea equipment." In the land-based cable landing station portion of the network, voice, video and data signals coming from terrestrial networks are converted to a proprietary long distance optical format that is necessary to transmit over transoceanic distances. These voice, video and data signals, which exist as pulses of light traveling on an optical fiber, would degrade over these distances if they were not converted into this special format and repeatedly amplified. Repeaters, which contain high-reliability amplifiers that restore the attenuating signals, are positioned regularly along the undersea portion of the fiber optic cable. Cable encloses optical fibers spliced together in a proprietary manner, which minimizes dispersion and other signal degrading effects. Most systems include at least two separate cables for redundancy purposes in the event of a cable break or other malfunction. Upon the arrival of the optical signal at the receiving cable landing station, the signal is converted to back to a terrestrial format.

   The cable landing station consists of equipment and facilities that convert the undersea system's signals and distributes them to the terrestrial networks. This portion of the undersea system is housed in specially designed facilities located on shore near each landing point of the undersea cable. In addition to transmission and reception of signals, the cable landing station equipment also monitors, controls and powers the undersea equipment and provides the maintenance features necessary to allow the identification and location of faults that affect transmission performance. Typically, only 10% of the system capacity and corresponding cable landing station equipment is installed initially on new systems.

   Limitations of the Existing Network Infrastructure. Existing undersea network infrastructures limit service providers' ability to cost-effectively and efficiently meet increasing capacity and service demands. The limitations result from substantial expenditures associated with installing and operating equipment, the lack of competition among vendors for capacity upgrade contracts on existing networks, and technology that prevents direct transpacific links without regeneration.

   Significant Capital Expenditures.  Undersea systems are costly to deploy.

   Cable Landing Station. The cable landing station portion of undersea systems requires many expensive and complex network elements. The cost of the cable landing station portion of a new system build can be as low as 15% of the initial system deployment cost, but will grow to up to 2/3 of the total system lifetime costs after all capacity upgrades are completed. For each additional 1Tbps of capacity, the service provider must purchase, install and commission approximately 65 cabinets of equipment from incumbent vendors. The amount of equipment along with the associated installation and commissioning cost results in high capital costs for capacity upgrades.

   Undersea Equipment. The cost of building out the undersea equipment portion of a turnkey system includes purchase and installation of highly specialized cable and amplifiers designed to withstand the harsh undersea environment. Each repeater contains an amplifier for each individual fiber contained in the cable. Current amplifier design limits the number of signals that can be supported on a fiber pair, necessitating system designs which incorporate an increasing number of fiber pairs per cable, driving higher amplifier counts. Next-generation systems planned by incumbents are expected to support in excess of 100 individual 10Gbps signals per fiber pair, which will require hundreds of amplifiers per fiber pair. These systems will support up to eight fiber pairs in an undersea cable, which will require thousands of amplifiers.

   High Operating Expenses. The complexities of existing network infrastructures require service providers to incur substantial operating expenses. An extensive amount of equipment must be maintained, spare equipment must be stocked and electrical power and facilities must be sufficient to accommodate all of the installed equipment. The failure rates of incumbent suppliers' products require frequent visits to replace equipment within cable stations, which necessitates large and widely distributed spare part inventories. These operating expenses will continue to increase as service providers deploy capacity upgrades from incumbent vendors.

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

   Distance and Capacity Limitations. Current undersea networks offerings enable transmission of up to 10,000 kilometers without electrical regeneration. To travel extremely long distances, such as some routes from the American west coast to various places in Asia, current networks must stop in Hawaii to regenerate the signals. The additional landing point adds distance to the route, increases the number of repeaters on the route, and adds an electrical regeneration point which at least doubles the cable landing station equipment required. On many routes, current undersea systems cannot transmit undersea signals beyond the receiving cable landing station and inland directly to the terrestrial service provider's point-of-presence ("POP") or directly to the next undersea landing station without electrical regeneration. In addition, the floor space requirements of current network offerings decrease the feasibility of deploying undersea terminal equipment in a service provider POP.

   Proprietary Solutions. Building undersea systems is largely a custom business today. Vendors customize each undersea system for the requirements of the service provider and the specific cable route. Turnkey systems are only utilized 10-20% initially, and later require capacity upgrades. Due to the proprietary nature of each system build and the lack of direct competition between vendors for capacity upgrade contracts on deployed cables, service providers are largely limited to their original system vendor for subsequent capacity upgrades. The lack of competition for capacity upgrade contracts has allowed vendors to achieve attractive margins while selling technology designs that in some cases date back to the original system deployment.

Dorsal Solution

   Dorsal develops and markets undersea optical network solutions for service providers. Dorsal's products offer the industry's lowest cost, highest reliability, highest capacity and longest reach solution. Dorsal's products include new turnkey systems as well as capacity upgrades of existing systems. Dorsal's products offer several key competitive advantages and benefits, including the following:

   Reduced Capital Expenditures. By deploying Dorsal's products, service providers are able to dramatically reduce their capital expenditures.

   Cable Landing Station. Dorsal's WDM terminals integrate each transceiver onto a single line card with a reduced number of components. This dramatically reduces the amount and complexity of equipment necessary to perform transmission of optical signals across undersea networks. This order of magnitude reduction in the size and amount of equipment reduces equipment and cable station costs (real estate, construction, permitting) while improving reliability. Additionally, the extended reach of Dorsal's systems allows for the elimination of certain electrical regeneration points and their associated capital costs.

   Undersea Equipment. The higher channel count per fiber enables service providers to deploy fewer fibers and thus fewer amplifiers in each repeater along an undersea system segment, dramatically reducing capital expenditures.

   Reduced Operating Expenditures. Dorsal's products reduce operating expenses by dramatically reducing the amount of equipment necessary to deploy an undersea network. This significantly reduces costs associated with maintaining deployed equipment and stocking spare components. In addition, it reduces the cost of providing and operating facilities. Simplified system design also reduces network management costs. The result is a more efficient, less complex network with fewer parts to track, control, maintain and manage. Finally, Dorsal has dramatically improved the reliability of Dorsal's amplification and transceiver equipment, which will notably reduce overall system maintenance effort and costs.

   Enhanced Capacity and Reach. Dorsal's products support transmission distances substantially in excess of 10,000 kilometers. This enables a substantial reduction in the number of transmitters and receivers by eliminating electrical regeneration points required by competing solutions. Dorsal's transmit reach enables transpacific links previously not possible without costly electrical regeneration equipment in Hawaii or Japan. In addition, Dorsal can transmit undersea signals beyond the receiving cable landing station and inland directly to the terrestrial

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

service provider's point-of-presence ("POP") or directly to the next undersea landing station without electrical regeneration. Dorsal's products also support significantly more channels per fiber pair, than competing solutions that are potentially available in the same time frame. Alternatively, Dorsal's system can provide capacity equivalent to those competing systems using fewer fiber pairs.

   Upgrade Solutions. Dorsal's capacity upgrade solution is designed to operate on existing undersea systems manufactured by other vendors, thereby creating a competitive capacity upgrade market. Dorsal provides greater capacity at a lower cost than current proprietary vendor solutions. In many cases, Dorsal's upgrade solution can increase the maximum capacity of a deployed system beyond its original design capacity. In one customer study, Dorsal determined it could increase the service provider's maximum expected fiber utilization by 33%. Dorsal's solution delivers significant cost savings, requires a fraction of the floor space and provides a ten-fold improvement in reliability. The solution is fully compatible with existing cable network management systems through standard element interfaces.

The Dorsal Strategy

   Penetrate the market with differentiated solutions. Dorsal markets its products to established and emerging undersea service providers. Dorsal focuses on both longer sales cycle turnkey system and shorter sales cycle capacity upgrade opportunities. Dorsal differentiates itself in the turnkey systems market with a compelling set of economic and performance advantages made possible by Dorsal's technology. Dorsal differentiates itself in pursuing capacity upgrade contracts by offering shorter deployment cycles and less capital-intensive solutions. Dorsal believes that it is the first system vendor to focus on the sale of capacity upgrades on other vendors' deployed systems.

   Expand Dorsal's customer base through sales and service. Dorsal works closely with its prospective customers, analyzing their existing networks and developing customized plans for increasing their network capacity and functionality. In this regard, Dorsal is committed to providing Dorsal's customers with the highest levels of support and service. Dorsal has already gained customer momentum by offering innovative network architectures which transmit undersea signals directly to the POPs, utilize undersea express signal pass-throughs, and incorporate optical network protection equipment. Dorsal believes that providing ongoing support is critical to successful long-term relationships with, and follow-on sales to, Dorsal's customers. Dorsal intends to significantly increase the size of its customer support organization to address both domestic and international service providers.

   Maintain and extend technology leadership. Dorsal believes that it is currently the leader in developing next-generation undersea optical networking technology. Dorsal's product suite is based on optical transmission technology that propagates a greater number of 10Gbps optical signals across a greater distance on a single fiber pair than any other known optical network equipment. Dorsal's simplified equipment design incorporates a reduced component count to minimize capital cost, increase system deployment efficiencies and system reliability, and reduce equipment-space requirements at cable landing stations. Dorsal will enhance Dorsal's leadership position by continuing to invest in research and development efforts and by aggressively recruiting and retaining talented engineers.

   Execute a low-fixed cost operating model.   Dorsal is pursuing strategic
relationships in order to execute a low-fixed cost business model and maintain a highly efficient capital plan. Dorsal is well advanced in the process of selecting and qualifying specialized manufacturers of undersea systems equipment and undersea fiber optic cable, providers of specialized cable-laying and network maintenance marine vessels and contractors of civil engineering services for construction of cable landing stations. This strategy will allow Dorsal to dedicate Dorsal's resources to delivering differentiated solutions based upon its intellectual property, supporting customer system deployments, and continuing advanced research and development.

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

Dorsal Products and Services

   Dorsal's products offer service providers the industry's lowest cost, highest reliability, highest capacity and longest reach solution. The combined benefit of increased amplifier bandwidth and highly integrated terminal equipment creates the lowest cost per bit solution. Dorsal's products include new turnkey systems as well as capacity upgrades of existing systems.

   Turnkey Systems. Dorsal's turnkey systems include Dorsal's terminal equipment and network management software together with Dorsal's undersea optical signal amplification equipment and fiber optic cable. Turnkey systems include route engineering, installation through the use of specialized marine vessels for deployment of the undersea portion, construction of cable landing stations and testing and commissioning services. Dorsal will also offer ongoing operations and maintenance services for customers.

   Capacity Upgrades. Dorsal's capacity upgrades include terminal equipment and network management software which enables the transmission of additional optical signals over existing undersea optical systems.

   Turnkey systems use all, and capacity upgrades may use some, of the following elements:

   Cable Landing Station Equipment--converts and distributes the undersea system's transmission signals to the terrestrial networks, while monitoring, controlling and powering the undersea equipment. The equipment itself consists of long reach transceivers, WDM multiplexers, line monitoring systems, power feed equipment and element and network management systems.

   Long Reach Transceiver (LRTR)--transmits and receives voice, video and data signals from terrestrial networks and converts these signals to a long distance transmission format necessary for transoceanic transmission distances substantially beyond 10,000 kilometers. Dorsal's highly integrated terminal equipment design reduces component count and cost, while providing significantly increased reliability and much reduced lead times.

   Wavelength Division Multiplexer (WDM) and Demultiplexer--loads (multiplexes) and unloads (demultiplexes) multiple wavelengths of light onto one optical fiber, greatly increasing the relative capacity of the fiber. A fiber that can carry hundreds of wavelengths, or channels, can transmit hundreds of times as much data as a fiber that carries only one wavelength. Dorsal's WDM multiplexer/demultiplexer incorporates state of the art design and a unique modular approach which makes it more cost-effective for partial build-outs and upgrades.

   Line Monitoring System--performs diagnostic monitoring of the network, providing preventive maintenance and fault detection and location in the event of a cable fault or break. The line monitoring system also controls repeaters for reconfiguration from the network operation center or "NOC."

   Power Feed Equipment--provides a constant current source of power for undersea repeaters. This equipment is designed to support a variety of applications, including point-to-point single cable networks, as well as complex networks which have multiple segments or branches. Dorsal's undersea plants have customized power feed equipment.

   Element Management System/Network Management System (EMS/NMS)--monitors and controls all of the components of the undersea network. This equipment is the gathering point for information regarding fault management, performance management, security management and configuration management across the undersea network. The network management equipment provides all functions required for the operations and maintenance staff to track network performance and configure transmission paths within a network.

   Undersea Equipment--installed in the undersea environment from shore to shore and includes repeaters, cable, cable joints, repeater couplings and power switched branching units.

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

   Repeaters--house and protect undersea optical amplifiers that amplify optical signals across fiber optic cable. Used in systems which span greater than 300 kilometers, optical repeaters provide the ability to amplify optical signals without first converting these signals to their electrical equivalents. Repeaters are integrated into the cable at periodic intervals during the cable assembly process. Dorsal's breakthrough compact amplifier possesses wide spectral range and low noise, and its high-performance thermal design results in maximum laser reliability and best-in-class reliability. Dorsal's next-generation technology increases capacity per fiber pair by a factor of three as compared with competitive technologies, while increasing transmit reach.

   Cable--serves as the protective shell for the optical fibers housed within. Cables used for repeatered systems can generally support up to eight pairs of optical fibers encased within steel, copper and polyethylene, which provide tensile strength, conductivity and protection from outside elements. Cable will be made specifically for Dorsal's undersea plants. A low voltage design with traditional armors is readily produced with existing cable factory processes and equipment. A high voltage, high fiber count cable design can be produced for eventual market need.

   Project Management, Installation and Maintenance. An upgrade solution requires limited project management, installation and maintenance, whereas an entire system build is a large construction project in terms of manufacturing and build logistics, international permitting, and financial management. Cable routes and their installation are carefully planned for the marine environment.

   Project Management. Dorsal has extensive and recognized experience in global project management for undersea equipment. Project management scope includes:

  .  Contract administration and compliance management;

  .  International permits and licenses management;

  .  Route planning and network planning;

  . Cable project construction including equipment manufacture, civil site builds, and marine work;

  .  Definition and management of all sub-contractors;

  .  Project progress reporting to third-party financial stakeholders; and

  .  Billing and contract variation management.

   Cable Landing Station Construction. Dorsal can readily contract for civil site construction when it is closer to winning its first turnkey network contract. Dorsal has multiple suppliers experienced in building cable termination landing sites to specification.

   Dorsal has three experienced undersea suppliers competing for terminal installation and commissioning bids. Their scope of work will include station layout, equipment installation and set-up, and equipment field testing and commissioning. Dorsal will retain an active role in the commissioning of Dorsal's systems by defining and planning all system commissioning tests and supervising their execution.

   Marine Installation and Maintenance. Dorsal has relationships with partners who currently own and operate cable-laying and maintenance ships as well as undersea equipment storage depots around the world. Dorsal's marine partner will utilize the latest shipboard installation tools and software to offer the highest quality installation possible. Prior to installation, engineers will select a route and then survey the ocean floor with sonar and other sophisticated equipment to determine the best path for the cable with consideration given to earthquake zones, anchorages, shipping lanes and deep-sea fishing grounds. Dorsal's marine installation engineers will then choose the correct armor and protection scheme for the cable deployment. A marine installation program for a typical transoceanic network will last for over six months.

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Research and Development

   Dorsal's future success depends on Dorsal's ability to outperform competitive products and services, and to effectively respond to Dorsal's customers' changing needs. Dorsal's research and development team has met and will continue to meet these objectives. Currently Dorsal has filed 42 patents on Dorsal's technology, has approximately 10 patent filings in progress and has developed additional intellectual property for which it will seek patent protection. Dorsal believes that it can enhance Dorsal's technologies to provide greater efficiency in current undersea networks through upgrade sales, as well as provide leading turnkey undersea network equipment.

   Dorsal activates and controls all development and operations work with discrete work packages. This approach provides efficient use of resources and drives resource planning. Work package blocks are tied to major business milestones such as winning certain contracts. These work packages associate specific costs and revenues with each project and each can be activated and de-activated based on Company and industry conditions, allowing for disciplined financial control integrated with operational timing. In particular, Dorsal has differentiated between development projects necessary to offer capacity upgrades versus development projects necessary to offer turnkey systems, enhancing the flexibility of Dorsal's business model in the current limited-visibility industry environment.

   Dorsal has assembled a team of highly-skilled systems, hardware and software engineers with extensive experience in undersea and terrestrial telecommunications, dense wavelength division multiplexing and other optical technologies and network management systems.

Security Ownership of Certain Beneficial Holders and Management of Dorsal

   The following table sets forth certain information as of January 29, 2002 concerning the beneficial ownership of the Dorsal capital stock by each stockholder known by Dorsal to be the beneficial owner of more than 5% of the outstanding shares of each class of stock, each current member of the board of directors of Dorsal, each of the named executive officers of Dorsal, and all directors and current executive officers as a group.

   As of January 29, 2002, there were approximately 97 registered holders of Dorsal common stock, 2 registered holders of Dorsal's Series A preferred stock, and 12 registered holders of Dorsal's Series B preferred stock. Shares of Series A preferred stock are convertible into common stock on a 1-for-1.5 basis and shares of Series B preferred stock are convertible into common stock on a 1-for-1 basis.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The number of shares of Dorsal common stock beneficially owned by a person includes shares of common stock issuable with respect to options and convertible securities held by the person, which are exercisable or convertible within 60 days of January 29, 2002. The percentage of common stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within 60 days of January 29, 2002 and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 9212 Berger Road, Columbia, Maryland 21045.


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

                     Before the Consummation of the Merger

                                                                      Number of
                                                                    Dorsal Shares
                                                                    Beneficially   Percentage
                                                                     Owned Prior  Beneficially
                     Name of Beneficial Owner                       to the Merger    Owned
                     ------------------------                       ------------- ------------
Series A Preferred Stock:

David Huber(1).....................................................   44,770,000      99.0%

John Spirtos(2)....................................................   45,200,000     100.0%

All current executive officers and directors as a group (2 persons)   45,200,000     100.0%

Optical Capital Group, LLC(3)......................................   44,770,000      99.0%
  9212 Berger Road
  Columbia, MD 21046

Series B Preferred Stock:

David Huber(4).....................................................   35,070,412      53.4%

Steven Morrell(5)..................................................    6,033,850       9.5%

John Spirtos(6)....................................................   10,175,796      16.0%

All current executive officers and directors as a group (2 persons)   41,104,262      64.0%

Optical Capital Group, LLC(7)......................................   10,175,796      16.0%
  9212 Berger Road
  Columbia, MD 21046

HRLD Limited Partnership(8)........................................   24,894,616      38.1%
  9212 Berger Road
  Columbia, MD 21046

Grosvenor Venture Partners III, L.P................................    8,826,190      13.9%
  1 Market Square
  Spear Tower, 36th Floor
  San Francisco, CA 94105

Venturos Technology III KS(9)......................................    8,518,375      13.3%
  c/o Venturos Management
  P.O. Box 1508 Vika
  N-0117 Oslo, Norway

KS Teknoinvest VII(10).............................................    6,033,850       9.5%
  c/o Teknoinvest Management
  Grev Wedels plass 5
  0105 Oslo, Norway

Common Stock:

David Huber (11)...................................................  102,225,412      91.0%

Steven Morrell (12)................................................    6,033,850      37.4%

Stephanie Rogers (13)..............................................      140,000         *

John Spirtos (14)..................................................   77,975,796      88.6%

James Bannantine (15)..............................................    9,387,310      48.2%

Todd Borkey (16)...................................................    1,250,000      11.5%

Bo Pedersen (17)...................................................    5,698,852      36.1%

Graham Perkins (18)................................................    1,424,700      12.4%

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

                                                                      Number of
                                                                    Dorsal Shares
                                                                    Beneficially   Percentage
                                                                     Owned Prior  Beneficially
                     Name of Beneficial Owner                       to the Merger    Owned
                     ------------------------                       ------------- ------------

Sanford Reback (19)................................................      425,000       4.0%

All current executive officers and directors as a group (9 persons)  127,140,124      93.0%

Optical Capital Group, LLC (20)....................................   77,330,796      88.5%
  9212 Berger Road
  Columbia, MD 21046

HRLD Limited Partnership (21)......................................   24,894,616      71.2%
 9212 Berger Road
 Columbia, MD 21046

Grosvenor Venture Partners III, LP (22)............................   10,626,190      51.3%
 1 Market Square
 Spear Tower, 36th Floor
 San Francisco, CA 94105

Venturos Technology III KS (23)....................................    8,518,375      45.8%
 c/o Venturos Management
 P.O. Box 1508 Vika
 N-0117 Oslo, Norway

KS Teknoinvest VII (24)............................................    6,033,850      37.4%
 c/o Teknoinvest Management
 Grev Wedels plass 5
 0105 Oslo, Norway

Corvis Corporation.................................................    5,632,386      55.9%
 7015 Albert Einstein Drive
 Columbia, Maryland 21046

U.S. Ventures, L.P. (25)...........................................    4,335,714      30.1%
 50 Braintree Hill Office Park
 Suite 207
 Braintree, MA 02184

Grosvenor Venture Partners IV, LP (26).............................    3,474,603      25.6%
 1 Market Square
 Spear Tower, 36th Floor
 San Francisco, CA 94105

Ferd AS(27)........................................................      709,866       6.6%
  P.O. Box 34
  N-1324 Lysaker, Norway

--------
*  Less than 1%
(1) Consists of all of the shares beneficially owned by Optical Capital Group, LLC. Dr. Huber is a member of the Board of Managers of Optical Capital Group, LLC. Dr. Huber is also a director of Dorsal Networks, Inc.

(2) Consists of (a) all shares beneficially owned by Optical Capital Group, LLC and (b) 430,000 shares beneficially owned by OCG Equity Partners, LLC. Mr. Spirtos is the Chief Executive Officer and Vice Chairman of Optical Capital Group, LLC. Mr. Spirtos is also a director of Dorsal Networks, Inc.

(3) Consists of (a) 43,970,000 shares of Series A preferred stock and (b) 800,000 shares issuable upon exercise of warrants.

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

(4) Consists of all of the shares beneficially owned by Optical Capital Group, LLC and HRLD Limited Partnership. Dr. Huber is a member of the Board of Managers of Optical Capital Group, LLC and the Managing Member of HRLD Limited Partnership. Dr. Huber is also a director of Dorsal Networks, Inc.

(5) Consists of all of the shares beneficially owned by KS Teknoinvest VII. Mr. Morrell is a partner in KS Teknoinvest VII. Mr Morrell is also a director of Dorsal Networks, Inc.

(6) Consists of all shares beneficially owned by Optical Capital Group, LLC. Mr. Spirtos is the Chief Executive Officer and Vice Chairman of Optical Capital Group, LLC. Mr. Spirtos is also a director of Dorsal Networks, Inc.

(7) Consists of (a) 9,840,727 shares of Series B preferred stock and (b) 335,069 shares issuable upon exercise of warrants.

(8) Consists of (a) 22,981,414 shares of Series B preferred stock and (b) 1,913,202 shares issuable upon exercise of warrants.

(9) Consists of (a) 7,863,720 shares of Series B preferred stock and (b) 654,655 shares issuable upon exercise of warrants.

(10) Consists of (a) 5,570,136 shares of Series B preferred stock and (b) 463,714 shares issuable upon exercise of warrants.

(11) Consists of all of the shares beneficially owned by Optical Capital Group, LLC and HRLD Limited Partnership. Dr. Huber is a member of the Board of Managers of Optical Capital Group, LLC and the Managing Member of HRLD Limited Partnership. Dr. Huber is also a director of Dorsal Networks, Inc.

(12) Consists of all of the shares beneficially owned by KS Teknoinvest VII. Mr. Morrell is a partner in KS Teknoinvest VII. Mr. Morrell is also a director of Dorsal Networks, Inc.

(13) Consists of 50,000 shares issuable upon exercise of options and 90,000 shares upon conversion of the 60,000 shares of Series A preferred stock she holds indirectly through OCG Equity Partners, LLC. Ms. Rogers is a director of Dorsal Networks, Inc.

(14) Consists of all of the shares beneficially owned by Optical Capital Group, LLC and 645,000 shares beneficially owned by OCG Equity Partners, LLC upon conversion of Series A preferred stock. Mr. Spirtos is the Chief Executive Officer and Vice Chairman of Optical Capital Group, LLC. Mr. Spirtos is also a director of Dorsal Networks, Inc.

(15) Consists of 9,387,310 shares issuable upon exercise of options. Mr. Bannantine is the Chief Executive Officer of Dorsal Networks, Inc.

(16) Consists of (a) 500,000 shares of common stock and (b) 750,000 shares issuable upon exercise of options. Mr. Borkey is the Chief Operating Officer of Dorsal Networks, Inc.

(17) Consists of 5,698,852 shares issuable upon exercise of options. Dr. Pedersen is the Chief Technology Officer of Dorsal Networks, Inc.

(18) Consists of 1,424,700 shares issuable upon exercise of options. Mr. Perkins is the Chief Financial Officer of Dorsal Networks, Inc.

(19) Consists of 425,000 shares issuable upon exercise of options. Mr. Reback is the General Counsel of Dorsal Networks, Inc.

(20) Consists of (a) 65,955,000 shares issuable upon conversion of Series A preferred stock, (b) 9,840,727 shares issuable upon conversion of Series B preferred stock, (c) 1,200,000 shares issuable upon exercise of Series A preferred stock warrants and conversion of Series A preferred stock and
     (d) 335,069 shares issuable upon exercise of Series B preferred stock warrants and conversion of Series B preferred stock.

(21) Consists of (a) 22,981,414 shares issuable upon conversion of Series B preferred stock and (b) 1,913,202 shares issuable upon exercise of Series B preferred stock warrants and conversion of Series B preferred stock.

(22) Consists of (a) 8,826,190 shares issuable upon conversion of Series B preferred stock and (b) 1,800,000 shares issuable upon exercise of Series A preferred stock warrants and conversion of Series A preferred stock.

(23) Consists of (a) 7,863,720 shares issuable upon conversion of Series B preferred stock and (b) 654,655 shares issuable upon exercise of Series B preferred stock warrants and conversion of Series B preferred stock.

(24) Consists of (a) 5,570,136 shares issuable upon conversion of Series B preferred stock and (b) 463,714 shares issuable upon exercise of Series B preferred stock warrants and conversion of Series B preferred stock.

(25) Consists of 4,335,714 shares issuable upon conversion of Series B preferred stock.

(26) Consists of (a) 2,874,603 shares issuable upon conversion of Series B preferred stock and (b) 600,000 shares issuable upon exercise of Series A preferred stock warrants and conversion of Series A preferred stock.

(27) Consists of (a) 655,311 shares issuable upon conversion of Series B preferred stock and (b) 54,555 shares issuable upon exercise of Series B preferred stock warrants and conversion of Series B preferred stock.

                     After the Consummation of the Merger

                                                            Number of
                                                          Corvis Shares
                                                          Beneficially   Percentage
                                                           Owned After  Beneficially
                Name of Beneficial Owner                   the Merger      Owned
                ------------------------                  ------------- ------------
David Huber..............................................    [      ]     [      ]%

Steven Morrell...........................................    [      ]     [      ]%

Stephanie Rogers.........................................    [      ]     [      ]%

John Spirtos.............................................    [      ]     [      ]%

James Bannantine.........................................    [      ]     [      ]%

Todd Borkey..............................................    [      ]     [      ]%

Bo Pedersen..............................................    [      ]     [      ]%

Graham Perkins...........................................    [      ]     [      ]%

Sanford Reback...........................................    [      ]     [      ]%

All current officers and Directors as a group (9 persons)    [      ]     [      ]%

Optical Capital Group, LLC...............................
 9212 Berger Road
 Columbia, MD 21046

HRLD Limited Partnership.................................    [      ]     [      ]%
 9212 Berger Road
 Columbia, MD 21046

Grosvenor Venture Partners III, LP.......................    [      ]     [      ]%
 1 Market Square
 Spear Tower, 36th Floor
 San Francisco, CA 94105

Venturos Technology III KS...............................    [      ]     [      ]%
 c/o Venturos Management
 P.O. Box 1508 Vika
 N-0117 Olso, Norway

KS Technoinvest VII......................................    [      ]     [      ]%
 c/o Teknoinvest Management
 Grev Wedels plass 5
 0105 Olso, Norway

Corvis Corporation.......................................    [      ]     [      ]%
 7015 Albert Einstein Drive
 Columbia, MD 21046

U.S. Ventures, L.P.......................................    [      ]     [      ]%
 50 Braintree Hill Office Park
 Suite 107
 Braintree, MA 02184

Grosvenor Venture Partners IV, LP........................    [      ]     [      ]%
 1 Market Square
 Spear Tower, 36th Floor
 San Francisco, CA 94105

Ferd AS..................................................    [      ]     [      ]%
 P.O. Box 34
 N-1324 Lysaker, Norway

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS:
                             DORSAL NETWORKS, INC.

Overview

   Dorsal develops and markets undersea optical networking solutions for telecommunication service providers. Dorsal's products offer service providers low cost, high reliability, high capacity and long reach solutions. Dorsal's products include new turnkey systems as well as capacity upgrades of existing undersea optical systems. The turnkey systems include Dorsal's terminal equipment and network management software together with its undersea optical signal amplification equipment and fiber optic cable. Turnkey systems also include route-engineering, installation through the use of specialized marine vessels for deployment of the undersea portion, construction of cable landing stations and testing and commissioning services. Dorsal will also offer operations and maintenance services for customers. The capacity upgrades include Dorsal's terminal equipment and network management software, which enable the transmission of additional optical signals over existing undersea optical networks.

   Since Dorsal's inception in August 2000, it has been a development stage company and it has not delivered any systems or recognized any revenues. Dorsal's operating activities comprise primarily research and development, product design, component and vendor evaluation, and selection of subcontractors for outsourced manufacturing. During the past 18 months, Dorsal has recruited the core of its engineering team, together with the operating, administrative, financial, marketing and sales team necessary to support the development phase and key marketing efforts. Dorsal has approximately 100 employees, 65 of whom are engaged in research and development.

   As a result of unfavorable economic conditions, Dorsal's industry is experiencing significant competitive pricing pressures and a general slowdown in telecommunication infrastructure spending. These conditions could adversely affect the timing and extent of recognition of revenue.

Research and Development Expense

   Research and development expense includes salaries and related personnel costs, engineering, test and prototype expenses incurred in connection with the design, development and completion of specific work packages, which represent various elements of Dorsal's system solutions and capacity upgrades. Each work package is a self-contained piece of work that can be identified by resources, costs, schedule and deliverables. All costs related to the development of each work package are recorded as expenses in the period in which they are incurred. Due to the timing and nature of expenses incurred with each work package, significant fluctuations may occur from period to period. Research and development expense also includes the cost associated with the issuance of Dorsal stock in relation to a technical services and technology transfer agreement with Corvis. Dorsal expects that research and development expenses will continue to grow in the future as it completes the full suite of work packages that comprise Dorsal's first generation of turnkey system and capacity upgrade solutions.

General and Administration Expense

   General and administration expense includes the costs of salaries and related personnel expenses, recruitment, information systems support, facilities, human resources, legal and professional services necessary to support the organization.

Depreciation and Amortization Expense

   Depreciation and amortization expense includes depreciation expense of fixed assets such as test sets and laboratory equipment, computers, servers and software, used to support the development of Dorsal's products and services.

Nine months ended September 30, 2001 compared to the period from inception to September 30, 2000 (two months)

(amounts in thousands)

   Dorsal recognized no revenue in either period and incurred no costs associated with the delivery of products or services to customers.

   Research and development expense increased from $49 for the period from inception to September 30, 2000, to $7.7 million for the nine months ended September 30, 2001. The increase was primarily attributable to salaries and related personnel expenses following the hiring of the research and development team, together with the costs of material, engineering supplies and non-recurring engineering associated with the development of specific work packages. The increase also reflected higher non-cash equity based charges of $486 associated with the value of the shares issued to Corvis.

   General and administration expense increased from $124 for the period from inception to September 30, 2000, to $7.9 million for the nine months ended September 30, 2001. The increase was primarily attributable to the growth in salaries and related operations costs, personnel expenses, recruitment and relocation costs, professional fees, facility and other expenses associated with the establishment of the support organizations and the development of operations processes.

   Depreciation and amortization expense increased from $3 for the period from inception to September 30, 2000, to $1.5 million for the nine months ended September 30, 2001. The increase in depreciation expense was primarily attributable to the growth in test equipment and other fixed assets acquired to support the research and development activities.

   Interest expense, net of interest income, increased from $10 in net income for the period from inception to September 30, 2000, to net expense of $6.0 million for the nine months ended September 30, 2001, reflecting primarily the costs of beneficial conversion of $6.1 million of convertible promissory notes to Series B convertible preferred stock at 50 percent of the Series B preferred stock price.

Liquidity and Capital Resources

   Since inception through September 30, 2001, Dorsal has financed its operations through the private sale of its capital stock, primarily Series A and Series B preferred shares. From inception through early 2001, Dorsal issued a total of $11.1 million of Series A convertible preferred stock to Optical Capital Group, LLC to finance the initial phases of its operations. In the first half of 2001 Dorsal issued $6 million of convertible promissory notes with short maturities to Optical Capital Group, LLC and one other investor to cover the costs of operations until Dorsal completed the issuance of the initial round of its Series B convertible preferred stock in June 2001. At that time, the convertible promissory notes were converted into Dorsal capital stock and Dorsal entered into an agreement with a wider group of investors for a commitment to issue up to $43.1 million of Series B convertible preferred stock. Of this amount, $31.1 million is contingent upon Dorsal's completion of certain technical milestones and $12.0 million is contingent upon its completion of certain technical milestones and its ability to obtain further financing commitments. As each milestone is achieved, Dorsal draws down certain funds which can be used in the business and certain other funds are deposited into an escrow account until such time as it has met the targets for further financing. As of September 30, 2001, Dorsal's cash and cash equivalents totaled $10.7 million and cash in escrow amounted to $7.2 million. The amounts held in escrow are presented on the balance sheet as restricted cash.

   Net cash used in operating activities was $15.2 million for the period from inception to September 30, 2001. This is primarily attributable to product development activities and operational costs, which are reflected in the net loss from the operations described above.

   Net cash used in investing activities was $7.7 million for the period from inception to September 30, 2001. This reflects the purchase of fixed assets primarily used in Dorsal's research and development activities.

   Net cash provided by financing activities was $33.6 million for the period from inception to September 30, 2001. This includes the proceeds of $11.1 million for issuance of Series A convertible preferred stock, $6.0 million for the convertible promissory notes, which were subsequently converted into Series B convertible preferred stock, $16.2 million for the initial draw downs under the terms of the Series B agreement and the balance for the proceeds from exercise of stock options by employees.

   During the period from June through September 2001, Dorsal issued 23,279,702 Series B shares for gross proceeds of $16.2 million and 10,223,104 Series B shares and $7.2 million were placed into escrow.

   On October 1, 2001, the escrow agreement was amended to extend the deadline for Dorsal to obtain further financing commitments until December 14, 2001. In October and December 2001, Dorsal issued an additional 14,313,943 Series B shares for total proceeds of $10.0 million and placed an additional 4,717,974 Series B shares and $3.3 million in escrow. On December 14, 2001, $4.6 million in escrow funds were released for 6,553,105 Series B shares. Certain investors elected to return 8,387,974 Series B shares that were placed in escrow, which resulted in a refund totaling $5.9 million from the escrow. A significant portion of this amount was refunded after Dorsal determined not to negotiate an extension of the escrow in order to pursue additional financing opportunities. At that time, the escrow arrangements were terminated and there are no further requirements which limit Dorsal's ability to draw down on the Series B commitments other than the completion of technical milestones. The remaining commitments under the Series B issuance total $3.2 million at December 31, 2001. In January 2002, Dorsal issued an additional 1,714,286 Series B shares for total proceeds of $1.2 million.

   On January 29, 2002, Dorsal agreed to merge with Corvis. Under the terms of the merger agreement, Corvis will issue approximately 40,000,000 shares of their common stock to the holders of Dorsal Series A and Series B preferred stock and approximately 6,000,000 shares of their common stock to holders of Dorsal's common stock options, restricted common stock and unrestricted common stock. Closing of the merger is contingent upon Corvis' stockholder approval, among other things. There can be no assurance that the merger will become effective. The merger agreement requires Corvis to make an investment in Dorsal if the merger agreement is terminated for any reason except in the event that Dorsal terminates the merger agreement because Dorsal or its principal stockholders are in material breach of their representations, warranties, covenants or other obligations contained in the merger agreement or stockholders agreement and such breach has not been cured on or before the later of 15 days after written notice from Corvis.

   As of December 31, 2001, Dorsal has approximately $14.5 million in cash and cash equivalents. If the proposed merger does not close, Dorsal will fund its operations with capital committed to be provided by Corvis under the merger termination provision and with additional debt and equity financing. OCG has issued to Dorsal a binding and irrevocable commitment letter to invest an additional $14,000,000 in cash in Dorsal to acquire shares of Series B preferred stock at the same price and on the same terms and conditions as were previously sold to OCG in the event that the merger agreement terminates for any reason. This commitment will remain in place through March 31, 2003 and is subject to reduction for cash amounts received by Dorsal under the termination provisions of the merger agreement, for amounts received pursuant to the final takedown of funds committed for the Series B preferred stock financing, for amounts received by Dorsal under a line of credit with Comerica and from cash amounts received from the State of Maryland. In the event that the commitment is reduced because amounts became available from Comerica but such amounts must be repaid by Dorsal or otherwise become unavailable to Dorsal for any reason prior to March 31, 2003, this commitment will be restored for the amount of such repayment or unavailability to the extent that Dorsal does not have available to it an equal or greater amount of cash from other sources.

   There can be no assurance that Dorsal will be able to raise additional capital to fund its future expenditures. Additional capital may not be available on acceptable terms, or at all. If Dorsal is unable to obtain additional financing, it may be required to reduce the scope of its planned product development and sales and marketing efforts, which could harm its business, financial condition and operating results.

Related Party Transactions

   In June 2001, Dorsal entered into a service agreement with Corvis. The chairman, chief executive officer and president of Corvis is also chairman of the board of directors of Dorsal and Dorsal's largest beneficial stockholder. Under the terms of the service agreement, Dorsal will receive services from the person who serves as Dorsal's chief technology officer, who is responsible for the management of all of Dorsal's research and development activities, and may receive access to Corvis's know-how and experience at Dorsal's request and with Corvis' permission over a five-year period which ends in September 2005. As consideration, Dorsal agreed to issue 5,632,386 shares of its common stock to Corvis. Dorsal also agreed to provide Corvis with a partial anti-dilution right under which Corvis' ownership interest will not fall below 3% of Dorsal's outstanding shares until the earlier of an initial public offering of Dorsal's common stock, a merger, consolidation or acquisition of Dorsal with a third party to which the stockholders of Dorsal own less than 50 percent of the combined entity immediately following such transaction, or the sale of all or substantially all of the assets of Dorsal. No additional shares have been issued to Corvis under this provision as of September 30, 2001. Corvis also received certain rights of first refusal and options to purchase shares of Dorsal at fair market value. The 5,632,386 shares of Dorsal common stock were valued at $2.5 million with a corresponding charge to unearned compensation to be amortized over the life of the arrangement. During 2000 and 2001, the person serving as Dorsal's chief technology officer began to provide services although the ultimate agreement of the consideration to be provided had not been finalized. Accordingly, Dorsal accrued approximately $65 in expense at December 31, 2000 associated with this arrangement. During the nine months ended September 30, 2001, Dorsal recorded costs totaling $486 related to this agreement. During the cumulative period from inception to September 30, 2001, Dorsal recorded $551 of costs related to this service agreement.

Market Risk Disclosure

   Dorsal maintains its funds in money market accounts at financial institutions. Dorsal's exposure to market risk due to fluctuations in interest rates relates primarily to its interest earnings on its cash deposits. These securities fluctuate with the market interest rates.

              ADDITIONAL PROPOSALS FOR THE CORVIS ANNUAL MEETING

                   PROPOSAL 2: ELECTION OF CORVIS DIRECTORS

   Corvis' board of directors currently consists of four persons. The board of directors is divided into three classes, with one class of directors elected at each annual meeting. Each of class I and class II currently consists of one director and class III consists of two directors. Each director holds office for a term of three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

       Name               Age                Class of Director
       ----               ---                -----------------
  Joseph R. Hardiman..... 64  Class II director, nominee for reelection for a term expiring in 2005
  Frank M. Drendel....... 57  Class III director with a term expiring in 2003
  David R. Huber......... 51  Class III director with a term expiring in 2003
  David S. Oros.......... 42  Class I director with a term expiring in 2004

   Joseph R. Hardiman has been nominated by the Corvis board of directors to serve as the class II director, to hold office until the Annual Meeting in 2005. A properly submitted proxy will be voted by the persons named in the proxy for the election of Mr. Hardiman unless you indicate that your vote should be withheld. If elected, Mr. Hardiman will serve until his successor is elected and qualified or until his death, resignation or retirement. Mr. Hardiman is now serving as a class II director. Mr. Hardiman has indicated his willingness to serve if elected, and the Corvis board of directors has no reason to believe that Mr. Hardiman will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person as may be designated by the Corvis board of directors, unless the stockholder has directed otherwise.

   You can find the principal occupation and other information about Mr. Hardiman below. Information about Corvis' other directors whose terms of office will continue after the annual meeting is also presented below.

   The Corvis board of directors recommends that the stockholders vote FOR the election of Joseph R. Hardiman as the class II director.

Class II--Nominee for Term Expiring in 2005

   Joseph R. Hardiman, age 64, has served as a director since July 2000. Mr. Hardiman served as the president and chief executive officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, The Nasdaq Stock Market, Inc., from September 1987 through January 1997. From 1975 through September 1987, Mr. Hardiman held various positions at Alex. Brown & Sons, including managing director and chief operating officer. Mr. Hardiman earned B.A. and LLB degrees from the University of Maryland. Mr. Hardiman serves on the boards of Intellectual Development Systems, Inc., the Flag Investors Funds, the ISI Funds, the Nevis Fund, the Brown Investment Advisory Trust Company, the Wit Soundview Group, Inc., the University of Maryland Foundation, the University of Maryland School of Law and The Nasdaq Stock Market Education Foundation. Previously, he served on the boards of the Depository Trust Company, the Securities Industry Foundation for Economic Education, the Securities Regulation Institution and the Center for the Study of the Presidency and as a member of the American Business Conference.

Class III--Directors whose Terms Expire in 2003

   Frank M. Drendel, age 57, has served as a director since July 2000. Mr. Drendel has served as chairman and chief executive officer of CommScope, Inc. of North Carolina since its spin off from General Instrument Corporation in 1997. Mr. Drendel previously served as president and chairman of CommScope, Inc. of North Carolina from 1986 to 1997 and chief executive officer of that company since 1976. He was a director of General Instrument Corporation until its merger with Motorola in January 2000. He is currently a director of Nextel Communications, Inc., C-SPAN and the National Cable Television Association. Mr. Drendel graduated from Northern Illinois University with a B.S. in marketing.

   David R. Huber, Ph.D., age 51, is the founder of Corvis. He has served as a director and chairman of the board, president and chief executive officer since June 1997. Dr. Huber has 19 years of experience in the development of optical communications systems. From 1992 through April 1997, Dr. Huber served first as chief technology officer and later as chief scientist of Ciena Corporation, a company he founded in 1992. From 1989 through 1992, Dr. Huber managed the Lightwave Research and Development Program for General Instrument Corporation. Prior to 1989, Dr. Huber held positions in optical communications development at Rockwell International Corporation, Optelecom, Inc. and ITT Industries, Inc., formerly International Telephone & Telegraph Corporation. Dr. Huber holds 41 U.S. patents in optics technology and has numerous additional patents pending. He earned a Ph.D. in electrical engineering from Brigham Young University and a B.S. in physics from Eastern Oregon State University. Dr. Huber is the brother-in-law of Mr. Kim Larsen, Corvis' Senior Vice President, General Counsel and Secretary.

Class I--Director Whose Term Expires in 2004

   David S. Oros, age 42, has served as a director since January 2001. Mr. Oros has been chairman and chief executive officer of Aether Systems, Inc., a provider of wireless data services, systems and software since he founded Aether in 1996. From 1994 until 1996, Mr. Oros was president of NexGen Technologies, L.L.C., a wireless software development company that contributed all of its assets to Aether. From 1992 until 1994, he was president of the Wireless Data Group at Westinghouse Electric. Prior to that, Mr. Oros spent from 1982 until 1992 at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. He currently serves on the boards of directors of Aether Systems, Inc., and Novatel Wireless, Inc. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland.

Board Meetings and Committees

   In 2001, Corvis' board of directors met four times. During 2001 no director attended fewer than 66% of the meetings of the board of directors and of the committees on the board on which the director served. The board of directors has two standing committees: a compensation committee and an audit committee.

   The compensation committee is comprised of Messrs. Drendel and Mr. Oros. The Compensation Committee is responsible for determining compensation, benefits and general employment matters for Corvis' executive officers and for administering and granting awards under Corvis' 1997 Stock Option Plan and its 2000 Long Term Incentive Plan. The compensation committee met four times during 2001.

   The audit committee is currently comprised of Messrs. Drendel, Hardiman and Oros. Through the date of his resignation as a director of Corvis, November 9, 2001, Dr. Ossama R. Hassanein was a member of the audit committee. The audit committee makes recommendations concerning the engagement of Corvis' independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of Corvis' internal accounting controls. The audit committee is also responsible for reviewing proposed transactions involving Corvis and any of Corvis' directors or officers or any of their affiliates. The audit committee met four times during 2001.

Report of the Audit Committee

   The audit committee has reviewed and discussed Corvis' audited financial statements with management. The audit committee has discussed with KPMG LLP, Corvis' independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Corvis' financial statements. The audit committee has also received written disclosures and the letter from KPMG LLP required by Independence

Standards Board Standard No. 1, which relates to the accountant's independence from Corvis and its related entities, and has discussed with KPMG LLP their independence from Corvis.

   The audit committee acts pursuant to the audit committee charter. Each of the members of the audit committee qualifies as an "independent" Director under the current listing standards of the National Association of Securities Dealers. Corvis management is responsible for its internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of Corvis' financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

                                          AUDIT COMMITTEE
                                          Joseph R. Hardiman, Chairman
                                          Frank M. Drendel
                                          David S. Oros

Director Compensation

   Corvis' board of directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursement that Directors receive for attending meetings of the board of directors or committees of the board. In 2001, Corvis paid to each of Messrs. Drendel, Oros and Hardiman $2,500 for each meeting of the board of directors that they attend in person and Corvis has reimbursed all of its directors for their expenses in connection with attending meetings of the board of directors.

   At the discretion of the board, each non-employee director may receive an initial grant of options under Corvis' 1997 Stock Option Plan or its 2000 Long Term Incentive Plan to purchase shares of common stock having an exercise price per share equal to the fair market value of a share of common stock on the date of grant. Usually, options granted to non-employee directors will become exercisable in monthly installments with 1/36 vesting each month over a three-year period, subject to acceleration under certain circumstances such as a change of control. On October 16, 2001, Corvis granted options to purchase 75,000 shares of common stock at an exercise price of $2.28 per share to each of Messrs. Drendel, Hardiman and Oros.

Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires Corvis' officers and directors, and persons who own more than ten percent of a registered class of Corvis' equity securities, to file reports showing their ownership of Corvis' equity securities on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission and the Nasdaq Stock Market. These officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish Corvis with copies of all forms they file.

   Based solely on Corvis' review of the copies of such forms received by it, or written representations from certain reporting persons, Corvis believe that its officers, Directors and ten percent shareholders have complied with all applicable Section 16(a) filing requirements, except that one report was inadvertently filed late on behalf of Mr. Larsen and two reports were inadvertently filed late on behalf of Mr. Oros.

                            EXECUTIVE COMPENSATION

   The following tables set forth information with respect to those persons who: (1) served as Corvis' chief executive officer during the fiscal year ended December 29, 2001; and (2) were Corvis' three other most highly compensated executive officers at December 29, 2001 whose total annual salary and bonus exceeded $100,000 for the year. Compensation paid to these individuals for the fiscal years ended January 1, 2000, December 30, 2000 and December 29, 2001 is as follows:

                                                                      Annual
                                                                   Compensation
                                                                    Long Term
                                                                   Compensation
                                                                   ------------
                                                                                Securities   All Other
                                                                                Underlying  Compensation
                 Name and Principal Position                  Year  Salary ($)  Options (#)     ($)
                 ---------------------------                  ---- ------------ ----------- ------------
David R. Huber............................................... 2001   307,500            --        746
 Chairman of the Board, President and Chief Executive         2000   260,504            --         --
   Officer                                                    1999   260,000            --         --

Terence F. Unter............................................. 2001   248,988       108,000         --
 Chief Operating Officer                                      2000   171,346       360,000    420,006(1)
                                                              1999   165,000            --     57,946(2)

Anne H. Stuart(3)............................................ 2001   228,934       100,000         --
 Senior Vice President, Chief Financial Officer and Treasurer 2000   147,677       360,000         --
                                                              1999   140,539(4)  1,200,000         --

Kim D. Larsen................................................ 2001   223,334       100,000         --
 Senior Vice President, General Counsel and Secretary         2000   129,808       360,000         --
                                                              1999   125,000       180,000         --

--------
(1) Represents reimbursement for Dr. Unter's relocation expenses.
(2) Represents cash payments of $56,628 in place of Corvis' obligation to pay interest on a loan for Dr. Unter for a home purchase or home improvements and reimbursement for relocation expenses of $1,318.
(3) Ms. Stuart's employment with Corvis ended effective on January 4, 2002.
(4) Reflects Ms. Stuart's pro rated salary for fiscal year 1999.

Employment Agreements

   On September 30, 1998, Corvis entered into an employment agreement with Terence F. Unter. The agreement provides that Dr. Unter will receive (1) an annual salary of $165,000, which may increase at Corvis' discretion, (2) a one-time bonus of $20,000, (3) a one-time grant of options to purchase 4,200,000 shares of common stock at an exercise price of $0.02 per share, and
(4) standard relocation expenses, including a payment of $368,995 for the sale of his former residence. Dr. Unter is also eligible to participate in employee benefit plans generally available to Corvis employees. The agreement contains limited non-compete and non-solicitation provisions, which are in effect until September 30, 2001. If Corvis terminates his employment for any reason other than for cause, Dr. Unter will receive severance pay equal to his base salary until the earlier of (1) one year after his termination and (2) the date that he begins full-time employment with another employer.

Stock Option Grants in Last Fiscal Year

   The table below provides information regarding stock options granted to Corvis' chief executive officer and its three other most highly compensated executive officers during the year ended December 29, 2001.

                                     Individual Grants
                     --------------------------------------------------
                                                                         Potential Realizable
                                    Percent of                             Value at Assumed
                       Number of   Total Options                        Annual Rates of Stock
                      Securities    Granted To                          Price Appreciation For
                      Underlying   Employees In  Exercise or             Option Term ($)(4)*
                        Options     Fiscal Year  Base Price  Expiration ----------------------
    Name             Granted(#)(1)    (%)(2)      ($/Share)     Date        5%         10%
    ----             ------------- ------------- ----------- ----------  -------    --------
David R. Huber......          0        n.a.         n.a.       n.a.      n.a.        n.a.
Terence F. Unter....    108,000         0.5         1.40      9/25/11   $95,089    $240,474
Anne H. Stuart......    100,000         0.5         1.40      9/25/11    88,045     223,124
Kim D. Larsen.......    100,000         0.5         1.40      9/25/11    88,045     223,124

--------
(1) These stock options were granted under the 2000 Long Term Incentive Plan. All grants awarded are not exercisable until vested. Shares vest at a rate of 1/6th of the total number of shares on March 26, 2002, and 1/40th of the remaining number of shares monthly thereafter, as long as the recipient continues to provide service to Corvis.
(2) Based on an aggregate of 22,032,343 options granted during the year ended December 29, 2001 to Corvis employees, directors and consultants.
(3) The options were granted at an exercise price equal to the closing stock price on the date of grant.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares of common stock sold on the last day of its term for the appreciated stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table provides summary information with respect to Corvis' chief executive officer and Corvis' three other most highly compensated executive officers in 2001. None of these officers exercised any options to purchase Corvis common stock during the year ended December 29, 2001. As of December 29, 2001, all options granted to the named executive officers were granted under Corvis' 1907 Stock Option Plan and 2000 Long Term Incentive Plan. All grants awarded are not exercisable until vested. The value of unexercised in-the-money options/SARs at Corvis' fiscal year end is based on the closing price of its common stock on December 29, 2001, $3.16, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

   Shares granted under the 1997 Stock Option Plan vest at a rate of 1/4th of the total number of shares on the first anniversary of the vesting commencement date, and 1/36th of the remaining number of shares monthly thereafter, commencing at the end of the next full month after the anniversary date as long as the recipient continues to provide services to Corvis.

   Shares granted under the 2000 Long Term Incentive Plan generally vest at a rate of 1/4th of the total number of shares on the first anniversary of the vesting commencement date, and 1/36th of the remaining number of shares monthly thereafter, as long as the recipient continues to provide services to Corvis.

                           Number of Securities      Value of Unexercised
                          Underlying Unexercised    In-The-Money Options At
                           Options At FY-End (#)    Fiscal Year End ($)(1)
                         ------------------------- -------------------------
        Name             Exercisable Unexercisable Exercisable Unexercisable
        ----             ----------- ------------- ----------- -------------
    David R. Huber......         0            0         0               0
    Terence F. Unter....   127,500      340,500         0        $190,080
    Anne H. Stuart......   127,500      332,500         0         176,000
    Kim D. Larsen.......   127,500      332,500         0         176,000

Compensation Committee Report on Executive Compensation

   This report addresses the compensation of Corvis' executive officers for the last fiscal year and its general compensation philosophy. The compensation committee is responsible for determining compensation for Corvis' executive officers and for granting awards under and administering Corvis' 1997 Stock Option Plan and its 2000 Long-Term Incentive Plan to persons other than its executive officers. Grants of awards under these plans for Corvis executive officers are made by the board of directors. The compensation committee currently consists of Frank M. Drendel and David S. Oros.

  Compensation Philosophy

   Since Corvis' inception in June 1997, it has sought to attract, retain and reward executive officers primarily through long-term equity incentives in the form of stock options. As such, the salary component of the executive officers compensation reflected base salary at a lower level and the stock component at a higher level than that of a more established company in the same industry. In fiscal 2001, salary for Corvis' executive officers consisted solely of base salary.

   During fiscal 2001, Corvis engaged a compensation consultant firm to survey the compensation practices of companies in Corvis' industry to ascertain whether Corvis' compensation structure (a) is competitive in the industry; (b) motivates executive officers to achieve Corvis' business objectives; and (c) aligns the interests of executive officers with the long-term interests of stockholders. This survey showed that base salaries of Corvis' executive officers were at the low-range level of 14 comparable companies. The compensation committee also reviewed Corvis' financial performance in fiscal 2001, certain milestones achieved by Corvis and individual executive officer duties.

  Base Salary

   Base salaries for fiscal 2001 reflected the results of the compensation survey conducted in 2000, as well as other industry information available to Corvis. Based on the review of the market data submitted by the consulting firm, the compensation committee has set executive compensation for the 2001 upcoming fiscal year within the mid-range level of compensation of executive officers who have comparable qualifications, experience and responsibilities at companies in similar businesses of comparable size and profitability. The compensation committee intends to continue to adjust compensation appropriately in order to compete for and retain executives who operate Corvis effectively and align the interests of its executive officers with the long-term interests of stockholders.

  Performance Bonuses

   During the year ended December 29, 2001, Corvis implemented a bonus plan for fiscal year 2001 which paid out a portion of the annual cash compensation of each executive officer contingent upon Corvis' financial performance, as well as an assessment of individual performance. The compensation committee intends to approve an executive bonus plan each year for the foreseeable future.

  Long-Term Equity Incentives

   Corvis' compensation committee strongly believes in granting stock options to Corvis' executive officers to tie executive officer compensation directly to Corvis' long-term success and increases in stockholder value. During fiscal 2001, the compensation committee reviewed the stock and option holdings of the chief executive officer and the three other most highly compensated executive officers. The compensation committee determined that the stock holdings of Dr. Huber adequately aligned his interests with those of Corvis' stockholders, but determined that additional awards to the three other most highly compensated executive officers were advisable. During fiscal 2001, the compensation committee awarded options to purchase 100,000 shares to each of Ms. Stuart and Mr. Larsen and 108,000 shares to Dr. Unter.

   In determining the size of each stock option grant awarded to each executive officer in the future, the compensation committee intends to take into account the executive officer's position with Corvis, the executive officer's past performance and the number and price of unvested options and restricted stock then held by the executive officer. Stock options granted to executive officers under Corvis' 1997 Stock Option Plan and its 2000 Long-Term Incentive Plan generally have an exercise price equal to the fair market value on the date of grant and vest over a four-year period, subject to potential acceleration of vesting upon a change in control of Corvis.

  Chief Executive Officer Compensation

   David R. Huber has served as Corvis' chief executive officer since Corvis' inception in June 1997. As described above for Corvis' other executive officers, Dr. Huber's base salary for fiscal 2001 was established by Corvis based upon Corvis' start up nature. After consideration of Dr. Huber's significant equity interest in Corvis, Dr. Huber's salary for fiscal 2001 remained virtually unchanged, on an annualized basis, from the previous year and was below the low-point of the range of comparable companies. Dr. Huber did not receive a bonus for fiscal 2001 and was not granted any stock options in fiscal 2001. The compensation committee may adjust Dr. Huber's salary in the future, based upon comparative salaries of chief executive officers in Corvis' industry, and other factors which may include Corvis' financial performance and Dr. Huber's contributions as chief executive officer in meeting financial and strategic goals.

  Policy on Deductibility of Executive Compensation

   The compensation committee does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will likely have an effect on Corvis in the near future. The compensation committee believes that stock options granted under Corvis' 1997 Stock Option Plan and its 2000 Long-Term Incentive Plan meet the exception for qualified performance-based compensation in accordance with Internal Revenue Code Regulations, so that amounts otherwise deductible with respect to such options will not count toward the $1 million deduction limit. The compensation committee's general policy is to take into account the deductibility of compensation in determining the type and amount of compensation payable to executive officers.

                                          COMPENSATION COMMITTEE

                                          David S. Oros, Chairman
                                          Frank M. Drendel

Stock Price Performance Graph

   The following graph compares total return of Corvis' common stock during the period beginning July 28, 2000 (the first day of trading of Corvis' common stock following its initial public offering) and ending on December 29, 2001, with the Nasdaq Composite Index and the Nasdaq Telecommunications Index. Each index assumes $100 invested at the close of trading on July 28, 2000, and reinvestment of dividends.

                                    [CHART]

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG CORVIS CORPORATION,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

               CORVIS              NASDAQ COMPOSITE    NASDAQ
               CORPORATION         INDEX               TELECOMMUNICATIONS INDEX
7/28/2000      100.00              100.00              100.00
9/29/2000       72.06               97.44               92.21
12/29/2000      28.11               55.48               59.05
3/30/2001        8.3                49.37               54.8
6/29/2001        5.18               57.86               52.61
9/28/2001        1.79               40.18               37.29
12/31/2001       3.81               52.37               42.17

ASSUMES $100 INVESTED ON JULY 28, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2001



                            Nasdaq         Nasdaq
                           Composite Telecommunications
                   Corvis    Index         Index
-                  ------- --------- ------------------
July 28, 2000..... $100.00  $100.00       $100.00
September 29, 2000   72.06    97.44         92.21
December 29, 2000.   28.11    55.48         59.05
March 30, 2001....    8.30    49.37         54.80
June 29, 2001.....    5.18    57.86         52.61
September 28, 2001    1.79    40.18         37.29
December 31, 2001.    3.81    52.37         42.17

Certain Relationships And Related Party Transactions

  Joint Venture

   Corvis has a 99% economic interest and a 49% voting interest in ACME Grating Ventures, LLC ("ACME LLC"). The remaining economic interest and voting interest are owned by ACME Gratings, Inc. ("ACME Corp."), Dr. Huber owns 100% of ACME Corp. ACME Corp. has contributed to ACME LLC certain licensed intellectual property and Corvis has contracted with ACME LLC for its use of Corvis' facilities, personnel, equipment and certain intellectual property. ACME LLC makes gratings that Corvis purchases at a unit cost that is consistent with the requirements of the licensed intellectual property, which require that the gratings made with the licensed technology be sold for no less than the fair market value of comparable gratings that are available in the commercial marketplace.

   According to the operating agreement of ACME LLC, Corvis receives 99% of the profits and losses from the business, and ACME Corp. receives the remaining 1%; however, $325,000 of ACME LLC-related start up costs incurred by ACME Corp will be returned to ACME Corp. out of the net profits of ACME LLC before any distributions of net profits are made to Corvis. Further, ACME Corp. is responsible for paying royalties to the licensor of the licensed technology contributed by ACME Corp., which vary in amounts ranging from 0.5% to 2.0% of the net invoice cost of each grating sold by ACME LLC. In addition to 1% of the profits, ACME LLC is obligated to pay to ACME Corp. an amount sufficient to pay the royalty obligations of ACME Corp. During 2001, Corvis purchased approximately $6.1 million of gratings from ACME LLC. Corvis intends to purchase additional gratings from ACME LLC in the future.

  Conflicts of Interest

   The board of directors has delegated to the audit committee of the board of directors the responsibility for reviewing:

  . any material transaction proposed to be entered into between Corvis and any director or officer of Corvis, or any entity in which a director or officer has a material ownership or other interest, and

  . corporate opportunity questions involving business or investment opportunities in which both Corvis and one or more of its officers or directors, or their affiliates, may have an interest.

   The audit committee may, if it deems it appropriate, refer these matters to the board of directors for its consideration. The audit committee has retained outside legal counsel to advise it regarding the duties of the audit committee members under Delaware law in carrying out this delegated responsibility. In determining whether to approve a proposed transaction or series of related transactions or to make a proposed investment, the audit committee relies on presentations by management and other personnel within Corvis with relevant expertise as to the necessity or desirability of entering into the proposed transaction or transactions or making a proposed investment. Depending upon the nature of the transaction or investment, the audit committee may also rely on information and opinions from third party experts. If the audit committee determines that the terms of the proposed transaction appear to be in the best interests of Corvis and that the terms of the proposed transaction or transactions appear to be at least as favorable as those that could have been obtained from an unaffiliated third party, the audit committee may approve Corvis' participation in the transaction. With respect to a potential investment opportunity within the scope of Corvis' business, the audit committee may determine to prohibit or restrict the participation in the investment by any of Corvis' officers or directors if the audit committee determines that it is an opportunity in which Corvis should invest and the participation of the officers and directors would limit Corvis' ability to take advantage of the opportunity. The application of the policies summarized above necessarily depends on the facts and circumstances of each situation being considered by the audit committee, and the policies could be modified by the audit committee at any time.

  Investments

   Corvis invested $3.0 million in Redfern Broadband Networks, Inc.'s Series B preferred stock. Corvis also has entered into a strategic development agreement and a call option agreement with Redfern which, among other things, provides Corvis with a two-year option to acquire all of the outstanding shares at a price specified in the call option agreement. In total, Dr. Huber directly and indirectly owns approximately 34% of the interests of Optical Capital Group, LLC, or OCG, which in turn owns approximately 16% of the stock of Redfern.
Mr. Timothy Dec, Corvis' vice president, chief accounting officer and corporate controller is also a director of Redfern. A fairness opinion has been obtained from an outside firm as to the fairness of this transaction from a financial point of view to Corvis, which has been presented to the audit committee. The investment portion of this transaction has been approved by the audit committee and the strategic development portion of this transaction remains subject to audit committee approval.

   Corvis purchased approximately $1.2 million of components from Redfern during 2001. The audit committee has approved this transaction and has determined that the terms of Corvis' purchases from Redfern were at least as favorable as those that Corvis could have obtained from an unaffiliated third party.

  Purchases of Components

   Corvis purchased approximately $0.5 million of components from Nufern during 2001. In total, Dr. Huber indirectly owns approximately 7% and Mr. Larsen owns less than 1% of the stock of Nufern. OCG also owns approximately 6% of the stock of Nufern. The audit committee has approved this transaction and has determined that the terms of Corvis' purchases from Nufern were at least as favorable as those that Corvis could have obtained from an unaffiliated third party. Corvis anticipates that it will continue to purchase components from Nufern in the future.

   Corvis purchased no products from CiDRA Corporation during 2001. In total, Dr. Huber indirectly owns approximately 16% and Mr. Larsen owns approximately 0.3% of the stock of CiDRA. OCG also owns approximately 2% of the stock of CiDRA. Dr. Huber is also the Chairman of the board of directors of CiDRA. The audit committee has approved this transaction.

   Corvis purchased approximately $94,000 of components from Codeon Corporation, and has cancelled all commitments to purchase components from Codeon. In total, Dr. Huber indirectly owns approximately 7% and Mr. Larsen owns approximately 2.8% of the stock of Codeon. OCG also owns approximately 3% of the stock of Codeon. The audit committee has approved this transaction.

   Corvis purchased approximately $2.7 million of components from ITF Optical Technologies during 2001. In total, Dr. Huber indirectly owns approximately 0.4% of the stock of ITF. The audit committee has approved this transaction and has determined that the terms of Corvis' commitment to purchase from ITF were at least as favorable as those that Corvis could have obtained from an unaffiliated third party.

   Corvis has purchased approximately $0.2 million of components from Lightconnect, Inc. during 2001. Dr. Huber indirectly owns approximately 1.4% of the stock of Lightconnect. OCG also owns approximately 4% of the stock of Lightconnect. The audit committee has approved the terms of Corvis' purchases from Lightconnect and determined that they were at least as favorable as those that Corvis could have obtained from an unaffiliated third party.

  Loans to Officers

   On August 1, 1999, Corvis entered into an oral agreement with Terence F. Unter to lend to him an amount sufficient to pay the federal and state income tax liability arising from his exercise of options granted to him under the 1997 Stock Option Plan. On April 20, 2000, Corvis lent Dr. Unter approximately $0.4 million to pay this tax liability. Dr. Unter has repaid this loan in full, including accrued interest, in February 2001.

   See also descriptions of agreements with Dorsal described above under "The Merger--Description of Prior Material Contracts Between Corvis and Dorsal."

                 PROPOSAL 3: SELECTION OF INDEPENDENT AUDITORS

   Unless marked to the contrary, proxies will be voted for the selection of KPMG LLP as Corvis' independent auditors for the fiscal year ending on December 28, 2002. The Corvis board of directors believes that KPMG LLP is knowledgeable about Corvis' operations and accounting practices and is well-qualified to act in the capacity of its principal independent auditors. Therefore, the Corvis board of directors has selected KPMG LLP to act as its independent auditors to examine Corvis' consolidated financial statements for the fiscal year ending December 28, 2002.

   Representatives of KPMG LLP are expected to appear at the annual meeting, will have an opportunity to make a statement, if they wish to do so, and will be available to answer appropriate questions from stockholders at that time.

   Audit Fees. For professional services rendered by KPMG LLP for the audit of Corvis' fiscal year 2001 consolidated financial statements and the reviews of the unaudited financial statements included in its fiscal year 2001 Forms 10-Q, Corvis incurred a total of $448,034.

   Financial Information Systems Design and Implementation Fees. KPMG LLP provided no professional services to Corvis of the nature described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during the fiscal year ended December 29, 2001.

   All Other Fees. In addition to the fees described above, Corvis incurred an aggregate of $1,355,571 for all other services rendered by KPMG LLP during 2001, including $13,487 for the audit of the Company's benefit plan, and $1,342,084 for tax compliance and consultation.

   The audit committee considered whether the non-audit services rendered by KPMG LLP were compatible with maintaining KPMG LLP's independence as auditors of Corvis' consolidated financial statements, and concluded that they were.

   If the selection of KPMG LLP is not approved by the stockholders, the board of directors will consider such a vote as advice to select other independent auditors for the 2003 fiscal year, rather than the 2002 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice.

   The Corvis board of directors recommends that the stockholders vote FOR the selection of KPMG LLP as independent auditors for Corvis.

                             STOCKHOLDER PROPOSALS

   Any stockholder who intends to present a proposal at the annual meeting in the year 2003 must deliver the proposal to Corvis c/o Kim D. Larsen, Secretary, Corvis Corporation, 7015 Albert Einstein Drive, Columbia, Maryland 20146:

  . Not later than December 20, 2002, if the proposal is submitted for inclusion in Corvis' proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

  . Not later than January 19, 2003 if the proposal is submitted pursuant to Corvis' bylaws, in which case Corvis is not required to include the proposal in Corvis' proxy materials.

                             LEGAL AND TAX MATTERS

   Customary legal matters with respect to the merger and the validity of the shares of Corvis common stock offered by this proxy statement-prospectus will be passed upon for Corvis by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Reston, Virginia. Mintz Levin will give an opinion to Corvis on the United States federal income tax consequences of the merger and Kirkpatrick and Lockhart, LLP will give an opinion to Dorsal and its stockholders on the United States federal income tax consequences of the merger. Certain attorneys at Mintz Levin beneficially own an aggregate of 1,200 shares of Corvis common stock. Customary legal matters with respect to the merger will be passed upon for Dorsal by Kirkpatrick and Lockhart, LLP, Washington, D.C.

                                    EXPERTS

   The consolidated financial statements and schedule of Corvis Corporation and subsidiaries as of December 30, 2000 and January 1, 2000, and for each of the years in the three-year period ended December 30, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Dorsal Networks, Inc. as of December 31, 2000 included in this Form S-4 registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   Reference is made to said report, which include an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the December 31, 2000 financial statements of Dorsal Networks, Inc.

                                 OTHER MATTERS

   Corvis does not presently intend to bring any matters other than those described in this document before its annual meeting. Further, Corvis does not know of any other matters that may be introduced by other persons. If any other matters do properly come before Corvis' annual meeting or any adjournment or postponement of the annual meeting, the persons named in the enclosed proxy forms of Corvis will vote the proxies in keeping with their judgment on such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

   This proxy statement-prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement-prospectus.

   All documents filed by Corvis pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the dates of Corvis' annual meeting are incorporated by reference into and are deemed to be a part of this proxy statement-prospectus from the date of filing of those documents.

   You should rely only on the information contained in this document or that to which you have been referred. No one is authorized to provide you with any additional information.

   The following documents, which have been filed by Corvis with the Securities and Exchange Commission (SEC file number 0-12751) are incorporated by reference into this proxy statement-prospectus:

  . Corvis' Annual Report on Form 10-K for the fiscal year ended December 30, 2000;

  . Corvis' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

  . Corvis' Proxy Statement on Schedule 14A, as revised by Corvis' Revised Proxy Statement on Schedule 14A;

  . Corvis' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001;

  . Corvis' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001;

  . Corvis' Current Report on Form 8-K filed with the SEC on January 30, 2002, as amended; and

  . The description of Corvis' common stock contained in Corvis' Registration Statement on Form 8-A, as such description is updated from time to time.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

   The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement-prospectus are not themselves specifically incorporated by reference in this proxy statement-prospectus, then the exhibits will not be provided. Any request for documents should be made no later than 5 days before the meeting date to ensure timely delivery of the documents.

Requests for documents or questions relating to Corvis should be directed to:

   Corvis Corporation, 7015 Albert Einstein Drive, Columbia, Maryland 21046-9400, Attention: General Counsel, or by telephone to Kim D. Larsen, Senior Vice President and General Counsel of Corvis, at 443-259-4000.

   Corvis files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at:

                                Judiciary Plaza
                                   Room 1024
                            450 Fifth Street, N.W.
                            Washington, D.C. 20549

   Reports, proxy statements and other information concerning Corvis may be inspected at:

                         The Nasdaq Stock Market, Inc.
                              1735 K Street, N.W.
                             Washington, DC 20006

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at l-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Corvis. The address of the Securities and Exchange Commission website is http://www.sec.gov.

   Corvis has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Corvis' common stock to be issued in the merger. This proxy statement-prospectus constitutes the prospectus of Corvis filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

   This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement-prospectus nor any distribution of securities pursuant to this proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement-prospectus by reference or in our affairs since the date of this proxy statement-prospectus. The information contained in this proxy statement-prospectus with respect to Corvis was provided by Corvis and the information contained in this proxy statement-prospectus with respect to Dorsal was provided by Dorsal.

   A copy of Corvis' Annual Report to Shareholders, which includes financial statements, is being mailed with this proxy statement/prospectus. You may receive additional copies of the Annual Report to Shareholders at no charge upon request.

   Corvis has filed its Annual Report on Form 10-K for the year ended December 29, 2001 with the Securities and Exchange Commission. It is available at the SEC's web site at www.sec.gov. Upon written request by a Corvis stockholder, Corvis will mail without charge a copy of its Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to Corvis' expenses in furnishing the requested exhibit.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement-prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement-prospectus referring to Corvis and Dorsal, and they may also be made a part of this proxy statement-prospectus by reference to other documents filed with the Securities and Exchange Commission by Corvis, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger.

   Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of Corvis and Dorsal, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Corvis and Dorsal, the factors relating to the merger discussed under "Risk Factors," among others, could cause actual results to differ materially from those described on the forward-looking statements. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this proxy statement-prospectus or the date of the document incorporated by reference in this proxy statement-prospectus. Neither Corvis nor Dorsal is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

   For additional information about factors that could cause results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Corvis has filed with the Securities and Exchange Commission.

   All subsequent forward-looking statements attributable to Corvis or Dorsal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dorsal Networks, Inc.:

   We have audited the accompanying balance sheet of Dorsal Networks, Inc. (a Delaware corporation in the development stage and majority owned subsidiary of Optical Capital Group, LLC) as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the period from August 11, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dorsal Networks, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period from August 11, 2000 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations since its inception and will require additional financing to fund its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

Vienna, Virginia
August 9, 2001

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                               TABLE OF CONTENTS

 Balance sheet
 As of December 31, 2000.................................................. F-3
 Statement of operations
 For the period from August 11, 2000 (inception) through December 31, 2000 F-4
 Statement of changes in stockholders' equity
 For the period from August 11, 2000 (inception) through December 31, 2000 F-5
 Statement of cash flows
 For the period from August 11, 2000 (inception) through December 31, 2000 F-6
 Notes to financial statements
 December 31, 2000........................................................ F-7

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                                 BALANCE SHEET
                            As of December 31, 2000
            (Amounts in thousands, except share and per share data)

                                              ASSETS
Current assets:
   Cash and cash equivalents...................................................................... $   762
   Prepaid expenses and other current assets......................................................     671
                                                                                                   -------
   Total current assets...........................................................................   1,433
   Property and equipment, net....................................................................   2,394
   Deposits and other assets......................................................................   2,198
                                                                                                   -------
       Total assets............................................................................... $ 6,025
                                                                                                   =======
                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable............................................................................... $ 2,021
   Due to majority shareholder....................................................................     254
   Accrued expenses...............................................................................   2,072
   Accrued salaries...............................................................................     151
                                                                                                   -------
       Total current liabilities..................................................................   4,498

Commitments and contingencies
Convertible preferred stock:
 Series A convertible preferred stock, $0.0001 par value; 24,100,000 authorized, 24,000,000 issued
   and outstanding, liquidation value of $6,000 at December 31, 2000..............................   6,000
Stockholders' equity:
 Common stock, $0.0001 par value; 34,100,000 shares authorized; 2,896,500 shares issued and
   outstanding at December 31, 2000...............................................................      --
 Additional paid-in capital.......................................................................     174
 Note receivable from management..................................................................     (30)
 Deficit accumulated during development stage.....................................................  (4,617)
                                                                                                   -------
       Total stockholders' equity.................................................................  (4,473)
                                                                                                   -------
       Total liabilities and stockholders' equity................................................. $ 6,025
                                                                                                   =======

        The accompanying notes are an integral part of this balance sheet.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                            STATEMENT OF OPERATIONS

                For the period from August 11, 2000 (inception)
                           through December 31, 2000
                            (Amounts in thousands)

                 Operating expenses:
                    Research and development......... $ 1,662
                    General and administrative.......   2,919
                    Depreciation and amortization....     101
                                                      -------
                        Total operating expenses.....   4,682
                                                      -------
                 Loss from operations................  (4,682)
                 Interest income.....................      65
                                                      -------
                        Net loss..................... $(4,617)
                                                      =======

        The accompanying notes are an integral part of this statement.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                For the period from August 11, 2000 (inception)
                           through December 31, 2000
            (Amounts in thousands, except share and per share data)

                                   Convertible
                                 preferred stock                       Stockholders' equity
                               -------------------- ----------------------------------------------------------
                                                                                             Deficit
                               Series A convertible                                Note    accumulated
                                 preferred stock      Common stock   Additional receivable   during
                               -------------------- ----------------  paid-in      from    development
                                  Shares    Amount   Shares   Amount  capital   management    stage     Total
                                ----------  ------  --------- ------ ---------- ---------- ----------- -------
Balance at August 11, 2000
 (inception)..................         --   $   --         --  $--      $ --        $--      $    --   $    --
Issuance of preferred stock on
 August 11, 2000, at $0.25 per
 share........................ 24,000,000    6,000         --   --        --         --           --        --
Exercise of stock options on
 various dates from September
 through December 2000 at
 $0.06 per share..............         --       --  2,896,500   --       174        (30)          --       144
Net loss......................         --       --         --   --        --         --       (4,617)   (4,617)
                                ----------  ------  ---------  ---      ----       ----      -------   -------
Balance at December 31, 2000.. 24,000,000   $6,000  2,896,500  $--      $174       $(30)     $(4,617)  $(4,473)
                                ==========  ======  =========  ===      ====       ====      =======   =======


        The accompanying notes are an integral part of this statement.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                            STATEMENT OF CASH FLOWS
                For the period from August 11, 2000 (inception)
                           through December 31, 2000
                            (Amounts in thousands)

Cash flows from operating activities:
   Net loss..................................................................... $(4,617)
   Adjustments to reconcile net loss to net cash used in operating activities--
       Depreciation and amortization............................................     101
   Changes in assets and liabilities:
       Prepaids and other current assets........................................    (671)
       Deposits and other assets................................................  (2,198)
       Accounts payable and accrued expenses....................................   4,093
       Due to majority shareholder..............................................     254
       Accrued salaries.........................................................     151
                                                                                 -------
       Net cash used in operating activities....................................  (2,887)
Cash flows from investing activities:
   Purchase of property and equipment...........................................  (2,495)
Cash flows from financing activities:
   Proceeds from issuance of preferred stock....................................   6,000
   Proceeds from exercise of stock options......................................     144
                                                                                 -------
       Net cash provided by financing activities................................   6,144
                                                                                 -------
       Net increase in cash and cash equivalents................................     762
       Cash and cash equivalents at beginning of period.........................      --
                                                                                 -------
       Cash and cash equivalents at end of period............................... $   762
                                                                                 =======
Supplemental disclosure of cash flow information:
   Cash paid for interest....................................................... $    --
                                                                                 =======
   Cash paid for taxes.......................................................... $    --
                                                                                 =======


        The accompanying notes are an integral part of this statement.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 2000
            (Amounts in thousands, except share and per share data)

1.  Summary of significant accounting policies:

Description of business

   Dorsal Networks, Inc. (Dorsal or the Company), a majority owned subsidiary of Optical Capital Group, LLC (OCG), commenced its operations on August 11, 2000, as Columbia Network Systems, Inc. On September 29, 2000, the Company changed its name to Sowilo Networks, Inc., and on April 5, 2001, the Company changed its name to Dorsal Networks, Inc. The Company develops and markets undersea optical network solutions for telecommunication service providers. Since inception, the Company has devoted substantially all of its efforts to business planning, product development, acquiring operational assets, raising capital, marketing, and business development activities. Accordingly, the Company is in the development stage, as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company operates as a single segment with operations in Columbia, Maryland.

   The Company has not realized operating revenues to date. Expenses incurred have primarily been research and development, administrative and marketing costs. The developmental nature of the activities is such that inherent risks exist in the Company's operations. Successful future operations are subject to several risks, including the ability of the Company to successfully market its products and generate significant revenue, as well as continued development of optical networking equipment and enhancements to allow entry into new markets. After products have been developed and introduced into a market, additional time may be necessary before significant revenues are realized. The Company is also subject to risk associated with the potential loss of the services of its key executives including, among others, the person who serves as the Company's Chief Technology Officer whose services are provided to the Company under an arrangement with Corvis Corporation (Corvis), a related party (see Note 11). The Company will require a significant amount of capital to continue its product development and planned operations which management plans to finance with proceeds from the sale of equity securities. In June 2001, the Company entered into an agreement with various investors whereby the investors agreed to purchase additional equity securities from the Company. The sale of these securities is contingent on the achievement of certain research based technological milestones and upon the sale of additional securities to outside investors (see Note 7). There can be no assurances that these milestones will be achieved and that the investors will purchase the additional securities or that adequate capital will be available on terms that are acceptable to the Company. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments related to the asset carrying amounts or the amount and classification of liabilities that may result if the Company is unable to continue as a going concern.

Cash and cash equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents at December 31, 2000 are primarily investments in money market accounts.

Concentration of credit risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company's cash and investment policies limit investments to short-term investment grade instruments.

Fair value of financial instruments

   Cash equivalents and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)



Property and equipment

   Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the assets.

Impairment of long-lived assets

   In accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amounts of net assets. Impairment is measured at fair value.

Income taxes

   Deferred taxes are provided utilizing the asset and liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for temporary differences, operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for deductible temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock options

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost of stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the option exercise price and is charged to operations over the vesting period.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force
(EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which services are received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

Research and development

   Research and development costs are expensed as incurred.

Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive income (loss)

   The Company reports comprehensive income (loss) in accordance with SFAS No. 130, "Reporting Comprehensive Income." During the period presented, there are no components of comprehensive income (loss) other than net loss.

New Accounting Standards

   In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," for recognition and measurement of the impairment of long-lived assets to be held and used, the measurement of long-lived assets to be disposed of by sale and for segments of a business to be disposed of. SFAS No. 144 supercedes SFAS No. 121 and is effective for fiscal year beginning after December 15, 2001. The Company does not expect that the adoption of this statement will have a material impact on its financial results.

2.   Property and equipment:

   Property and equipment, at cost, less accumulated depreciation and amortization, are summarized as follows at December 31, 2000:

            Computer equipment and software................ $  375
            Lab equipment..................................  2,120
                                                            ------
                                                             2,495
            Less--Accumulated depreciation and amortization   (101)
                                                            ------
                                                            $2,394
                                                            ======

3.   Prepaid expenses and other current assets:

   Prepaid expenses and other current assets consists of the following at December 31, 2000:

            Vendor deposits.................................... $395
            Prepaid rent.......................................  121
            Prepaid insurance..................................   48
            Prepaid maintenance................................   39
            Other prepaid expenses.............................   68
                                                                ----
               Total prepaid expenses and other current assets. $671
                                                                ====

4.   Deposits and other assets:

   As of December 31, 2000, deposits and other assets of $2,198 consist of collateral to secure letters of credit required under operating leases for office space.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)



5.   Accrued expenses:

   Accrued expenses consists of the following at December 31, 2000:

                       Accrued professional fees. $1,701
                       Other accrued expenses....    371
                                                  ------
                          Total accrued expenses. $2,072
                                                  ======

6.  Commitments and contingencies:

   As of December 31, 2000, the Company had noncancelable operating lease commitments for two office buildings, which expire in April 2010 and May 2011. The Company also leases certain office equipment under monthly operating leases that may be canceled at any time. The future minimum lease payments related to noncancelable operating leases as of December 31, 2000, are as follows:

                    Year ending December 31
                    2001............................ $   973
                    2002............................   1,472
                    2003............................   1,516
                    2004............................   1,561
                    2005............................   1,608
                    Thereafter......................   9,795
                                                     -------
                       Total minimum lease payments. $16,925
                                                     =======

   On June 29, and August 7, 2001, the Company terminated the two office building leases. The Company terminated the leases without penalty because construction of the facilities was not completed according to the predetermined timeline outlined in the lease agreement. In connection with these terminations the Company was reimbursed for all deposits and prepayments made under these agreements.

   Rental expense under operating leases was approximately $87 for the period from August 11, 2000 (inception) through December 31, 2000 which was paid to OCG.

Litigation and claims

   The Company may be subject to lawsuits, investigations, and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. In the opinion of management, and based on all known facts, all matters are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company. The Company's policy is to accrue legal fees associated with litigation matters when and if they are estimatable.

   In early 2001, two claims were filed by two competitors regarding certain employment matters and alleged use of sensitive information. Both claims have since been settled and the Company agreed to make monetary payments, which did not have a material effect on the financial position or results of operations of the Company.

7.  Preferred stock, common stock and convertible notes:

   On August 11, 2000, the Company issued 24,000,000 shares of Series A Convertible Preferred Stock (Series A) for $6,000 to one investor. Proceeds totaling $6,000 were received in two tranches, $3,000 in September 2000 and $3,000 in October 2000. Each Series A share shall have the right to one vote for each equivalent common share. The Series A shares are convertible into the Company's common stock

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


immediately upon the sale of shares in a public offering of common stock resulting in gross proceeds to the Company of at least $75,000 at a price per share of at least $20 per share. The Series A shares shall be entitled to an annual dividend at a rate of $0.02 per share when declared by the board of directors. Such dividends are not cumulative. The Series A liquidation preference shall be equal to $0.25 per outstanding share plus any declared but unpaid dividends. Upon liquidating event, the Series A shareholders participate with the common shareholders to achieve the greater of up to three times their original investment or the amount they would have received on an as-converted basis. In February 2001, the Company's Board of Directors authorized a change in the conversion ratio between Series A shares and common stock. Under the new agreement each Series A share converts into 1.5 shares of common stock, instead of one share of common stock prior to the change. In June 2001, the Company modified the terms of the Series A stock. After the modification, the Series A shares are convertible into the Company's common stock immediately upon the sale of shares in a public offering of common stock resulting in gross proceeds to the Company of at least $30,000 at a price per share of at least $10 per share.

   On January 12 and February 5, 2001, the Company issued 12,400,000 and 8,000,000 of its Series A shares to its original investor for consideration of approximately $3,100 and $2,000, respectively. These shares have the same rights and privileges as the existing outstanding Series A shares.

   On February 16, April 25, May 2, and June 7, 2001, the Company issued convertible promissory notes to a new investor and OCG for $2,000, $1,000, $2,000 and $1,000, respectively. The notes bear interest at an annual rate of 10 percent and mature on the earlier of June 30, 2001, or the date of the next equity financing. On the date of the next equity financing the notes and accrued interest convert into the equity securities at 50 percent of the price per share of such financing. On June 30, 2001, if not previously converted, the notes and accrued interest became convertible into Series A shares at $0.25 per share. Concurrently with the issuance of the notes, the Company issued Series A Preferred Stock Purchase Warrants (Series A Warrants) to the investors. The Series A Warrants allow the investors to purchase an aggregate of 2,400,000 shares of Series A stock at an exercise price of $0.25 per share. On June 28, 2001, all of the convertible promissory notes totaling $6,000 and accrued interest totaling $131 converted into 17,516,666 shares of Series B Convertible Preferred Stock (Series B) at $0.35 per share.

   On June 28, 2001, the Company issued 22,379,466 shares of Series B stock at $0.70 per share for $15,666 to various investors, including OCG and HRLD Limited Partnership, a partnership controlled by OCG's largest shareholder. In connection with the June 28, 2001 issuance, certain other investors placed $4,404 and 6,291,429 Series B shares into escrow. The amounts held in escrow will be released to the Company upon the issuance of additional equity shares to new investors prior to October 1, 2001. In the event additional equity securities are not issued, the amount held in escrow will be returned to the investors and the shares returned to the Company. The Series B purchase agreement also provides for subsequent closings upon the achievement of certain product development milestones by various dates through May 2002.

   Each Series B share shall have the right to one vote for each equivalent common share. The Series B shares are convertible into one share of the Company's common stock immediately upon the sale of shares in a public offering of common stock resulting in net proceeds to the Company of at least $30,000 at a price per share of at least $10 per share. The Series B shares shall be entitled to an annual dividend at a rate of $0.056 per share when declared by the board of directors. Such dividends are not cumulative. The Series B liquidation preference shall be equal to $0.70 per outstanding share plus any declared but unpaid dividends. Upon a liquidating event, the Series B shareholders also participate with the common shareholders to achieve the greater of up to three times their original investment or the amount they would have received on an as-converted basis.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   The Company has 34,100,000 common shares authorized as of December 31, 2000, of which 2,896,500 shares are issued and outstanding. All holders of common stock are entitled to one vote per share. All of the outstanding common stock relates to the exercise of unvested stock options; accordingly, the outstanding common stock is subject to vesting restrictions.

   In June 2001, the Company increased its number of authorized shares to 317,910,679, consisting of 188,482,578 shares of common stock, par value $0.0001 per share and 129,428,101 shares of preferred stock, par value $0.0001 per share.

8.  Note receivable from management:

   The Company loaned an officer $30 during 2000 to exercise stock options in the Company. The note bears interest at an annual rate of 5.75 percent, payable quarterly. The note is full recourse and is due the earlier of December 2003 or upon termination of employment with the Company.

9.  Stock options:

   The Company maintains a stock option plan for employees, consultants, advisors and nonemployee board members. Options expire no later than ten years from the date of the grant or when employment ceases, whichever comes first. The maximum number of shares of common stock which may be issued pursuant to the stock option plan is 10,000,000 at December 31, 2000. The stock option plan allows holders to exercise unvested stock options. Upon exercise, such shares are restricted and subject to the original time-based vesting schedule.

   Options granted under the stock option plan are accounted for under APB No.
25. Options generally vest over 4 years, 25 percent on the first anniversary and monthly over the remaining three years. All options are granted at prices equal to the fair value of the Company's common stock on the date of grant, as determined by the Company's Board of Directors. No compensation expense has been recognized for the option grants. Had the Company determined compensation cost at fair value in accordance with SFAS No. 123, the Company's pro forma net loss for the period ended December 31, 2000, would not have been materially different than its actual net loss. The weighted-average fair value of the options granted during the period ended December 31, 2000, is estimated to be $0.046 per option assuming the following: weighted-average option price of $0.06; expected dividend yields of 0 percent; expected volatility of 100 percent; risk-free interest rate of 6.14 percent; and an expected life of five years.

   As of December 31, 2000, all options grants made by the Company were made to employees. Stock option plan activity during the period from August 11, 2000 (inception) through December 31, 2000, was as follows:

                                                               Exercise
                                                     Shares     price
                                                   ----------  --------
        Outstanding at August 11, 2000 (inception)         --   $  --
        Granted...................................  3,036,500    0.06
        Exercised................................. (2,896,500)   0.06
        Forfeited.................................    (30,000)   0.06
                                                   ----------
        Outstanding at December 31, 2000..........    110,000    0.06
                                                   ==========
        Options available for grant...............  6,993,500
                                                   ==========

   The weighted-average remaining contractual life of options outstanding at December 31, 2000, was 9.86 years.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)



10.  Income taxes:

   The Company incurred pretax losses since inception and there are no income taxes provided in the accompanying statement of operations. At December 31, 2000, the Company had net operating loss carryforwards (NOL) of approximately $1,521 for federal income tax purposes that will expire beginning in 2020. A portion of the NOL is attributable to a period from when the Company was a member of an affiliated group for tax purposes. As such, certain of these NOLs may be used to offset the consolidated group's taxable income. Lack of future taxable income, a change in the ownership of the Company, or the application of the alternative minimum tax rules could adversely affect the Company's ability to utilize the NOLs. A valuation allowance has been recorded to offset completely the $1,841 carrying value of the deferred tax assets due to the Company's lack of prior earnings and the size of the accumulated deficit. The Company's net deferred tax assets consist of the following:

                                                    December
                                                    31, 2000
                                                    --------
                    Net operating loss carryforward $   609
                    Capitalized start-up costs.....   1,208
                    Other..........................      24
                    Valuation allowance............  (1,841)
                                                    -------
                    Net deferred tax asset......... $    --
                                                    =======

   The effective tax rate differs from the federal statutory rate as follows:

                                                              Period from
                                                              inception to
                                                              December 31,
                                                                  2000
                                                              ------------
      Computed statutory amount..............................    (34.0)%
      State income tax, net of applicable federal tax benefit     (7.0)
      Non-deductible items...................................       --
      Other adjustments, net.................................       --
      Valuation allowance....................................     41.0
                                                                 -----
      Income tax expense.....................................      -- %
                                                                 =====

11.  Related-party transactions:

   In June 2001 the Company entered into a service agreement with Corvis. The Chairman, Chief Executive Officer and President of Corvis is also the Chairman of the Board of Dorsal and the Company's largest beneficial stockholder through his ownership interest in OCG and HRLD Limited Partnership. Under the terms of the service agreement the Company will receive services from certain employees of Corvis and receive access to the Corvis' know-how and experience over the five-year period ending September 2005. Under the terms of this agreement, Dorsal receives the services of the person who serves as its Chief Technology Officer, responsible for the management of all of Dorsal research and product development activities. As consideration the Company agreed to issue 5,632,386 shares of common stock to Corvis. The Company also agreed to provide Corvis with a partial anti-dilution right whereby its ownership interest will not fall below 3.0 percent of the outstanding shares until the earlier of, an initial public offering of the Company's common stock, a merger, consolidation or acquisition of the Company with a third party to which the stockholders of the Company own less than 50

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


percent of the combined entity immediately following such transaction, or the sale of all or substantially all of the assets of the Company. Corvis also received certain rights of first refusal and options to purchase shares of the Company at fair market value. During 2000, the person serving as Dorsal's Chief Technology Officer began to provide services although the ultimate agreement of the consideration to be paid had not been finalized. Accordingly, during the period ended December 31, 2000 the Company recorded costs totaling $65 in connection with this service agreement.

   During 2000, OCG made payments to outside vendors on behalf of the Company. The following is a reconciliation of the balance due to OCG.

                    Beginning balance................. $ --

                    Advances from majority shareholder  269
                    Payment made......................  (15)
                                                       ----
                    Due to majority shareholder....... $254
                                                       ====

   In January 2001, the Company entered into a services agreement with OCG. Under the services agreement, The Company receives assistance in the areas of information technology, finance, human resources, recruiting, public relations, legal, facilities, technology and private equity. In connection with the services agreement, the Company also agreed to lease office space from OCG. The Company recorded $87 in costs associated with this arrangement during 2000, prior to formalizing the services agreement in January 2001. Costs allocated from OCG may not be representative of the cost the Company would have obtained from unaffiliated third parties.

12.   Events (unaudited) subsequent to date of auditors' report:

   On various dates in September 2001, the Company issued 900,236 shares of Series B at $0.70 per share for $630 and placed an additional 3,931,675 Series B shares and $2,752 in escrow.

   On October 1, 2001, the escrow agreement related to Series B preferred stock described in Note 7 was amended to extend the deadline for the Company to issue additional equity securities until December 14, 2001. In exchange for amending the escrow agreement, the Company granted conditional warrants to purchase Series B shares which will be exercisable if the escrow funds are ultimately disbursed to the Company.

   On October 2 and 3, 2001, the Company issued an additional 6,706,853 Series B shares for $4,695 and placed an additional 786,334 Series B shares and $550 in escrow.

   In December 2001, the Company issued an additional 5,248,087 Series B shares for $3,674 and placed an additional 3,931,640 Series B shares and $2,752 in escrow.

   On December 14, 2001, $4,587 in escrow funds were released to the Company, which resulted in the issuance of 6,553,105 shares of Series B. Certain investors elected to return 8,387,974 Series B shares to the Company, which resulted in a refund totaling $5,872 from the escrow. Upon release of the escrow, the Company was obligated to issue Series B warrants on December 14, 2001. The Series B warrants allow the investors to purchase an aggregate of 3,456,983 warrants at an exercise price of $0.70 per share. The Series B warrants have not been issued at December 31, 2001. Proceeds of $560 received from the issuance of the Series B preferred stock were allocated to the Series B warrants and recorded in the financial statements as of December 31, 2001 based on their fair value using the Black-Scholes valuation model.

   On December 20, 2001, 2,359,003 Series B shares were issued for $1,651 and on January 9, 2002, the Company issued 1,714,286 Series B shares for $1,200.

   In December 2001, the Board approved the granting of options to purchase 19,151,010 common shares to certain employees at an exercise price of $0.17 per share.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)



   On January 29, 2002, the Company agreed to merge with Corvis. Under the terms of the merger agreement Corvis will issue 40,000,000 shares of Corvis common stock to the holders of Series A and Series B stock and 6,000,000 shares of Corvis common stock to the holders of the Company's common stock options, restricted common stock and unrestricted common stock. Prior to the closing of the merger, Dorsal intends to adopt a plan of recapitalization providing for the distribution of the merger consideration among the Dorsal preferred stockholders.

   In February 2002, OCG has issued to Dorsal a binding and irrevocable commitment letter to invest an additional $14,000,000 in cash in Dorsal to acquire shares of Series B preferred stock at the same price and on the same terms and conditions as were previously sold to OCG in the event that the merger agreement terminates for any reason. This commitment will remain in place through March 31, 2003 and is subject to reduction for cash amounts received by Dorsal under the termination provisions of the merger agreement, for amounts received pursuant to the final takedown of funds committed for the Series B preferred stock financing, for amounts received by Dorsal under a line of credit with Comerica and from cash amounts received from the State of Maryland. In the event that the commitment is reduced because amounts became available from Comerica but such amounts must be repaid by Dorsal or otherwise become unavailable to Dorsal for any reason prior to March 31, 2003, this commitment will be restored for the amount of such repayment or unavailability to the extent that Dorsal does not have available to it an equal or greater amount of cash from other sources.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                               TABLE OF CONTENTS

Unaudited balance sheets
As of September 30, 2001 and December 31, 2000........................................................ F-17

Unaudited statements of operations
For the period from inception to September 30, 2000, the nine months ended September 30, 2001, and for the cumulative period from inception to September 30, 2001.......................................... F-18

Unaudited statements of changes in stockholders' equity
For the period from inception to September 30, 2001................................................... F-19

Unaudited statements of cash flows
For the period from inception to September 30, 2000, the nine months ended September 30, 2001, and for the cumulative period from inception to September 30, 2001.......................................... F-20

Notes to unaudited financial statements
September 30, 2001.................................................................................... F-21

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                           UNAUDITED BALANCE SHEETS

                As of September 30, 2001 and December 31, 2000
            (Amounts in thousands, except share and per share data)

                                                                                    September 30, December 31,
                                                                                        2001          2000
                                                                                    ------------- ------------
                                                                                     (unaudited)
                                      ASSETS
Current assets:
   Cash and cash equivalents.......................................................   $ 10,653      $   762
   Prepaid expenses and other current assets.......................................        829          671
                                                                                      --------      -------
       Total current assets........................................................     11,482        1,433
Property and equipment, net........................................................      6,143        2,394
Restricted cash....................................................................      7,156           --
Deposits and other assets..........................................................         --        2,198
                                                                                      --------      -------
       Total assets................................................................   $ 24,781      $ 6,025
                                                                                      ========      =======
                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable................................................................   $  2,663      $ 2,021
   Due to major stockholder........................................................      1,012          254
   Accrued expenses................................................................        527        2,072
   Accrued salaries................................................................        703          151
                                                                                      --------      -------
       Total current liabilities...................................................
                                                                                         4,905        4,498
Commitments and contingencies
Convertible preferred stock:
   Series A convertible preferred stock, $0.0001 par value; 46,800,000 authorized,
     44,400,000 and 24,000,000 issued and outstanding at September 30, 2001 and December 31, 2000, respectively, liquidation value of $11,100 and
     $6,000 at September 30, 2001 and December 31, 2000, respectively..............     12,432        6,000
   Series B convertible preferred stock, $0.0001 par value; 82,628,101 authorized,
     40,796,368 issued and outstanding, liquidation value of $28,557 at
     September 30, 2001............................................................     28,557           --
   Series B convertible preferred stock held in escrow, $0.0001 par value;
     10,223,104 issued and outstanding, liquidation value of $7,156 at
     September 30, 2001............................................................      7,156           --
   Preferred stock warrants outstanding............................................        408           --
Stockholders' equity:
   Common stock $0.0001 par value; 188,482,578 shares authorized; 10,274,386 and 2,896,500 shares issued and outstanding at September 30, 2001 and
     December 31, 2000.............................................................          1           --
   Additional paid-in capital......................................................      2,812          174
   Note receivable from management.................................................        (31)         (30)
   Unearned compensation...........................................................     (1,984)          --
   Deficit accumulated during development stage....................................    (29,475)      (4,617)
                                                                                      --------      -------
       Total stockholders' equity..................................................    (28,677)      (4,473)
                                                                                      --------      -------
       Total liabilities and stockholders' equity..................................   $ 24,781      $ 6,025
                                                                                      ========      =======

     The accompanying notes are an integral part of these balance sheets.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                      UNAUDITED STATEMENTS OF OPERATIONS

  For the period from inception to September 30, 2000, the nine months ended
                            September 30, 2001, and
        for the cumulative period from inception to September 30, 2001
                            (Amounts in thousands)

                                                                                            Cumulative
                                                                Period from   Nine month    period from
                                                               inception to  period ended  inception to
                                                               September 30, September 30, September 30,
                                                                   2000          2001          2001
                                                               ------------- ------------- -------------
                                                                (unaudited)   (unaudited)   (unaudited)
Operating expenses:
   Research and development, including $16, $486, and $551 of
     non-cash equity based compensation.......................     $  49       $  7,672      $  9,399
   General and administrative.................................       124          7,882        10,737
   Depreciation and amortization..............................         3          1,486         1,586
                                                                   -----       --------      --------
       Total operating expenses...............................       176         17,040        21,722
                                                                   -----       --------      --------
Loss from operations..........................................      (176)       (17,040)      (21,722)
Interest income...............................................        10            263           328
Interest expense..............................................        --         (6,262)       (6,262)
                                                                   -----       --------      --------
       Net loss...............................................     $(166)      $(23,039)     $(27,656)
                                                                   =====       ========      ========
Dividends and accretions on preferred stock...................        --          1,819         1,819
                                                                   -----       --------      --------
Net loss attributable to common stock.........................     $(166)      $(24,858)     $(29,475)
                                                                   =====       ========      ========

       The accompanying notes are an integral part of these statements.

                             DORSAL NETWORKS, INC.
                         (A development stage company)
            UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the period from inception to September 30, 2001
            (Amounts in thousands, except share and per share data)

                                                                Convertible preferred stock
                                            --------------------------------------------------------------------
                                                                                       Series B
                                                 Series A            Series B         convertible
                                                convertible        convertible      preferred stock
                                              preferred stock    preferred stock    held in escrow
                                            ------------------  ------------------ -----------------

                                                                                                      Preferred
                                                                                                        stock
                                                                                                      warrants
                                              Shares   Amount     Shares   Amount    Shares   Amount outstanding
                                            ---------- -------  ---------- ------- ---------- ------ -----------
Balance at August 11, 2000
 (inception)                                        -- $    --          -- $    --         -- $   --    $ --
Issuance of preferred stock on August 11,
 2000 at $0.25 per share................... 24,000,000   6,000          --      --         --     --      --
Exercise of stock options on various dates
 in September through December at
 $0.06 per share...........................         --      --          --      --         --     --      --
Net loss...................................         --      --          --      --         --     --      --
                                            ---------- -------  ---------- ------- ---------- ------    ----

Balance at December 31, 2000
 (information subsequent to December
 31, 2000 is unaudited)                     24,000,000   6,000          --      --         --     --      --
Issuance of preferred stock on January 12,
 2001 and February 5, 2001, at $0.25 per
 share..................................... 20,400,000   5,100          --      --         --     --      --
Dividends on Series A preferred stock
 related to modification of conversion
 term in February 2001.....................         --   1,332          --      --         --     --      --
Exercise of stock options on various dates,
 at $0.06 per share........................         --      --          --      --         --     --      --
Repurchase of common stock on various
 dates, at $0.06 per share.................         --      --          --      --         --     --      --
Issuance of Series A preferred stock
 warrant and beneficial conversion
 related to the issuance of convertible
 promissory notes on various dates from
 February 2001 to June 2001................         --     408          --      --         --     --     408
Issuance of preferred stock on June 28,
 2001 and on various dates in September
 2001, at $0.70 per share, net of issuance
 cost of $80...............................         --      --  23,279,702  16,216 10,223,104  7,156      --
Conversion of convertible promissory
 notes and accrued interest into preferred
 stock on June 28, 2001....................         --      --  17,516,666   6,131         --     --      --
Beneficial conversion related to
 convertible promissory notes issued on
 various dates from February 2001 to
 June 2001.................................         --    (408)         --   5,723         --     --      --
Accretion of Series B preferred stock in
 June 2001.................................         --      --          --     487         --     --      --
Issuance of common stock to Corvis
 Corporation in exchange for services in
 June 2001, at $0.45 per share.............         --      --          --      --         --     --      --
Amortization of unearned compensation......         --      --          --      --         --     --      --
Interest income on note receivable from
 management................................         --      --          --      --         --     --      --
Net loss...................................         --      --          --      --         --     --      --
                                            ---------- -------  ---------- ------- ---------- ------    ----
Balance at September 30, 2001               44,400,000 $12,432  40,796,368 $28,557 10,223,104 $7,156    $408
                                            ========== =======  ========== ======= ========== ======    ====

                                                                       Stockholders' equity
                                            --------------------------------------------------------------------------



                                               Common stock
                                            ------------------
                                                                                                    Deficit
                                                                             Note                 accumulated
                                                               Additional receivable                during
                                                                paid-in      from      Unearned   development
                                              Shares    Amount  capital   management compensation    stage     Total
                                            ----------  ------ ---------- ---------- ------------ ----------- --------
Balance at August 11, 2000
 (inception)                                        --   $--     $   --      $ --      $    --     $     --   $     --
Issuance of preferred stock on August 11,
 2000 at $0.25 per share...................         --    --         --        --           --           --         --
Exercise of stock options on various dates
 in September through December at
 $0.06 per share...........................  2,896,500    --        174       (30)          --           --        144
Net loss...................................         --    --         --        --           --       (4,617)    (4,617)
                                            ----------   ---     ------      ----      -------     --------   --------

Balance at December 31, 2000
 (information subsequent to December
 31, 2000 is unaudited)                      2,896,500    --        174       (30)          --       (4,617)    (4,473)
Issuance of preferred stock on January 12,
 2001 and February 5, 2001, at $0.25 per
 share.....................................         --    --         --        --           --           --         --
Dividends on Series A preferred stock
 related to modification of conversion
 term in February 2001.....................         --    --         --        --           --       (1,332)    (1,332)
Exercise of stock options on various dates,
 at $0.06 per share........................  2,297,000    --        137        --           --           --        137
Repurchase of common stock on various
 dates, at $0.06 per share.................   (551,500)   --        (33)       --           --           --        (33)
Issuance of Series A preferred stock
 warrant and beneficial conversion
 related to the issuance of convertible
 promissory notes on various dates from
 February 2001 to June 2001................         --    --         --        --           --           --         --
Issuance of preferred stock on June 28,
 2001 and on various dates in September
 2001, at $0.70 per share, net of issuance
 cost of $80...............................         --    --         --        --           --           --         --
Conversion of convertible promissory
 notes and accrued interest into preferred
 stock on June 28, 2001....................         --    --         --        --           --           --         --
Beneficial conversion related to
 convertible promissory notes issued on
 various dates from February 2001 to
 June 2001.................................         --    --         --        --           --           --         --
Accretion of Series B preferred stock in
 June 2001.................................         --    --         --        --           --         (487)      (487)
Issuance of common stock to Corvis
 Corporation in exchange for services in
 June 2001, at $0.45 per share.............  5,632,386     1      2,534        --       (2,535)          --         --
Amortization of unearned compensation......         --    --         --        --          551           --        551
Interest income on note receivable from
 management................................         --    --         --        (1)          --           --         (1)
Net loss...................................         --    --         --        --           --      (23,039)   (23,039)
                                            ----------   ---     ------      ----      -------     --------   --------
Balance at September 30, 2001               10,274,386   $ 1     $2,812      $(31)     $(1,984)    $(29,475)  $(28,677)
                                            ==========   ===     ======      ====      =======     ========   ========

       The accompanying notes are an integral part of these statements.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                      UNAUDITED STATEMENTS OF CASH FLOWS



  For the period from inception to September 30, 2000, the nine months ended September 30, 2001, and for the cumulative period from inception to September
                                   30, 2001

                             (Amount in thousands)

                                                                                                Cumulative
                                                                                       Nine       period
                                                                                       month       from
                                                                       Period from    period     inception
                                                                      inception to     ended        to
                                                                      September 30,  September   September
                                                                          2000       30, 2001    30, 2001
                                                                      ------------- ----------- -----------
                                                                       (unaudited)  (unaudited) (unaudited)
Cash flows from operating activities:
   Net loss..........................................................    $ (166)     $(23,039)   $(27,656)
Adjustments to reconcile net loss to net cash used in operating activities--
   Depreciation and amortization.....................................         3         1,486       1,586
   Equity based compensation expense.................................        16           486         551
   Interest expense related to beneficial conversion.................        --         6,131       6,131
   Interest expense paid with issuance of preferred stock............        --           131         131
   Interest income from notes receivable from management.............        --            (1)         (1)
Changes in assets and liabilities:
   Prepaids and other current assets.................................        (2)         (158)       (829)
   Deposits and other assets.........................................        --         2,198          --
   Accounts payable and accrued expenses.............................        --          (839)      3,190
   Due to major stockholder..........................................        92           758       1,012
   Accrued salaries..................................................        28           552         703
                                                                         ------      --------    --------
       Net cash used in operating activities.........................       (29)      (12,295)    (15,182)
Cash flows from investing activities:
   Purchase of property and equipment................................       (73)       (5,235)     (7,729)
Cash flows from financing activities:
   Proceeds from issuance of preferred stock.........................     3,000        21,316      27,316
   Issuance of preferred stock held in escrow........................        --         7,156       7,156
   Restricted cash received from issuance of preferred stock held in
     escrow..........................................................        --        (7,156)     (7,156)
   Proceeds from the sale of convertible notes.......................        --         6,000       6,000
   Proceeds from exercise of stock options...........................        --           138         281
   Payments for repurchase of common stock...........................        --           (33)        (33)
                                                                         ------      --------    --------
       Net cash provided by financing activities.....................     3,000        27,421      33,564
                                                                         ------      --------    --------
       Net increase in cash and cash equivalents.....................     2,898         9,891      10,653
Cash and cash equivalents:
   Beginning of period...............................................        --           762          --
                                                                         ------      --------    --------
   End of period.....................................................    $2,898      $ 10,653    $ 10,653
                                                                         ======      ========    ========
Supplemental disclosure of cash flow information:
   Cash paid for interest............................................    $   --      $     --    $     --
                                                                         ======      ========    ========
   Cash paid for taxes...............................................    $   --      $     --    $     --
                                                                         ======      ========    ========

       The accompanying notes are an integral part of these statements.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                              September 30, 2001
           (Amounts in thousands , except share and per share data)

1.  Summary of significant accounting policies:

  Description of business

   Dorsal Networks, Inc. (Dorsal or the Company), a majority owned subsidiary of Optical Capital Group, LLC (OCG), commenced its operations on August 11, 2000, as Columbia Network Systems, Inc. On September 29, 2000, the Company changed its name to Sowilo Networks, Inc., and on April 5, 2001, the Company changed its name to Dorsal Networks, Inc. The Company develops and markets undersea optical network solutions for telecommunication service providers. Since inception, the Company has devoted substantially all of its efforts to business planning, product development, acquiring operational assets, raising capital, marketing, and business development activities. Accordingly, the Company is in the development stage, as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company operates as a single segment with operations in Columbia, Maryland.

   The Company has not realized operating revenues to date. Expenses incurred have primarily been research and development, administrative and marketing costs. The developmental nature of the activities is such that inherent risks exist in the Company's operations. Successful future operations are subject to several risks, including the ability of the Company to successfully market its products and generate significant revenue, as well as continued development of optical networking equipment and enhancements to allow entry into new markets. After products have been developed and introduced into a market, additional time may be necessary before significant revenues are realized. The Company is also subject to risk associated with the potential loss of the services of its key executives including, among others, the person who serves as the Company's Chief Technology Officer whose services are provided to the Company under an arrangement with Corvis Corporation (Corvis), a related party (see Note 8). The Company will require a significant amount of capital to continue its product development and planned operations which management plans to finance with proceeds from the sale of equity securities.

   Throughout 2001, the Company has raised additional funds through the sale of equity securities. In June 2001, the Company entered into an agreement with various investors whereby the investors agreed to purchase additional equity securities from the Company. The sale of these securities is contingent on the achievement of certain research based technological milestones and upon the sale of additional securities to outside investors.

   On January 29, 2002, the Company agreed to merge with Corvis. Under the terms of the merger agreement, Corvis will issue 40,000,000 shares of Corvis common stock to the holders of Series A and Series B stock and 6,000,000 shares of Corvis common stock to holders of the Company's common stock options, restricted common stock and unrestricted common stock. Prior to the closing of the merger, Dorsal intends to adopt a plan of recapitalization providing for the distribution of the merger consideration among the Dorsal preferred stockholders. Closing of this merger is contingent upon Corvis' shareholders approval. There can be no assurance the merger will become effective.

   In February 2002, OCG has issued to Dorsal a binding and irrevocable commitment letter to invest an additional $14,000,000 in cash in Dorsal to acquire shares of Series B preferred stock at the same price and on the same terms and conditions as were previously sold to OCG in the event that the merger agreement terminates for any reason. This commitment will remain in place through March 31, 2003 and is subject to reduction for cash amounts received by Dorsal under the termination provisions of the merger agreement, for amounts received pursuant to the final takedown of funds committed for the Series B preferred stock financing, for amounts received by Dorsal under a line of credit with Comerica and from cash amounts received from the State of Maryland. In the event that the commitment is reduced because amounts became available from Comerica but such amounts must be repaid by Dorsal or otherwise become unavailable to Dorsal for any reason prior to March 31, 2003, this commitment will be restored for the amount of such repayment or unavailability to the extent that Dorsal does not have available to it an equal or greater amount of cash from other sources.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS--(Continued)



  Basis of presentation

   The unaudited financial statements included herein for Dorsal have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the financial statements included in this report reflect all normal recurring adjustments which the Company considers necessary for the fair presentation of the results of operations for the interim periods. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to understand the information presented. The operating results for the interim periods are not necessarily indicative of the operating results for the entire year.

   These financial statements should be read in connection with the Company's December 31, 2000 audited financial statements and notes thereto.

  Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents at September 30, 2001 are primarily investments in money market accounts.

  New accounting standards

   In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," for recognition and measurement of the impairment of long-lived assets to be held and used, the measurement of long-lived assets to be disposed of by sale and for segments of a business to be disposed of. SFAS No. 144 supercedes SFAS No. 121 and is effective for fiscal year beginning after December 15, 2001. The Company does not expect that the adoption of this statement will have a material impact on its financial results.

2.  Property and equipment:

   Property and equipment, at cost, less accumulated depreciation and amortization, are summarized as follows:

                                                   September 30, December 31,
                                                       2001          2000
                                                   ------------- ------------
   Computer equipment and software................    $ 1,333       $  375
   Lab equipment..................................      6,396        2,120
                                                      -------       ------
                                                        7,729        2,495
   Less--Accumulated depreciation and amortization     (1,586)        (101)
                                                      -------       ------
                                                      $ 6,143       $2,394
                                                      =======       ======

                             DORSAL NETWORKS, INC.
                         (A development stage company)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS--(Continued)



3.  Deposits and other assets:

   As of December 31, 2000, the Company had $2,198 recorded as deposits and other assets. These deposits consisted of collateral to secure letters of credit required under operating leases for office space. On June 29, and August 7, 2001, the Company terminated the leases for office space. The Company terminated the leases without penalty because construction of the facilities was not completed according to the predetermined timeline outlined in the lease agreement. In connection with the terminations the Company was reimbursed for all deposits and prepayments made under these agreements.

4.  Commitments and contingencies:

   The Company maintains employment agreements with certain key executives ranging in terms from one to four years. The agreements provide for severance benefits of up to 12 months base salary, depending upon the reason for termination. The Company also has commitments outstanding under purchase orders to vendors in the ordinary course of business.

Litigation and claims

   The Company may be subject to lawsuits, investigations, and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. In the opinion of management, and based on all known facts, all matters are or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company. The Company's policy is to accrue legal fees associated with litigation matters when and if they are estimatable.

   In early 2001, two claims were filed by two competitors regarding certain employment matters and alleged use of sensitive information. Both claims have since been settled and the Company agreed to make monetary payments, which did not have a material effect on the financial position or results of operations of the Company.

5.  Preferred stock, common stock and convertible notes:

   On August 11, 2000, the Company issued an aggregate of 24,000,000 shares of Series A Convertible Preferred Stock (Series A) to OCG. Proceeds totaling $6,000 were received in two tranches, $3,000 in September 2000 and $3,000 in October 2000. Each Series A share shall have the right to one vote for each equivalent common share. The Series A shares are convertible into the Company's common stock immediately upon the sale of shares in a public offering of common stock resulting in gross proceeds to the Company of at least $75,000 at a price per share of at least $20 per share. The Series A shares shall be entitled to an annual dividend at a rate of $0.02 per share when declared by the board of directors. Such dividends are not cumulative. The Series A liquidation preference shall be equal to $0.25 per outstanding share plus any declared but unpaid dividends. Upon a liquidating event, the Series A stockholders participate with the common shareholders to achieve the greater of up to three times their original investment or the amount they would have received on an as-converted basis. On January 12 and February 5, 2001, the Company issued 12,400,000 and 8,000,000 of its Series A shares to OCG for consideration of approximately $3,100 and $2,000, respectively. These shares have the same rights and privileges as the existing outstanding Series A shares. In February 2001, the Company's Board of Directors authorized a change in the conversion ratio between Series A shares and common stock. Under the new agreement each Series A share converts into 1.5 shares of common stock, instead of one share of common stock prior to the change. The estimated value of this change was recorded as a $1,332 dividend to the Series A stockholders in the accompanying financial statements. In June 2001, the Company modified certain terms of the Series A stock. After the modification, the Series A shares are convertible into the Company's common stock immediately upon the sale of shares in a public offering of common stock resulting in gross proceeds to the Company of at least $30,000 at a price per share of at least $10 per share.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS--(Continued)



   On February 16, April 25, May 2, and June 7, 2001, the Company issued Convertible Promissory Notes (Notes) to a new investor and OCG for $2,000, $1,000, $2,000 and $1,000, respectively. The Notes bear interest at an annual rate of 10 percent and mature on the earlier of June 30, 2001, or the date of the next equity financing. On the date of the next equity financing the notes and accrued interest convert into the equity securities at 50 percent of the price per share of such financing. On June 30, 2001, if not previously converted, the Notes and accrued interest became convertible into Series A shares at $0.25 per share. Concurrently with the issuance of the Notes, the Company issued Series A Preferred Stock Purchase Warrants (Series A Warrants) to the investors. The Series A Warrants allow the investors to purchase an aggregate of 2,400,000 shares of Series A stock at an exercise price of $0.25 per share. These warrants were valued at $408 using the Black-Scholes valuation model. The discount was amortized and recorded as additional interest expense using the effective interest method. The Company also recorded an additional discount of $408 upon issuance of the Notes for the beneficial conversion of the Notes into Series A, in the event an additional round of equity financing could not be obtained. Discounts totaling $816 to the convertible notes were fully amortized upon conversion of the Notes on June 28, 2001.

   On June 28, 2001, all of the convertible promissory notes totaling $6,000 and accrued interest totaling $131 converted into 17,516,666 shares of Series B Convertible Preferred Stock (Series B) at $0.35 per share. In connection with the conversion the Company recorded an additional beneficial conversion charge of $5,315 for the 50 percent discount the Note holders received upon conversion of the Notes and accrued interest to Series B shares.

   On June 28, 2001 and on various dates in September 2001, the Company issued 22,379,466 and 900,236 shares, respectively, of Series B stock at $0.70 per share for gross proceeds of $16,296, net of issuance cost of $80 to various investors, including OCG and HRLD Limited Partnership, a partnership controlled by the Chairman, Chief Executive Officer and President of Corvis. In connection with the issuance of Series B, 10,223,104 shares and $7,156 were placed into escrow. The escrow agreement provides for the release of the amounts held in escrow upon the issuance of additional equity shares to new investors prior to October 1, 2001. In the event additional equity securities are not issued, the amounts held in escrow will be returned to the investors and the Series B shares returned to the Company. The Series B purchase agreement also provides for subsequent closings upon the achievement of certain product development milestones by various dates through May 2002.

   On October 1, 2001, the escrow agreement was amended to extend the deadline for the Company to issue additional equity securities until December 14, 2001. In exchange for amending the escrow agreement, the Company granted conditional warrants to purchase Series B shares which will be exercisable if the escrow funds are ultimately disbursed to the Company.

   On October 2 and 3, 2001, the Company issued an additional 6,706,853 Series B shares for $4,695 and placed an additional 786,334 Series B shares and $550 in escrow.

   In December 2001, the Company issued an additional 5,248,087 Series B shares for $3,674 and placed an additional 3,931,640 Series B shares and $2,752 in escrow.

   On December 14, 2001, $4,587 in escrow funds were released to the Company, which resulted in the release of 6,553,105 shares of Series B. Certain investors elected to return 8,387,974 Series B shares to the Company, which resulted in a refund totaling $5,872 from the escrow. Upon release of the escrow, the Company was obligated to issue Series B warrants on December 14, 2001. The Series B warrants allow the investors to purchase an aggregate of 3,456,983 warrants at an exercise price of $0.70 per share. The Series B warrants have

                             DORSAL NETWORKS, INC.
                         (A development stage company)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS--(Continued)


not been issued at December 31, 2001, however, since the Company is obligated to issue the warrants, $560 of the proceeds received from the issuance of the Series B preferred stock were allocated to the Series B warrants and recorded in the financial statements as of December 31, 2001 based on their relative fair value using the Black-Scholes valuation model.

   On December 20, 2001, 2,359,003 Series B shares were issued for $1,651 and on January 9, 2002, the Company issued 1,714,286 Series B shares for $1,200.

   Each Series B share shall have the right to one vote for each equivalent common share. The Series B shares are convertible into one share of the Company's common stock immediately upon the sale of shares in a public offering of common stock resulting in net proceeds to the Company of at least $30,000 at a price per share of at least $10 per share. The Series B shares shall be entitled to an annual dividend at a rate of $0.056 per share when declared by the board of directors. Such dividends are not cumulative. The Series B liquidation preference shall be equal to $0.70 per outstanding share plus any declared but unpaid dividends. Upon a liquidating event, the Series B shareholders also participate with the common shareholders to achieve the greater of up to three times their original investment or the amount they would have received on an as-converted basis.

   The Company has 188,482,578 shares of common stock authorized as of September 30, 2001, of which 10,274,386 shares are issued and outstanding. All holders of common stock are entitled to one vote per share. With the exception of the shares issued to Corvis, all of the outstanding common stock relates to the exercise of vested and unvested stock options; accordingly, the majority outstanding common stock is subject to vesting restrictions.

6.  Stock options:

   The Company maintains a stock option plan for employees, consultants, advisors and nonemployee board members. Options expire no later than ten years from the date of the grant or when employment ceases, whichever comes first. The maximum number of shares of common stock, which may be issued pursuant to the stock option plan, is 30,000,000 at September 30, 2001. The stock option plan allows holders to exercise unvested stock options. Upon exercise, such shares are restricted and subject to the original time-based vesting schedule.

   Options granted under the stock option plan are accounted for under APB No.
25. Options generally vest over 4 years, 25 percent on the first anniversary and monthly over the remaining three years. All options are granted at prices equal to the fair value of the Company's common stock on the date of grant, as determined by the Company's Board of Directors. No compensation expense has been recognized for the option grants. Had the Company determined compensation cost at fair value in accordance with SFAS No. 123, the Company's pro forma net loss for the nine month period ended September 30, 2001, the period from inception to September 30, 2000, and the cumulative period from inception to September 30, 2001, would not have been materially different than its actual net loss. The fair value of the options granted during the cumulative period from inception to September 30, 2001, is estimated to be $0.046 per option assuming the following: weighted-average option price of $0.06; expected dividend yields of 0 percent; expected volatility of 100 percent; risk-free interest rate of 5.26 percent; and an expected life of five years.

                             DORSAL NETWORKS, INC.
                         (A development stage company)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS--(Continued)



   As of September 30, 2001, all option grants made by the Company were made to employees. Of the options granted by the Company as of September 30, 2001, 5,698,852 option shares were granted to the Chief Technology Officer of the Company with a vesting schedule over a four-year period. Stock option plan activity during the period from inception through September 30, 2001, was as follows:

                                                           Exercise
                                                 Shares     price
                                               ----------  --------
             Outstanding at inception.........         --   $  --
             Granted..........................  3,036,500    0.06
             Exercised........................ (2,896,500)   0.06
             Forfeited........................    (30,000)   0.06
                                               ----------   -----
             Outstanding at December 31, 2000.    110,000    0.06
                                               ----------   -----
             Granted..........................  7,910,852    0.06
             Exercised........................ (2,297,000)   0.06
             Forfeited........................         --      --
                                               ----------   -----
             Outstanding at September 30, 2001  5,723,852    0.06
                                               ==========   =====

   The weighted-average remaining contractual life of options outstanding at September 30, 2001 and December 31, 2000 was 9.29 and 9.86 years.

   In December 2001, the Board approved the granting of options to purchase 19,151,010 common shares to certain employees at an exercise price of $0.17 per share. These options generally vest over a four-year period. The Chief Executive Officer of the Company was granted 9,387,310 of the option shares, of which 25 percent of the option shares granted vested immediately upon employment, but would be placed in escrow upon exercise until the first anniversary of employment. While option shares are held in escrow, the Company may repurchase those shares at cost if his employment is terminated within a year. The remaining 75 percent of the option shares vest over a four-year period. Deferred compensation of approximately $5,362 will be recognized on options granted by the Company in December 2001.

7.  Income taxes:

   The Company has incurred pretax losses since inception and there are no income taxes provided in the accompanying statements of operations. As of September 30, 2001, the Company had a net operating loss (NOL) carry forward of approximately $13,861 for federal income tax purposes that will expire beginning in 2020 and may be used to offset future taxable income. A portion of the NOL is attributable to a period when the Company was a member of an affiliated group for tax purposes. As such, certain of these NOLs may be used to offset the consolidated group's taxable income. Lack of future taxable income, a change in the ownership of the Company, or the application of the alternative minimum tax rules could adversely affect the Company's ability to utilize the NOLs. A valuation allowance has been recorded to offset completely the $8,782 carrying value of the deferred tax assets due to the Company's lack of prior earnings and the size of the accumulated deficit. The Company's net deferred tax assets consist of the following:

                                                 September 30,
                                                     2001
                 -                               -------------
                 Net operating loss carryforward    $ 5,544
                 Capitalized start-up costs.....      3,164
                 Other..........................         74
                 Valuation allowance............     (8,782)
                                                    -------
                 Net deferred tax asset.........    $    --
                                                    =======

                             DORSAL NETWORKS, INC.
                         (A development stage company)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS--(Continued)



8.  Related-party transactions:

   In June 2001 the Company entered into a service agreement with Corvis. The Chairman, Chief Executive Officer and President of Corvis is also the Chairman of the Board of Dorsal and the Company's largest beneficial stockholder through his ownership interest in OCG and HRLD Limited Partnership. Under the terms of the service agreement the Company will receive services from certain employees of Corvis and receive access to the Corvis' know-how and experience over a five-year period, which ends in September 2005. Under the terms of this agreement, Dorsal receives the services of the person who serves as its Chief Technology Officer, responsible for the management of all of Dorsal's research and product development activities. As consideration the Company agreed to issue 5,632,386 shares of common stock to Corvis. The Company also agreed to provide Corvis with a partial anti-dilution right whereby its ownership interest will not fall below 3.0 percent of the outstanding shares until the earlier of, an initial public offering of the Company's common stock, a merger, consolidation or acquisition of the Company with a third party to which the stockholders of the Company own less than 50 percent of the combined entity immediately following such transaction, or the sale of all or substantially all of the assets of the Company. No additional shares have been issued to Corvis under this provision as of September 30, 2001. Corvis also received certain rights of first refusal and options to purchase shares of the Company at fair market value. The 5,632,386 shares of the Company's common stock were valued at approximately $2.5 million with a corresponding charge to unearned compensation to be amortized over the life of the arrangement. During 2000 and 2001, the person serving as Dorsal's Chief Technology Officer began to provide services although the ultimate agreement of the consideration to be provided had not been finalized. Accordingly, the Company accrued approximately $65 in compensation expense at December 31, 2000 associated with this arrangement. During the nine months ended September 30, 2001 the Company recorded costs totaling $486 related to this agreement. During the cumulative period from inception to September 30, 2001 the Company recorded $551 of costs related to this service agreement.

   During 2000 and 2001, OCG made payments to outside vendors on behalf of the Company. The following is a reconciliation of the balance due to OCG.

                     -
                     Beginning balance, inception.. $   --
                     Advances from OCG.............    269
                     Payment made..................    (15)
                                                    ------
                     Due to OCG, December 31, 2000.    254
                     Advances from OCG.............  1,135
                     Payment made..................   (377)
                                                    ------
                     Due to OCG, September 30, 2001 $1,012
                                                    ======

   In January 2001, the Company entered into a services agreement with OCG. Under the services agreement, the Company receives assistance in the areas of information technology, finance, human resources, recruiting, public relations, legal, facilities, technology and private equity. In connection with the services agreement the Company agreed to lease office space from OCG. The Company recorded $897 and $87 in costs associated with this agreement with OCG during the nine-months ended September 30, 2001 and for the period from inception to December 31, 2000, respectively. Costs allocated from OCG may not be representative of the cost the Company would have obtained from unaffiliated third parties.

9.  Other supplemental non-cash financing and investing activities:

   During the nine months ended September 30, 2001, the Company converted $6,000 of convertible Notes and accrued interest of $131 were converted to Series B stock.

   In June 2001, the Company issued 5,632,386 shares of common stock to Corvis in exchange for services to be performed over a five-year period ended September 2005. As of December 31, 2000, the Company had accrued $65 for services provided by Corvis. The accrued liability was settled with the issuance of the shares to Corvis in June 2001.

================================================================================

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              CORVIS CORPORATION,

                       CORVIS ACQUISITION COMPANY, INC.,

                                      AND

                             DORSAL NETWORKS, INC.

                         Dated as of January 29, 2002

================================================================================

                                       Table of Contents
                                                                                   Page
                                                                                   ----

ARTICLE I     THE MERGER..........................................................  A-1
        1.1   The Merger..........................................................  A-1
        1.2   Effective Time......................................................  A-1
        1.3   Effect of the Merger................................................  A-2
        1.4   Certificate of Incorporation and Bylaws of the Surviving Corporation  A-2
        1.5   Directors and Officers..............................................  A-2
        1.6   Conversion of Company Common Stock, Preferred Stock, Etc............  A-2
        1.7   Cancellation of Treasury Shares.....................................  A-3
        1.8   Stock Options; Restricted Stock.....................................  A-3
        1.9   Capital Stock of Corvis Sub.........................................  A-4
       1.10   Adjustments to Number of Merger Shares..............................  A-4
       1.11   Fractional Shares...................................................  A-4
       1.12   Adjustments for Reductions, Increases in Cash.......................  A-4
       1.13   Forfeiture of Stock Options Prior to Merger.........................  A-5
       1.14   Surrender of Certificates...........................................  A-6
       1.15   Escrow Deposit......................................................  A-6
       1.16   Further Ownership Rights in Shares of Company Capital Stock.........  A-7
       1.17   Closing.............................................................  A-7
       1.18   Lost, Stolen or Destroyed Certificates..............................  A-7
       1.19   Tax Consequences....................................................  A-7
       1.20   Dissenter's Rights..................................................  A-7

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................  A-7
        2.1   Organization and Qualification......................................  A-7
        2.2   Capitalization......................................................  A-8
        2.3   Authority; Enforceability...........................................  A-9
        2.4   Required Vote.......................................................  A-9
        2.5   No Conflict; Required Filings and Consents..........................  A-9
        2.6   Material Agreements................................................. A-10
        2.7   Compliance.......................................................... A-10
        2.8   Absence of Certain Changes or Events................................ A-11
        2.9   Absence of Litigation............................................... A-12
       2.10   Employee Benefit Plans.............................................. A-12
       2.11   Employment and Labor Matters........................................ A-13
       2.12   Registration Statement; Proxy Statement/Prospectus.................. A-13
       2.13   Absence of Restrictions on Business Activities...................... A-14
       2.14   Title to Assets; Leases............................................. A-14
       2.15   Condition of Properties............................................. A-14
       2.16   Taxes............................................................... A-15
       2.17   Environmental Matters............................................... A-15
       2.18   Intellectual Property............................................... A-16
       2.19   Insurance........................................................... A-18
       2.20   Affiliates.......................................................... A-18
       2.21   Brokers............................................................. A-18
       2.22   Certain Business Practices.......................................... A-19
       2.23   Interested Party Transactions....................................... A-19
       2.24   Financial Statements................................................ A-19
       2.25   No Undisclosed Liabilities.......................................... A-19

                                    Table of Contents                       Page
                                       (continued)                          ----
       2.26   Employment................................................... A-19
       2.27   Required Stockholder Consents................................ A-20

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF CORVIS AND CORVIS SUB...... A-20
        3.1   Organization and Qualification............................... A-20
        3.2   Capitalization............................................... A-20
        3.3   Authority; Enforceability.................................... A-20
        3.4   No Conflict; Required Filings and Consents................... A-21
        3.5   SEC Filings; Financial Statements............................ A-21
        3.6   Registration Statement; Proxy Statement/Prospectus........... A-22
        3.7   Affiliates; Tax Matters...................................... A-22
        3.8   Compliance................................................... A-22
        3.9   Absence of Litigation........................................ A-22
       3.10   Absence of Restrictions on Business Activities............... A-22
       3.11   Intellectual Property Claims................................. A-22
       3.12   Certain Business Practices................................... A-23
       3.13   Required Vote................................................ A-23

ARTICLE IV    CONDUCT OF BUSINESS PENDING THE MERGER....................... A-23
        4.1   Conduct of Business by the Company Pending the Merger........ A-23
        4.2   No Solicitation of Other Proposals........................... A-25

ARTICLE V     ADDITIONAL AGREEMENTS........................................ A-25
        5.1   Proxy Statement/Prospectus; Registration Statement........... A-25
        5.2   Meeting of Company Stockholders.............................. A-26
        5.3   Meeting of Corvis Stockholders............................... A-26
        5.4   Access to Information; Confidentiality....................... A-26
        5.5   Reasonable Best Efforts; Further Assurances.................. A-26
        5.6   Employee Benefits............................................ A-27
        5.7   Notification of Certain Matters.............................. A-27
        5.8   Listing on NASDAQ............................................ A-27
        5.9   Public Announcements......................................... A-28
       5.10   Employment and Non-Competition Agreements.................... A-28
       5.11   Amendment of Bannantine and Borkey Employment Agreements..... A-28
       5.12   Consent and Proxy of Certain Corvis Stockholders............. A-28
       5.13   Termination of Certain Company Employees..................... A-28
       5.14   Proposals and Contracts...................................... A-28
       5.15   Other Actions................................................ A-28

ARTICLE VI    CONDITIONS OF MERGER......................................... A-29
        6.1   Conditions to Obligation of Each Party to Effect the Merger.. A-29
        6.2   Additional Conditions to Obligations of Corvis and Corvis Sub A-29
        6.3   Additional Conditions to Obligations of the Company.......... A-30

ARTICLE VII   INDEMNIFICATION.............................................. A-31
        7.1   Definitions.................................................. A-31
        7.2   Indemnification by Company Indemnifying Persons Generally.... A-32
        7.3   Indemnification by Corvis Indemnifying Persons Generally..... A-32
        7.4   Assertion of Claims.......................................... A-32

                                    Table of Contents                   Page
                                       (continued)                      ----
            7.5   Notice and Defense of Third Party Claims............. A-33
            7.6   Survival of Representations and Warranties........... A-34
            7.7   Related Agreements................................... A-34
            7.8   Stockholders' Committee.............................. A-34

   ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER.................... A-34
            8.1   Termination.......................................... A-34
            8.2   Effect of Termination................................ A-35
            8.3   Investment in the Company............................ A-35
            8.4   Fees, Expenses and Additional Investment............. A-36
            8.5   Amendment............................................ A-36
            8.6   Waiver............................................... A-37

   ARTICLE IX     GENERAL PROVISIONS................................... A-37
            9.1   No Waiver of Representations and Warranties.......... A-37
            9.2   Notices.............................................. A-37
            9.3   Disclosure Schedules................................. A-38
            9.4   Certain Definitions.................................. A-38
            9.5   Severability......................................... A-41
            9.6   Entire Agreement..................................... A-42
            9.7   Assignment........................................... A-42
            9.8   Parties in Interest.................................. A-42
            9.9   Failure or Indulgence Not Waiver; Remedies Cumulative A-42
           9.10   Governing Law; Enforcement........................... A-42
           9.11   Counterparts......................................... A-42

                               TABLE OF CONTENTS


List of Exhibits
----------------
    EXHIBIT A     Form of General Indemnity Escrow Agreement
    EXHIBIT B     Stockholders Agreement
    EXHIBIT C     Certificate of Merger
    EXHIBIT D     Certificate of Incorporation of Surviving Corporation
    EXHIBIT E     Form Restricted Stock Purchase Agreement
    EXHIBIT F     Form of Stock Option Agreement
    EXHIBIT G     Company Business Plan
    EXHIBIT H     Financial Statements
    EXHIBIT I     List of Company Employees
    EXHIBIT J     Litigation
    EXHIBIT K     List of Employees Entering Into Employment and Non-Competition Agreements
    EXHIBIT L     Form of Generic Employment Agreement
    EXHIBIT M1    Amendment Agreement for James M. Bannantine
    EXHIBIT M2    Amendment Agreement for Todd Borkey
    EXHIBIT N     Form of Proxy
    EXHIBIT O     Form of Tax Opinion
    EXHIBIT P     Form of Company Affiliate Agreement
    EXHIBIT Q     Form of Warrant

List of Schedules
-----------------
    Schedule I    List of Company Preferred Stockholder
    Schedule II   List of Holders of Options and Restricted and Common Stock of the Company
    Schedule III  Applicable Closing Date and Required Cash Balance

   AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2002 (this "Agreement") by and among CORVIS CORPORATION, a Delaware corporation ("Corvis"), CORVIS ACQUISITION COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Corvis ("Corvis Sub"), and DORSAL NETWORKS, INC., a Delaware corporation (the "Company").

                                R E C I T A L S

   WHEREAS, the Boards of Directors (or authorized committee thereof) of Corvis, Corvis Sub and the Company have each approved, and declared it to be advisable and in the best interests of their respective stockholders, for Corvis to acquire the Company upon the terms and subject to the conditions set forth herein;

   WHEREAS, in furtherance of such acquisition, the Boards of Directors (or authorized committee thereof) of Corvis, Corvis Sub and the Company have each approved and declared advisable this Agreement and the merger (the "Merger") of Corvis Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and subject to the conditions set forth herein, which Merger will result in the Company becoming a wholly-owned subsidiary of Corvis;

   WHEREAS, as a condition to the willingness of, and an inducement to, Corvis and Corvis Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the stockholders identified on Schedule I hereto (except for George Stamas) (herein referred to as the "Principal Stockholders") are entering into an Indemnity Agreement and a Stockholders Agreement, each dated the date hereof in the forms of Exhibit A and Exhibit B attached hereto respectively, providing for certain actions relating to the transactions contemplated by this Agreement;

   WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Corvis, Corvis Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, and in accordance with the DGCL, Corvis Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Corvis Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Corvis. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in substantially the form of Exhibit Cattached hereto and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Corvis and the Company, being the "Effective Time").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Corvis Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Corvis Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4  Certificate of Incorporation and Bylaws of the Surviving
Corporation. At the Effective Time and without further action on the part of the parties hereto, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit D attached hereto and (ii) the Bylaws of Corvis Sub shall be the Bylaws of the Surviving Corporation until thereafter amended.

   1.5 Directors and Officers. The directors and officers of Corvis Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

   1.6 Conversion of Company Common Stock, Preferred Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the following shall occur:

   (a) Subject to the provisions of this Article I, all of the shares of Company's Common Stock, par value $.0001 (the "Company Common Stock"), Series A Convertible Preferred Stock, par value $.0001 ("Series A Preferred Stock"), and Series B Convertible Preferred Stock, par value $.0001 ("Series B Preferred Stock") (collectively, the "Company Capital Stock") issued to those stockholders of the Company listed on Schedule I (the "Company Preferred Stockholders") and outstanding immediately prior to the Effective Time, shall be converted automatically into the right to receive in the aggregate forty million (40,000,000) shares of fully paid and nonassessable shares of common stock, par value $.01 per share, of Corvis ("Corvis Common Stock"), subject to the adjustment of that number as provided in Sections 1.10, 1.12 and 1.13(a) below. Those shares of Corvis Common Stock shall be allocated among the Company Preferred Stockholders in accordance with Section 1.6(c) below. The holders of Company Options, Company Restricted Stock (as defined in Section 1.8 below) and unrestricted Company Common Stock identified on Schedule II hereto shall receive, in the aggregate Six Million (6,000,000) Corvis Stock Options and shares of Corvis Common Stock, subject to the adjustment of that number as provided in Sections 1.12 and 1.13(b) below. The shares of Corvis Common Stock issued in exchange for Company Restricted Stock shall be subject to the terms of the Restricted Stock Agreement in the form of Exhibit E hereto and as more fully described in Section 1.8 hereof (the "Restricted Stock").

   (b) The shares of Corvis Common Stock issuable under this Agreement upon the Effective Time are herein sometimes referred to as the "Merger Shares." As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate representing any such share of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Shares and any cash to be paid in lieu of a fractional share of Corvis Common Stock upon surrender of such certificate in accordance with Section 1.14(b) hereof (collectively, the "Merger Consideration"), without interest.

   (c) The parties acknowledge that the Company will elect to adopt a plan of recapitalization (the "Recapitalization"), pursuant to which, among other things, the outstanding shares of Company's Series A Preferred Stock and Series B Preferred Stock (the "Company Preferred Stock") shall generally be converted into the right to receive Forty Million (40,000,000) shares of Corvis Common Stock pursuant to this Agreement, subject to adjustment as provided in this Agreement. The Recapitalization shall be effected by the Company by filing an amendment to its Certificate of Incorporation as promptly as practicable following the approval thereof by the Company Stockholders but in no event more than five (5) days prior to the date of the meeting of Corvis stockholders called to approve the issuance of shares of Corvis Common Stock to the stockholders of the

Company in the Merger. The Company shall notify Corvis in writing of the allocation of such shares of Corvis Common Stock among the Company Preferred Stockholders pursuant to such Recapitalization not later than as of the date the Recapitalization is effected. The allocation required under the Recapitalization shall not be made in such a manner as to cause adverse tax consequence to the holders of Corvis Options or Corvis Restricted Stock issued pursuant to this Agreement. In the event the Company fails or refuses to effect the Recapitalization and provide the notice of the allocation of the applicable portion of Merger Consideration among the Company Preferred Stockholders in accordance with the foregoing requirements, Corvis shall have the right, as of the Closing Date, if all other Conditions to Closing the Merger are met, to transfer any unallocated Merger Shares into an escrow account with a reputable financial services provider of its choosing for the benefit of all of the Company Preferred Stockholders and the Company Preferred Stockholders shall thereafter have the sole authority to direct the escrow agent as to the allocation of those shares among them in a manner that preserves the tax-free treatment of the Merger.

   1.7 Cancellation of Treasury Shares. Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Corvis, immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof as of the Effective Time.

   1.8  Stock Options; Restricted Stock.

   (a) At the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock ("Company Options") under the Company's 2000 Equity Compensation Plan (the "Company Option Plan"), by virtue of the Merger and without any action on the part of the parties hereto or the holders thereof, shall be exchanged for and replaced with an option (the "Corvis Option(s)") to purchase the number of shares of Corvis Common Stock set forth opposite such holder's name on Schedule II hereof and the exercise price per share of each such Corvis Option shall be as set forth on Schedule II, subject to any adjustments for subsequent events provided for in the 2000 Corvis Long Term Incentive Plan (the "Corvis Option Plan") under which those options are to be granted and subject to adjustment in the number of such Corvis Options as provided in Sections 1.12(a) and (b) and 1.13 below. Each Corvis Option granted pursuant to this Section 1.8 and 1.13 shall be substantially similar in form to the form of Corvis Option Agreement attached hereto as Exhibit F, and shall be subject to all the terms and conditions of the Corvis Option Plan.

   (b) At the Effective Time, each share of Company Restricted Stock (as defined in Section 1.8(f) below), by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into the right to receive that number of fully paid and non-assessable shares of Corvis Common Stock set forth opposite the name of each holder of such Company Restricted Stock on Schedule II hereto.

   (c) At the Effective Time, each share of Company Common Stock which is not Company Restricted Stock (exclusive of shares of Company Common Stock, if any, held by Company Preferred Stockholders), by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into the right to receive that number of fully paid and non-assessable shares of Corvis Common Stock set forth opposite the name of each holder of such unrestricted Company Common Stock on Schedule II hereto.

   (d) The vesting of Company Options and Company Restricted Stock (as defined below) and any other warrant or right to acquire shares of Company Common Stock shall not accelerate as a result of, or in connection with, the transactions contemplated hereby.

   (e) At the Effective Time, the Company Option Plan shall be terminated and no further options or other rights to receive any right to acquire the capital stock of the Company shall be granted under the Company Option Plan following the date hereof, unless approved by Corvis which approval shall be in its sole discretion.

   (f) Shares of Corvis Common Stock issued under Section 1.8(b) in exchange for shares of Company Common Stock which at the Effective Time are subject to transfer restrictions, vesting requirements, and repurchase rights under the Company Option Plan, including shares of Company Common Stock that were issued upon the exercise of Company Options (the "Company Restricted Stock"), shall be subject to the same transfer restrictions, repurchase rights, and vesting as the Company Restricted Stock for which it is exchanged. Pursuant to Section 11(a) of the Company Option Plan, the Company shall not take any action or fail to take any action inconsistent with, and shall take such action as is necessary or appropriate to cause each holder of such share of Corvis Common Stock exchanged for Company Restricted Stock to become subject to a Restricted Stock Agreement, substantially in the form attached here to as Exhibit E.

   (g) Prior to the Effective Time, the Company shall, pursuant to Section 11(a) of the Company Option Plan, not take any action inconsistent with or omit to take such actions, and shall take such actions as is necessary or appropriate to cause the Company Options as of the Effective Date to be evidenced by the form of Corvis Option attached hereto as Exhibit F.

   1.9 Capital Stock of Corvis Sub. Each share of common stock, par value $.0001 per share, of Corvis Sub ("Corvis Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Corvis Sub evidencing ownership of any Corvis Sub Common Stock shall from and after the Effective Time evidence ownership of a like number of shares of capital stock of the Surviving Corporation.

   1.10 Adjustments to Merger Consideration. The number of shares of Corvis Common Stock or Corvis Options to be issued pursuant to Sections 1.6, 1.12 and
1.13 hereof shall be adjusted as necessary to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Corvis Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Corvis Common Stock or Company Capital Stock, occurring after the date hereof and prior to the Effective Time.

   1.11 Fractional Shares. No fraction of a share of Corvis Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Corvis Common Stock (after aggregating all fractional shares of Corvis Common Stock to be received by such holder) shall receive cash in an amount equal to the fair value of such fractional interest. Any fraction of a share of Corvis Common Stock issuable under any Corvis Option shall be rounded up to the next whole share.

   1.12  Adjustments for Reductions, Increases in Cash.

   (a) If the amount of cash and cash equivalents held by the Company as of the Effective Time (A) less each of the following: (i) the Company Transaction Expenses (as defined in Section 8.4 below); (ii) the aggregate amount of trade payables and other liabilities of the Company which were not paid in the Ordinary Course of Business as required under Section 4.1 below) (the "Overdue Payables"); (iii) the portion of the agreed value of the Transferred Equipment and In-Kind Support furnished to the Company prior to the Effective Time that has not been paid to Corvis (the "Equipment Debt"); and (iv) the amount owed as of the Effective Time under the Comerica line of credit referenced in Section 4.1(e) and under any other loan or borrowing made by the Company is (B) less than the Required Cash Balance (as defined below) (the "Cash Deficiency"), the number of shares of Corvis Common Stock, Corvis Restricted Stock and Corvis Options issuable under Sections 1.6 and 1.8 shall be reduced by a number of shares equal to the Cash Deficiency divided by $3.00.

   (b) If the amount of cash or cash equivalents held by the Company as of the Effective Time is greater than the Required Cash Balance (the "Cash Surplus"), the number of shares of Corvis Common Stock, Corvis Restricted Stock and Corvis Options issuable under Sections 1.6 and 1.8 shall be increased by a number of shares equal to (A) (i) the lesser of (I) the Cash Surplus less the Company Transaction Expenses, the Overdue Payables, the Equipment Debt, and the amount owed as of the Effective Time under the Comerica line of credit referenced in
Section 4.1(e) and under any other loan or borrowing made by the Company or
(II) the gross amount of proceeds received by the Company from the sale of its Capital Stock from December 12, 2001 through the

Effective Date (up to a maximum of $10.8 million) and from the Comerica line of credit referenced in Section 4.1(e) below (less the total amount owed under that Comerica loan and any other loan or borrowing made by the Company as of the Effective Date) less the Company Transaction Expenses, the Overdue Payables, and the Equipment Debt (B) divided by $3.00.

   (c) Any reduction or increase in the number of shares of Corvis Common Stock, Corvis Restricted Stock and Corvis Options under this Section 1.12 shall be allocated as of the Effective Date as follows: 87% of the aggregate reduction or increase in such shares shall be allocated to reduce or increase, as applicable, the number of shares of Corvis Common Stock issuable to the Company Preferred Stockholders in the proportions provided in Section 1.6(c) above and 13% of the aggregate reduction or increase in such shares shall be allocated to reduce or increase, as applicable, the number of shares of Corvis Common Stock, Corvis Restricted Stock or Corvis Options (excluding the Corvis Common Stock, if any, held by the Company Preferred Stockholders) in the proportions provided in Section 1.13(b) below.

   (d) The Required Cash Balance shall be determined based on the applicable Closing Date as set forth in Schedule III hereto. If the Closing Date is not on the 15/th or the last day of a calendar month, the parties shall negotiate in good faith on an equitable adjustment of the Required Cash Balance based on that Closing Date. The determination of any Cash Deficiency or Cash Surplus shall be made in good faith by Corvis and the Company immediately prior to the Effective Time. The amount of cash or cash equivalents held by the Company on the Closing Date shall be deemed to be increased by the amount of expenses incurred and paid by the Company after the date hereof and before the Effective Time at the specific written request of Corvis. /

   1.13  Forfeiture of Stock Options Prior to Merger.

   (a) If, at any time before the Effective Time, the right to receive at the Effective Time any of Corvis Options or Restricted Stock identified on Schedule II hereto are forfeited or terminated as a result of the termination of employment of the holder thereof prior to the Merger or otherwise expire (herein referred to as the "Pre-Merger Terminated Options and Restricted Stock"), the Company Preferred Stockholders shall receive in the aggregate, as additional Merger Shares, a number of shares of Corvis Common Stock equal to 87% of the aggregate of the Restricted Stock so terminated and 87% of the maximum number of shares of Corvis Common Stock for which the Pre-Merger Terminated Options would have been exercisable by the holder thereof immediately following the Merger if they had not terminated, forfeited or expired (assuming for that purpose only that the Pre-Merger Terminated Options were fully vested) without effect for the exercise price of such terminated or forfeited options. Those additional Merger Shares shall be allocated among the Company Preferred Stockholders as provided in Section 1.6(c) above.

   (b) Each of the holders of Company Options, Company Restricted Stock and unrestricted Company Common Stock (excluding the Company Preferred Stockholders) as of the Effective Time shall receive, in the aggregate, a number of additional Corvis Options and/or Corvis Common Stock (subject to the restrictions under Section 1.8(e) above), as applicable, equal to 13% of Pre-Merger Terminated Options and Restricted Stock multiplied by a fraction, the numerator of which is the number of shares of Company Common Stock issuable under Company Options and the shares of Company Restricted Stock and unrestricted Company Common Stock held by such holder as of the Effective Time and the denominator of which is the aggregate number of all shares of Company Common Stock issuable under all Company Options and all shares of Company Restricted Stock and unrestricted Company Common Stock held by all such holders as of the Effective Time (excluding for purposes of the numerator and denominator the additional Corvis Options issuable under this Section 1.13(b)). Such additional Corvis Options shall have the same exercise price as the exercise price of such terminated Corvis Options. The number of shares of Corvis Common Stock and/or Corvis Options to be distributed to a holder pursuant to this Section 1.13(b) shall be allocated to such holder pro rata as unrestricted Corvis Common Stock, Corvis Restricted Stock and/or Corvis Options based on the proportion, if any, of unrestricted Common Stock, Corvis Restricted Stock, and Corvis Options held by such holder immediately prior to allocation.

   1.14  Surrender of Certificates.

   (a) Exchange Agent. Prior to the Effective Time, Corvis shall designate a bank or trust company (which shall be reasonably acceptable to the Company) to act as Exchange Agent in the Merger.

   (b) Exchange Procedures. At the Effective Time, Corvis shall cause to be delivered to the Exchange Agent certificates representing the Merger Shares and cash sufficient to pay the consideration in lieu of fractional shares. The Exchange Agent shall, promptly after the Effective Time, deliver to each holder of record of Company Capital Stock entitled to receive Merger Shares, a letter of transmittal and instructions to surrender the certificates for such Company Capital Stock (each, a "Company Certificate") in exchange for certificates representing shares of Corvis Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Corvis Common Stock to which such holder is entitled pursuant to the Recapitalizaition, less, with respect only to the Principal Stockholders, the number of shares to be held in escrow as provided in Section 1.15 below as directed by the Company consistent with the Recapitalization, subject to adjustment pursuant to Sections 1.10, 1.12, and 1.13(a) and any payment in lieu of fractional shares required pursuant to Section 1.11. The certificate for the Company Capital Stock so surrendered shall forthwith be canceled. Until so surrendered, each outstanding certificate for Company Capital Stock shall be deemed from and after the Effective Time, to evidence the right to receive the number of full shares of Corvis Common Stock for which such holder is entitled and the right to receive any amount in cash in lieu of the issuance of any fractional shares, subject to the escrow requirements under Section 1.15 below. Any portion of the shares of Corvis Common Stock deposited with the Exchange Agent which remains undistributed to the Holders of the Company Certificates for six (6) months after the Effective Time shall be delivered to Corvis. Thereafter, any holders of shares of Company Capital Stock who have not theretofore complied with this
Section 1.14 shall look only to Corvis and only as general creditors thereof for payment of their claim for Corvis Common Stock, any cash in lieu of fractional shares of Corvis Common Stock and any dividends or distributions with respect to Corvis Common Stock to which such holders may be entitled.

   (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Corvis Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate until the holder of record of such Certificate has surrendered such Certificate and such payments shall be without interest.

   (d) Transfers of Ownership. No certificate for shares of Corvis Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, unless such Certificate shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall have paid any transfer or other taxes required by reason of the issuance of the certificate in a name other than that of the registered holder of the certificate surrendered.

   (e) Withholding of Tax. Corvis or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock or Company Options, such amounts as Corvis or the Exchange Agent shall determine in good faith are required to be deducted and withheld under the Code, or any provision of federal, state, local or foreign tax law. Any such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock and Company Options for which such deduction and withholding were made.

   1.15 Escrow Deposit. Upon receipt by Corvis from each Principal Stockholder of the Company of the certificate(s) for Company Capital Stock in accordance with Section 1.14 above, Corvis shall deposit with the Indemnity Escrow Agent a certificate, together with stock powers duly endorsed in blank for transfer, representing 4.6 million shares of Corvis Common Stock, plus 12.5% of any additional Merger Shares issued to such Principal Stockholders pursuant to Sections 1.12 and 1.13(a), up to a maximum of 10% of all of the Merger

Shares, (collectively, the "Indemnity Escrow Shares"). All Indemnity Escrow Shares shall be held and distributed in accordance with, the terms and provisions of the General Indemnity Escrow Agreement.

   1.16 Further Ownership Rights in Shares of Company Capital Stock. All shares of Corvis Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Article I (including any cash in lieu of fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, including any dividends or distributions due thereon, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

   1.17 Closing. Unless this Agreement shall have been terminated, and subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall, if practicable, be on the 15/th or last day of a calendar month but in no event later than the third Business Day after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied (or waived in accordance with Section 8.6, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 701 Pennsylvania Avenue, Washington, DC, unless another place is agreed to in writing by the parties. /

   1.18 Lost, Stolen or Destroyed Certificates. In the event any certificates for Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Corvis, such shares of Corvis Common Stock and cash for fractional shares, if any, to which such holder is entitled. The owner of such lost, stolen or destroyed certificates shall be required to deliver a bond as indemnity against any claim that may be made against Corvis or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

   1.19 Tax Consequences. For federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The parties shall not take a position on any Tax Return (as defined in Section 2.16 hereof) inconsistent with this Section 1.19.

   1.20 Dissenter's Rights. Notwithstanding Section 1.6 above, any holder of Company Capital Stock shall be entitled to exercise dissenter's rights in strict accordance with the DGCL and the costs of such exercise including the costs or any appraisal and any payment owed to such dissenting shareholders in excess of the value of the Merger Consideration otherwise allocable to such dissenting holders shall be paid by the Company.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Corvis and Corvis Sub that the following statements are true, correct and complete (except as otherwise disclosed in the Company Disclosure Schedule dated the date hereof, certified by the Chief Executive Officer of the Company and delivered by the Company to Corvis and Corvis Sub simultaneously herewith):

   2.1  Organization and Qualification.

   (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, and approvals (collectively, "Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have any such Approval could not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (b) As of the date hereof, the Company does not, directly and indirectly, own any Subsidiaries. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, the Company does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

   2.2  Capitalization.

   (a) The authorized capital of the Company consists of (i) 188,482,578 shares of Company common stock, par value $.00001, and (ii) 129,428,101 shares of Preferred Stock. The Preferred Stock is divided into 46,800,000 shares of Series A Convertible Preferred Stock, $.00001 par value ("Series A Preferred Stock") and 82,628,101 shares of Series B Convertible Preferred Stock, par value of $.0001 ("Series B Preferred Stock") and no shares of undesignated Preferred Stock.

   (b) As of the date hereof, (i) 10,078,553 shares of Company Common Stock were issued and outstanding; (ii) 44,400,000 shares of Series A Preferred Stock were issued and outstanding; (iii) 63,377,703 shares of the Company's Series B Preferred Stock were issued and outstanding; (iv) 24,440,662 shares of Company Common Stock were duly reserved for issuance pursuant to employee stock options granted pursuant to the Company Option Plan (the "Outstanding Employee Options"); (v) 2,400,000 shares of Series A Preferred Stock were duly reserved for issuance in connection with the exercise of certain warrants and 3,456,982 shares of Series B Preferred Stock were duly reserved for issuance in connection with the exercise of certain Warrants (collectively, the "Company Warrants"); and (vi) 1,193,171 shares of Company Common Stock were duly reserved for issuance under future grants pursuant to the Company Option Plan. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, none of the outstanding shares of Company Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Section 2.2(b) of the Company Disclosure Schedule sets forth the names and number and kind of shares of Company Capital Stock held by each stockholder of the Company and the vesting, if any, applicable to such Shares.

   (c) Except as set forth above and in Section 2.2(c) of the Company Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were or are issued, reserved for issuance or outstanding. Section 2.2(c) of the Company Disclosure Schedule lists all outstanding options and warrants to purchase Company Common Stock, including: (i) the record holder,
(ii) the date of grant, (iii) the exercise price, vesting schedule and expiration date for each option and warrant and (iv) any terms regarding the acceleration of vesting and whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code. All outstanding shares of Company Capital Stock are, and all shares which may be issued prior to the Effective Time upon the exercise of Outstanding Employee Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote. All of the issued and outstanding shares of Company Capital Stock were issued in compliance with applicable federal and state securities laws.

   (d) Except as described in Section 2.2(d) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue or sell additional shares of capital stock or other voting securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company. There are no stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or assets or calculated in accordance therewith or to cause the Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.

   (e) Except as set forth in Section 2.2(e) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or, to the Knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company.

   2.3 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and authorization of this Agreement by votes of the holders of a Company Capital Stock in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws, as amended to effect the Recapitalization) herein and therein. Each of this Agreement and the Related Agreements to which the Company is a party has been duly and validly executed and delivered by the Company and assuming the authorization, execution, and delivery by Corvis and Corvis Sub, constitutes a legal, valid and binding obligation of the Company in accordance with its terms.

   2.4 Required Vote. As of the date hereof, the Board of Directors of the Company has (i) approved and declared advisable this Agreement and approved each Related Agreement to which it is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Capital Stock, (iii) resolved to recommend adoption of this Agreement, the Related Agreements, the Merger and the other transactions contemplated hereby and thereby to the stockholders of the Company and (iv) directed that this Agreement and the Related Agreements to which any such stockholder is a party and the Merger be submitted to the stockholders of the Company for their approval and authorization.

   2.5  No Conflict; Required Filings and Consents.

   (a) The execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company at the Closing do not, and the performance of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company at the Closing, will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law, Regulation or Order in each case applicable to the Company or by which it or any of its respective properties is bound or affected, (iii) create any Lien on the assets of the Company or (iv) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or give to others any rights of termination, amendment, acceleration or cancellation, under any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its or any of its properties is bound or affected, except for any such occurrences that could not (x) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) prevent or materially impair or delay the consummation of the Merger.

   (b) The execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company at Closing do not, and the performance of this Agreement, the Related Agreements to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company, will not require the Company to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-Merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any Foreign Competition Laws, (B) the filing of the Certificate of Merger in accordance with the DGCL or (C) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   2.6  Material Agreements.

   (a) Section 2.6(a) of the Company Disclosure Schedule sets forth a true and complete list, and, if oral, an accurate and complete summary, of all material Contracts to which the Company is a party or by which any of them or any of their properties or assets may be bound and all agreements pursuant to which the Company has granted exclusive rights or have terms of one year or longer or require annual payments in excess of $50,000 (collectively, "Material Agreements"). True and complete copies of all written Material Agreements have been delivered or made available to Corvis by the Company.

   (b) Each Material Agreement is in full force and effect, is a valid and binding obligation of the Company and of each other party thereto and is enforceable against the Company in accordance with its terms, and enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by (A) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, the Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby with no material alteration or acceleration or increase in fees or liabilities as a result of the consummation of the transactions contemplated hereby. The Company is not and is not alleged to be and, no other party is or alleged to be in default under, or in breach or violation of, any Material Agreement, and no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation except for any such default, violation or breach that could not reasonably be expected to result in a Material Adverse Effect.

   2.7  Compliance.

   (a) The Company is in compliance with, and is not in default or violation of, (i) its Certificate of Incorporation and Bylaws, (ii) any Law or Order by which its assets or properties or business are bound or affected, or (iii) any note, bond, mortgage, indenture, Contract, permit, franchise or other instruments or obligations to which it is a party or by which its assets or properties are bound or affected. The Company is in compliance with the terms of all Approvals except, with respect to such Approvals and subparagraphs (ii) and (iii) above, where the failure to be in compliance with any such Approval or such subparagraphs could not reasonably be expected to have a Material Adverse Effect.

   (b) The Company has not received notice of any revocation or modification of any Approval of any federal, state, local or foreign Governmental Authority that is material and adverse to the Company.

   2.8  Absence of Certain Changes or Events.

   (a) Except as disclosed in Section 2.8 of the Company Disclosure Schedule, during the period from December 1, 2001 to the date hereof, the Company has not:

      (i) authorized for issuance or issued, sold, redeemed or repurchased any Company Capital Stock, bonds or other corporate securities or any rights, options or warrants with respect thereto (except pursuant to the conversion or exercise of convertible securities, options or warrants outstanding on the date hereof), or amended any of the terms (including without limitation the vesting of) any such convertible securities, options or warrants;

      (ii) split, combined or reclassified any shares of its capital stock, or declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of the Company, whether in cash, stock or property, or any combination thereof;

      (iii) made any loan, advance or capital contribution to or investment in any person;

      (iv) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the Ordinary Course of Business, none of which are individually or in the aggregate material;

      (v) discharged or satisfied any claim or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the Ordinary Course of Business;

      (vi)  amended its Certificate of Incorporation or By-laws;

      (vii)  instituted, settled or agreed to settle any Litigation;

      (viii) mortgaged or pledged any of its assets, tangible or intangible, or subjected itself or any portion of its assets, tangible or intangible, to any claim, except claims for current property taxes not yet due and payable;

      (ix) acquired or sold, assigned, transferred or otherwise disposed of any amount of tangible assets or canceled any debts or claims, other than in the Ordinary Course of Business;

      (x) sold, assigned, licensed, sublicensed or transferred any intangible asset or Intellectual Property right (other than in the Ordinary Course of Business, as disclosed in Section 2.8(x) of the Company Disclosure Schedule), or disclosed any proprietary or confidential information to any person or entity not associated with the Company, unless such person or entity, prior to such disclosure executed and delivered a non-disclosure agreement in favor of the Company;

      (xi) waived any right of value in excess of $25,000, or aggregate rights in excess of $50,000 (including under any insurance policy naming it as a beneficiary or a loss payable payee);

      (xii) suffered any labor trouble, which has or could reasonably be expected to have a Material Adverse Effect;

      (xiii) made any single capital expenditure or commitment therefor in excess of $25,000, or aggregate capital expenditures or commitments therefor in excess of $50,000, except as otherwise provided in the Company's business plan, a copy of which is attached hereto as Exhibit G (the "Company Business Plan");

      (xiv) done any of the following: (A) entered into, adopted or amended any employee benefit plan, (B) made any grant of any severance or termination pay to any director, officer, employee or individual providing services to the Company, (C) entered into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual providing services to the Company, (D) increased benefits payable under any existing severance or termination pay policies or employment agreements, or (E) increased compensation, bonus or other benefits payable to directors, officers, employees or individuals providing services to the Company, other than, in the case of clause (B), with respect to non-executive employees, and in the case of clause (E), in the Ordinary Course of Business;

      (xv)  entered into any joint venture, partnership or similar arrangement;

      (xvi) amended, modified or terminated any Contract, understanding, commitment or agreement referred to in or required to be set forth in
   Section 2.6 of the Company Disclosure Schedule, except for any such item that terminated in accordance with its terms, or taken any action that would constitute a breach under any Material Contract that could reasonably be expected to have a Material Adverse Effect;

      (xvii) changed its accounting methods, principles or practices, or revalued any of its assets (including without limitation the writing down of the value of inventory or the writing off of notes or accounts receivable other than in the Ordinary Course of Business);

      (xviii) taken, or failed to take, any action which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Related Agreements to which it is a party, or that would materially impair the Company's ability to conduct its affairs in the Ordinary Course of Business;

      (xix) entered into any other transaction other than in the Ordinary Course of Business or entered intoany other material transaction, whether or not in the Ordinary Course of Business;

      (xx)  suffered a loss or damage not covered by insurance; or

      (xxi) agreed in writing or otherwise to take any of the foregoing actions.

   2.9 Absence of Litigation. Except as disclosed in Section 2.9 of the Company Disclosure Schedule, there is no Litigation or investigation pending or threatened against, or otherwise adversely affecting, the Company or any of its properties, assets or rights that could reasonably be expected to result in a Material Adverse Effect, or otherwise challenging or seeking to delay or terminate the consummation of the Merger. The Company is not subject to any outstanding Order which, individually or in the aggregate, would prevent, hinder or delay the Company from consummating the transactions contemplated by this Agreement.

   2.10 Employee Benefit Plans. Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in
(i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement providing for deferred compensation, or (iii) any other employee benefit plan, fund or program described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as disclosed in Section 2.10 of the Company Disclosure Schedule, all such plans listed in Section 2.10 of the Company Disclosure Schedule (individually, an "Employee Plan" and collectively, the "Employee Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. Except as disclosed in Section 2.10 of the Company Disclosure, no act or failure to act by Company has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Employee Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) which requires the filing of a report thereof with the Pension Benefit Guaranty Corporation has occurred with respect to any of the Employee Plans which is subject to Title IV of ERISA. No facts exist and there are no actions or suits pending under any Employee Plan that would give rise to a prohibited transaction or reportable event. The Company has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any Multi-employer Plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980, as amended.

   2.11  Employment and Labor Matters.

   (a) Section 2.11(a) of the Company Disclosure Schedule identifies all employees and consultants currently employed or engaged by the Company and sets forth each such individual's rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Company and any current or former shareholder, officer, director, employee, or any consultant. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Employee Plan or any of the agreements set forth in the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated herein that could result in the payment of any such benefits or payments. The Company is not delinquent in any material respect in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. None of the Company's employment policies or practices is currently being audited or investigated by any Governmental Authority. There are no threatened or pending claims, charges, actions, lawsuits or proceedings alleging claims against the Company brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices.

   (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company and any of its employees, that could reasonably be expected to result in a Material Adverse Effect. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor are there any activities or proceedings of any labor union to organize any such employees of the Company; since the date of incorporation or organization, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company. The Company does not have nor at the Closing will the Company have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). The Company is in material compliance with all applicable state, local, federal and foreign employment, wage and hour, labor and other applicable laws.

   2.12 Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Corvis registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Corvis Common Stock to be issued in the Merger will be registered with the Securities and Exchange Commission (the "SEC") (including any amendments or supplements, the "Registration Statement") shall, at the time such document is filed (or if amended or superceded by a subsequent filing, then on the date of such filing), and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company, its officers and directors should occur which is required to be set forth in an amendment or supplement to the Registration Statement, the Company shall promptly inform Corvis, and, to the extent determined by Corvis to be necessary, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Corvis.

   2.13 Absence of Restrictions on Business Activities. The Company has no legal obligation or contract which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company. The Company is not subject to any non-competition or similar restriction on its business.

   2.14  Title to Assets; Leases.

   (a) Except as described in Section 2.14 of the Company Disclosure Schedule, the Company owns no real property.

   (b) Section 2.14 of the Company Disclosure Statement sets forth (i) a true and complete list of all real property leased by the Company; (ii) the expiration date of such lease; (iii) the aggregate monthly rental or other fee payable under such lease; (iv) a description of each contract for the purchase, sale, or development of real estate to which the Company is a party; and (v) all items of the Company's leased tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $25,000 or more.

   (c) Except as described in Section 2.14 of the Company Disclosure Schedule, the Company has good and defensible title to all of its properties and assets, free and clear of all Liens, charges and encumbrances, except statutory Liens for Taxes (as defined below) and securing payments not yet due and payable which Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or otherwise impair business operations with respect to such properties and assets. Section 2.14(c) of the Company Disclosure Schedule identifies all material items of tangible personal property having a current value or original acquisition cost of at least $10,000.

   (d) The Company has delivered to Corvis complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.14 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section
2.14 of the Company Disclosure Schedule:

      (i) the lease or sublease is legal, valid, binding, enforceable against the parties thereto and in full force and effect; and the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately as a result of the Merger following the Effective Time in accordance with the terms thereof;

      (ii) neither the Company nor, to the Knowledge of the Company, any other party is in material breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any other party under such lease or sublease;

      (iii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

      (iv) there are no Laws, conditions of record, or other impediments which interfere with the intended use by the Company of any of the property owned, leased, or occupied by it that is material to the conduct of the business of the Company.

   2.15 Condition of Properties. All real and tangible personal properties owned or leased by the Company are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by the Company subject to exceptions which are not, in the aggregate, material to the Company.

   2.16  Taxes.   Except as set forth in Section 2.16 of the Company Disclosure
Schedule:

   (a) All federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, have been timely filed, and all such Tax Returns are true, complete and correct in all material respects. The Company has delivered to Corvis true and complete copies of (i) all federal income Tax Returns of the Company, and (ii) any audit report issued (or otherwise with respect to any audit or proceeding in progress) relating to federal income Taxes of the Company.

   (b) All Taxes payable by or with respect to the Company have been timely paid, or are adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the Company's Financial Statements, other than such Taxes that are currently payable without penalty or interest or not material in amount. No deficiency for any Taxes has been proposed, asserted or assessed either orally or in writing against the Company that is not adequately reserved for in accordance with GAAP on the Company's Financial Statements, nor are there any outstanding Tax audits or inquiries. All assessments for Taxes due and owing by or with respect to the Company with respect to completed and settled examinations or concluded litigation have been fully paid.

   (c) No claim has been made by a taxing authority that the Company is or may be subject to income or franchise taxation in a jurisdiction where the Company has not previously filed income or franchise Tax Returns.

   (d) The Company has not requested, or been granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company has been granted or requested which has not since expired.

   (e) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company, nor has the Company received notice of any such deficiency, delinquency or default, and there is no administrative or court proceeding or, to the Company's Knowledge, any audit or investigation pending with respect to any liability of the Company for Taxes.

   (f) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

   (g) Each granted option that was intended to be an "incentive stock option" on the applicable books and records of the Company qualified as an "incentive stock option" within the meaning of Section 422 of the Code on the date in which such option was granted.

   (h) Neither the Company nor, to the Company's Knowledge, any of its affiliates or stockholders, has taken or agreed to take (or failed to so take or agree to take) any action or to the Company's Knowledge is there any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

   2.17 Environmental Matters. Except as described in Section 2.17 of the Company Disclosure Schedule, (i) the Company has obtained all applicable permits, licenses and other authorization which are required under any Laws relating to pollution or protection of the environment or public health or safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company (or its respective agents); (ii) the Company is in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with the terms of such permits, licenses and authorizations or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's (or any of its agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and has taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company (or any of their respective agents) thereunder. Except as set forth in Section 2.17 of the Company Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company relating in any way to the Environmental Laws or any Regulation, code, plan, Order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

   2.18  Intellectual Property.

   (a) Section 2.18(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all United States and foreign (i) patents and patent applications; (ii) registered and unregistered trademarks and pending trademark registration applications;
(iii) domain name registrations; and (iv) registered copyrights indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

   (b) All registered Trademarks, Patents and registered Copyrights are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within 120 days after the date hereof. No Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the Trademarks or trademark registration applications. No Patent or patent application is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any patent or patent application. To the Knowledge of the Company, there are no Trademarks that may reasonably be deemed to conflict with the Company's registered Trademarks or Patents or patent applications of any third party that may reasonably be deemed to interfere with the Company's Patents.

   (c) Section 2.18(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Orders, settlements or similar obligations relating to any Intellectual Property to which the Company is a party or otherwise bound (collectively, the "License Agreements"), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby. The License Agreements are valid and binding obligations of Company, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement.

   (d) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements (if any) set forth in Section 2.18(d) of the Company Disclosure Schedule.

   (e) The Company exclusively owns, free and clear of all Liens and obligations to license, all owned Intellectual Property listed in Section 2.18(a) of the Company Disclosure Schedule, and has a valid, enforceable and transferable right to use all of the licensed Intellectual Property.

   (f) The Company has taken reasonable steps in accordance with its internal policies and practices to protect the Intellectual Property which it owns. All of the Company's Intellectual Property is valid and enforceable and, to the Knowledge of the Company, no third party has challenged the ownership, use, validity or enforceability of any of the Intellectual Property of the Company.

   (g) Except as disclosed by the Company to Corvis prior to the date hereof, the conduct of the Company's business as currently conducted or planned to be conducted and the Company's Intellectual Property does not infringe upon or misappropriate any Intellectual Property rights of any third party.

   (h) There is no Litigation pending, threatened or, to the Knowledge of the Company, may be threatened alleging that the Company's activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party. Except as disclosed in Schedule 2.18(h) of the Company Disclosure Schedule, no third party has brought or threatened any Litigation challenging the ownership, use, validity or enforceability of any Intellectual Property listed on Schedule 2.18(a) of the Company Disclosure Schedule.

   (i) To the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company and, except as set forth in Section 2.18(i) of the Company Disclosure Schedule, no such claims have been brought against any third party by the Company.

   (j) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's right to own or use any of the Intellectual Property listed in Section 2.18(a), (c) and (k) of the Company Disclosure Schedule, nor will they require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

   (k) Section 2.18(k)(i) of the Company Disclosure Schedule lists all Software (as defined herein) (other than off-the-shelf software applications programs having an acquisition price of less than $10,000) which is owned, licensed to or by the Company, leased to or by the Company, or otherwise used by the Company, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be. Section 2.18(k)(ii) of the Company Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed or intended to be distributed by the Company to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. The Software set forth in Section 2.18(k)(i)-(ii) of the Company Disclosure Schedule which the Company purports to own was either developed (i) by employees of the Company within the scope of their employment; or (ii) by independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements. For purposes of this Section 2.18(k), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including firmware, operating system software and network management software, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of Company, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

   (l) All Trademarks of the Company have been in continuous use by the Company. To the Knowledge of the Company, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; the Company has taken all reasonable steps to protect the Trademarks against third party infringement; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

   (m) The Company has and consistently enforces a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company's standard forms thereof (complete and current copies of which have been delivered to the Corvis). To the Knowledge of the Company, except under confidentiality obligations, there has been no material disclosure of any Company confidential information or Trade Secrets.

   (n) All released versions Software owned by the Company is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to its specifications, and the applications can be compiled from their associated source code without undue burden if the failure to be able to do any one of which could reasonably be expected to have a Material Adverse Effect. The Company has made available to Corvis all required documentation relating to use, maintenance and operation of the Software owned by the Company. To the Knowledge of the Company, no Software licensed by the Company from a third party has any significant Software defect or programming or documentation error and such third party Software operates and runs in material compliance with its specifications.

   (o)  The Company has valid registrations for each of the URLs set forth in
Section 2.18(a) of the Company Disclosure Schedule. The Company's registration of each of the URLs is free and clear of any liens, claims or encumbrances and is in full force and effect. The Company has paid all fees required to maintain each registration. None of the Company's registration and use of the URLs has been disturbed or placed "on hold" and no claim (oral or written) has been asserted against the Company adverse to its rights to such URLs.

   2.19 Insurance. Section 2.19 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds (including fire, theft, casualty, general liability, workers compensation, business interruption, intellectual property infringement, environmental, product liability and automobile insurance policies and bond and surety arrangements) covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, the name of the insurer, the policy number, the type of policy and any applicable deductibles. As of the date hereof, the Company has not received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall maintain in full force and effect all such insurance or comparable policies during the period from the date hereof through the Closing Date. The insurance policies maintained by the Company have been issued by insurers, which are reputable. To the Knowledge of the Company as of the date hereof, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing as a result of the Merger in accordance with the terms thereof as in effect immediately prior to the Closing.

   2.20 Affiliates. Section 2.20 of the Company Disclosure Schedule contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, including all directors and executive officers of the Company.

   2.21 Brokers. No broker, financial advisor, finder or investment banker or other Person (other than Credit Suisse First Boston) is entitled to any broker's, financial advisor's, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and the Company has not incurred, nor will it incur, directly or indirectly, any liability for any such fees, commission or expenses in connection with the transaction contemplated by this Agreement.

   2.22 Certain Business Practices. As of the date hereof, neither the Company nor any director, officer, employee or agent of the Company, acting on the Company's behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

   2.23  Interested Party Transactions.

   (a) Except as disclosed in Section 2.23 of the Company Disclosure Schedule, the Company is not indebted to any director, officer, employee or agent or any Affiliate of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company.

   (b) No loans have been made to present or former directors or executive officers of the Company, or their associates, or any members of their immediate families.

   (c) Except as set forth and described in Section 2.23 of the Company Disclosure Schedule, no present or former officer, director, or stockholder of the Company or any affiliate or relative thereof has an agreement, understanding, contract, commitment or pending transaction relating to the Company's business or the purchase, sale or lease of real or personal property, goods, materials, supplies or services, or for the loan of funds whether or not in the Ordinary Course of Business, with the Company.

   2.24 Financial Statements. The Company has delivered to Corvis true, correct and complete copies of (a) the Balance Sheets of the Company as of December 31, 2000 and the related Statements of Operations, Statements of Cash Flows and Statements of Stockholders Equity for the fiscal year then ended and
(b) the Balance Sheet of the Company as of December 31, 2001, (the "Interim Balance Sheet") and the related Statement of Operations ((a) and (b) are collectively referred to herein as the "Financial Statements"), copies of which are attached hereto as Exhibit H. The Financial Statements have been prepared from books and records of the Company in accordance with GAAP applied on a basis consistent with preceding years and throughout the periods involved (except as otherwise noted therein). The Financial Statements fairly present the financial condition, results of operations and changes in cash flows of the Company at the dates thereof and for the periods indicated in the Statements of Operations, Cash Flows and Stockholders Equity. No financial statement of any Person is required by GAAP to be included in the Financial Statements.

   2.25 No Undisclosed Liabilities. Except as set forth on Section 2.25 of the Company Disclosure Schedule, as of the date hereof the Company has no liabilities or other obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise ("Liabilities"), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than Liabilities fully reflected or reserved against on the face of the Interim Balance Sheet as adjusted for Liabilities incurred in the Ordinary Course of Business since December 31, 2001 through the Effective Time or that are not individually in excess of $50,000.

   2.26 Employment. As of the date hereof, the Company has not received written or oral notice from any Company employee listed on Exhibit I hereto that such employee intends to terminate his/her employment with the Company prior to the Effective Time or with Corvis after the Effective Time nor, as of the date hereof, does the Company have any reasonable basis to conclude any of such employees has constructively terminated his/her employment with the Company. The Company has no present intention to terminate the employment of any such employee.

   2.27 Required Stockholder Consents. The Principal Stockholders, together with James Bannantine and Bo Pedersen, who have given irrevocable proxies to Corvis to vote their shares of Company Capital Stock, own a sufficient number of shares of Company Capital Stock, together with Corvis, to provide the requisite number of votes required for the shareholders of the Company to approve the Merger under the DGCL and any necessary amendment to the Company's Certificate of Incorporation (including the recapitalization referenced in Section 1.6(c) above) and any other agreements that relate to shareholder approval of the Merger.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF CORVIS AND CORVIS SUB

   Corvis and Corvis Sub hereby, jointly and severally, represent and warrant to the Company that the following are true, correct and complete:

   3.1 Organization and Qualification. Each of Corvis and Corvis Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Corvis has all the requisite corporate power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Corvis and Corvis Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Corvis Sub is a newly-formed entity which has been formed solely for the purposes of the Merger and will not carry on any business or engage in any activities prior to the Effective Time other than those necessary to consummate the Merger as contemplated hereby.

   3.2  Capitalization.

   (a) As of December 31, 2001, the authorized capital stock of Corvis consists of (i) 1.9 billion shares of Corvis Common Stock, par value of $.01, of which approximately 362,687,909 shares are issued and outstanding, and 61,659,130 shares of Corvis Common Stock were duly reserved for issuance pursuant to employee stock options, warrants and convertible securities issued and issuable by Corvis, and (ii) 200 million shares of preferred stock, par value $.01 per share, of which none are issued or outstanding. All of the outstanding shares of Corvis Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

   (b) As of the date hereof, the authorized capital stock of Corvis Sub consists of 1,000 shares of Corvis Sub Common Stock, par value of $.0001, of which 1,000 shares of Corvis Sub Common Stock are outstanding. All of the outstanding shares of Corvis Sub are owned by Corvis.

   3.3 Authority; Enforceability. Each of Corvis and Corvis Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Corvis and Corvis Sub of this Agreement and each Related Agreement to which it is a party and each instrument required hereby to be executed and delivered by the Corvis and Corvis Sub at the Closing and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Special Committee of the Board of Directors of Corvis (which has been duly and properly authorized to act on behalf of the Board of Directors of

Corvis) and the Board of Directors of Corvis Sub and by Corvis as the sole stockholder of Corvis Sub. Except for filing of the Certificate of Merger, and the approval of the Merger transaction by the shareholders of Corvis no other corporate proceedings on the part of Corvis or Corvis Sub are necessary to authorize this Agreement and the Related Agreements to which Corvis is a party and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Related Agreements to which it is a party have been duly executed and delivered by each of Corvis and Corvis Sub, as applicable, and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Corvis and Corvis Sub, enforceable against each of Corvis and Corvis Sub.

   3.4  No Conflict; Required Filings and Consents.

   (a) The execution and delivery by Corvis and Corvis Sub of each of this Agreement and the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by Corvis or Corvis Sub do not, and the performance of this Agreement by Corvis or Corvis Sub of each of them will not, (i) conflict with or violate the certificate of incorporation or bylaws of Corvis or the certificate of incorporation or by-laws of Corvis Sub, (ii) conflict with or violate any Law, Regulation or Order in each case applicable to Corvis or Corvis Sub or by which its or any of their respective properties is bound or affected, (iii) create any Lien on the assets of Corvis or (iv) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Corvis' rights or give to others any rights of termination, amendment, acceleration or cancellation, under any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Corvis is a party or by which Corvis or its or any of its properties is bound or affected, except for any such occurrences that could not (x) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) prevent or materially impair or delay the consummation of the Merger.

   (b) The execution and delivery by Corvis and Corvis Sub of each of this Agreement and all Related Agreements or any instrument required by this Agreement to be executed and delivered by Corvis or Corvis Sub do not, and the performance of each of them by Corvis and Corvis Sub of this Agreement will not, require Corvis or Corvis Sub to obtain any Approval of, observe any waiting period imposed by, or require any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, or the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws, (B) the approval of the Merger by the stockholders of Corvis,
(C) the filing of the Certificate of Merger in accordance with the DGCL, or (D) the filing of appropriate Merger or other documents as required by NASDAQ, except where the failure to obtain such Approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   3.5  SEC Filings; Financial Statements.

   (a) Since January 1, 2001, Corvis has filed all forms, reports and documents required to be filed with the SEC (collectively, the "Corvis SEC Reports") pursuant to the federal securities Laws and Regulations of the SEC promulgated thereunder, and all Corvis SEC Reports have been filed in all material respects on a timely basis. The Corvis SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Corvis SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP

(except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly presents the consolidated financial position of the Corvis as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in Corvis' Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount to Corvis.

   3.6 Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Corvis, at the time of the Corvis Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Corvis makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the Registration Statement or Proxy Statement. Notwithstanding anything to the contrary in this Agreement, Corvis makes no representation, warranty or covenant regarding any information supplied by the Company for inclusion in the Registration Statement or Proxy Statement.

   3.7 Affiliates; Tax Matters. To the Knowledge of Corvis, neither Corvis and Corvis Sub nor any of their Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

   3.8 Compliance. Corvis and Corvis Sub are each in compliance with, and is not in default or violation of, (i) its Certificate of Incorporation and Bylaws, (ii) any Law or Order by which any of their respective assets or properties or business are bound or affected, or (iii) any note, bond, mortgage, indenture, Contract, permit, franchise or other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected except where the failure to comply under subparagraph (ii) and (iii) above could not reasonably be expected to have a Material Adverse Effect on Corvis. Corvis and Corvis Sub are each in compliance with the terms of all Approvals except where the failure to be in compliance with any such approval could not reasonably be expected to have a Material Adverse Effect on Corvis.

   3.9 Absence of Litigation. Except as disclosed in Exhibit J hereto, there is no Litigation or investigation pending or threatened against, or otherwise adversely affecting Corvis or Corvis Sub or any of their respective properties, assets or rights that could reasonably be expected to result in a Material Adverse Effect or otherwise challenging or seeking to delay or terminate the consummation of the Merger. Neither Corvis or Corvis Sub is subject to any outstanding Litigation or Order which, individually or in the aggregate, would prevent, hinder or delay Corvis from consummating the transactions contemplated by this Agreement.

   3.10 Absence of Restrictions on Business Activities. Corvis has no Contract nor is subject to any Order that has had or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Corvis or the material conduct of business by Corvis as currently conducted or as proposed to be conducted by Corvis. Corvis is not subject to any non-competition or similar restriction on its business.

   3.11 Intellectual Property Claims. Except as otherwise disclosed by Corvis to the Company prior to the date hereof or disclosed in any of the Corvis SEC Reports filed prior to the date hereof, there is no Litigation pending or threatened, alleging that Corvis' activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party nor has any third party

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brought or threatened any Litigation challenging the ownership, use, validity or enforceability of any Intellectual Property except where such event could not reasonably be expected to have a Material Adverse Effect.

   3.12 Certain Business Practices. As of the date hereof, neither Corvis nor any director, officer, employee or agent of Corvis, acting on Corvis' behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

   3.13 Required Vote. As of the date hereof, the Special Committee of the Board of Directors of Corvis has (i) approved and declared advisable this Agreement and approved each Related Agreement to which Corvis is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the stockholders of Corvis; (iii) resolved to recommend adoption of this Agreement, the Related Agreements, the Merger and the other transactions contemplated hereby and thereby to the stockholders of Corvis; and (iv) directed that this Agreement and the Related Agreements to which any such stockholder is a party and the Merger be submitted to the stockholders of Corvis for their approval and authorization.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

   4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Corvis shall otherwise agree in writing, the Company shall conduct its business and not take any actions except, in the Ordinary Course of Business. The Company shall use its reasonable best efforts to preserve intact the business organization and assets of the Company, and to operate, according to plans and budgets provided to Corvis, including the Company Business Plan, to keep available the services of the present officers, employees and consultants of the Company, to maintain in effect Material Agreements and to preserve the present relationships of the Company with customers, licensees, suppliers and other Persons with which the Company has business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, the Company shall not, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Corvis:

   (a) amend or otherwise change the Certificate of Incorporation or Bylaws of the Company (except as contemplated to give effect to the Recapitalization and the allocations of the Merger Consideration by and among the holders of Company Preferred Stock in accordance with Section 1.6(c) above) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company, other than to reflect the Recapitalization of the Company referenced in Section 1.6(c) of this Agreement;

   (b) except as disclosed in Section 4.1(b) of the Company Disclosure Schedule, issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company (except for the issuance of shares of Company Common Stock issuable pursuant to the Company Warrants and Outstanding Employee Options granted prior to the date hereof under the Company Option Plans, which options are outstanding on the date hereof); or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets of the Company (except for sales of assets in the Ordinary Course of Business) or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company;

   (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests; split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire, any of its securities or propose to do any of the foregoing;

   (d) except in the Ordinary Course of Business, sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property rights, or amend or modify in any material way any existing agreements with respect to any Intellectual Property rights;

   (e) acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the Ordinary Course of Business except for the Comerica line of credit in a principal amount of not more than $7,000,000; authorize any capital expenditures which are, in the aggregate, in excess of $25,000 for the Company or as provided in the Company Business Plan;

   (f) hire or terminate any employee or consultant, except in the Ordinary Course of Business; increase the compensation (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees in the Ordinary Course of Business, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

   (g) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles or GAAP;

   (h) create, incur, suffer to exist or assume any Lien on any of its material assets;

   (i) make any Tax election or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

   (j) pay, discharge, satisfy or settle any material Litigation or waive, assign or release any material rights or claims except, in the case of Litigation, any Litigation which settlement would not (A) impose either material restrictions on the conduct of the business of the Company, or (B) for any individual Litigation item settled, exceed $25,000 in cost or value to the Company;

   (k) engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any related party, other than those existing as of the date hereof which are listed in Section 4.1(k) of the Company Disclosure Schedule;

   (l) fail to maintain in full force and effect all insurance policies currently in place or obtain suitable replacements thereof; or

   (m) increase or decrease its research and development activity and capital expenditures as set forth in the Company Business Plan;

   (n) take any action that (without regard to any action taken, or agreed to be taken, by Corvis or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code; or

   (o) fail to pay or discharge in the Ordinary Course of Business any current liabilities or trade payables of the Company in an aggregate amount in excess of $25,000.

   4.2  No Solicitation of Other Proposals.

   (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any of its Affiliates or any of its or their respective stockholders, officers, directors, employees, representatives or agents (collectively, the "Company Representatives") directly or indirectly, to
(i) solicit, entertain, encourage or take any action to solicit, entertain or encourage, any inquiries or communications regarding any Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action regarding any possible Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Corvis or Corvis Sub) relating to any merger, consolidation, share, exchange, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving the Company or the issuance or acquisition of shares of capital stock or other equity securities of the Company or the sale, lease exchange, license, (whether exclusive or not), or other disposition of any significant portion of the Intellectual Property, or any significant portion of the business or other assets of the Company, or any other similar transaction. The Company shall promptly notify each Company Representative of its obligations under this
Section 4.2.

   (b)  In addition to the other obligations of the Company set forth in this
Section 4.2, the Company shall immediately advise Corvis orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry or communication relating to an Acquisition Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1  Proxy Statement/Prospectus; Registration Statement.

   (a) Corvis shall prepare and file with the SEC a Registration Statement, covering the Merger Shares in which the proxy statement (the "Proxy Statement") shall be included as a prospectus, and the parties hereto shall use reasonable, good faith efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Corvis shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement.

   (b) Corvis and the Company shall, as promptly as practicable, make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the Regulations thereunder and under applicable Blue Sky or similar securities Laws, and shall use all reasonable efforts to obtain required Approvals with respect thereto.

   (c) Subject to the fiduciary obligations of the Special Committee, the Proxy Statement shall include the recommendation of the Special Committee of the Board of Directors of Corvis in favor of approval and adoption of this Agreement and the Merger by the stockholders of Corvis.

   (d) Corvis shall vote its shares of the Company Common Stock in favor of the approval and adoption of the Merger and this Agreement at any meeting of the shareholders of the Company convened for such purpose or in any written consent of the shareholders of the Company intended for that purpose.

   5.2  Meeting of Company Stockholders.

   The Company shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to have the Merger and this Agreement presented to the shareholders of the Company for approval promptly after the Proxy Statement is first mailed to Corvis stockholders and shall consult with Corvis in connection therewith. Subject to any applicable fiduciary duty, the Board of Directors of the Company shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the stockholders of the Company. The Company shall solicit from stockholders of the Company proxies or written consents in lieu of a meeting in favor of proposed Merger and shall take all other action necessary or advisable to secure the requisite vote or consent of the Company's stockholders to approve the Merger and this Agreement.

   5.3 Meeting of Corvis Stockholders. Corvis shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws and the Proxy Statement to duly call, give notice of and hold the Corvis stockholders meeting as a special meeting or annual meeting to approve the Merger and this Agreement.

   5.4  Access to Information; Confidentiality.

   (a) Upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Corvis, reasonable access, during the period prior to the Effective Time, to all its properties, Intellectual Property, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Corvis all information concerning its business, properties, books, contracts, commitments, record and personnel as Corvis may reasonably request. The Company shall make available to Corvis the appropriate individuals for discussion of the Company's business, properties and personnel as Corvis may reasonably request. No investigation pursuant to this Section 5.4 shall affect any representations or warranties of the Company herein or the conditions to the obligations of the Company hereto.

   (b)  Corvis and the Company shall keep all information obtained pursuant to
Section 5.4 confidential in accordance with the terms of the Bi-Lateral Non-Disclosure Agreement dated as of August 21, 2001, (the "Confidentiality Agreement"), between Corvis and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Corvis hereby agree that each such party may issue press release(s) or make other public announcements in compliance with Section 5.9 below.

   5.5  Reasonable Best Efforts; Further Assurances.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable good faith efforts to take all actions and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements.

   (b) Corvis and the Company shall use reasonable good faith efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   (c) The Company and Corvis shall cooperate with one another (i) in connection with the preparation of the Registration Statement and the Proxy Statement; (ii) in connection with the preparation of any filing required by the HSR Act or any Foreign Competition Laws; (iii) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby; (iv) in seeking any Approvals, or making any filings, including furnishing information required in connection therewith or with the Registration Statement or the Proxy Statement, and timely seeking to obtain any such Approvals, or making any filings; and (v) in connection with the approval for quotation on NASDAQ of the Corvis Common Stock to be issued in the Merger.

   (d) Corvis and the Company agree not to engage in any transaction or enter into any agreement, arrangement or understanding with any party that could reasonably be likely to prevent or materially impair or delay the consummation of the Merger.

   5.6  Employee Benefits.

   (a) Subject to Section 5.13 below, Corvis agrees that individuals who are employed by the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation or Corvis upon the Effective Time (each such employee, a "Company Employee" on terms and conditions established by Corvis); provided, however, that this Section 5.6 shall not be construed to limit the ability of the Surviving Corporation, or the Company to terminate the employment of any Company Employee at any time.

   (b) After the Effective Time, the Company Employees shall be eligible to participate in the employee benefit plans of Corvis to the same extent as any similarly situated and geographically located employee of Corvis and subject to all of the terms, limitations and conditions for participation set forth in these plans. In addition, unless otherwise prohibited by Applicable Law, if any employee plans are adopted by Corvis after the Effective Time that allow participants credit for service with prior employers, employees of the Company who become Corvis employees upon the Effective Time shall receive credit for their prior employment with the Company under such new plans.

   5.7  Notification of Certain Matters.

   (a) The Company shall give prompt notice to Corvis, and Corvis shall give prompt notice to the Company, of any event that results in or may reasonably result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Corvis or Corvis Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   (b)  Each of the Company and Corvis shall give prompt notice to the other of
(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the Related Agreements; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or the Related Agreements;
(iii) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Agreement of the Company; and
(iv) any event that is likely to delay or impede the ability of either Corvis or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements or to fulfill their respective obligations set forth herein or therein.

   5.8 Listing on NASDAQ. Corvis shall use its reasonable best efforts to cause the Corvis Common Stock to be issued in the Merger to be approved for quotation on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

   5.9 Public Announcements. Corvis and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, which approval shall not be unreasonably withheld except such release or announcement by Corvis as may be required by Law or any listing agreement related to the trading of the Corvis shares on NASDAQ, in which case Corvis shall use reasonable efforts to consult in good faith with the Company before issuing any such press release or making any such public announcement.

   5.10 Employment and Non-Competition Agreements. Within fifteen (15) days after the date hereof, the Company shall cause each of the employees of the Company listed on Exhibit K hereto to deliver to Corvis an executed version of his employment and non-competition agreement, which agreements shall become effective as of the Effective Time. The forms of those respective agreements are attached hereto as Exhibit L.

   5.11 Amendment of Bannantine and Borkey Employment Agreements. James Bannantine and Todd Borkey have each, as of the date hereof, executed the Amendment Agreement to their current respective employment agreements with the Company, the forms of which are attached hereto as Exhibit M1 and Exhibit M2.

   5.12 Consent and Proxy of Certain Corvis Stockholders. David Huber has, as of the date hereof, executed the Proxy in the form attached hereto as Exhibit N.

   5.13 Termination of Certain Company Employees. With the prior consent of the Company, and effective as of the Effective Time, the Company will terminate such Company employees as may be designated by Corvis.

   5.14 Proposals and Contracts. From the date hereof until the Closing Date, the Company will provide not less than five (5) days prior written notice to Corvis of the Company's proposed entry into any Material Contract or any material amendment, assignment or termination of any Material Contract (a "Material Agreement Change") or any response, bid or proposal the Company intends to make to a material contracting opportunity with any current or potential customer or supplier with respect to goods and services related to terrestrial and/or undersea networking equipment (a "Material Proposal"). The Company will discuss with Corvis any issues raised by Corvis with respect to such Material Contract, Material Contract Changes and Material Proposals and Corvis shall not unreasonably delay providing the Company with its comments thereto. Following the date upon which the parties receive notice of all required Approvals of the Merger under the pre-merger notification requirements of the HSR Act, the Company will not enter into any such Material Agreement or Material Agreement Change or make any Material Proposal that will be binding upon the Company without Corvis' prior written consent which consent shall not be unreasonably withheld or delayed. The parties agree that if the then existing circumstances do not reasonably permit the Company to give the five day notice required above, the Company will give Corvis such prior notice as is reasonably practicable. To the extent that the Company is prohibited from making the full disclosures required under this Section 5.14 by any contract with or requirement imposed by a current or potential customer or supplier, it shall advise Corvis of that prohibition and shall provide to Corvis all required information which is not subject to that prohibition on disclosure.

   5.15 Recapitalization. The Company shall cause the Recapitalization to be effected in accordance with the terms of Section 1.6(c) above.

   5.16 Other Actions. Corvis and the Company each agree that it shall not take or omit to take any actions (i) that (without regard to any action taken, or agreed to be taken by the other party) would materially impair or delay the consummation of the Merger; (ii) that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (iii) terminate or materially adversely alter the terms or coverage amounts under such party's directors and officers liability insurance.

                                  ARTICLE VI

                             CONDITIONS OF MERGER

   6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Corvis or the Company, threatened by the SEC.

   (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted (i) by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company, and (ii) by the requisite vote of the stockholders of Corvis and Corvis Sub in accordance with the DGCL and the Certificate of Incorporation and Bylaws of Corvis and the requirements under the applicable rules of NASDAQ.

   (c) NASDAQ Listing. The shares of Corvis Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been approved for quotation on NASDAQ subject to official notice of issuance.

   (d) HSR Act and Foreign Competition Laws. All applicable waiting periods or approvals under the HSR Act and Foreign Competition Laws shall have expired or been terminated or received.

   (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order or proceeding by any Governmental Authority (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger in accordance with the terms of this Agreement.

   (f) Tax Opinions. Corvis shall have received a written opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, and the Company shall have received a written opinion of Kirkpatrick & Lockhart, both in form and substance substantially consistent with Exhibit O hereto, dated as of the Effective Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of each of Corvis, Corvis Sub, the Company, their respective Affiliates and others.

   6.2 Additional Conditions to Obligations of Corvis and Corvis Sub. The obligations of Corvis and Corvis Sub to effect the Merger are also subject to the following conditions, any of which may be waived in writing by Corvis in its sole discretion:

   (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement and the Related Agreements and the representations and warranties of the Principal Stockholders under the Stockholders Agreement and the Related Agreements to which any of them are a party shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties so qualified shall be true and correct, on and as of such particular date), with the same force and effect as if made on and as of the Effective Time; provided, however, that this condition shall be deemed satisfied unless all of such breaches, when considered together, shall have a Material Adverse Effect, and Corvis and Corvis Sub shall have received a certificate confirming that there is no such Material Adverse Effect signed by the Chief Executive Officer and Chief Financial Officer of the Company and of each of the Subsidiaries; and (ii) none of the matters disclosed by the Company to Corvis prior to the date hereof pursuant to Section 2.18(g) above shall have had a Material Adverse Effect.

   (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Corvis and Corvis Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

   (c) Third Party Consents. Corvis shall have received evidence, in form and substance reasonably satisfactory to it, that those Approvals of Governmental Authorities and other third parties described in this Agreement, except where failure to have been so obtained, either individually or in the aggregate, shall not have a Material Adverse Effect.

   (d)  Company Affiliate Agreements.  Each of the Persons identified in
Section 2.20 of the Company Disclosure Schedule shall have executed and delivered a Company Affiliate Agreement in the form of Exhibit P with Corvis which shall be in full force and effect.

   (e) Related Agreements. Each of the Related Agreements shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been taken, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement shall execute and deliver such Related Agreement.

   (f) Termination of Prior Agreements. Each of the Investment Agreements, Investors Rights Agreements, Voting Agreements, Co-Sale Agreements, and Escrow Agreements between the Company, the Principal Stockholders and others shall have been terminated without liability to any of the parties thereto effective as of the Effective Time.

   (g) Termination of Warrants. All of the outstanding Company Warrants shall have been exercised on a cashless exercise basis or terminated in full without liability to the Company.

   (h) Restricted Stock Options. Each holder of a Company Option or Company Restricted Stock shall have had his/her Company Option or Company Restricted Stock terminated or substituted for a Corvis Option and Restricted Stock, as appropriate, pursuant to Section 1.8 hereof.

   6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any of which may be waived by the Company in writing in its sole discretion:

   (a) Representations and Warranties. The representations and warranties of Corvis and Corvis Sub contained in this Agreement shall be true and correct in all material respects and when made and on and as of the Effective Time, (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties so qualified shall be true and correct on and as of such particular date), with the same force and effect as if made on and as of the Effective Time; provided, however, that this condition shall be deemed satisfied unless any or all of such breaches, when considered together, shall have a Material Adverse Effect, and the Company shall have received a certificate confirming that there is no such Material Adverse Effect signed by the Chief Financial Officer of Corvis, with respect to Corvis and the Chief Financial Officer of Corvis Sub, with respect to Corvis Sub.

   (b) Agreements and Covenants. Corvis and Corvis Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Corvis, with respect to Corvis and the Chief Financial Officer of Corvis Sub, with respect to the Corvis Sub.

   (c) Warrants to Purchase Additional Corvis Common Stock. Each of the Principal Stockholders shall have received a fully executed Warrant certificate to purchase additional shares of Corvis Common Stock, substantially in the form attached hereto as Exhibit Q.

                                  ARTICLE VII

                                INDEMNIFICATION

   7.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

   (a)  "Company Event of Indemnification" shall mean the following:

      (i) the untruth, inaccuracy or breach of any representation or warranty contained in Article III of this Agreement or in any Exhibit or Schedule hereto or any document delivered by Corvis in connection herewith;

      (ii) the breach of any agreement or covenant of Corvis or Corvis Sub contained in this Agreement or in any Exhibit or Schedule hereto; or

      (iii) any and all claims of third parties based upon facts alleged that, if true, would constitute a breach or misrepresentation under Section 7.1(a)(i) or (ii) above ("Third Party Claims").

   (b) "Company Indemnification Persons" shall mean and include the Company, the Principal Stockholders and their respective affiliates, successors, assigns and the respective officers and directors of each of the foregoing. The Principal Stockholders have agreed to comply with this Article VII pursuant to the Stockholders Agreement.

   (c) "Company Indemnifying Persons" shall mean and include each of the Principal Stockholders of the Company who are parties to this Agreement and its or his respective successors, assigns, heirs and legal representatives and estates.

   (d)  "Corvis Event of Indemnification" shall mean the following:

      (i) the untruth, inaccuracy or breach of any representation or warranty contained in Article II of this Agreement or the Stockholders Agreement, or in the Company Disclosure Schedule, any Exhibit or Schedule hereto or any document delivered by the Company or any of the Principal Stockholders in connection herewith;

      (ii) the breach of any agreement or covenant of the Company, contained in this Agreement or in the Company Disclosure Schedule, any Exhibit hereto or any document delivered in connection herewith or of the Principal Stockholders under the Stockholders Agreement; or

      (iii) any and all claims of third parties based upon facts alleged that, if true, would constitute a breach or misrepresentation under Section 7.1(d)(i) or (ii) above ("Third Party Claims").

   (e) "Corvis Indemnified Persons" shall mean and include Corvis, Corvis Sub and the Surviving Corporation and their respective Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing.

   (f) "Corvis Indemnifying Persons" shall mean and include Corvis and its successors and assigns.

   (g) "Event of Indemnification" shall mean or include a Company Event of Indemnification and a Corvis Event of Indemnification, as appropriate.

   (h) "Indemnified Person" shall mean and include a Company Indemnified Person and a Corvis Indemnified Person, as appropriate.

   (i) "Indemnifying Person" shall mean and include a Company Indemnifying Person and a Corvis Indemnifying Person, as appropriate.

   (j) "Losses" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under this Section 7, but excluding any indirect, consequential or special damages and less the amount of insurance proceeds recovered by the Indemnified Person with respect to such Loss.

   7.2  Indemnification by Company Indemnifying Persons Generally.

   (a) The Company Indemnifying Persons shall, on a joint and several basis, indemnify the Corvis Indemnified Persons from and against any and all Losses arising from or in connection with any Corvis Event of Indemnification, which shall be paid solely and exclusively from the Escrow Fund (as provided for and defined in the General Indemnity Escrow Agreement). No claim for Loss under this Section 7.2 shall be paid out of the Escrow Fund unless and until any individual claim is in excess of $5,000 and either alone or with other claims aggregate at least $150,000. Subject to Section 7.2(b) below, the indemnification obligations of Principal Stockholders shall be limited to the full amount of the Escrow Fund. No Company Indemnifying Person may seek any contribution, indemnification or subrogation claim against any of the Corvis Indemnified Persons, relating to any indemnification made under this Section 7.

   (b) Notwithstanding any of the foregoing, the Corvis Indemnified Persons shall have the right (including rights available under the Securities Act or the Exchange Act) without any limitation of liability of Company Indemnifying Persons to bring any claim, demand, suit or cause of action otherwise available to the Corvis Indemnified Persons based upon an allegation or allegations that the Company and/or the Company Indemnifying Persons, or any of them, had an intent to defraud or made a knowing and intentional misrepresentation of a material fact in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby; provided, however, that the amount of Loss for which any Corvis Indemnified Party may be indemnified under this Section 7.2(b) shall not exceed the fair market value of the Merger Shares determined as of the Effective Time in accordance with the procedures set forth in Section 5 of the Indemnity Agreement.

   7.3  Indemnification by Corvis Indemnifying Persons Generally.

   (a) The Corvis Indemnifying Persons shall indemnify the Company Indemnified Persons from and against any and all Losses arising from or in connection with any Company Event of Indemnification. No claim for Loss under this Section 7.3 shall be paid by Corvis unless and until any such individual claim is in excess of $5,000 and either alone or with other such claims aggregate at least $150,000. Subject to Section 7.3(b) below, the indemnification obligations of Corvis Indemnifying Persons shall be limited to $15 million in the aggregate.

   (b) Notwithstanding any of the foregoing, the Company Indemnified Persons shall have the right (including rights available under the Securities Act or the Exchange Act) without any limitation of liability of the Corvis Indemnifying Persons to bring any claim, demand, suit or cause of action otherwise available to the Company Indemnified Persons based upon an allegation or allegations that the Corvis Indemnifying Persons, or any of them, had an intent to defraud or made an intentional misrepresentation of a material fact in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby, provided, however, that the amount of Loss for which any Company Indemnified Party may be indemnified under this
Section 7.3(b) shall not exceed the fair market value of the Merger Shares determined as of the Effective Time in accordance with the procedures set forth in Section 5 of the Indemnity Agreement.

   7.4  Assertion of Claims.   No claim shall be brought under Sections 7.2 or
7.3 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Principal Stockholders' Committee or Corvis (as appropriate) (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 7.5 of any Third Party Claim, the existence of which might give rise to such a claim. The failure to so provide such notice to the Stockholders Committee or Corvis (as appropriate) will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in any material loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 7.2 and 7.3 hereof.

   7.5 Notice and Defense of Third Party Claims. Losses resulting from the assertion of a "Third Party Claim" shall be subject to the following terms and conditions:

   (a) The Indemnified Persons shall promptly give written notice to the Stockholders' Committee or Corvis (as appropriate) of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Stockholders' Committee or Corvis (as appropriate) will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Person and they were not otherwise aware of such action or claim).

   (b) The Indemnified Persons shall defend any Third Party Claims with counsel of their own choosing, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims. The Stockholders' Committee or Corvis (as appropriate) and the Indemnifying Persons, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims. The Indemnifying Person(s) shall be entitled to participate, with counsel of its/their own choosing, in the defense of the Third Party Claim, at its/their own expense, provided that final decisions as to the defense of such action shall be made by the Indemnified Person after consultation with the Indemnifying Party(s). Notwithstanding the foregoing, no Indemnified Person shall, without the written consent of the Indemnifying Person(s), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Third Party Claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnifying Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnifying Person from all liability arising out of such action or claim, and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnifying Person.

   7.6 Survival of Representations and Warranties. The representations and warranties made by the Company in Article II and the Principal Stockholders in the Stockholders Agreement and Corvis and Corvis Sub under Article III shall survive the Effective Time until the later of (i) the first anniversary of the Closing Date, or (ii) 60 days after delivery of the audited financial statements of the Company for fiscal year 2002 but in no event later than 60 days following the first anniversary of the Closing Date.

   7.7 Related Agreements. Nothing in this Section 7 shall be deemed to limit, terminate or restrict any of the rights and remedies Corvis or the Surviving Corporation may have relating to or arising from any breach or default under the Related Agreements.

   7.8  Stockholders' Committee.

     (a) Upon approval of the Merger, the Principal Stockholders shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Effective Time, a committee of three persons initially to consist of John Spirtos, Steve Morrel and Steve Bottum, as their agents and attorneys-in-fact (the "Stockholders' Committee") to take all action required or permitted under this Agreement, the General Indemnity Escrow Agreement on behalf of all of the Principal Stockholders of the Company, the giving and receiving of all notices and consents and the execution and delivery of all documents, including any amendments of any term or provision hereof or of the General Indemnity Escrow Agreement, and the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article VII hereof or the General Indemnity Escrow Agreement. The vote of a majority of the Stockholders' Committee shall be required to take any action on behalf of the Principal Stockholders pursuant to the authority granted to them under this
Section 7.8.

   (b) In the event of the death, incapacity, removal or resignation of any of the members of any of the Stockholders' Committee or a vacancy thereon for any other reason, the remaining members of the Stockholders' Committee shall promptly appoint a further substitute or substitutes and shall advise Corvis thereof. As between the Stockholders' Committee and the Principal Stockholders of the Company, the members of the Stockholders' Committee shall not be liable for, and shall be indemnified by the Principal Stockholders or provided with insurance against, any good faith error of judgment on their part or any other act done or omitted by them in good faith in connection with their duties as members of such Committee, except for gross negligence or willful misconduct.
                                 ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

   8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Corvis, in the following manner:

   (a) By mutual written consent duly authorized by the Boards of Directors (or Special Committee thereof) of Corvis and the Company; or

   (b) By either Corvis or the Company if the Merger shall not have been consummated on or before June 30, 2002; provided, however, that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any Foreign Competition Laws not having expired or been terminated or received, then such date shall be extended to July 31, 2002; or

   (c) By either Corvis or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger; or

   (d) By either Corvis or the Company, if, prior to June 1, 2002 the requisite vote of the stockholders of the Company and of Corvis to approve and adopt this Agreement and the Merger shall not have been obtained; or

   (e) By Corvis, if (i) at any time any of the representations and warranties of the Company herein or the representations and warranties of the Principal Stockholders under the Stockholders Agreement are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement, including but not limited to the covenant to secure the required employment agreements and non-compete agreements from all of the Company employees as referenced in Section 5.10 above, such that Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 15 days after notice to the Company; or

   (f) By the Company, if (i) at any time the representations and warranties of Corvis or Corvis Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)), or (ii) there has been a breach on the part of Corvis or Corvis Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 15 days after notice to Corvis.

   8.2 Effect of Termination. Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 2.21, 5.4(b), 8.3 and
Article IX, which shall survive such termination) will forthwith become void, and (except as provided in Section 8.3 below) there will be no liability on the part of Corvis, Corvis Sub or the Company and its Principal Stockholders or any of their respective officers or directors and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement which was the basis for termination of the Agreement under Section 8.1(e) or (f); provided, however, if Corvis thereafter fulfills its obligations under Section 8.3 below, the Company shall have no claim for breach by Corvis or Corvis Sub on any grounds other than for fraud or relating to an intentional breach by Corvis of a representation, warranty or covenant within its reasonable control.

   8.3 Investment in the Company. In the event this Agreement terminates for any reason other than pursuant to Section 8.1(e) above (the "Applicable Termination"), Corvis agrees to make the following investments in the Company on the terms and conditions set forth in this Section 8.3.

   (a) Within 30 days after the Applicable Termination, Corvis will, upon the written request of the Company, transfer to the Company title to equipment and other personal property to be identified by mutual agreement of the parties (the "Transferred Equipment") and shall provide the in-kind physical facilities support (the "In-Kind Support") to be mutually agreed upon by the parties. The Transferred Equipment and In-Kind Support shall have an aggregate fair market value of $8,000,000 and the parties shall negotiate in good faith to reach agreement on that fair market value. In addition, with the prior written consent of Corvis and the Company, Corvis may make available Transferred Equipment or In-Kind Support prior to the Effective Time for a purchase price to be negotiated by the parties. All such Transferred Equipment shall be in good working condition, ordinary wear and tear excepted, and good title to such Transferred Equipment shall be conveyed to the Company free and clear of any Liens. Except for the foregoing, Corvis disclaims any and all warranties, express or implied, of any kind or nature relating to the Transferred Equipment, including warranties of fitness for a particular purpose and warranties of merchantability. The parties will work in good faith to substitute different items or equipment of comparable value if necessary or appropriate as a result of the changing needs of the parties or the unavailability of the stipulated equipment. The parties hereby agree that the value of such Transferred Equipment and In-Kind Support is Eight Million Dollars ($8,000,000). In consideration for the contribution of the Transferred Equipment and In-Kind Support, the Company shall issue to Corvis, as and when the Transferred Equipment and In-Kind Support are received, shares of its Series B Preferred Stock at the same price, terms and conditions as shares of Series B Preferred Stock are issued to Optical Capital Group, L.P. ("OCG") with respect to OCG's investment of Five Million Dollars ($5,000,000) in the Company pursuant to Section 8.3(d) below.

   (b) Within 30 days after the Applicable Termination, upon the written request by the Company, Corvis will purchase additional shares of Series B Preferred Stock for Five Million Dollars ($5,000,000) in cash. In consideration for that Five Million Dollars ($5,000,000) investment, the Company shall issue to Corvis shares of its Series B Preferred Stock at the same price, terms and conditions as shares of Series B Preferred Stock are issued to OCG with respect to OCG's investment of Five Million Dollars ($5,000,000) pursuant to Section 8.3(d) below.

   (c) No later than 180 days after the Applicable Termination, Corvis will, upon written request of the Company, invest an additional Five Million Dollars ($5,000,000) (subject to reduction as provided below) in the Company. In consideration for that additional investment, the Company shall, at the option of Corvis, issue shares of (i) the same series of Preferred Stock as the Company has sold to any other investor (the "Additional Investor") at any period after the Applicable Termination and such investment shall be on no less favorable price, terms and conditions as that Additional Investor acquired such shares, or (ii) Series B Preferred Stock at the price and terms provided to OGG with respect to its investment under Section 8.3(d) below. Notwithstanding the foregoing, the additional $5 million investment under this Section 8.3(c) shall be reduced dollar for dollar by the amounts in excess of Thirty Million Dollars ($30,000,000) received or contractually committed to the Company in a private placement of its securities after the Applicable Termination (exclusive of the following amounts committed for investment as of the date hereof: $4.6 million recent Series B escrow takedown; $1.2 million purchase by U.S. Ventures of Series B Preferred Stock; $7 million line of credit funding from Comerica and the existing OGG commitment to invest an additional $5 million in the Company).

   (d)  As a condition for Corvis making the investments referenced in 8.3(a),
(b) and (c) above, OCG shall purchase Five Million Dollars ($5,000,000) of Series B Preferred Stock in accordance with its contractual commitment.

   (e)  In the event that Corvis makes the contributions referenced in this
Section 8.3, following the Applicable Termination, the Company agrees that for a period of three (3) years thereafter in response to any bids or requests for proposal submitted to the Company by potential customers for the purchase of both terrestrial and undersea optical networking equipment, the Company will specify the use of Corvis as the provider of terrestrial equipment provided that the bid or request for proposal permits the Company to select or recommend the terrestrial equipment provider.

   8.4 Fees, Expenses and Additional Investment. Subject to Section 1.12 above, all fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. (All fees and expenses of the Company or the Principal Stockholders that are paid or incurred by the Company are herein referred to as the "Company Transaction Expenses"). All Company Transaction Expenses will be paid in full prior to the Closing.

   8.5 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Corvis, no amendment may be made which would increase the amount or change the type of consideration into which each share of Company Capital Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

   8.6 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              GENERAL PROVISIONS

   9.1 No Waiver of Representations and Warranties. The representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

   9.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

   (a)  If to Corvis or Corvis Sub:

        CORVIS CORPORATION
        7015 Albert Einstein Drive
        Columbia, MD 21046
        Telecopier: (443) 259-4417
        E-Mail: klarsen@corvis.com
        Attention: Kim Larsen, Esq.

        With copies to:

        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
        11911 Freedom Drive, Suite 400
        Reston, Virginia 20190
        Telecopier: (703) 464-4895
        E-Mail:  smeza@mintz.com
        Attention:  Scott Meza, Esq.

        Morris Nichels Arsht & Tunnell
        1201 N. Market Street
        Wilmington, DE 19801
        Telecopier: (302) 658-3989
        E-Mail: jwolters@mnat.com
        Attention: Jeffrey R. Wolters, Esq.

   (b)  If to the Company:

        DORSAL NETWORKS, INC.
        9212 Berger Road
        Columbia, MD 21046
        Telecopier:443-259-6860
        E-Mail: sreback@dorsalnetworks.com
        Attention: Sanford Reback, Esq.

        With a copy to:

        KIRKPATRICK & LOCKHART, LLP
        1800 Massachusetts Avenue, NW
        2nd Floor
        Washington, DC 20036
        Telecopier: (202) 778-9100
        E-Mail: tcooney@kl.com
        Attention: Thomas F. Cooney, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be effective upon receipt.

   9.3 Disclosure Schedules. The Company Disclosure Schedule is divided into sections corresponding to the sections and subsections of this Agreement and the disclosure of any fact or item in any section of that Disclosure Schedule (unless expressly referenced with specificity therein) shall not, should the existence of the fact or item or its contents be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to such other sections.

   9.4  Certain Definitions.  For purposes of this Agreement, the term:

   (a) "Affiliates" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which the Person (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 5% or more;

   (b) "Beneficially own" with respect to a Person's ownership of any securities means

      (i) such Person or any of such Person's Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act;

      (ii) such Person or any of such Person's Affiliates or associates has

          (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, right, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the beneficial owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or associates until such tendered securities are accepted for purchase; and

          (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the beneficial owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

      (iii) such securities which are beneficially owned, directly or indirectly, by any

      (iii) other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

   (c) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York or in the State of Delaware.

   (d) "Company Disclosure Schedule" means a schedule of even date herewith delivered by the Company to Corvis concurrently with the execution of this Agreement, which, among other things, will identify exceptions to the representations, warranties and covenants of the Company contained in certain specified sections and subsections;

   (e) "Company Transaction Expenses" means all fees and expenses of the Company or the Principal Stockholders incurred by the Company in connection with this Agreement.

   (f) "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

   (g) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise;

   (h) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

   (i) "Environmental Laws" means any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any emission, discharge or release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. ss. 6901 et seq.

   (j) "Exchange Agent" means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act in the capacities required under Section 1.14(a).

   (k) "Foreign Competition Laws" means any foreign statutes, rules, Regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

   (l) "GAAP" means generally accepted accounting principles, consistently applied.

   (m) "Governmental Authority" means any governmental, legislature agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

   (n) "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

   (o) "Intellectual Property" means worldwide trademarks, service marks, trade names, Uniform Resource Locators ("URLs") and Internet URLs and applications therefor (and all interest therein), designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, "Trademarks"); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing) (collectively, "Patents"); copyrights (including any registrations, applications and renewals for any of the foregoing) (collectively, "Copyrights"); computer programs and other computer software; databases; technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing (collectively, "Trade Secrets").

   (p) "Knowledge" means (i) in the case an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, and (ii) in the case of an Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter, and, with respect to the Company shall mean the Chief Executive Officer, Chief Technology Officer, Chief Financial Officer and Chief Legal Officer and directors of the Company (excluding David Huber).

   (q) "Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction;

   (r) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws;

   (s) "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal;

   (t) "Material Adverse Effect" means any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets, liabilities or prospects of the (A) Company, taken as a whole when such term is used in relation to the Company or the context otherwise so requires or (B) the Corvis and its subsidiaries, taken as a whole, when such term is used in relation to the Corvis or the context otherwise so requires; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is (i) the result of the announcement of the Merger, (ii) any change in laws of general applicability or interpretations thereof by courts or governmental authorities, (iii) any change in generally accepted accounting principles, (iv) any change in circumstances generally affecting the industry in which the Company operates, (v) any action or omission of the Company or Corvis taken with the prior written consent of Corvis or the Company, as applicable, or (vi) any changes in general economic conditions.

   (u) "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

   (v) "Ordinary Course of Business" means the ordinary course of the Company's business consistent with the past practice of the Company and not material to the Company taken as a whole.

   (w) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); an

   (x) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

   (y) "Related Agreements" means the General Indemnity Escrow Agreement, Release Agreements, Affiliate Agreement and Employment Agreements.

   (z) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Corvis or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Corvis or such other Person, as the case may be, (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   (aa) "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

   9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   9.6 Entire Agreement. This Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement with respect to the Merger and related subject matter and supersede all prior agreements and undertakings (other than the Share Purchase and Call Option Agreement Agreement) dated as of September 1, 2000, by and between Corvis and the Company, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

   9.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Corvis Sub may assign all or any of their rights hereunder to any other wholly owned subsidiary of Corvis.

   9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   9.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   9.10 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the [State of Delaware]. Each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby other than in the state courts in the State of Delaware (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Agreement or any transaction contemplated hereby or thereby and (e) consents to service of process by delivery pursuant to Section 9.2 hereof.

   9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CORVIS CORPORATION

                                          By:    /s/  KIM D. LARSEN
                                             -----------------------------------
                                          Name: Kim D. Larsen
                                          Title: Senior Vice President, General
                                            Counsel and Secretary

                                          CORVIS ACQUISITION COMPANY, INC.

                                          By:     /s/  KIM D. LARSEN
                                             -----------------------------------
                                          Name: Kim D. Larsen
                                          Title: Senior Vice President, General
                                            Counsel and Secretary

                                          DORSAL NETWORKS, INC.

                                          By:   /s/  JAMES BANNANTINE
                                             -----------------------------------
                                          Name: James Bannantine
                                          Title: Chief Executive Officer

                            Index of Defined Terms

                   Acquisition Proposal............    4.2(a)
                   Additional Investor.............    8.3(c)
                   Affiliates......................    9.4(a)
                   Agreement.......................   Caption
                   Applicable Termination..........       8.3
                   Approvals.......................    2.1(a)
                   Associated Person...............   2.23(d)
                   Beneficial owner................    9.4(b)
                   Blue Sky Laws...................    2.5(b)
                   Business Day....................    9.4(c)
                   Cash Deficiency.................   1.12(a)
                   Cash Surplus....................   1.12(b)
                   Certificate of Merger...........       1.2
                   Code............................  Preamble
                   Closing.........................      1.16
                   Closing Date....................      1.16
                   Company.........................   Caption
                   Company Affiliate Agreement.....    6.2(d)
                   Company Business Plan........... 2.8(xiii)
                   Company Capital Stock...........    1.6(a)
                   Company Common Stock............    1.6(a)
                   Company Certificates............   1.13(b)
                   Company Disclosure Schedule.....    9.4(d)
                   Company Employee................    5.6(a)
                   Company Event of Indemnification    7.1(a)
                   Company Indemnification Persons.    7.1(b)
                   Company Indemnifying Persons....    7.1(c)
                   Company Options.................    1.8(a)
                   Company Option Plan.............    1.8(a)
                   Company Preferred Stockholders..    1.6(a)
                   Company Representatives.........    4.2(a)
                   Company Restricted Stock........    1.8(d)
                   Company Transaction Expenses....       8.4
                   Company Warrants................    2.2(b)
                   Confidentiality Agreement.......    5.4(b)
                   Contract........................    9.4(f)
                   Control.........................    9.4(g)
                   Copyright.......................    9.4(o)
                   Corvis..........................   Caption
                   Corvis Certificate..............   1.14(b)
                   Corvis Common Stock.............    1.6(a)
                   Corvis Event of Indemnification.    7.1(d)
                   Corvis Indemnified Persons......    7.1(e)
                   Corvis Indemnifying Persons.....    7.1(f)
                   Corvis Option Plan..............    1.8(a)
                   Corvis Options..................    1.8(a)
                   Corvis SEC Reports..............    3.5(a)
                   Corvis Sub......................   Caption
                   Corvis Sub Common Stock.........       1.9
                   Court...........................    9.4(h)

                  DGCL.............................. Preamble
                  Effective Time....................      1.2
                  Employee Plans....................     2.10
                  Environmental Laws................   9.4(i)
                  Equipment Debt....................  1.12(a)
                  ERISA.............................     2.10
                  Event of Indemnification..........   7.1(g)
                  Exchange Act......................   2.5(b)
                  Exchange Agent....................   9.4(j)
                  Financial Statements..............     2.25
                  Foreign Competition Laws..........   9.4(k)
                  GAAP..............................   9.4(l)
                  General Indemnity Escrow Agreement Preamble
                  Governmental Authority............   9.4(m)
                  Hazardous Material................   9.4(n)
                  Holders...........................  1.12(c)
                  HSR Act...........................   2.5(b)
                  Indemnified Persons...............   7.1(h)
                  Indemnifying Persons..............   7.1(i)
                  Indemnity Escrow Shares...........     1.14
                  Intellectual Property.............   9.4(o)
                  Interim Balance Sheet.............     2.25
                  In-Kind Support...................   8.3(a)
                  IRS...............................  2.10(a)
                  Knowledge.........................   9.4(p)
                  Law...............................   9.4(q)
                  Liabilities.......................     2.26
                  License Agreements................  2.18(c)
                  Lien..............................   9.4(r)
                  Lien for Taxes....................  2.14(c)
                  Litigation........................   9.4(s)
                  Losses............................   7.1(j)
                  Material Adverse Effect...........   9.4(t)
                  Material Agreement Change.........     5.13
                  Material Agreements...............   2.6(a)
                  Material Proposal.................     5.13
                  Merger............................ Preamble
                  Merger Consideration..............   1.6(b)
                  Merger Shares.....................   1.6(b)
                  Multiemployer Plans...............  2.10(b)
                  [NYSE]............................   1.6(b)
                  OCG...............................   8.3(a)
                  Option Agreement.................. Preamble
                  Order.............................   9.4(u)
                  Ordinary Course of Business.......   9.4(v)
                  Outstanding Employee Options......   2.2(b)
                  Overdue Payables..................  1.12(a)
                  Patent............................   9.4(o)
                  Person............................   9.4(w)
                  Pre-Merger Terminated Options.....  1.13(a)
                  Principal Stockholder.............  1.13(b)
                  Principal Stockholders Agreement..   9.1(g)

                   Principal Stockholders Committee      7.6
                   Prior Agreements................      3.5
                   [Proxy Statement]...............   5.1(a)
                   Registration Statement..........     2.12
                   Regulation......................   9.4(x)
                   Required Cash Balance...........  1.12(d)
                   Related Agreements..............   9.4(y)
                   SEC.............................     2.12
                   Securities Act..................   2.5(b)
                   Series A Preferred Stock........   1.6(a)
                   Series B Preferred Stock........   1.6(a)
                   Stockholders.................... Preamble
                   Stockholders Committee..........   7.8(a)
                   Software........................  2.18(k)
                   Subsidiaries....................   9.4(z)
                   Subsidiary......................   9.4(z)
                   Survival Date...................      8.5
                   Surviving Corporation...........      1.1
                   Tax.............................  9.4(aa)
                   Tax Returns.....................  9.4(aa)
                   Taxes...........................  9.4(aa)
                   Third Party Claim...............      7.5
                   Trademarks......................   9.4(o)
                   Trade Secrets...................   9.4(o)
                   Transferred Equipment...........   8.3(a)
                   URLs............................   9.4(o)
                   WARN Act........................  2.11(b)
                   TRA 1625609v1...................

                                                                        ANNEX B

                       DELAWARE APPRAISAL RIGHTS STATUTE

262.  Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251
(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or
   (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed, by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                        ANNEX C

                   [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                                               January 29, 2002

The Special Committee of the Board of Directors
Corvis Corporation
7015 Albert Einstein Drive
Columbia, Maryland 21046-9400

Members of the Board:

   You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to Corvis Corporation ("Corvis") of the Merger Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of January 29, 2002 (the "Merger Agreement"), among Corvis, Corvis Acquisition Company, Inc., a wholly owned subsidiary of Corvis ("Corvis Sub"), and Dorsal Networks, Inc. ("Dorsal"). The Merger Agreement provides for, among other things, the merger of Corvis Sub with and into Dorsal (the "Merger") pursuant to which all outstanding shares of the capital stock of Dorsal not currently owned by Corvis will be converted into the right to receive an aggregate of 40,923,500 shares (the "Merger Consideration") of the common stock, par value $0.01 per share, of Corvis ("Corvis Common Stock"), subject to adjustment as specified in the Merger Agreement. The Merger Agreement further provides that a portion of the shares of Corvis Common Stock issuable in the Merger will be subject to an escrow arrangement, as more fully described in the Merger Agreement and related escrow agreement.

   In arriving at our Opinion, we:

   (a) reviewed the Merger Agreement and certain related documents;

   (b) reviewed audited financial statements of Corvis for the fiscal years ended December 31, 1998, January 1, 2000 and December 30, 2000, and reviewed audited financial statements of Dorsal for the fiscal year ended December 31, 2000;

   (c) reviewed unaudited financial statements of Corvis for the nine months ended September 29, 2001, unaudited financial statements of Dorsal for the nine months ended September 30, 2001 and estimated financial statements of Dorsal prepared by the management of Dorsal for the three months ended December 31, 2001;

   (d) reviewed with the management of Corvis publicly available financial forecasts relating to Corvis, and reviewed financial forecasts relating to Dorsal prepared by the management of Dorsal;

   (e) reviewed historical market prices and trading volume for Corvis Common Stock;

   (f) held discussions with the senior managements of Corvis and Dorsal with respect to the businesses and prospects for future growth of Corvis and Dorsal;

   (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Corvis and Dorsal;

   (h) reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

   (i) performed a discounted cash flow analysis of Dorsal using certain assumptions of future performance provided to or discussed with us by the management of Dorsal;

   (j) reviewed public information concerning Corvis; and

   (k) performed such other analyses and reviewed such other information as we deemed appropriate.

The Special Committee of the Board of Directors
Corvis Corporation
January 29, 2002
Page 2

   In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Corvis, Dorsal and their respective employees, representatives and affiliates. With respect to publicly available financial forecasts relating to Corvis used in our analyses which we have reviewed and discussed with the management of Corvis, we assumed, at the direction of Corvis, without independent verification or investigation, that such forecasts represent reasonable estimates and judgments as to the future financial condition and operating results of Corvis. With respect to financial forecasts relating to Dorsal used in our analyses which were provided to or discussed with us by the management of Dorsal, we have been advised by the management of Dorsal and have assumed, with the consent of Corvis, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Dorsal as to the future financial condition and operating results of Dorsal and that such forecasts will be achieved at the times and in the amounts projected. We have relied, with the consent of Corvis, without independent verification or investigation, upon the assessments of the managements of Corvis and Dorsal as to the existing and future technology and products of Corvis and Dorsal and the risks associated with such technology and products. We have assumed, with the consent of Corvis, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with the consent of Corvis, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Corvis, Dorsal or the contemplated benefits of the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Corvis or Dorsal. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Corvis or Dorsal, or the price at which Corvis Common Stock will trade at any time. We express no view as to, and our Opinion does not address, the underlying business decision of Corvis to effect the Merger nor were we requested to consider the relative merits of the Merger as compared to any alternative business strategies that might exist for Corvis or the effect of any other transaction in which Corvis might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

   As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

   We have acted as financial advisor to the Special Committee of the Board of Directors with respect to the Merger and this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon the delivery of this Opinion. CIBC World Markets and its affiliates in the past have provided services to Corvis and certain affiliates of Corvis and Dorsal unrelated to the Merger, for which services we and our affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates currently hold securities of an affiliate of Dorsal and may actively trade securities of Corvis for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee of the Board of Directors
Corvis Corporation
January 29, 2002
Page 3

   Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Corvis. This Opinion is for the use of the Special Committee of the Board of Directors of Corvis in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Merger.

                                          Very truly yours,

                                          /s/  CIBC World Markets Corp.

                                          CIBC WORLD MARKETS CORP.

                                                                        Annex D

                          [Houlihan Lokey Letterhead]

January 29, 2002

Special Committee of the Board of Directors
Corvis Corporation
7063 Albert Einstein Drive
P.O. Box 9400
Columbia, MD 21046-9400

To the Special Committee of the Board of Directors:

   We understand that Corvis Corporation ("Corvis" or "Company" hereinafter) owns a minority interest in Dorsal Networks, Inc. ("Dorsal"). We further understand that the Company has agreed to acquire Dorsal in a merger (the "Merger") pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2002, among Corvis, Corvis Acquisition Company, Inc. and Dorsal (the "Merger Agreement"). The Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   It is our understanding that the Company has formed a special committee of the board of directors (the "Committee") to consider certain matters relating to the Transaction. We understand that the Committee has requested that Houlihan Lokey render an opinion as to the fairness, from a financial point of view, to the public stockholders of the Company of the Transaction.

   You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. At your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. reviewed the Company's consolidated financial statements for the fiscal year ended December 31, 2000 and unaudited interim consolidated financial statements for the nine month period ended September 30, 2001, which the Company's management has identified as being the most current financial statements available;

    2. reviewed Dorsal's consolidated financial statements for the fiscal year ended December 31, 2000, and unaudited interim consolidated financial statements for the twelve month period ended December 31, 2001, which Dorsal's management has identified as being the most current financial statements available;

    3. reviewed the Agreement and Plan of Merger Among Corvis Corporation, Corvis Acquisition Company, Inc., and Dorsal Networks, Inc. dated as of January 29, 2002;

    4. met with certain members of the senior management of Corvis to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and discussed the operations and performance with certain Corvis financial advisors and discussed potential synergies resulting from the Transaction;

    5. met with certain members of the senior management of Dorsal to discuss the operations, financial condition, future prospects and projected operations and performance of Dorsal, and discussed the operations and performance with Dorsal's financial advisors;

Special Committee of the Board of Directors
Corvis Corporation
January 29, 2002

    6. met, via conference call, with certain senior management of Optical Capital Group LLC to discuss the operations, financial condition, future prospects and projected operations and performance of Dorsal as well as the industry;

    7. visited certain facilities and business offices of Corvis and Dorsal;

    8. reviewed forecasts and projections prepared by Dorsal management for the years ended December 31, 2002 through 2006;

    9. reviewed certain other publicly available financial data for certain companies that we deem comparable to both Corvis and Dorsal;

   10. reviewed a copy of the Sale and Purchase Agreement, dated June 28, 2001, regarding the Series B Preferred Stock financing;

   11. reviewed Houlihan Lokey's prior analysis regarding Dorsal and the Company dated April 17, 2001; and

   12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us by Dorsal have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Dorsal, and that the publicly available financial forecasts and projections of Corvis reflect the best currently available estimates of the future financial results and condition of Corvis, with the exception of Corvis' revenue estimates for calendar year 2002, as to which we relied on the low end of these estimates, and that there has been no material change in the assets, financial condition, business or prospects of the Company and Dorsal since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and Dorsal and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company and Dorsal. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be paid by Corvis in the Transaction is fair to the public shareholders of Corvis from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. We have also obtained directors' and officers' liability insurance.

   In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Corvis or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Item 21.  Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
  No.                                              Description
-------                                            -----------

  2.1   Agreement and Plan of Merger, dated as of January 29, 2002, among Corvis Corporation,
          Corvis Acquisition Company, Inc., Dorsal Networks, Inc. and Certain Stockholders of
          Dorsal Networks, Inc. (included as Annex A to proxy statement-prospectus forming a part of this
          Registration Statement and incorporated herein by reference).

  3.1   Amended and Restated Certificate of Incorporation of Corvis (filed as Exhibit 3.1 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

  3.2   Amended and Restated By-laws of Corvis (filed as Exhibit 3.2 to Corvis' Registration Statement on
          Form S-1, File No. 333-36238, and incorporated herein by reference).

  4.1   Specimen certificate for shares of common stock (filed as Exhibit 4.1 to Corvis' Registration
          Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

  5.1   Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

  8.1   Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters.

 10.1   Amended and Restated Loan Agreement, dated as of June 30, 1999, among Corvis Corporation,
          Venture Lending & Leasing II, Inc., as Agent, and Venture Lending & Leasing II, Inc. and the
          other Lenders signatory thereto (filed as Exhibit 10.1 to Corvis' Registration Statement on
          Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.2   Corvis Corporation Second Amended 1997 Stock Option Plan (filed as Exhibit 10.2 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.3   Form of Corvis Corporation 2000 Long Term Incentive Plan (filed as Exhibit 10.3 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.4   Form of Corvis Corporation Employee Stock Purchase Plan (filed as Exhibit 10.4 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.5   Employment Agreement, dated as of July 22, 1999, by and between Corvis Corporation and
          Glenn M. Galcao (filed as Exhibit 10.5 to Corvis' registration Statement of Form S-1,
          File No. 333-36238, and incorporated herein by reference).

 10.6   Separation Agreement and General Release, dated as of October 2, 2000, by and between
          Corvis Corporation and Glenn Falcao (filed as Exhibit 10.6 to Corvis' Annual Report on
          Form 10-K for the fiscal year ended December 30, 2000, File No. 0-30989, and incorporated herein by reference).

Exhibit
  No.                                                Description
  ---                                                -----------

  10.7  Employment Agreement, dated as of September 30, 1998, by and between Corvis Corporation and
          Terence F. Unter (filed as Exhibit 10.6 to Corvis' Registration Statement on Form S-1,
          File No. 333-36238, and incorporated herein by reference).

  10.8  Procurement Agreement, dated March 17, 2000, by and between Broadwing Communication
          Services, Inc. and Corvis Corporation (filed as Exhibit 10.7 to Corvis' Registration Statement on
          Form S-1, File No. 333-36238, and incorporated by reference).

  10.9  Amended and Restated Procurement Agreement and Field Trial Agreement, dated June 23, 2000, by and between Williams Communications Inc. and Corvis Corporation (filed as Exhibit 10.8 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated by reference).

 10.10  Amendment No. 3 to Procurement Agreement, dated January 9, 2001, by and between
          Williams Communications Inc. and Corvis Corporation (filed as Exhibit 10.1 to Corvis'
          Registration Statement on Form 8-K, File No. 0-30989, and incorporated by reference).

  23.1  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).

  23.2  Consent of KPMG LLP.

  23.3  Consent of Arthur Andersen LLP.

  24.1  Power of Attorney (included on the signature page of the is Form S-4 and incorporated herein by reference).

  99.1  Form of Proxy Card of Corvis.

  99.2  Stockholders Agreement, between Corvis and Certain Stockholders of Dorsal, dated as of January 29,
          2002.

  99.3  General Indemnity Escrow Agreement, among Corvis, Corvis Acquisition Company, Inc., and Dorsal, dated as of January 29, 2002.

Item 22.  Undertakings

   The undersigned Registrant hereby undertakes:

   (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to such request; and

   (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on February 12, 2002.

                                          CORVIS CORPORATION

                                          By: /s/ David R. Huber
                                             Name: David R. Huber
                                             Title:  Chairman of the Board,
                                               Chief Executive
                                                  Officer and President

                               POWER OF ATTORNEY

   Each individual whose signature appears below hereby constitutes and appoints David R. Huber and Lynn Anderson and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Name                          Title                    Date
            ----                          -----                    ----

     /s/ David R. Huber       Chairman of the Board, Chief  February 12, 2002
-----------------------------   Executive Officer and
       David R. Huber           President (principal
                                executive officer)

      /s/ Lynn Anderson       Senior Vice President and     February 12 , 2002
-----------------------------   Chief Financial Officer
        Lynn Anderson           (principal financial and
                                accounting officer)

     /s/ Timothy C. Dec       Vice President, Chief         February 12, 2002
-----------------------------   Accounting Officer and
       Timothy C. Dec           Corporate Controller

    /s/ Frank M. Drendel      Director                      February 12, 2002
-----------------------------
      Frank M. Drendel

            Name                          Title                   Date
            ----                          -----                   ----

   /s/ Joseph R. Hardiman     Director                      February 12, 2002
-----------------------------
     Joseph R. Hardiman

      /s/ David S. Oros       Director                      February 12, 2002
-----------------------------
        David S. Oros

Exhibit
  No.                                              Description
-------                                            -----------

  2.1   Agreement and Plan of Merger, dated as of January 29, 2002, among Corvis Corporation,
          Corvis Acquisition Company, Inc., Dorsal Networks, Inc. and Certain Stockholders of
          Dorsal Networks, Inc. (included as Annex A to proxy statement-prospectus forming a part of this
          Registration Statement and incorporated herein by reference).

  3.1   Amended and Restated Certificate of Incorporation of Corvis (filed as Exhibit 3.1 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

  3.2   Amended and Restated By-laws of Corvis (filed as Exhibit 3.2 to Corvis' Registration Statement on
          Form S-1, File No. 333-36238, and incorporated herein by reference).

  4.1   Specimen certificate for shares of common stock (filed as Exhibit 4.1 to Corvis' Registration
          Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

  5.1   Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

  8.1   Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters.

 10.1   Amended and Restated Loan Agreement, dated as of June 30, 1999, among Corvis Corporation,
          Venture Lending & Leasing II, Inc., as Agent, and Venture Lending & Leasing II, Inc. and the
          other Lenders signatory thereto (filed as Exhibit 10.1 to Corvis' Registration Statement on
          Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.2   Corvis Corporation Second Amended 1997 Stock Option Plan (filed as Exhibit 10.2 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.3   Form of Corvis Corporation 2000 Long Term Incentive Plan (filed as Exhibit 10.3 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.4   Form of Corvis Corporation Employee Stock Purchase Plan (filed as Exhibit 10.4 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated herein by reference).

 10.5   Employment Agreement, dated as of July 22, 1999, by and between Corvis Corporation and
          Glenn M. Galcao (filed as Exhibit 10.5 to Corvis' registration Statement of Form S-1,
          File No. 333-36238, and incorporated herein by reference).

 10.6   Separation Agreement and General Release, dated as of October 2, 2000, by and between
          Corvis Corporation and Glenn Falcao (filed as Exhibit 10.6 to Corvis' Annual Report on
          Form 10-K for the fiscal year ended December 30, 2000, File No. 0-30989, and incorporated herein by reference).

Exhibit
  No.                                                Description
  ---                                                -----------

  10.7  Employment Agreement, dated as of September 30, 1998, by and between Corvis Corporation and
          Terence F. Unter (filed as Exhibit 10.6 to Corvis' Registration Statement on Form S-1,
          File No. 333-36238, and incorporated herein by reference).

  10.8  Procurement Agreement, dated March 17, 2000, by and between Broadwing Communication
          Services, Inc. and Corvis Corporation (filed as Exhibit 10.7 to Corvis' Registration Statement on
          Form S-1, File No. 333-36238, and incorporated by reference).

  10.9  Amended and Restated Procurement Agreement and Field Trial Agreement, dated June 23, 2000, by and between Williams Communications Inc. and Corvis Corporation (filed as Exhibit 10.8 to
          Corvis' Registration Statement on Form S-1, File No. 333-36238, and incorporated by reference).

 10.10  Amendment No. 3 to Procurement Agreement, dated January 9, 2001, by and between
          Williams Communications Inc. and Corvis Corporation (filed as Exhibit 10.1 to Corvis'
          Registration Statement on Form 8-K, File No. 0-30989, and incorporated by reference).

  23.1  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).

  23.2  Consent of KPMG LLP.

  23.3  Consent of Arthur Andersen LLP.

  24.1  Power of Attorney (included on the signature page of the is Form S-4 and incorporated herein by reference).

  99.1  Form of Proxy Card of Corvis.

  99.2  Stockholders Agreement, between Corvis and Certain Stockholders of Dorsal, dated as of January 29,
          2002.

  99.3  General Indemnity Escrow Agreement, among Corvis, Corvis Acquisition Company, Inc., and Dorsal, dated as of January 29, 2002.